Filed Pursuant to Rule 424(b)(3)
Registration No. 333-292064

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of FirstSun Capital Bancorp and First Foundation Inc.:

On October 27, 2025, FirstSun Capital Bancorp, which we refer to as “FirstSun,” and First Foundation Inc., which we refer to as “First Foundation,” entered into an Agreement and Plan of Merger, as it may be amended, modified or supplemented from time to time in accordance with its terms, which we refer to as the “merger agreement,” that provides for the combination of FirstSun and First Foundation. Following the merger, FirstSun will immediately implement a comprehensive balance sheet repositioning plan. This will involve the sale, securitization, or run-off of select First Foundation loans and a reduction in higher-cost funding sources. These steps are designed to strengthen the combined company’s capital position, enhance its credit profile, improve liquidity, and support a more diversified, relationship-focused business model. The merger and the planned balance sheet repositioning will create a premier bank in the Southwest with approximately $17 billion in assets. Under the merger agreement, First Foundation will merge with and into FirstSun, with FirstSun continuing as the surviving corporation, in a transaction we refer to as the “merger.” Immediately following the completion of the merger, First Foundation’s wholly-owned subsidiary, First Foundation Bank, a California state-chartered bank, will merge with and into FirstSun’s wholly-owned subsidiary, Sunflower Bank, National Association, a national banking association, with Sunflower Bank as the surviving bank, in a transaction we refer to as the “bank merger.”

If the merger is completed, each share of First Foundation common stock issued and outstanding immediately prior to the effective time (except for shares owned by First Foundation or FirstSun or any of their respective wholly owned subsidiaries, other than shares (i) held by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in respect of debts previously contracted) will be converted into the right to receive 0.16083 of a share of FirstSun common stock, plus cash in lieu of any fractional shares. Additionally, if the merger is completed, each outstanding share of First Foundation Series A Noncumulative Convertible Preferred Stock and each outstanding share of First Foundation Series C Non-Voting Common Equity Equivalent Stock (collectively the “First Foundation preferred stock”), which are currently convertible into First Foundation common stock at the rate of 1,000 shares of First Foundation common stock per share of preferred stock, will be converted into the right to receive 0.16083 of a share of FirstSun common stock, plus cash in lieu of fractional shares, for the number of shares of First Foundation common stock into which such First Foundation preferred stock were convertible immediately prior to the effective time of the merger except for (i) shares of First Foundation preferred stock owned by First Foundation or FirstSun or any of their respective wholly owned subsidiaries, in each case, other than those held in certain trust or managed accounts or in a fiduciary or agency capacity, or (ii) shares of First Foundation preferred stock held by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in respect of debts previously contracted, which will be cancelled. If, as a result of the merger, a First Foundation stockholder would otherwise receive shares of FirstSun common stock that would cause the holder to own more than 4.99% of the total outstanding shares of FirstSun common stock immediately following the merger (after giving effect to the conversion of all First Foundation shares), the holder may elect instead to receive an equivalent number of shares of FirstSun non-voting common stock for the portion that would exceed the 4.99% threshold. To make this election, a First Foundation stockholder must notify FirstSun in writing of the election to receive non-voting common stock within ten business days after the effective time of the merger.

Immediately prior to the effective time of the merger, each outstanding warrant to acquire shares of First Foundation Series C Non-Voting Common Equity Equivalent Stock, with an issue date of July 8, 2024, which we refer to as First Foundation warrants, will be exercised and terminated pursuant to a Warrant Exercise and Termination Agreement, the “WETA.” All outstanding First Foundation warrants will be settled in accordance with the WETA. Immediately prior to the effective time of the merger, each holder of First Foundation warrants will automatically exercise its warrants on a cashless basis and receive First Foundation Series C Non-Voting Common Equity Equivalent Stock together with its pro rata share of an aggregate cash payment of approximately $17.5 million to all warrant holders. The total cash amount payable under the WETA is fixed and will not vary based on the market price of FirstSun common stock. The First Foundation Series C Non-Voting Common Equity Equivalent Stock received by warrant holders upon exercise will be exchanged in the merger for shares of FirstSun common stock as described in the prior paragraph.

FirstSun common stock is listed on The Nasdaq Stock Market, or Nasdaq, under the symbol “FSUN.” Following the merger, the common stock of the combined company will be listed on Nasdaq under the symbol “FSUN.” The closing price of FirstSun common stock on Nasdaq on October 27, 2025, the last trading day before public announcement of the merger, was $40.15 per share. The closing price of FirstSun common stock on Nasdaq on January 9, 2026, the last practicable trading day before the printing date of this joint proxy statement/prospectus, was $38.93 per share. The shares of FirstSun common stock that will be issued to First Foundation stockholders in the merger will be freely transferable, except to the extent such shares are subject to lock-up agreements entered into in connection with the merger.

First Foundation common stock is listed on the New York Stock Exchange (“NYSE”), under the symbol “FFWM.” The closing price of First Foundation common stock on NYSE on October 27, 2025, the last trading day before public announcement of the merger, was $5.55 per share. The closing price of First Foundation common stock on NYSE on January 9, 2026, the last practicable trading day before the printing date of this joint proxy statement/prospectus, was $6.24 per share. The implied value of the merger consideration payable for each share of First Foundation common stock based on the closing price of FirstSun common stock on October 27, 2025 and January 9, 2026 is $6.46 and $6.26, respectively. The value of FirstSun common stock at the time of completion of the merger could be greater than, less than or the same as the value of FirstSun common stock on the date of the accompanying joint proxy statement/prospectus or the date of your respective stockholder meeting. We urge you to obtain current market quotations for FirstSun common stock and First Foundation common stock.

Immediately following the completion of the merger, FirstSun stockholders will continue to own shares of FirstSun common stock held by the FirstSun stockholders immediately prior to the completion of the merger.

The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, First Foundation stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of First Foundation common stock or First Foundation preferred stock for FirstSun common stock in the merger, except with respect to any cash received by First Foundation stockholders in lieu of fractional shares of FirstSun common stock.

Based on the number of shares of First Foundation common stock outstanding as of January 9, 2026, and (i) assuming the exercise of all First Foundation warrants and the conversion of all outstanding First Foundation preferred stock into First Foundation common stock immediately prior to the effective time of the merger in accordance with their terms and (ii) the conversion of all outstanding First Foundation equity awards into awards with respect to FirstSun common stock pursuant to the merger agreement, the total number of shares of FirstSun common stock expected to be issued in connection with the merger is approximately 18,960,810 shares. For additional information, see “The Merger—Interests of First Foundation Directors and Executive Officers in the Merger.” In addition, based on (i) the number of outstanding shares of FirstSun common stock and First Foundation common stock (including shares of First Foundation preferred stock assumed to convert into FirstSun common stock and shares issuable upon settlement of unvested First Foundation equity awards) as of January 9, 2026, (ii) the exchange ratio of 0.16083, and (iii) after giving effect to the exercise, cash-out and termination of the First Foundation warrants, it is expected that legacy FirstSun stockholders will own approximately 59.5% and legacy First Foundation stockholders approximately 40.5% of the issued and outstanding shares of FirstSun common stock immediately following the merger.

FirstSun will hold a special meeting of its stockholders (which we refer to as the “FirstSun special meeting”) virtually via live webcast on February 27, 2026, at 9:30 a.m. Central Time. At the FirstSun special meeting, stockholders will be asked to vote on (i) a proposal to adopt the merger agreement, and to approve the merger and the issuance of shares of FirstSun common stock in the merger for purposes of Nasdaq (which we refer to as the “FirstSun merger proposal”); (ii) a proposal to approve an amendment to FirstSun’s certificate of incorporation to increase the number of authorized shares of FirstSun’s common stock (which we refer to as the “FirstSun authorized share increase proposal”); (iii) a proposal to approve an amendment to FirstSun’s certificate of incorporation to create a class of FirstSun non-voting common stock (which we refer to as the “FirstSun non-voting common stock proposal”); and (iv) a proposal to adjourn or postpone the FirstSun special meeting, if necessary or appropriate, to solicit additional proxies in favor of any of the foregoing proposals (which we refer to as the “FirstSun adjournment proposal”).

First Foundation will hold a special meeting of its stockholders (which we refer to as the “First Foundation special meeting”) on February 27, 2026, at 8:00 a.m. Pacific Time. At the First Foundation special meeting, First Foundation stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement (which we refer to as the “First Foundation merger proposal”); (ii) a non-binding, advisory proposal to approve the compensation that may be paid or become payable to First Foundation’s named executive officers in connection with the merger, as required by Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(c) thereunder (which we refer to as the “First Foundation merger compensation proposal”); (iii) a proposal to adjourn or postpone the First Foundation special meeting, if necessary or appropriate, to solicit additional proxies in favor of the First Foundation merger proposal (which we refer to as the “First Foundation adjournment proposal”) and (iv) a proposal to approve an amendment to FirstSun’s certificate of incorporation to (1) increase the number of authorized shares of FirstSun’s common stock and (2) to create a class of FirstSun non-voting common stock (which we refer to as the “First Foundation amendment proposal”).

The merger cannot be completed unless, among other things, (i) holders of a majority of the issued and outstanding shares of FirstSun common stock vote to approve the FirstSun merger proposal, (ii) holders of a majority of FirstSun outstanding common stock entitled to vote approve the FirstSun authorized common increase proposal (iii) holders of a majority of FirstSun outstanding common stock entitled to vote approve the FirstSun non-voting common stock proposal, and (iv) holders of a majority of the issued and outstanding shares of First Foundation common stock vote to approve the First Foundation merger proposal. FirstSun and First Foundation are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and other matters described in this joint proxy statement/prospectus.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FIRSTSUN COMMON STOCK OR FIRST FOUNDATION COMMON STOCK YOU OWN. To ensure your representation at the FirstSun special meeting or First Foundation special meeting, as applicable, please complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or submit your proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend your meeting of stockholders. Submitting a proxy now will NOT prevent you from being able to vote in person at your meeting of stockholders. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The FirstSun board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of FirstSun and its stockholders and declared the merger agreement advisable, (ii) approved the execution of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the issuance of shares of FirstSun common stock in connection with the merger, (iii) approved an amendment to FirstSun’s certificate of incorporation to increase the number of authorized shares of FirstSun common stock, and (iv) approved an amendment to FirstSun’s certificate of incorporation to create a class of FirstSun non-voting common stock, and, in each case, directed that such matters be submitted to FirstSun stockholders for consideration at the FirstSun special meeting. The FirstSun board of directors unanimously recommends that FirstSun stockholders vote “FOR” the FirstSun merger proposal, “FOR” the FirstSun authorized share increase proposal, “FOR” the FirstSun non-voting common stock proposal, and “FOR” the FirstSun adjournment proposal to adjourn the FirstSun stockholder meeting, if necessary or appropriate, to solicit additional proxies in favor of the any of the foregoing proposals.

The First Foundation board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of First Foundation and its stockholders and declared the merger agreement advisable, (ii) approved the execution of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and, in each case, directed that such matters be submitted to First Foundation stockholders for consideration at the First Foundation special meeting. The First Foundation board of directors unanimously recommends that First Foundation stockholders vote “FOR” the First Foundation merger proposal, “FOR” the First Foundation merger compensation proposal, “FOR” the First Foundation adjournment proposal and “FOR” the First Foundation amendment proposal.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about FirstSun and First Foundation and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 28 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about FirstSun and First Foundation from documents that have been filed with the U.S. Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.

Sincerely,

Neal E. Arnold Chief Executive Officer and President FirstSun Capital Bancorp	Thomas C. Shafer Chief Executive Officer First Foundation Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of shares of FirstSun common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated January 15, 2026, and is first being mailed to FirstSun stockholders and First Foundation stockholders on or about January 16, 2026.

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 27, 2026

To the Stockholders of FirstSun Capital Bancorp:

We are pleased to invite you to attend the special meeting of stockholders, which we refer to as the FirstSun special meeting, of FirstSun Capital Bancorp, which we refer to as FirstSun, to be held on February 27, 2026 at 9:30 a.m. Central Time, conducted solely by means of remote communication (virtual meeting). Instructions for accessing the virtual meeting, voting your shares electronically during the meeting and submitting questions will be provided in the accompanying joint proxy statement/prospectus and on your proxy card. At the FirstSun special meeting, FirstSun stockholders will be asked to consider and vote on the following proposals:

1.	FirstSun Merger Proposal. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 27, 2025, by and between FirstSun and First Foundation Inc., which we refer to as First Foundation, as it may be amended from time to time, which we refer to as the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus of which this notice is a part, under which First Foundation will merge with and into FirstSun, and to approve the consummation of the transactions contemplated thereby, including the issuance of shares of FirstSun common stock as merger consideration (the “FirstSun merger proposal”);

2.	FirstSun Authorized Common Increase Proposal. To consider and vote on a proposal to approve an amendment to FirstSun’s certificate of incorporation to increase the number of authorized shares of FirstSun common stock (the “FirstSun authorized common increase proposal”);

3.	FirstSun Non-Voting Common Stock Proposal. To consider and vote on a proposal to approve an amendment to FirstSun’s certificate of incorporation to create a class of non-voting common stock, to be available, among other things, for issuance to certain former First Foundation stockholders in connection with the merger (the “FirstSun non-voting common stock proposal”); and

4.	FirstSun Adjournment Proposal. To consider and vote on a proposal to adjourn the FirstSun special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the FirstSun merger proposal, the FirstSun authorized common increase proposal or the FirstSun non-voting common stock proposal (the “FirstSun adjournment proposal”).

FirstSun will transact no other business at the FirstSun special meeting. The FirstSun board of directors has set January 9, 2026 as the record date for the FirstSun special meeting. Only holders of record of FirstSun common stock at the close of business on January 9, 2026 will be entitled to notice of and to vote at the FirstSun special meeting and any adjournments or postponements thereof.

Vote Required. The following votes are required to approve the proposals to be considered at the FirstSun special meeting (i) holders of a majority of the issued and outstanding shares of FirstSun common stock must vote to approve the FirstSun merger proposal; (ii) holders of a majority of the outstanding FirstSun common stock entitled to vote must vote to approve the FirstSun authorized share increase proposal; (iii) holders of a majority of the outstanding FirstSun common stock entitled to vote must vote to approve the FirstSun non-voting common stock proposal; and (iv) assuming a quorum is present, approval of the FirstSun adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the FirstSun special meeting.

Board Recommendation. The FirstSun board of directors has unanimously approved the merger agreement, determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of FirstSun and its stockholders, approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the issuance of shares of FirstSun common stock in connection with the merger, and approved the amendments to FirstSun’s certificate of incorporation described above. The FirstSun board of directors unanimously recommends that FirstSun stockholders vote “FOR” the FirstSun merger proposal, “FOR” the FirstSun authorized common increase proposal, “FOR” the FirstSun non-voting common stock proposal and “FOR” the FirstSun adjournment proposal.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FIRSTSUN COMMON STOCK YOU OWN. Whether or not you plan to attend the FirstSun special meeting, please vote as promptly as possible by telephone, via the Internet or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

If you have any questions or need assistance with voting, please contact Ed Jacques at (214) 473-7958. If you plan to attend the virtual FirstSun special meeting, please follow the instructions in the accompanying joint proxy statement/prospectus and on your proxy card for logging in, voting and submitting questions during the meeting. Stockholders holding their shares in “street name” should review the voting instructions provided by their broker, bank or other nominee regarding obtaining a control number for virtual participation.

BY ORDER OF THE BOARD OF DIRECTORS,

Neal E. Arnold
Chief Executive Officer and President

January 14, 2026
Denver, Colorado

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 27, 2026

To the Stockholders of First Foundation Inc.:

We are pleased to invite you to attend the special meeting of stockholders, which we refer to as the First Foundation special meeting, of First Foundation Inc., which we refer to as First Foundation, to be held on February 27, 2026 at 18101 Von Karman Avenue, 2nd floor conference room, Irvine, California 92612 at 8:00 a.m. Pacific Time. Instructions for accessing the virtual meeting, voting your shares electronically during the meeting and submitting questions will be provided in the accompanying joint proxy statement/prospectus and on your proxy card. At the First Foundation special meeting, First Foundation stockholders will be asked to consider and vote on the following proposals:

1.	First Foundation Merger Proposal. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 27, 2025, by and between FirstSun Capital Bancorp, which we refer to as FirstSun, and First Foundation, as it may be amended from time to time, which we refer to as the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus of which this notice is a part, under which First Foundation will merge with and into FirstSun, and to approve the consummation of the transactions contemplated thereby (the “First Foundation merger proposal”);

2.	First Foundation Merger Compensation Proposal. To consider and vote on proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of First Foundation that is based on or otherwise relates to the merger (the “First Foundation merger compensation proposal”);

3.	First Foundation Adjournment Proposal. To consider and vote on a proposal to adjourn the First Foundation special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the First Foundation merger (the “First Foundation adjournment proposal”); and

4.	First Foundation Amendment Proposal. To consider and vote on a proposal to approve, on a non-binding advisory basis, an amendment to FirstSun’s certificate of incorporation to (1) increase the number of authorized shares of FirstSun’s common stock and (2) to create a class of FirstSun non-voting common stock (the “First Foundation amendment proposal”).

The First Foundation board of directors has set January 9, 2026 as the record date for the First Foundation special meeting. Only holders of record of First Foundation common stock at the close of business on January 9, 2026 will be entitled to notice of and to vote at the First Foundation special meeting and any adjournments or postponements thereof.

Vote Required. The affirmative vote of a majority of the issued and outstanding shares of First Foundation common stock entitled to vote thereon is required to approve the First Foundation merger proposal. The approval of the First Foundation adjournment proposal, the First Foundation merger compensation proposal, and the First Foundation amendment proposal each requires the affirmative vote of holders of a majority voting power entitled to vote thereon, present in person or represented by proxy, at the First Foundation special meeting.

The votes on the First Foundation merger compensation proposal and the First Foundation amendment proposal are separate from the votes on the other proposals at the First Foundation special meeting. Because these votes are advisory only, their outcomes will not be binding on First Foundation, FirstSun or the combined company. Accordingly, merger-related compensation will be paid to First Foundation’s named executive officers in accordance with their existing agreements and arrangements, even if stockholders do not approve the First Foundation merger compensation proposal. Likewise, while First Foundation is seeking stockholder support for the First Foundation amendment proposal—and believes such support is appropriate given that many First Foundation stockholders will become FirstSun stockholders after the merger—the outcome of this vote will also not be binding.

First Foundation will transact no other business at the First Foundation special meeting.

Board Recommendation. The First Foundation board of directors has unanimously approved the merger agreement, determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of First Foundation and its stockholders, approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby. The First Foundation board of directors unanimously recommends that First Foundation stockholders vote “FOR” the First Foundation merger proposal, “FOR” the First Foundation merger compensation proposal, “FOR” the First Foundation adjournment proposal and “FOR” the First Foundation amendment proposal.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FIRST FOUNDATION COMMON STOCK YOU OWN. Whether or not you plan to attend the First Foundation special meeting, please vote as promptly as possible by telephone, via the Internet or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

If you have any questions or need assistance with voting, please contact Jamie Britton at (949) 476-0300 or jbritton@ff-inc.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Thomas C. Shafer
Chief Executive Officer

January 14, 2026
Irving, Texas

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus forms part of a Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by FirstSun. It constitutes a prospectus of FirstSun under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of FirstSun common stock to be issued to First Foundation stockholders in connection with the merger. It also serves as a joint proxy statement for both FirstSun and First Foundation and is being used by each of their respective boards of directors to solicit proxies from their stockholders in connection with the approval of the merger and related matters.

All references in this joint proxy statement/prospectus to “FirstSun” refer to FirstSun Capital Bancorp, a Delaware corporation, and all references to “Sunflower Bank” refer to Sunflower Bank, National Association, a national banking association.

All references in this joint proxy statement/prospectus to “First Foundation” refer to First Foundation Inc., a Delaware corporation, and all references to “First Foundation Bank” refer to First Foundation Bank, a California state-chartered bank.

All references in this joint proxy statement/prospectus to the “combined company” refer to FirstSun immediately following completion of the merger.

Unless otherwise indicated or the context otherwise requires:

•	All references to “FirstSun common stock” refer to the common stock, par value $0.0001 per share, of FirstSun Capital Bancorp.
•	All references to “FirstSun non-voting common stock” refer to the non-voting common stock, par value $0.0001 per share, of FirstSun Capital Bancorp, which will be created pursuant to the Certificate of Amendment to FirstSun’s Certificate of Incorporation described in this joint proxy statement/prospectus.
•	All references to “First Foundation common stock” refer to the common stock, par value $0.001 per share, of First Foundation Inc.
•	All references to “First Foundation preferred stock” refer collectively to the Series A Noncumulative Convertible Preferred Stock and the Series C Non-Voting Common Equity Equivalent Stock of First Foundation.
•	All references to “First Foundation warrants” refer to the warrants issued by First Foundation on July 8, 2024 to acquire shares of First Foundation Series C Non-Voting Common Equity Equivalent Stock.

All references in this joint proxy statement/prospectus to the “merger agreement” refer to the Agreement and Plan of Merger dated October 27, 2025, by and between FirstSun and First Foundation.

All references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to FirstSun and First Foundation collectively, unless otherwise indicated or as the context requires.

i

You should rely only on the information contained in, attached to, or incorporated by reference in the accompanying joint proxy statement/prospectus. No person has been authorized to give any information or make any representation about the merger, FirstSun, or First Foundation that is different from or adds to the information in this joint proxy statement/prospectus or in documents that are publicly filed with the SEC. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to FirstSun or First Foundation stockholders nor the issuance of FirstSun common stock in the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

ii

WHERE YOU CAN FIND MORE INFORMATION

Both FirstSun and First Foundation file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. In addition, FirstSun and First Foundation file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from FirstSun at https://ir.firstsuncb.com/investor-relations/default.aspx under the tab “Financials” and then click the link for “SEC Filings”, or from First Foundation at https://investor.ff-inc.com/investor-home/default.aspx under the tab “Financials” and then click the link for SEC filings.

FirstSun has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates by reference documents that FirstSun and First Foundation have previously filed with the SEC. These documents contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference” beginning on page 180. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

FirstSun Capital Bancorp	First Foundation Inc.
1400 16th Street, Suite 250	5221 N. O’Connor Blvd. #1378
Denver, Colorado 80202	Irving, Texas 75201
Attention: Investor Relations	Attention: Investor Relations
(303) 962-0150	(469) 638-9636

If you are a FirstSun stockholder and have any questions regarding the accompanying joint proxy statement/prospectus or the FirstSun special meeting, you may contact Ed Jacques, Director of Investor Relations and Business Development, at (214) 473-7958.

If you are a First Foundation stockholder and have any questions regarding the accompanying joint proxy statement/prospectus or the First Foundation special meeting, you may contact First Foundation’s proxy solicitor, Okapi Partners LLC, by calling toll-free at (212) 297-0724 or by email at cgarske@okapipartners.com.

To obtain timely delivery of these documents, you must request them no later than five business days before the date of each of the stockholder meetings. This means that, to ensure timely delivery, you should request the information no later than February 20, 2026, for the FirstSun stockholder meeting and no later than February 20, 2026, for the First Foundation stockholder meeting.

iii

MARKET AND INDUSTRY DATA

This joint proxy statement/prospectus includes government, industry, and trade association data, forecasts, and other information that FirstSun and First Foundation have prepared, in part based on data, forecasts, and information obtained from independent trade associations, industry publications and surveys, government agencies, and other publicly available sources, which may relate to particular markets or geographic regions. Statements regarding market position are based on market data currently available to FirstSun and First Foundation. Industry publications, surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although FirstSun and First Foundation believe these sources are reliable, neither FirstSun nor First Foundation has independently verified such information.

Some data is also based on FirstSun’s and First Foundation’s good-faith estimates, derived from management’s knowledge of their respective industries and independent sources. FirstSun and First Foundation believe their internal research is reliable, even though it has not been verified by any independent sources. While neither FirstSun nor First Foundation is aware of any misstatements regarding the industry data presented herein, their estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this joint proxy statement/prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties applicable to other forward-looking statements in this joint proxy statement/prospectus.

iv

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.235 billion in total annual gross revenue during its last fiscal year, FirstSun qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	FirstSun is permitted to present only two years of audited financial statements, in addition to any required interim financial statements, and only two years of related discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FirstSun”;
•	FirstSun is exempt from the requirement to obtain an attestation from its auditors on management’s assessment of FirstSun’s internal control over financial reporting under the Sarbanes-Oxley Act of 2002;
•	FirstSun will be permitted an extended transition period for complying with new or revised accounting standards affecting public companies and such new or revised accounting standards will not be applicable to FirstSun until such time as they are applicable to private companies;
•	FirstSun is permitted to provide reduced disclosure regarding its executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means FirstSun does not have to include a compensation discussion and analysis and certain other disclosures regarding its executive compensation arrangements; and
•	FirstSun is not required to hold non-binding stockholder advisory votes on executive compensation or golden parachute arrangements.

FirstSun expects to remain an emerging growth company through December 31, 2026, and may continue to take advantage of some or all of these provisions until that time or until it otherwise ceases to qualify as an emerging growth company. FirstSun will cease to qualify as an emerging growth company if it has more than $1.235 billion in total annual gross revenue, if it issues more than $1.0 billion of non-convertible debt in a three-year period, or if it is deemed to be a large accelerated filer—meaning the market value of its common stock held by non-affiliates exceeds $700.0 million as of any June 30—in which case FirstSun would no longer be an emerging growth company as of the following December 31.

Accordingly, certain of the reduced reporting and other requirements described above will apply to this joint proxy statement/prospectus and to FirstSun’s periodic reports filed with the SEC through 2026 but will not apply to future filings once FirstSun ceases to qualify as an emerging growth company.

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QUESTIONS AND ANSWERS

The following are brief answers to certain questions that you may have regarding the merger between FirstSun Capital Bancorp (“FirstSun”) and First Foundation Inc. (“First Foundation”) and the meetings of the stockholders of FirstSun and First Foundation and the other matters being proposed for consideration at those meetings. We urge you to read this section carefully, as well as the entirety of this joint proxy statement/prospectus, including all annexes and exhibits, because the information in this section may not provide all the information that might be important to you in determining how to vote regarding the merger and the other matters being proposed for consideration at the FirstSun and First Foundation stockholder meetings. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. See “Where You Can Find More Information” on page iii.

Q: WHAT IS THE MERGER?

A: FirstSun and First Foundation entered into an Agreement and Plan of Merger, dated October 27, 2025 (the “merger agreement”). Under the merger agreement, First Foundation will merge with and into FirstSun, with FirstSun continuing as the surviving corporation (the “merger”). Immediately following the merger, or at such later time as the parties may mutually agree, First Foundation Bank, a California state-chartered bank and wholly owned subsidiary of First Foundation, will merge with and into Sunflower Bank, National Association, a national banking association and wholly owned subsidiary of FirstSun, with Sunflower Bank continuing as the surviving bank (the “bank merger”).

To complete the merger, each company must obtain the requisite stockholder approvals. Accordingly, FirstSun will hold a special meeting of its stockholders (the “FirstSun special meeting”), and First Foundation will hold a special meeting of its stockholders (the “First Foundation special meeting”). This joint proxy statement/prospectus is being furnished to you in connection with those meetings. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus and the merger agreement carefully and in their entirety before voting.

Q: WHY AM I RECEIVING THIS DOCUMENT?

A: To complete the merger, among other things:

•	FirstSun stockholders must adopt the merger agreement and approve related matters, including approving the issuance of shares of FirstSun common stock in the merger and amendments to FirstSun’s certificate of incorporation to (i) increase the number of authorized shares of FirstSun common stock and (ii) create a class of non-voting common stock.

•	First Foundation stockholders must adopt the merger agreement.

Each of FirstSun and First Foundation is providing this joint proxy statement/prospectus to its stockholders to assist them in deciding how to vote their shares of common stock on the matters to be considered at their respective special meetings.

This document serves as both a joint proxy statement of FirstSun and First Foundation and a prospectus of FirstSun. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their stockholders using this document. It is a prospectus because, in connection with the merger, FirstSun will issue shares of FirstSun common stock to First Foundation common stockholders and to holders of First Foundation preferred stock upon conversion of such preferred stock in the merger, as described herein.

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Q: WHAT WILL FIRST FOUNDATION COMMON STOCKHOLDERS RECEIVE IN THE MERGER?

A: If the merger is completed, each share of First Foundation common stock outstanding immediately prior to the effective time of the merger (except for shares owned by First Foundation or FirstSun or any of their respective wholly owned subsidiaries, other than shares (i) held by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in respect of debts previously contracted, which shares will be cancelled) will be converted into the right to receive 0.16083 of a share of FirstSun common stock, which we refer to as the exchange ratio.

FirstSun will not issue fractional shares of FirstSun common stock in the merger. Instead, any First Foundation stockholder entitled to a fractional share will receive a cash payment (rounded to the nearest cent) equal to: (i) the fraction of a share (rounded to the nearest thousandth) of FirstSun common stock to which such stockholder would otherwise be entitled, multiplied by (ii) the average of the closing-sale prices of FirstSun common stock on Nasdaq for the five full trading days ending on the trading day immediately preceding the closing date of the merger. The FirstSun common stock received in the merger will have the rights described under “Description of Capital Stock of the Combined Company” in this joint proxy statement/prospectus.

Q: WHAT WILL FIRST FOUNDATION PREFERRED STOCKHOLDERS RECEIVE IN THE MERGER?

A: First Foundation has two outstanding classes of preferred stock: (1) its Series A Noncumulative Convertible Preferred Stock (“Series A stock”) and (2) its Series C Non-Voting Common Equity Equivalent Stock (“Series C stock”). At the effective time of the merger, each share of Series A stock and each share of Series C stock issued and outstanding immediately prior to the effective time of the merger will automatically convert into the right to receive a number of shares of FirstSun common stock equal to (i) the number of shares of First Foundation common stock that such share was convertible into immediately prior to the effective time of the merger, multiplied by (ii) the exchange ratio. Any fractional shares resulting from this conversion will be paid in cash, without interest, as described in this joint proxy statement/prospectus.

Q: WHAT WILL HAPPEN TO FIRST FOUNDATION WARRANTS IN THE MERGER?

A: Immediately prior to the effective time of the merger, each outstanding warrant to acquire shares of First Foundation Series C stock, issued on July 8, 2024 (the “First Foundation warrants”), will be exercised and terminated pursuant to a Warrant Exercise and Termination Agreement (the “WETA”). All outstanding First Foundation warrants will be settled in accordance with the WETA. Under the WETA, each holder of First Foundation warrants will automatically exercise its warrants on a cashless basis and receive shares of Series C stock together with its pro rata share of an aggregate cash payment of approximately $17.5 million to all warrant holders, without interest. The total cash amount payable under the WETA is fixed and will not vary based on the market price of FirstSun common stock. The Series C shares received upon exercise will be exchanged in the merger for shares of FirstSun common stock as described under “The Merger—Merger Consideration” in this joint proxy statement/prospectus.

Q: WHAT PERCENTAGE OF THE COMBINED COMPANY WILL FIRST FOUNDATION STOCKHOLDERS OWN?

A: Based on (i) the number of outstanding shares of FirstSun common stock and First Foundation common stock (including shares of First Foundation preferred stock assumed to convert into FirstSun common stock and shares issuable upon settlement of unvested First Foundation equity awards) as of January 9, 2026, (ii) the exchange ratio of 0.16083, and (iii) after giving effect to the exercise, termination and cash-out of the First Foundation warrants, it is expected that legacy FirstSun stockholders will own approximately 59.5% and legacy First Foundation stockholders will own approximately 40.5% of the issued and outstanding shares of FirstSun common stock immediately following the merger. The actual percentage will depend on the number of shares of First Foundation common stock and preferred stock outstanding immediately prior to the effective time of the merger.

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Q: ARE THERE ANY RISKS I SHOULD CONSIDER IN DECIDING HOW TO VOTE?

A: Yes. You should carefully read and consider the risk factors described in the section entitled “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus. You should also review the risk factors described in the documents incorporated by reference into this joint proxy statement/prospectus, including those contained in FirstSun’s and First Foundation’s periodic reports filed with the SEC. We urge you to read this entire joint proxy statement/prospectus, including all annexes and exhibits, carefully and in its entirety before making any voting decision.

Q: HOW MAY I ELECT TO RECEIVE FIRSTSUN NON-VOTING COMMON STOCK IN THE MERGER?

A: If, as a result of the merger, you would own more than 4.99% of the outstanding shares of FirstSun common stock, you may elect to receive FirstSun non-voting common stock instead of FirstSun voting common stock for the portion of your shares that would exceed that ownership limit. You may make this election by checking the appropriate box on the letter of transmittal or other election form provided to you by FirstSun. If you select this option, you will receive FirstSun non-voting common stock only for the excess shares above the 4.99% threshold; if you would not exceed that limit, your election will have no effect and you will receive only FirstSun voting common stock in the merger. If you do not make this election on your letter of transmittal or other election form provided to you by FirstSun, you may still elect to receive FirstSun non-voting common stock for any excess shares by providing written notice to FirstSun no later than ten business days after the effective time of the merger. Such notice should be directed to Kelly Rackley at Kelly.Rackley@sunflowerbank.com. FirstSun non-voting common stock will have the same economic rights as FirstSun voting common stock, except that it will not carry voting rights.

Q: HOW WILL THE MERGER AFFECT FIRST FOUNDATION EQUITY AWARDS?

A: At the effective time of the merger, all outstanding First Foundation equity awards will be assumed by FirstSun and converted into corresponding awards covering shares of FirstSun common stock, with the number of shares adjusted based on the exchange ratio and rounded to the nearest whole share.

•	Time-Vested RSU Awards. Each outstanding, unvested First Foundation RSU Award will be converted into a restricted stock unit award with respect to FirstSun common stock (a “FirstSun Converted RSU Award”) having the same terms and conditions that applied immediately prior to the merger, except that the number of shares subject to the award will be adjusted using the exchange ratio. In addition, for RSU Awards granted under the First Foundation Inc. 2024 Equity Incentive Plan, if a participant’s employment or service is terminated without cause within 24 months following the closing date, the time-vesting portion of the participant’s FirstSun Converted RSU Award will accelerate and vest in full upon such termination, subject to customary conditions.

•	PSU Awards. Each outstanding PSU Award will be converted into a restricted stock unit award with respect to FirstSun common stock (a “FirstSun Converted PSU Award”) based on the number of shares subject to the award at target-level achievement of the applicable performance goals, applying the exchange ratio. After conversion, each FirstSun Converted PSU Award will be subject only to continued service-based vesting through the end of the original performance period and will no longer be subject to performance-based vesting conditions. PSU Awards granted under the First Foundation Inc. 2024 Equity Incentive Plan will also include the same accelerated vesting protection described above for RSU Awards.

Q: HOW WILL THE MERGER AFFECT FIRST FOUNDATION’S 401(K) PLAN?

A: The merger agreement provides that, if requested by FirstSun, First Foundation will terminate its 401(k) plan effective immediately prior to the closing, subject to the merger being completed. Following the merger, continuing employees will be eligible to participate in a 401(k) plan sponsored by FirstSun or one of its subsidiaries without a gap in participation and will be permitted to roll over eligible distributions from the First Foundation 401(k) plan to the FirstSun 401(k) plan, including outstanding plan loans, subject to applicable law and the terms of the FirstSun plan.

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Q: WILL THE VALUE OF THE MERGER CONSIDERATION TO FIRST FOUNDATION STOCKHOLDERS CHANGE BETWEEN THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE TIME THE MERGER IS COMPLETED?

A: Yes. Although the exchange ratio is fixed, the value of the merger consideration is dependent upon the market value of FirstSun common stock and therefore will fluctuate with the market price of FirstSun common stock. Accordingly, any change in the market price of FirstSun common stock prior to the merger will affect the market value of the merger consideration that First Foundation stockholders will receive in the merger.

Q: WHAT WILL HAPPEN TO SHARES OF FIRSTSUN COMMON STOCK IN THE MERGER?

A: Nothing. Each share of FirstSun common stock outstanding immediately prior to the effective time of the merger will remain outstanding as a share of FirstSun common stock following the merger.

Q: WHAT AM I BEING ASKED TO VOTE ON?

A: FirstSun Special Meeting: FirstSun stockholders are being asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement and to approve the issuance of shares of FirstSun common stock in connection with the merger, which we refer to as the FirstSun merger proposal;

•	a proposal to approve an amendment to FirstSun’s certificate of incorporation to increase the number of authorized shares of FirstSun common stock, which we refer to as the FirstSun authorized common increase proposal;

•	a proposal to approve an amendment to FirstSun’s certificate of incorporation to create a class of non-voting common stock, which we refer to as the FirstSun non-voting common stock proposal; and

•	a proposal to approve the adjournment of the FirstSun special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the FirstSun merger proposal, the FirstSun authorized common increase proposal or the FirstSun non-voting common stock proposal, which we refer to as the FirstSun adjournment proposal.

First Foundation Special Meeting: First Foundation stockholders are being asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement, which we refer to as the First Foundation merger proposal;

•	a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to First Foundation’s named executive officers that is based on or otherwise relates to the merger, which we refer to as the First Foundation merger compensation proposal;

•	a proposal to approve the adjournment of the First Foundation special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the First Foundation merger proposal, which we refer to as the First Foundation adjournment proposal; and

•	a proposal to approve, on a non-binding, advisory basis, an amendment to FirstSun’s certificate of incorporation to (1) increase the number of authorized shares of FirstSun’s common stock and (2) to create a class of FirstSun non-voting common stock, which we refer to as the First Foundation amendment proposal.

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Q: WHY ARE FIRST FOUNDATION STOCKHOLDERS BEING ASKED TO CONSIDER AND VOTE ON THE FIRST FOUNDATION MERGER COMPENSATION PROPOSAL?

A: Under SEC rules, First Foundation is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to First Foundation’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q: WHAT HAPPENS IF HOLDERS OF FIRST FOUNDATION COMMON STOCK DO NOT APPROVE, BY NON-BINDING, ADVISORY VOTE, THE FIRST FOUNDATION MERGER COMPENSATION PROPOSAL?

A: The vote on the proposal to approve the merger-related compensation arrangements for each of First Foundation’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the First Foundation special meeting. Because the vote on the proposal to approve the First Foundation merger compensation proposal is advisory in nature only, it will not be binding upon First Foundation, FirstSun or the combined company in the merger. Accordingly, the merger-related compensation will be paid to First Foundation’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements, even if the holders of First Foundation common stock do not approve the First Foundation merger compensation proposal.

Q: WHY ARE FIRST FOUNDATION STOCKHOLDERS BEING ASKED TO CONSIDER AND VOTE ON THE FIRST FOUNDATION AMENDMENT PROPOSAL?

A: First Foundation is asking its stockholders to approve, at the First Foundation special meeting, an amendment to the FirstSun certificate of incorporation (1) to increase the number of authorized shares of FirstSun common stock and (2) to create a class of FirstSun non-voting common stock. Following completion of the merger, First Foundation stockholders who receive the stock consideration will be receiving FirstSun common stock governed by the FirstSun certificate of incorporation. Accordingly, First Foundation stockholders are being provided the opportunity to cast an advisory vote on the First Foundation amendment proposal.

Q: WHAT HAPPENS IF HOLDERS OF FIRST FOUNDATION COMMON STOCK DO NOT APPROVE, BY NON-BINDING, ADVISORY VOTE, THE FIRST FOUNDATION AMENDMENT PROPOSAL?

A: As an advisory vote, this proposal is not binding upon FirstSun or the FirstSun board, and approval by First Foundation stockholders of this proposal is not a condition to completion of the merger. However, First Foundation seeks the support of First Foundation stockholders and believes that stockholder support is appropriate because many First Foundation stockholders will become FirstSun stockholders upon completion of the merger. Accordingly, holders of First Foundation common stock are being provided the opportunity to cast an advisory vote on the First Foundation amendment proposal.

Q: WHEN AND WHERE ARE THE FIRSTSUN SPECIAL MEETING AND FIRST FOUNDATION SPECIAL MEETING?

A: FirstSun special meeting: The FirstSun special meeting will be held on February 27, 2026, at 9:30 a.m. Central Time and will be conducted solely by means of remote communication (virtual meeting). Instructions for accessing the virtual meeting and voting electronically will be provided in the accompanying joint proxy statement/prospectus and on your proxy card.

First Foundation special meeting: The First Foundation special meeting will be held on February 27, 2026, at 18101 Von Karman Avenue, 2nd floor conference room, Irvine, California 92612 at 8:00 a.m. Pacific Time.

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Q: HOW DO I VIRTUALLY ATTEND AND PARTICIPATE IN THE FIRSTSUN SPECIAL MEETING?

A: The FirstSun special meeting will be conducted solely by means of remote communication (a virtual meeting). The webcast will begin promptly at 9:30 a.m. Central Time on February 27, 2026. You are encouraged to log in prior to the start time to allow for check-in and technical setup. Online check-in will open at 9:15 a.m. Central Time.

To attend the virtual meeting, vote, and submit questions during the meeting, please go to: www.virtualshareholdermeeting.com/FSUN2026SM and enter the control number printed on your Notice of Internet Availability, proxy card, or voting instruction form.

During the virtual meeting, you will be able to:

•	listen to the live meeting webcast;
•	vote your shares electronically if you have not already voted;
•	view the list of stockholders entitled to vote; and
•	submit questions pertinent to the matters to be considered.

Questions may be submitted before or during the meeting through the virtual meeting website. Similar questions may be grouped and answered together, subject to time constraints.

If you experience technical difficulties accessing the meeting, technical support information will be available on the meeting website.

Q: WHO IS ENTITLED TO VOTE AT EACH MEETING?

A: FirstSun special meeting: All holders of FirstSun common stock who held shares at the close of business on January 9, 2026, which we refer to as the FirstSun record date, are entitled to receive notice of and to vote at the FirstSun special meeting, provided that such shares of FirstSun common stock remain outstanding on the date of the FirstSun special meeting.

First Foundation special meeting: All holders of First Foundation common stock who held shares at the close of business on January 9, 2026, which we refer to as the First Foundation record date, are entitled to receive notice of and to vote at the First Foundation special meeting, provided that such shares of First Foundation common stock remain outstanding on the date of the First Foundation special meeting.

Q: WILL HOLDERS OF FIRST FOUNDATION PREFERRED STOCK BE ENTITLED TO VOTE ON THE MERGER AT THE FIRST FOUNDATION SPECIAL MEETING?

A: No. Holders of First Foundation preferred stock, including holders of Series A stock and Series C stock, are not entitled to vote at the First Foundation special meeting. These classes of preferred stock do not have voting rights with respect to the proposals to be considered at the First Foundation special meeting. Holders of First Foundation preferred stock should not submit a proxy card with respect to the First Foundation special meeting and should not attempt to vote their preferred shares at the meeting.

Q: ARE THERE VOTING AGREEMENTS WITH THE COMPANIES’ DIRECTORS OR STOCKHOLDERS?

A: Yes. Each member of the First Foundation board of directors who holds shares of First Foundation common stock and certain other First Foundation stockholders entered into a support agreement with FirstSun. Under these agreements, each such stockholder agreed, subject to the terms of the agreement, to vote all of his or her shares in favor of the adoption of the merger agreement and against any alternative acquisition proposal. As of the record date, approximately 33% of the outstanding shares of First Foundation common stock are subject to these support agreements.

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In addition, each member of the FirstSun board of directors who holds shares of FirstSun common stock and certain other FirstSun stockholders entered into a support agreement with First Foundation. Under these agreements, each such stockholder agreed, subject to the terms of the agreement, to vote all of his or her shares of FirstSun common stock in favor of the approval of the merger agreement and the transactions contemplated by it, including the merger. As of the record date, approximately 33% of the outstanding shares of FirstSun common stock are subject to these support agreements.

Q: WHAT HAPPENS IF I SELL MY SHARES AFTER THE APPLICABLE RECORD DATE BUT BEFORE MY COMPANY’S SPECIAL MEETING?

A: Each of the FirstSun record date and the First Foundation record date will be earlier than the date of their respective special meetings and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of FirstSun common stock after the FirstSun record date but before the date of the FirstSun special meeting, you will retain your right to vote at the FirstSun special meeting (provided that such shares remain outstanding on the date of the FirstSun special meeting), but you will not have the right to receive any merger consideration with respect to those shares because FirstSun shares will remain outstanding and are not being exchanged in the merger.

If you sell or otherwise transfer your shares of First Foundation common stock after the First Foundation record date but before the completion of the merger, you will retain your right to vote at the First Foundation special meeting (provided that such shares remain outstanding on the date of the First Foundation special meeting), but you will not have the right to receive the merger consideration to be received by First Foundation stockholders in the merger. To receive the merger consideration, you must hold your shares of First Foundation common stock through completion of the merger.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in or incorporated by reference into this joint proxy statement/prospectus, including its annexes, please vote your shares as soon as possible, so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your bank, broker or other nominee if your shares are held in “street name.”

Q: HOW DO I VOTE?

A: If you are a stockholder of record of FirstSun as of the record date for the FirstSun special meeting, you may submit your proxy before the FirstSun special meeting (which will be conducted solely by means of remote communication) in any of the following ways:

•	by mail, by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope;

•	by telephone, by calling the toll-free number listed on your proxy card and following the recorded instructions; or

•	via the Internet, by accessing the website listed on your proxy card and following the instructions on the website.

If you are a stockholder of record of First Foundation as of the record date for the First Foundation special meeting, you may submit your proxy before the First Foundation special meeting (which will be conducted solely by means of remote communication) in any of the following ways:

•	by mail, by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope;

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•	by telephone, by calling the toll-free number listed on your proxy card and following the recorded instructions; or

•	via the Internet, by accessing the website listed on your proxy card and following the instructions on the website.

If you hold your shares in “street name” through a bank, broker or other nominee, you must follow the voting instructions provided by that bank, broker or other nominee. You may not vote shares held in “street name” directly at the special meetings unless you obtain a legal proxy from the record holder.

Q: WHAT CONSTITUTES A QUORUM AT EACH MEETING?

A: FirstSun Special Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of FirstSun common stock entitled to vote will constitute a quorum for the FirstSun special meeting. Abstentions will be counted for purposes of determining the presence of a quorum, but broker non-votes will not be counted for purposes of determining whether a quorum exists.

First Foundation Special Meeting: The presence, in person or represented by proxy, of holders of a majority of the voting power entitled to vote at the meeting constitutes a quorum for the First Foundation special meeting. Abstentions and broker non-votes will be included in determining the number of shares present for purposes of determining the presence of a quorum.

Q: WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE FIRSTSUN SPECIAL MEETING?

A: For the FirstSun merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of FirstSun common stock entitled to vote. Approval of the merger proposal is required for the merger to occur. If FirstSun stockholders fail to approve the FirstSun merger proposal, the merger will not occur.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee how to vote with respect to the FirstSun merger proposal, it will have the same effect as a vote “AGAINST” the FirstSun merger proposal.

For the FirstSun authorized common increase proposal:

•	Standard: Approval of the FirstSun authorized common increase proposal requires the affirmative vote of a majority of the issued and outstanding shares of FirstSun common stock entitled to vote. If FirstSun stockholders fail to approve the FirstSun authorized common increase proposal, the merger will not occur.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” or fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote “AGAINST” the FirstSun authorized common increase proposal.

For the FirstSun non-voting common stock proposal:

•	Standard: Approval of the FirstSun non-voting common stock proposal requires the affirmative vote of a majority of the issued and outstanding shares of FirstSun common stock entitled to vote. If FirstSun stockholders fail to approve the FirstSun non-voting common stock proposal, the merger will not occur.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” or fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote “AGAINST” the FirstSun non-voting common stock proposal.

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FirstSun adjournment proposal:

•	Standard: Assuming a quorum is present, approval of the FirstSun adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal at the FirstSun special meeting. If FirstSun stockholders fail to approve the FirstSun adjournment proposal but approve the merger proposal and the charter amendment proposals, the merger may nonetheless occur.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” or fail to instruct your bank, broker or other nominee how to vote, you will be deemed not to have cast a vote on the proposal, and it will have no effect.

Q: WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE FIRST FOUNDATION SPECIAL MEETING?

A: For the First Foundation merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of First Foundation common stock entitled to vote. Approval of the merger proposal is required for the merger to occur. If First Foundation stockholders fail to approve the merger proposal, the merger will not occur.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

First Foundation merger compensation proposal:

•	Standard: Assuming a quorum is present, approval of the First Foundation merger compensation proposal requires the affirmative vote of holders of a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the First Foundation special meeting. The vote on the merger-related compensation arrangements for First Foundation’s named executive officers is separate from the other proposals at the First Foundation special meeting. This vote is advisory only and not binding on First Foundation, FirstSun or the combined company. Regardless of the outcome, compensation will be paid as provided in the executives’ agreements.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN,” your shares will be considered present but not voted affirmatively and thus will have the effect of a vote “AGAINST” the First Foundation merger compensation proposal. Broker non-votes will not be counted as present for purposes of determining the outcome of the proposal (except for establishing a quorum).

First Foundation adjournment proposal:

•	Standard: Assuming a quorum is present, approval of the First Foundation merger adjournment proposal requires the affirmative vote of holders of a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the First Foundation special meeting. If First Foundation stockholders fail to approve the First Foundation adjournment proposal but approve the merger proposal, the merger may nonetheless occur.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN,” your shares will be considered present but not voted affirmatively and thus will have the effect of a vote “AGAINST” the First Foundation adjournment proposal. Broker non-votes will not be counted as present for purposes of determining the outcome of the proposal (except for establishing a quorum).

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First Foundation amendment proposal:

•	Standard: Assuming a quorum is present, approval of the First Foundation amendment proposal requires the affirmative vote of holders of a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the First Foundation special meeting. This vote is advisory only and not binding on First Foundation, FirstSun or the combined company.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN,” your shares will be considered present but not voted affirmatively and thus will have the effect of a vote “AGAINST” the First Foundation amendment proposal. Broker non-votes will not be counted as present for purposes of determining the outcome of the proposal (except for establishing a quorum).

Q: IF MY SHARES ARE HELD IN “STREET NAME,” WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Under the rules of the applicable listing exchange, banks, brokers and other nominees who hold shares in “street name” do not have discretionary authority to vote on any of the proposals to be presented at the FirstSun special meeting or the First Foundation special meeting without instruction from the beneficial owner. Because all proposals to be voted on at the FirstSun special meeting and the First Foundation special meeting are considered “non-routine” matters, no broker discretionary voting is permitted. As a result, if you hold your shares in “street name,” your shares will not be voted unless you instruct your bank, broker or other nominee how to vote. It is therefore critical that you provide voting instructions.

Q: WHY IS MY VOTE IMPORTANT?

A: The approval of the merger requires the affirmative vote of both First Foundation stockholders and FirstSun stockholders. If you do not vote, it will be more difficult to obtain the necessary quorum and stockholder approvals for the merger to be completed. For First Foundation stockholders, failure to vote, an abstention, or failure to instruct your bank, broker, or other nominee how to vote will have the same effect as a vote “AGAINST” the First Foundation merger proposal. For FirstSun stockholders, failure to vote, an abstention, or failure to instruct your bank, broker, or other nominee how to vote will have the same effect as a vote “AGAINST” the FirstSun merger proposal, the FirstSun authorized common increase proposal, and the FirstSun non-voting common stock proposal.

Q: WILL THE MERGER PROPOSAL STILL BE SUBMITTED TO STOCKHOLDERS IF EITHER BOARD CHANGES ITS RECOMMENDATION?

A: Yes. Unless the merger agreement is terminated, both First Foundation and FirstSun are required to convene their respective stockholder meetings and submit the merger agreement and related proposals to a vote of their stockholders—even if either the First Foundation board of directors or the FirstSun board of directors withdraws, modifies, or qualifies its recommendation.

Under the merger agreement, each board of directors may, in limited circumstances and subject to compliance with the merger agreement’s notice and negotiation obligations, change its recommendation if it receives a superior proposal and, after consulting with its financial and legal advisors, determines in good faith that failing to do so would likely violate its fiduciary duties. However, even in that event, the merger agreement must still be submitted to stockholders for their consideration. In certain cases where the merger agreement is terminated following such a change in recommendation or a breach of the non-solicitation provisions, the party making the change, whether First Foundation or FirstSun, may be required to pay a termination fee. See “The Merger Agreement—Termination Fees” for additional details.

Q: MAY I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

A: Yes. If you are the record holder of FirstSun common stock or First Foundation common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

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•	timely delivering a signed written notice of revocation to the Corporate Secretary of FirstSun or First Foundation, as applicable;

•	timely delivering a new, valid proxy bearing a later date; or

•	attending the applicable special meeting and voting in person (or electronically, in the case of a virtual meeting).

Simply attending the special meeting without voting will not revoke any proxy you have previously given. If your shares are held in “street name,” you must contact your bank, broker or other nominee to change your vote.

Q: HOW DOES THE FIRSTSUN BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A: The FirstSun board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of FirstSun common stock in the merger, and the amendments to FirstSun’s certificate of incorporation described in this joint proxy statement/prospectus, are advisable and in the best interests of FirstSun and its stockholders. The FirstSun board of directors recommends that FirstSun stockholders vote “FOR” the FirstSun merger proposal, “FOR” the FirstSun authorized common increase proposal, “FOR” the FirstSun non-voting common stock proposal, and “FOR” the FirstSun adjournment proposal.

Q: HOW DOES THE FIRST FOUNDATION BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A: The First Foundation board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of First Foundation and its stockholders. The First Foundation board of directors recommends that First Foundation stockholders vote “FOR” the First Foundation merger proposal, “FOR” the First Foundation merger compensation proposal “FOR” the First Foundation adjournment proposal and “FOR” the First Foundation amendment proposal.

Q: WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A: If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of FirstSun common stock represented by your proxy will be voted as recommended by the FirstSun board of directors with respect to such proposal, or the shares of First Foundation common stock represented by your proxy will be voted as recommended by the First Foundation board of directors with respect to such proposal, as applicable.

Q: WHAT ARE THE CONDITIONS TO COMPLETE THE MERGER?

A: The obligations of FirstSun and First Foundation to complete the merger are subject to the satisfaction or waiver of the closing conditions contained in the merger agreement. These conditions include, among others:

•	approval of the FirstSun merger proposal, the FirstSun authorized common increase proposal and the FirstSun non-voting common stock proposal by FirstSun stockholders;

•	approval of the First Foundation merger proposal by First Foundation stockholders;

•	the shares of FirstSun common stock that are issuable upon the closing of the merger have been authorized for listing on Nasdaq;

•	receipt of all required regulatory approvals and the expiration of all applicable regulatory waiting periods without the imposition of any condition that would reasonably be expected to have a material adverse effect on the combined company or materially impair the benefits of the merger to either party;

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•	effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part;

•	absence of any law, order or injunction prohibiting the consummation of the merger;

•	accuracy of each party’s representations and warranties, subject to the materiality standards set forth in the merger agreement;

•	performance in all material respects by each party of its obligations under the merger agreement; and

•	receipt by such party of an opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, FirstSun’s obligation to complete the merger is subject to the Lock-Up Agreements, the WETAs and other ancillary agreements being in full force and effect and First Foundation having consolidated tangible stockholders’ equity of no less than the minimum tangible equity threshold for the corresponding month ended (all as further described below).

For more information, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 139.

Q: WHEN WILL THE MERGER BE COMPLETED?

A: The merger will be completed when all of the conditions to completion described in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods and approval of the FirstSun merger proposal, the FirstSun authorized common increase proposal and the FirstSun non-voting common stock proposal by FirstSun stockholders, and approval of the First Foundation merger proposal by First Foundation stockholders. While we currently expect the merger to be completed early in the second quarter of 2026, the actual timing will depend on the time required to obtain the required regulatory approvals and satisfy the other conditions to closing, some of which are not entirely within the control of either party.

Q: ARE FIRSTSUN STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: No. Under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, holders of FirstSun common stock are not entitled to appraisal rights in connection with the merger because FirstSun is the surviving corporation in the merger and shares of FirstSun common stock will remain issued and outstanding.

Q: ARE FIRST FOUNDATION STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: Holders of First Foundation common stock are not entitled to appraisal rights in connection with the merger under Section 262 of the DGCL because the merger consideration consists entirely of shares of FirstSun common stock, which is a class of stock listed on a national securities exchange, and therefore the statutory conditions for appraisal rights are not satisfied for the common stock.

Holders of First Foundation Series A Noncumulative Convertible Preferred Stock, which stock does not vote on the merger, may have appraisal rights under Section 262 of the DGCL; however, each holder of First Foundation Series A Noncumulative Convertible Preferred Stock has waived any such appraisal rights in connection with the merger, subject to certain agreed-upon carve-outs.

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Q: WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. FIRST FOUNDATION STOCKHOLDERS?

A: The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a condition to the obligations of both FirstSun and First Foundation to complete the merger that each receives a legal opinion to that effect. Assuming the merger so qualifies, if you are a U.S. holder of First Foundation common stock, you will generally not recognize gain or loss for U.S. federal income tax purposes on the receipt of FirstSun common stock in exchange for your First Foundation common stock. However, you will recognize gain or loss, which generally will be capital gain or loss, with respect to any cash received in lieu of a fractional share of FirstSun common stock.

The U.S. federal income tax consequences of the merger to any particular holder will depend on such holder’s particular facts and circumstances, including the holder’s tax status and tax attributes. You are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the merger to you, as well as any tax consequences under state, local or non-U.S. tax laws. For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 146.

Q: WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A: If the merger is not completed, FirstSun and First Foundation will remain separate, independent companies. First Foundation common stockholders will not receive FirstSun common stock (or cash in lieu of fractional shares), and holders of First Foundation preferred stock or warrants will not receive the consideration described in this joint proxy statement/prospectus. In addition, if the merger agreement is terminated under certain circumstances, one party may be required to pay the other party a termination fee. Under the merger agreement, a termination fee of $45,089,000 will be payable by FirstSun, or a termination fee of $31,390,000 will be payable by First Foundation, in each case under the circumstances described under “The Merger Agreement—Termination Fees” beginning on page 142.

Q: SHOULD FIRST FOUNDATION STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. First Foundation stockholders should not send in any stock certificates at this time. After the merger is completed, you will receive separate written instructions describing how to surrender your shares of First Foundation common stock in exchange for the merger consideration. Until then, your stock certificates should be retained because they are still valid. Please do not send your stock certificates with your proxy card.

Q: WHAT DO I DO IF I RECEIVE MORE THAN ONE JOINT PROXY STATEMENT/PROSPECTUS OR SET OF VOTING INSTRUCTIONS?

A: FirstSun stockholders and First Foundation stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of FirstSun common stock or First Foundation common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name,” you may receive more than one set of voting materials. Each proxy card or voting instruction form you receive should be completed and returned in order to ensure that all of your shares are voted.

Q: WILL A PROXY SOLICITOR BE USED?

A: No. FirstSun is not engaging a proxy solicitor in connection with the FirstSun special meeting.

First Foundation has engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies for the First Foundation special meeting and estimates it will pay Okapi a fee of approximately $12,500 plus certain expenses. First Foundation has also agreed to indemnify Okapi against certain losses.

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In addition, FirstSun, First Foundation and their respective directors, officers and employees may also solicit proxies personally, electronically, or by telephone, but will not receive additional compensation for doing so.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: You can find more information about FirstSun and First Foundation in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” included in this joint proxy statement/prospectus.

Q: WHAT IS HOUSEHOLDING AND HOW DOES IT AFFECT ME?

A: The SEC permits companies and intermediaries to deliver a single copy of proxy materials to multiple stockholders at the same address under certain circumstances. If your household has multiple accounts holding FirstSun common stock or First Foundation common stock and you are receiving a single set of materials, but would prefer to receive separate sets, please contact your broker, bank or other nominee. You may request separate copies at any time and they will be provided promptly and free of charge.

Q: WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS?

A: If you have questions about the merger or voting your shares, please contact the proxy solicitation agent for the company in which you hold shares. Contact information is provided in the forepart of this joint proxy statement/prospectus.

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SUMMARY

This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the documents incorporated by reference before you decide how to vote. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 180. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 54)

FirstSun and First Foundation have entered into an Agreement and Plan of Merger, pursuant to the terms and subject to the conditions of which First Foundation will merge with and into FirstSun, with FirstSun continuing as the surviving corporation. Immediately following the merger, or at such later time as the parties may mutually agree, First Foundation Bank will merge with and into Sunflower Bank, National Association, with Sunflower Bank as the surviving bank. The merger agreement is attached as Annex A, and you should read it carefully because it is the legal document that governs the merger.

Merger Consideration (page 119)

Each outstanding share of First Foundation common stock (except for shares owned by First Foundation or FirstSun or any of their respective wholly owned subsidiaries, other than shares (i) held by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in respect of debts previously contracted, which shares will be cancelled) will be converted into the right to receive 0.16083 of a share of FirstSun common stock, with cash paid in lieu of fractional shares, without interest, as described herein. Because the exchange ratio is fixed and will not be adjusted, the value of the merger consideration will depend on the trading price of FirstSun common stock at the time the merger is completed.

The following table shows the closing sale prices of FirstSun common stock and First Foundation common stock as reported on Nasdaq and the NYSE, as applicable, on October 27, 2025, the last trading day before the public announcement of the merger agreement, and on January 9, 2026, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of First Foundation common stock, which was calculated by multiplying the closing price of FirstSun common stock on those dates by the exchange ratio of 0.16083 rounded to the nearest cent.

	FirstSun Common Stock	First Foundation Common Stock	Implied Value of One Share of First Foundation Common Stock
October 27, 2025	$40.15	$5.55	$6.46
January 9, 2026	$38.93	$6.24	$6.26

Based on (i) the number of outstanding shares of FirstSun common stock and First Foundation common stock (including shares of First Foundation preferred stock assumed to convert into FirstSun common stock and shares issuable upon settlement of unvested First Foundation equity awards) as of January 9, 2026, (ii) the exchange ratio of 0.16083, and (iii) after giving effect to the termination and cash-out of the First Foundation warrants, it is expected that legacy FirstSun stockholders will own approximately 59.5% and legacy First Foundation stockholders approximately 40.5% of the issued and outstanding shares of FirstSun common stock immediately following the merger.

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Treatment of First Foundation Preferred Stock (page 119)

Each share of First Foundation’s Series A Noncumulative Convertible Preferred Stock and Series C Non-Voting Common Equity Equivalent Stock outstanding immediately prior to the effective time will automatically convert into the right to receive FirstSun common stock. The number of FirstSun shares will equal the number of First Foundation common shares into which the preferred share was then convertible, multiplied by the exchange ratio of 0.16083. Each such share is currently convertible into 1,000 shares of First Foundation common stock, and based on this conversion ratio, each will receive 160.83 shares of FirstSun common stock in the merger. Cash, without interest, will be paid in lieu of fractional shares.

Treatment of First Foundation Warrants (page 120)

Outstanding First Foundation warrants will be exercised immediately prior to the effective time of the merger on a cashless basis and settled pursuant to Warrant Exercise and Termination Agreements (the “WETAs”), under which holders will receive shares of First Foundation Series C Non-Voting Common Equity Equivalent Stock together with their pro rata share of an aggregate cash payment of approximately $17.5 million, without interest. These warrants will then be terminated prior to closing, as described in this joint proxy statement/prospectus.

Treatment of First Foundation Equity Awards (page 121)

At the effective time of the merger, each outstanding First Foundation restricted stock unit award (“RSU Award”) and performance restricted stock unit award (“PSU Award”) will be assumed by FirstSun and converted into a corresponding award covering shares of FirstSun common stock, with the number of shares adjusted based on the exchange ratio and rounded to the nearest whole share.

•	Time-Vested RSU Awards. Each outstanding, unvested First Foundation RSU Award will convert into a restricted stock unit award with respect to FirstSun common stock (a “FirstSun Converted RSU Award”) with the same terms and conditions as in effect immediately prior to the effective time, except that the number of shares will be adjusted using the exchange ratio. In addition, for RSU Awards granted under the First Foundation Inc. 2024 Equity Incentive Plan, if a participant’s employment or service is terminated without cause within 24 months following the closing date, the time-vesting portion of such participant’s FirstSun Converted RSU Award will accelerate and vest in full upon such termination, subject to customary conditions.

•	PSU Awards. Each outstanding First Foundation PSU Award will convert into a restricted stock unit award with respect to FirstSun common stock (a “FirstSun Converted PSU Award”) based on the number of shares subject to the award assuming target-level achievement of the applicable performance goals immediately prior to the effective time and applying the exchange ratio. Following the conversion, each FirstSun Converted PSU Award will be subject only to continued service-based vesting through the end of the original performance period and will no longer be subject to performance-based vesting conditions. PSU Awards granted under the First Foundation Inc. 2024 Equity Incentive Plan will also include the same accelerated vesting protection described above for RSU Awards.

For additional information, see “Interests of First Foundation’s Directors and Executive Officers in the Merger—Treatment of First Foundation Equity Awards.”

FirstSun’s Reasons for the Merger; Recommendation of the FirstSun Board of Directors (page 66)

The FirstSun board of directors has unanimously determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of FirstSun and its stockholders and unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement. The FirstSun board of directors unanimously recommends that the FirstSun stockholders vote “FOR” the FirstSun merger proposal, “FOR” the FirstSun authorized common increase proposal, “FOR” the FirstSun non-voting common stock proposal and “FOR” the FirstSun adjournment proposal. For the factors considered by the FirstSun board of directors in reaching its decision to approve the merger agreement, see “The Merger—FirstSun’s Reasons for the Merger” beginning on page 63.

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First Foundation’s Reasons for the Merger; Recommendation of the First Foundation Board of Directors (page 66)

The First Foundation board of directors has unanimously determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of First Foundation and its stockholders and unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement. The First Foundation board of directors unanimously recommends that the First Foundation stockholders vote “FOR” the First Foundation merger proposal, “FOR” the First Foundation merger compensation proposal “FOR” the First Foundation adjournment proposal and “FOR” the First Foundation amendment proposal. For the factors considered by the First Foundation board of directors in reaching its decision to approve the merger agreement, see “The Merger—First Foundation’s Reasons for the Merger” beginning on page 66.

Opinion of FirstSun’s Financial Advisor (page 74 and Annex B)

In connection with the merger, FirstSun’s financial advisor, Stephens Inc. (“Stephens”), delivered a written opinion, dated October 27, 2025, and based upon and subject to the factors and assumptions set forth in its opinion, stating that the consideration to be given by FirstSun in the proposed merger was fair to FirstSun from a financial point of view. The full text of the Stephens opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus. The summary of the Stephens opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. The Stephens opinion was for the information of, and was directed to, the FirstSun board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The Stephens opinion does not address the underlying business decision of FirstSun to engage in the merger or enter into the merger agreement and does not constitute a recommendation to any FirstSun stockholder or any other person as to how to vote or act with respect to the merger or any other matter.

For more information, see “The Merger—Opinion of FirstSun’s Financial Advisor” beginning on page 74 of this joint proxy statement/prospectus and the copy of the Stephens opinion included as Annex B.

Opinions of First Foundation’s Financial Advisors ((page 88) and Annexes C and D)

In connection with the merger, First Foundation’s financial advisors, Keefe, Bruyette & Woods, Inc. (“KBW”) and Jefferies LLC (“Jefferies”), each delivered a written opinion, dated October 26, 2025 and October 25, 2025, respectively, to the First Foundation board of directors as to the fairness, from a financial point of view and as of the date of their respective opinions, to the holders of First Foundation common stock of the exchange ratio in the merger. The full texts of the KBW opinion and the Jefferies opinion, which describe the procedures followed, assumptions made, matters considered and qualifications and limitations on the reviews undertaken by each advisor in preparing its opinion, are attached as Annex C and Annex D to this joint proxy statement/prospectus. The summaries of the KBW and Jefferies opinions set forth in this document are qualified in their entirety by reference to the full text of the respective opinions. Each opinion was for the information of, and was directed to, the First Foundation board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. Neither the KBW opinion nor the Jefferies opinion addresses the underlying business decision of First Foundation to engage in the merger or enter into the merger agreement, nor did they constitute a recommendation to the First Foundation board of directors in connection with the merger nor do they constitute a recommendation to any holder of First Foundation common stock or any other stockholder of First Foundation or any other entity as to how to vote or act with respect to the merger or any other matter.

For more information, see “The Merger—Opinions of First Foundation’s Financial Advisors” beginning on page 88 of this joint proxy statement/prospectus and the copies of the KBW and Jefferies opinions included as Annex C and Annex D.

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FirstSun Special Meeting (page 39)

The special meeting of FirstSun stockholders will be held on February 27, 2026, at 9:30 a.m. Central Time, as a virtual-only meeting accessible at www.virtualshareholdermeeting.com/FSUN2026SM. Only FirstSun stockholders of record at the close of business on January 9, 2026 will be entitled to vote at the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of FirstSun common stock entitled to vote will constitute a quorum. Each share of FirstSun common stock entitles the holder to one vote.

First Foundation Special Meeting (page 47)

The special meeting of First Foundation stockholders will be held on February 27, 2026, at 18101 Von Karman Avenue, 2nd floor conference room, Irvine, California 92612 at 8:00 a.m. Pacific Time. Only First Foundation stockholders of record at the close of business on January 9, 2026 will be entitled to vote at the meeting. The presence, in person or represented by proxy, of holders of a majority of the voting power entitled to vote at the meeting constitutes a quorum for the First Foundation special meeting. Each share of First Foundation common stock entitles the holder to one vote.

Support Agreements (page 138)

Concurrently with the execution of the merger agreement, certain directors and stockholders of each of First Foundation and FirstSun entered into support agreements (the “support agreements”). As of the date of the support agreements, the individuals and entities party thereto collectively beneficially owned approximately 33% of the outstanding First Foundation common stock and approximately 30% of the outstanding FirstSun common stock.

Pursuant to the support agreements, each such director or stockholder has agreed, subject to the terms of the agreement, to vote (or cause to be voted) all of his, her, or its shares of First Foundation common stock or FirstSun common stock, as applicable, (i) in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby, (ii) in favor of any proposal to adjourn or postpone the applicable special meeting to solicit additional proxies if there are insufficient votes to approve the merger agreement and the transactions contemplated thereby, and (iii) against any alternative acquisition proposal or other proposal that would reasonably be expected to prevent or materially delay the consummation of the merger.

Certain of the support agreements also generally restrict the transfer of the shares subject thereto, except in limited circumstances, until the earlier of (i) the effective time of the merger or (ii) the termination of the merger agreement in accordance with its terms. The support agreements terminate automatically upon the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement, or (iii) the mutual written consent of the parties thereto.

The foregoing description of the support agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the forms of support agreements, which are attached as Exhibits A and B to the merger agreement included as Annex A to this joint proxy statement/prospectus.

Lock-Up Agreements (page 138)

In connection with the execution of the merger agreement, certain stockholders of First Foundation entered into lock-up agreements with FirstSun. Under the lock-up agreements, each stockholder agreed that, subject to limited customary exceptions, the shares of FirstSun common stock received by such stockholder in the merger will be subject to transfer restrictions for a period of 24 months following closing of the merger. The lock-up restrictions will expire in stages, with one-third of the covered shares becoming transferable 12 months after the closing date, an additional one-third becoming transferable 18 months after the closing date, and the remaining one-third becoming transferable 24 months after the closing date. The lock-up agreements generally terminate after expiration of the foregoing transfer restrictions, provided that, the lock-up agreement for one stockholder, Strategic Value Investors, LP, who has an affiliate, Benjamin Mackovak, that is expected to serve on FirstSun’s board of directors following the closing of the merger would terminate early in the event Mr. Mackovak no longer serves on FirstSun’s board. Any transfer made in violation of the lock-up agreements will be null and void.

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The foregoing description of the lock-up agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of lock-up agreement, which is attached as Exhibit C to the merger agreement included as Annex A to this joint proxy statement/prospectus.

Registration Rights Agreement Amendment (page 139)

At or prior to the completion of the merger, FirstSun, its existing significant investors, and certain former First Foundation stockholders will enter into Amendment No. 2 to the Registration Rights Agreement, originally dated June 19, 2017 (as previously amended, the “Registration Rights Agreement”). The amendment provides that, upon closing of the merger, the identified former First Foundation stockholders will become parties to the Registration Rights Agreement with the same rights and obligations as existing investors. The amendment also provides that completion of the merger will be deemed to constitute a demand notice from those First Foundation stockholders under the Registration Rights Agreement, requiring FirstSun to file a shelf registration statement under the Securities Act of 1933 to register the resale of the FirstSun shares they receive in the merger. In connection with this filing, the significant FirstSun investors will be asked to waive certain piggyback and demand registration rights that would otherwise apply, consistent with prior waivers for other stockholders. Except as expressly modified by Amendment No. 2, the Registration Rights Agreement will remain in full force and effect.

The foregoing description of Amendment No. 2 to the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such amendment, which is attached as Exhibit J to the merger agreement included as Annex A to this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger (page 146)

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that FirstSun and First Foundation receive written opinions from their counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of First Foundation common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of First Foundation common stock for shares of FirstSun common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of FirstSun common stock. All First Foundation stockholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.

Interests of First Foundation Directors and Executive Officers in the Merger (page 110)

In considering the recommendation of the Board that First Foundation stockholders approve the merger, First Foundation stockholders should be aware that the executive officers and directors of First Foundation have certain interests in the merger that are different from, or in addition to, the interests of First Foundation stockholders generally. These interests include, among others:

•	at the Effective Time, First Foundation RSU Award and First Foundation PSU Award held by an executive officer or director will receive the treatment described in the section of this joint proxy statement/prospectus captioned “The Merger—Interests of First Foundation’s Directors and Executive Officers in the Merger”;

•	eligibility of First Foundation’s executive officers to receive severance payments and benefits under First Foundation’s employment and change in control agreements with such executive officers in the event of a qualifying termination of employment, as described in more detail in the section of this this joint proxy statement/prospectus captioned “The Merger—Interests of First Foundation’s Directors and Executive Officers in the Merger”; and

•	First Foundation’s executive officers and directors have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger, as described in more detail in the section of this this joint proxy statement/prospectus captioned “The Merger—Interests of First Foundation’s Directors and Executive Officers in the Merger”.

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The First Foundation board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and merger agreement, and in recommending that stockholders vote to approve the merger agreement. For a more complete description of these interests, see the section entitled “The Merger—Interests of First Foundation’s Directors and Executive Officers in the Merger,” beginning on page 110.

Governance Matters (page 114)

At the effective time of the merger, the size of the FirstSun board of directors will be increased to 13 directors. Eight of the directors will be the directors of FirstSun immediately prior to the merger, and five of the directors will be individuals who serve on the First Foundation board of directors immediately prior to the merger. The combined company’s directors will hold office until the next annual meeting of stockholders of FirstSun and until their successors are duly elected or appointed and qualified. In connection with the first annual meeting of stockholders of FirstSun following the merger, the board of directors of FirstSun will nominate a slate of directors that is comprised of the eligible FirstSun directors and First Foundation directors appointed to the board following the merger and use reasonable best efforts to obtain the election of all such nominees by the stockholders of FirstSun at this first annual meeting following the merger. Two stockholders of First Foundation will have ongoing rights pursuant to Board Representation Letters to each nominate a board member to the board of FirstSun following the closing of the merger subject to the terms of these letters.

Regulatory Approvals Required for the Merger (page 131)

Subject to the terms and conditions of the merger agreement, FirstSun and First Foundation will use their reasonable best efforts to obtain as promptly as reasonably practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including (i) approval of the holding company merger by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and (ii) approval of the bank merger, in which First Foundation Bank, a California state-chartered bank, will merge with and into Sunflower Bank, National Association, by the Office of the Comptroller of the Currency (the “OCC”). The parties have filed applications for the required regulatory approvals, including applications with the Federal Reserve with respect to the holding company merger and with the OCC with respect to the bank merger. In connection with the bank merger, the parties have made or will make any required filings or notifications with other applicable authorities, including the Federal Deposit Insurance Corporation (the “FDIC”) and state banking regulatory agencies, and the closing of the bank merger is also subject to the expiration or termination of any applicable waiting periods under the Bank Merger Act. Although neither FirstSun nor First Foundation knows of any reason why it would not be able to obtain the necessary approvals in a timely manner, there can be no assurance as to the timing of receipt of such approvals or that any approvals will not contain conditions, terms, or restrictions that were not anticipated and that would restrain, prevent, or delay completion of the transactions or that would reasonably be expected to have a material adverse effect on the combined company, which we refer to as a “materially burdensome regulatory condition.”

Conditions to the Merger (page 139)

The completion of the merger is subject to the satisfaction or waiver of certain conditions specified in the merger agreement. These include approval of the merger agreement and related proposals by the required votes of the stockholders of each of FirstSun and First Foundation, authorization for listing on Nasdaq of the shares of FirstSun common stock to be issued in the merger (subject to official notice of issuance), receipt of required regulatory approvals from the Federal Reserve Board and the OCC without the imposition of a materially burdensome regulatory condition, the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any order or legal prohibition preventing completion of the merger or the bank merger. In addition, each party must have performed its obligations under the merger agreement in all material respects and the other party’s representations and warranties must be accurate, subject to the standards set forth in the merger agreement. Solely as conditions to FirstSun’s obligations to close, each WETA, Lock-Up Agreement, and other ancillary agreement must remain in full force and effect, and First Foundation must also maintain consolidated tangible stockholders’ equity of no less than the minimum thresholds set forth in the merger agreement and described below. Each of FirstSun and First Foundation must also receive a legal opinion to the effect that the merger will qualify as a “reorganization” for U.S. federal income tax purposes. There can be no assurance as to when or if all of these conditions will be satisfied or waived.

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Completion of the merger is subject to First Foundation maintaining a minimum level of consolidated tangible stockholders’ equity as of the applicable measuring date. This amount is calculated in accordance with GAAP and adjusted to exclude goodwill and other intangible assets, accumulated other comprehensive income (loss), certain permitted transaction expenses, and any shortfall in the allowance for credit losses below the agreed minimum threshold, as well as equity issuances not permitted under the merger agreement. Based on current projections, the minimum threshold ranges from approximately $890.6 million at December 31, 2025 to $902.9 million at June 30, 2026. First Foundation will deliver its calculation, with supporting detail, to FirstSun no later than ten business days before closing, and FirstSun will have the right to verify and approve the calculation, which approval will not be unreasonably withheld.

Neither FirstSun nor First Foundation can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement—Conditions to Completion of the Merger,” beginning on page 139.

Termination (page 140)

The merger agreement may be terminated at any time before the merger is completed, whether before or after the required stockholder approvals have been obtained, under certain circumstances. Either party may terminate the merger agreement by mutual written consent, if a required regulatory approval is denied by a governmental authority and the denial becomes final and non-appealable or the applications are withdrawn, or if the merger has not been completed by the 12-month anniversary of the date of the merger agreement (subject to extension by mutual agreement), unless the failure to complete the merger by that time is the result of the terminating party’s failure to comply with its obligations under the merger agreement. The merger agreement may also be terminated by either party if the other party breaches certain of its representations, warranties, or covenants and such breach would prevent satisfaction of a closing condition and cannot be cured within the time period specified in the merger agreement. In addition, prior to obtaining the required stockholder approval of the other party, either party may terminate the merger agreement if the other party’s board of directors changes its recommendation in favor of the merger or materially violates its non-solicitation or stockholder approval obligations. Finally, the merger agreement may be terminated by either party if the required vote of the stockholders of FirstSun or First Foundation is not obtained at the respective special meeting. Certain terminations may require the payment of a termination fee. See “The Merger Agreement—Termination Fees.”

Termination Fee (page 142)

If the merger agreement is terminated under certain circumstances, either FirstSun or First Foundation may be required to pay a termination fee to the other party. FirstSun will be required to pay First Foundation a termination fee of $45,089,000 if the merger agreement is terminated in specified circumstances, including if:

•	the FirstSun board of directors changes its recommendation that FirstSun stockholders approve the merger proposal;
•	FirstSun breaches its non-solicitation obligations or its agreement to hold the FirstSun special meeting; or
•	the merger fails to close by October 27, 2026 or fails to receive the requisite FirstSun stockholder approval at a time when the merger agreement was terminable because of one of the events described above.

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Conversely, First Foundation will be required to pay FirstSun a termination fee of $31,390,000 if the merger agreement is terminated in specified circumstances, including if:

•	the First Foundation board of directors changes or withdraws its recommendation that First Foundation stockholders approve the merger proposal;
•	First Foundation breaches its non-solicitation obligations or its agreement to hold the First Foundation special meeting; or
•	the merger fails to close by October 27, 2026 or fails to receive the requisite First Foundation stockholder approval at a time when the merger agreement was terminable because of one of the events described above.

For a complete description of the circumstances under which a termination fee may become payable, see “The Merger Agreement—Termination Fees” beginning on page 142.

Comparison of Rights of First Foundation Stockholders and FirstSun Stockholders (page 168)

The rights of First Foundation stockholders will change as a result of the merger due to differences in FirstSun’s and First Foundation’s governing documents. The rights of First Foundation stockholders are governed by Delaware law and by the First Foundation certificate of incorporation and bylaws. Upon the completion of the merger, First Foundation stockholders will become FirstSun stockholders, as the continuing legal entity in the merger, and the rights of the legacy First Foundation stockholders will therefore be governed by Delaware law and the FirstSun certificate of incorporation and bylaws.

Dissenters’ and Appraisal Rights (page 160)

Holders of FirstSun common stock and First Foundation common stock will not be entitled to appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law. Holders of First Foundation Series A Noncumulative Convertible Preferred Stock, which stock does not vote on the merger, may have appraisal rights under Section 262 of the DGCL; however, each holder of First Foundation Series A Noncumulative Convertible Preferred Stock has waived any such appraisal rights in connection with the merger, subject to certain agreed-upon carve-outs.

Public Trading Market and No Restrictions on Resale (page 115)

FirstSun common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “FSUN.” Upon completion of the merger, each outstanding share of First Foundation common stock and each outstanding share of First Foundation preferred stock will be converted into the right to receive the merger consideration applicable to such security, as described under “The Merger Agreement—Merger Consideration” beginning on page 119. Following the merger, First Foundation will cease to be publicly traded, its capital stock will be delisted from NYSE and deregistered under the Exchange Act, and First Foundation will no longer be required to file periodic reports with the SEC.

All shares of FirstSun common stock issued to First Foundation stockholders in the merger will be registered under the Securities Act of 1933 and, except for shares received by persons who are or become “affiliates” of FirstSun after completion of the merger, or shares that are subject to lock-up or similar contractual transfer restrictions entered into in connection with the merger, will be freely tradable under the Securities Act and the Exchange Act. Shares that are subject to such lock-up agreements will remain restricted from transfer until the expiration of the applicable lock-up period or earlier waiver by FirstSun. Shares of FirstSun non-voting common stock issued in the merger will likewise be registered under the Securities Act and will not be “restricted securities”; however, because the non-voting common stock will not be listed on any national securities exchange and no public trading market is expected to develop for such shares, their liquidity will be limited. Affiliates of FirstSun will remain subject to the resale limitations of Rule 145 and Rule 144 under the Securities Act. This joint proxy statement/prospectus does not cover resales of FirstSun common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

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Risk Factors (page 28)

You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 28.

Information About the Companies

FirstSun

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

Telephone: (303) 831-6704

FirstSun Capital Bancorp, (Nasdaq: FSUN), a financial holding company headquartered in Denver, Colorado, provides a full spectrum of deposit, lending, treasury management, wealth management and online banking products and services. FirstSun provides those services through two primary operating wholly-owned subsidiaries—Sunflower Bank, a national banking association headquartered in Dallas, Texas, that operates as Sunflower Bank, N.A. and First National 1870 and Sunflower Wealth Advisors, LLC, a registered investment advisor organized under the laws of the State of Kansas that provides discretionary investment management to retail and institutional accounts. FirstSun has a third wholly-owned subsidiary, FEIF Capital Partners, LLC, a Delaware limited liability company, which serves as the investment manager of an income fund.

Sunflower Bank, with its main office in Dallas, Texas was founded in 1892 and offers a full range of specialized financial services to business customers as well as relationship-focused services to meet personal, business and wealth management financial objectives for its customers throughout Texas, Kansas, Colorado, New Mexico, Arizona, California and Washington and a mortgage lending platform with capabilities in 43 states. Sunflower Bank’s product line includes commercial and industrial loans and commercial real estate loans, residential mortgage and other consumer loans, a variety of commercial, consumer and private banking deposit products, including noninterest-bearing accounts, interest-bearing demand products, savings accounts, money market accounts and certificates of deposit and treasury management products and services. Additionally, Sunflower Bank provides treasury management products and services and offers wealth management and trust products including private banking, personal trust and agency accounts, employee benefit and retirement related trust and agency accounts, investment management and advisory agency accounts, and foundation and endowment trust and agency accounts.

FirstSun owns 100% of the outstanding capital stock of Sunflower Bank, and, therefore, FirstSun is a bank holding company registered under the federal Bank Holding Company Act of 1956 (the “BHC Act”). As a result, FirstSun is primarily subject to the supervision, examination and reporting requirements of the Federal Reserve under the BHC Act and the regulations promulgated thereunder. Sunflower Bank is a national banking association, which is subject to regulation and supervision primarily by the OCC and secondarily by the Federal Reserve, the FDIC, and the Consumer Financial Protection Bureau (“CFPB”).

FirstSun’s principal potential source of funds to pay dividends on its common stock, if declared in the future, and to service any of its obligations, would be dividends received from its subsidiaries, including Sunflower Bank. Subject to various regulatory considerations and restrictions, Sunflower Bank’s profitability determines the amount of dividends that it may pay to FirstSun. However, FirstSun does not currently pay dividends on its common stock, and any future determination to pay dividends will depend on a variety of factors, including regulatory limitations, capital requirements, operating results, and the financial condition of FirstSun and its subsidiaries.

As of September 30, 2025, FirstSun had consolidated total assets of $8.5 billion, total net loans of $6.7 billion, total deposits of $7.1 billion and total stockholders’ equity of $1.1 billion.

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For more information about FirstSun, please visit https://ir.firstsuncb.com/home/default.aspx. The information provided on FirstSun’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about FirstSun is included in documents incorporated by reference in this joint proxy statement/prospectus.

First Foundation

First Foundation Inc.

5221 North O’Connor Boulevard, Suite 1375
Irving, Texas 75039
Telephone: (469) 638-9636

First Foundation Inc. (NYSE: FFWM) is a financial services company headquartered in Irving, Texas, offering a comprehensive suite of banking, trust, and wealth management solutions through its wholly-owned subsidiaries. First Foundation Inc. is a bank holding company regulated under the Bank Holding Company Act of 1956 and is subject to regulation and examination by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Dallas under delegated authority from the Federal Reserve. First Foundation Bank is a California state-chartered bank and is subject to regulation and examination by the FDIC, the California Department of Financial Protection & Innovation (“DFPI”) and the CFPB. First Foundation Bank also is a member of the Federal Home Loan Bank of San Francisco, which provides it with a source of funds in the form of short-term and long-term borrowings. First Foundation Advisors is a California corporation that began operating as a fee-based registered investment advisor under the Investment Advisers Act of 1940 in 1990 and is subject to regulation by the SEC.

First Foundation delivers a full range of deposit and lending products, including commercial loans, residential mortgages, and consumer loans. Its deposit offerings include noninterest-bearing accounts, interest-bearing checking, savings accounts, money market accounts, and certificates of deposit. First Foundation also provides treasury management solutions to support business clients. Additionally, through its wealth management division, First Foundation offers investment advisory, portfolio management, and trust services. These include personal trust and agency accounts, retirement and employee benefit plans, and foundation and endowment management.

As of September 30, 2025, First Foundation Inc. reported consolidated total assets of $11.9 billion, total net loans of 7.7 billion, total deposits of $9.3 billion, and total stockholders’ equity of $0.9 billion. For more information, please visit https://investor.ff-inc.com/investor-home/default.aspx. The information on First Foundation’s website (other than documents incorporated by reference) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements regarding FirstSun’s and First Foundation’s outlook or expectations with respect to the merger, including the expected costs to be incurred and cost savings to be realized in connection with the merger, the expected impact of the merger on the combined company’s future financial performance (including anticipated accretion to earnings per share), the assumed purchase accounting adjustments, other key transaction assumptions, the timing of the closing of the merger and consequences of the integration of the businesses and operations of FirstSun and First Foundation. Words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made and FirstSun and First Foundation assume no duty to update forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Actual results may differ materially from current projections.

In addition to factors identified elsewhere in this joint proxy statement/prospectus (including the “Risk Factors” beginning on page 28), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction);
•	the failure of First Foundation or FirstSun to obtain the required stockholder approval, or the failure of either party to satisfy any of the other closing conditions on a timely basis or at all;
•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the possibility that the proposed transaction, including the re-positioning strategy, will not be completed as planned, including the anticipated benefits of the proposed transaction, including the re-positioning strategy;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction;
•	the outcome of any legal proceedings that may be instituted against FirstSun or First Foundation;
•	the risk that the cost savings and synergies expected from the proposed transaction may not be realized or may take longer than anticipated to be realized;
•	the risk that integration of FirstSun’s and First Foundation’s respective businesses may be materially delayed or more costly or difficult than expected, including as a result of unexpected factors or events;
•	changes to tax legislation and their potential effects on the accounting for the merger;
•	the possibility of dilution to existing stockholders resulting from the issuance of additional shares in connection with the proposed transaction;
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•	the possibility that the combined company may be subject to additional regulatory requirements as a result of the merger or expansion of its business operations;
•	challenges retaining or hiring key personnel;
•	business disruptions resulting from or following the merger;
•	potential fluctuations or unanticipated changes in the interest rate environment, including interest rate changes made or other actions taken by the Board of Governors of the Federal Reserve, and their related impacts on macroeconomic conditions, customer and client behavior, the combined company’s funding costs, and the combined company’s loan and securities portfolios, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans made or held as well as the value of other financial assets;
•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
•	the potential effects of events beyond the combined company’s control that may have a destabilizing effect on financial markets, economic growth, customer and client behavior and the economy in general, such as inflation and recessions, epidemics and pandemics, terrorist activities, wars and other foreign conflicts, climate change, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains, disruptions in transportation, essential utility outages, government shutdowns, or trade disputes and tariffs including threats thereof, either imposed by the U.S. or other trading partners in retaliation to U.S. tariffs;
•	changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance and the ability to comply with such changes in a timely manner;
•	the risk that the combined company may be required to make substantial expenditures to keep pace with regulatory initiatives and the rapid technological changes in the financial services market;
•	competition from financial institutions and other financial service providers including non-bank financial technology providers and the combined company’s ability to attract customers from other financial institutions;
•	any unanticipated or greater than anticipated adverse conditions in the national or local economies in which the combined company will operate;
•	the combined company’s loan concentration in industries or sectors that may experience unanticipated or greater than anticipated adverse conditions than other industries or sectors in the national or local economies in which we operate;
•	increased capital requirements, other regulatory requirements or enhanced regulatory supervision;
•	cyber-security risks and the vulnerability of our network and online banking portals, and the systems or parties with whom the bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches that could adversely affect our business and financial performance or reputation;
•	risks with respect to the combined company’s ability to identify and complete future mergers or acquisitions, as well as the combined company’s ability to successfully expand and integrate those businesses and operations that are acquired;
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•	additional regulatory burdens that will be imposed upon once the combined company’s assets become in excess of $10 billion;
•	the risks of expansion into new geographic or product markets;
•	the inability to manage strategic initiatives and/or organizational changes;
•	volatility in the allowance for credit losses resulting from the CECL methodology, either alone or as that may be affected by conditions affecting our business;
•	changes in accounting principles, policies, practices or guidelines;
•	the combined company’s reliance on third parties to provide key components of the business infrastructure and services required to operate the business;
•	the availability of and access to capital; failures of internal controls and other risk management systems;
•	the outcome or results (including judgments, costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) of current or future litigation, legislation, regulatory proceedings, examinations, investigations, or similar matters or developments related thereto, such as potential effects of the federal One Big Beautiful Bill Act on FirstSun, First Foundation, or their customers;
•	losses due to fraudulent or negligent conduct of the combined company’s customers, third-party service providers or employees; and
•	limitations on our ability to declare and pay dividends and other distributions from our bank to our holding company, which could affect our holding company’s liquidity, including its ability to pay dividends to stockholders or take other capital actions.

These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.

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RISK FACTORS

An investment by First Foundation stockholders in FirstSun common stock as a result of the merger involves certain risks. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the merger and bank merger, and ownership of FirstSun common stock are discussed below. Additionally, FirstSun and First Foundation have discussed certain other material risks connected with the ownership of FirstSun common stock and with FirstSun’s business, and with the ownership of First Foundation common stock and First Foundation’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and their Quarterly Reports on Form 10-Q filed with the SEC for the first, second and third quarters of 2025, and may include additional or updated disclosures of such material risks in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that FirstSun or First Foundation may file with the SEC after the date of this joint proxy statement/prospectus.

Holders of FirstSun common stock and holders of First Foundation common stock should carefully read and consider all of the risks described in this joint proxy statement/prospectus, as well as all other information contained herein, when deciding whether to vote for approval of the proposals at their respective stockholder meetings. These risks may adversely affect the value of FirstSun common stock that First Foundation stockholders will receive upon consummation of the merger, and could result in a significant decline in the value of FirstSun common stock, causing current holders of First Foundation common stock to lose all or part of the value of their investment following the merger.

Risks Related to the Merger

Because the exchange ratio is fixed and the market price of FirstSun common stock will fluctuate, First Foundation stockholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of First Foundation common stock, except for treasury stock or shares owned by First Foundation or FirstSun (except for shares owned by First Foundation or FirstSun or any of their respective wholly owned subsidiaries, other than shares (i) held by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in respect of debts previously contracted, which shares will be cancelled), will be converted into the right to receive 0.16083 of a share of FirstSun common stock, with cash paid in lieu of fractional shares. Each share of First Foundation’s Series A Noncumulative Convertible Preferred Stock and Series C Non-Voting Common Equity Equivalent Stock will convert into the right to receive a number of shares of FirstSun common stock equal to the number of shares of First Foundation common stock into which such share was convertible immediately prior to the merger, multiplied by the exchange ratio. Certain recipients may elect to receive non-voting shares of FirstSun common stock to avoid exceeding applicable bank regulatory ownership thresholds. The exchange ratio is fixed in the merger agreement. Accordingly, the market value of the merger consideration will vary based on the market price of FirstSun common stock at the time the merger is completed. The market value of the merger consideration may be different from the closing price of FirstSun common stock on the date the merger was announced, on the date this joint proxy statement/prospectus is mailed to stockholders, on the date of the FirstSun and First Foundation special meetings, and on the date the merger is completed. Any change in the market price of FirstSun common stock prior to the completion of the merger will affect the value of the merger consideration that First Foundation stockholders will receive, and there will be no adjustment to the exchange ratio for changes in the market price of either FirstSun common stock or First Foundation common stock.

Changes in the market price of FirstSun common stock and First Foundation common stock may result from a variety of factors, including, but not limited to, changes in, sentiment in the market regarding FirstSun’s and First Foundation’s assets, liabilities, operations or business prospects, including market sentiment regarding FirstSun’s and/or First Foundation’s entry into the merger agreement, and any potential changes to the merger agreement.

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Changes in the market price of FirstSun common stock and First Foundation common stock may result from a variety of factors, including, but not limited to, changes in market sentiment regarding the respective businesses, financial condition, performance or prospects of FirstSun and First Foundation, including market sentiment regarding their entry into the merger agreement and any developments relating to the merger. In addition, changes in the market price of FirstSun common stock and First Foundation common stock may be affected by, among other things:

•	operating results that differ from the expectations of FirstSun’s and/or First Foundation’s management or of securities analysts and investors;

•	developments in FirstSun’s and/or First Foundation’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting the banking industry generally or FirstSun’s and/or First Foundation’s business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to FirstSun and/or First Foundation;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by FirstSun, First Foundation or their competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest rates, foreign exchange rates, or stock, commodity, credit or asset valuations or volatility.

Many of these factors are outside the control of FirstSun and First Foundation. As a result, at the time of the FirstSun and First Foundation special meetings, stockholders will not know the precise market value of the FirstSun common stock that First Foundation stockholders will receive in the merger. The market value of the merger consideration may be higher or lower than the value on the date the merger agreement was announced, the date this joint proxy statement/prospectus is mailed, the date of the special meetings, or the date the merger is completed. You are encouraged to obtain current market quotations for both FirstSun common stock (which is listed on Nasdaq) and First Foundation common stock (which is listed on the NYSE). As a result, at the time of the FirstSun and First Foundation special meetings, stockholders will not know the precise market value of the FirstSun common stock that First Foundation stockholders will receive in the merger. You should obtain current market quotations for both FirstSun common stock (which is listed on Nasdaq) and First Foundation common stock (which is listed on the NYSE).

The fairness opinions obtained by the boards of directors of FirstSun and First Foundation will not reflect changes in circumstances after the dates of those opinions.

The fairness opinion obtained by FirstSun’s board of directors from Stephens was delivered on, and dated, October 27, 2025, and the fairness opinions obtained by First Foundation’s board of directors from KBW and Jefferies were delivered on, and dated, October 26, 2025 and October 25, 2025, respectively, in each case prior to the signing of the merger agreement.

Each opinion was provided as of a specific date and is based on financial, market, economic, and other conditions as they existed and could be evaluated at that time. As a result, the opinions do not reflect any events or circumstances that may occur or become known after the date of each opinion. None of Stephens, KBW, or Jefferies has any obligation to update, revise, or reaffirm its opinion to reflect subsequent developments, including changes in the operations, financial condition, business, results of operations, or prospects of FirstSun or First Foundation, changes in general market or economic conditions, changes in interest rates, or other factors that may arise prior to the completion of the merger.

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The success of the merger and bank merger will depend on a number of uncertain factors and may cause the market price of FirstSun common stock or First Foundation common stock to fluctuate.

The success of the merger and the bank merger is subject to numerous risks and uncertainties, many of which are beyond the control of FirstSun and First Foundation. These include, but are not limited to:

•	The consummation of the merger is subject to the satisfaction (or waiver, if permitted) of all requisite closing conditions as specified in the merger agreement, including, without limitation, receipt of regulatory approvals and the requisite FirstSun and First Foundation stockholder approvals;

•	The possibility that the proposed transaction, including the re-positioning strategy, will not be completed as planned, including the anticipated benefits of the proposed transaction, including the re-positioning strategy;

•	FirstSun’s ability to integrate the business and operations of First Foundation following the merger;

•	FirstSun’s ability to limit the outflow of deposits held by legacy First Foundation customers and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

•	The parties’ ability to retain customers, including First Foundation wealth management customers;

•	FirstSun’s ability to control the incremental noninterest expense in a manner that enables it to maintain a favorable overall efficiency ratio;

•	FirstSun’s ability to retain and attract the appropriate personnel; and

•	FirstSun’s ability to earn acceptable levels of interest and noninterest income, including fee income;

There can be no assurance that the business and operations of First Foundation will not adversely affect FirstSun’s existing profitability, that FirstSun will be able to achieve future results similar to those achieved by its existing banking business, or that FirstSun will be able to effectively manage any growth resulting from the merger. If any of these risks materialize, or if other unforeseen events occur, the anticipated benefits of the merger may not be realized, and the combined company’s business, financial condition, and results of operations could be adversely affected.

Combining FirstSun and First Foundation and the balance sheet repositioning may be more difficult, costly or time consuming than expected and FirstSun may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of FirstSun and First Foundation and on the successful execution of the planned balance sheet repositioning. To realize the anticipated benefits and cost savings from the merger, FirstSun and First Foundation must not only integrate and combine their businesses effectively but also dispose of certain assets of First Foundation and pay down or run off certain liabilities of First Foundation as part of the balance sheet repositioning (the “balance sheet repositioning”). Execution of the balance sheet repositioning will inherently be subject to market conditions, and there is a risk that such conditions will be less favorable than anticipated when the parties entered into the merger agreement.

While the merger agreement does not require completion of the balance sheet repositioning prior to closing, First Foundation has entered into a letter agreement with FirstSun to cooperate in good faith to consider implementing certain aspects of the balance sheet repositioning before closing. However, relevant regulatory authorities may request or require completion of certain elements of the balance sheet repositioning as a condition of approval. If First Foundation implements aspects of the balance sheet repositioning prior to closing, its earnings could be adversely affected as a standalone company, and First Foundation may not receive any compensation from FirstSun for any loss of earnings or costs incurred if the merger agreement is terminated. Additionally, satisfying the minimum consolidated tangible stockholders’ equity closing condition in the merger agreement may require First Foundation to take actions that negatively impact its ability to execute its historical strategic plan, grow its balance sheet, and generate earnings and returns for stockholders as a standalone company.

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First Foundation has also entered into a series of derivative transactions at a cost of approximately $19,515,000 (the “Hedge Strategy”), intended to mitigate the risk of net changes in fair value of its earning assets, wholesale funding and corresponding goodwill during the pendency of the merger. Additional derivative transactions may be entered into. The expenses associated with the Hedge Strategy will reduce First Foundation’s net income during the pendency of the merger, and while FirstSun has agreed to reimburse certain Hedge Strategy expenses upon termination of the merger agreement in limited circumstances, there is no assurance that First Foundation will recoup those expenses, particularly if the merger agreement is terminated due to failure to obtain stockholder approval, breach of the merger agreement, or failure to satisfy the minimum consolidated tangible stockholders’ equity condition.

If FirstSun and First Foundation are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses. For reference, as of the date of signing the merger agreement, the pre-tax cost savings for the transaction were estimated to be approximately 35% of First Foundation’s run-rate expense base. An inability to realize the full extent of the anticipated benefits of the merger, as well as any delays encountered in the integration process or balance sheet repositioning, could have an adverse effect upon the capital position, revenues, levels of expenses, and operating results of the combined company following the completion of the merger, which may adversely affect the value of the common stock of the combined company following the completion of the merger.

FirstSun and First Foundation have operated and, until the completion of the merger, must continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, or inconsistencies in standards, controls, procedures, and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors, and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of FirstSun and First Foundation during this transition period and for an undetermined period after completion of the merger on the combined company.

The combined company may be unable to retain First Foundation personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of employees currently employed by First Foundation. The consummation of the merger will expand FirstSun’s market to include operations in California, Nevada, Florida, and Hawaii, and retaining First Foundation personnel within such markets is important to the success of the integration of the operations and business of First Foundation and the success of the combined company. It is possible that these employees may decide not to remain with First Foundation while the merger is pending or with the combined company after the merger is consummated. If employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating First Foundation to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, FirstSun may not be able to locate suitable replacements for any such employees who leave the combined company, or to offer employment to potential replacements on reasonable terms. Further, FirstSun’s more limited operating experience in several of First Foundation’s market areas may adversely impact the combined company’s ability to successfully compete in such market areas without retaining First Foundation’s employees.

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The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of FirstSun and those of First Foundation. Although FirstSun and First Foundation have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger.

In addition, before completing the merger, each of FirstSun and First Foundation will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. In preparation for the consummation of the merger, the companies will also incur additional costs and expenses associated with preparing and filing the registration statement of which this joint proxy statement/prospectus forms a part, printing and mailing this joint proxy statement/prospectus to solicit the requisite approvals of the merger proposal from both FirstSun stockholders and First Foundation stockholders, and paying all filing and other fees required by the SEC, bank regulatory authorities, and other governmental agencies in connection with the proposed merger. If the merger is not completed, FirstSun and First Foundation would have to recognize these expenses without realizing the anticipated benefits of the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve, the OCC and other regulatory authorities without the imposition of any materially burdensome regulatory condition. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 115. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing; governmental, political, community or supervisory inquiries or opposition; or changes in legislation, regulatory policy or the political environment, including changes in the leadership of regulatory agencies.

Any approvals that are granted may impose terms, conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions, or that any such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of the merger or the bank merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise reducing the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Completion of the merger is also conditioned on the absence of certain orders, injunctions or decrees by any governmental entity that would prohibit or make illegal the completion of the merger or the bank merger.

Although the parties have agreed to use their reasonable best efforts to obtain the required regulatory approvals, neither FirstSun nor First Foundation is required under the merger agreement to agree to any condition or restriction that would reasonably be expected to result in a materially burdensome regulatory condition. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 115.

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The unaudited pro forma combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.

The unaudited pro forma combined financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of the actual financial position or results of operations that the combined company would have achieved had the merger been completed on the dates indicated, nor is it necessarily indicative of the future financial position or results of operations of the combined company. The unaudited pro forma combined financial information reflects preliminary estimates and assumptions, including adjustments to record First Foundation’s identifiable assets acquired and liabilities assumed at fair value and to recognize any resulting goodwill. The fair value estimates and other pro forma adjustments are based on preliminary information and are subject to change. Final amounts will be determined based on the actual consideration paid and the fair value of First Foundation’s assets and liabilities as of the completion date of the merger, which may be affected by, among other factors, changes in interest rates and market conditions. As a result, the final acquisition accounting adjustments may differ materially from those reflected in the unaudited pro forma combined financial information presented in this joint proxy statement/prospectus.

Additionally, the unaudited pro forma combined financial information includes further adjustments related to the re-positioning strategy, which are also based on preliminary estimates, to reflect the anticipated liquidation of certain assets of First Foundation and FirstSun and the use of the proceeds to pay down certain liabilities of the combined company. Accordingly, you should not place undue reliance on the unaudited pro forma combined financial information. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 149.

We may not be able to accomplish our contemplated balance sheet repositioning which could have a material adverse effect on our results of operations or financial condition.

There can be no assurance that we will be able to sell the assets we intend to sell or pay down the liabilities we intend to pay down as described under “Unaudited Pro Forma Condensed Combined Financial Information—Balance Sheet Repositioning” on the terms we expect, or at all. The sale of loans or investment securities may be affected by market conditions and will depend on the terms offered by prospective purchasers. If we are unable to complete the contemplated balance sheet repositioning, or if we are unable to do so on the terms we expect, we may not realize the anticipated benefits to our results of operations and financial condition. In addition, efforts to sell these assets may divert management’s attention and resources from our core businesses and operations, which could have a material adverse effect on our operations.

Even if we are able to execute the contemplated balance sheet repositioning as planned, we may not fully realize the anticipated benefits. For example, we may not be able to use the proceeds from asset sales as intended, or the repositioning may not have the expected effects on our net interest margin, liquidity, or portfolio positioning for potential changes in interest rates. These and other potential consequences could adversely affect our financial condition or results of operations.

Certain of First Foundation’s directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of holders of First Foundation common stock generally.

Holders of First Foundation common stock should be aware that some of First Foundation’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of First Foundation common stock generally. These interests and arrangements may create potential conflicts of interest. The First Foundation board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and merger agreement, and in recommending that stockholders vote to approve the merger agreement. For a more complete description of these interests, please see the section entitled “The Merger—Interests of First Foundation’s Directors and Executive Officers in the Merger” beginning on page 110.

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Stockholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of FirstSun and First Foundation.

Holders of common stock of FirstSun or First Foundation may file lawsuits against FirstSun, First Foundation and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing of the merger is that there must be no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement. If any plaintiff were successful in obtaining an injunction prohibiting FirstSun or First Foundation from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to FirstSun or First Foundation, including any cost associated with the indemnification of directors and officers of each company. FirstSun and First Foundation may incur costs in connection with the defense or settlement of any stockholder or stockholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of FirstSun and First Foundation and could prevent or delay the completion of the merger.

The merger agreement may be terminated in accordance with its terms, and the merger may not be consummated.

The merger agreement may be terminated at any time prior to the effective time, whether before or after the receipt of the requisite FirstSun vote or the requisite First Foundation vote, in the circumstances described under “The Merger Agreement—Termination Fees” beginning on page 142. These circumstances include, among others: mutual written agreement of the parties to terminate the merger agreement; a final and non-appealable denial of a required regulatory approval or a request by a governmental entity that an application for a required regulatory approval be withdrawn under circumstances in which resubmission within the permitted time period would not be allowed; failure to complete the merger on or before the 12-month anniversary of the date of the merger agreement (subject to certain exceptions); uncured breaches of representations, warranties, covenants or agreements that would cause the failure of a closing condition, including the failure of First Foundation to maintain tangible stockholders equity in excess of minimum thresholds; a recommendation change by either FirstSun’s board of directors or First Foundation’s board of directors; or the failure to obtain the requisite FirstSun vote or the requisite First Foundation vote.

However, neither FirstSun nor First Foundation may terminate the merger agreement solely because of changes in the market price of FirstSun common stock or First Foundation common stock or solely to accept a superior proposal.

If the merger agreement is terminated under certain circumstances, a termination fee will be payable by one party to the other. If payable, the termination fee would be $45,089,000 from FirstSun to First Foundation, or $31,390,000 from First Foundation to FirstSun, depending on the circumstances. The circumstances giving rise to the termination fee obligations are described in detail under “The Merger Agreement—Termination Fees” beginning on page 142.

Termination of the merger agreement could negatively affect FirstSun and First Foundation.

If the merger is not completed for any reason, whether before or after receipt of the requisite stockholder approvals, both FirstSun and First Foundation could be adversely affected. For example, each company’s business may have been disrupted by the diversion of management attention toward the merger and related integration planning, and each company may have foregone or delayed pursuing other strategic opportunities during the pendency of the merger. In addition, market confidence in either company, its relationships with customers, depositors, employees, or counterparties, and its competitive position could be negatively impacted.

Furthermore, if the merger agreement is terminated under certain circumstances, First Foundation may be required to pay FirstSun a termination fee of $31,390,000, and if terminated under certain other circumstances, FirstSun may be required to pay First Foundation a termination fee of $45,089,000. See “The Merger Agreement—Termination Fees” beginning on page 142.

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There can be no assurance that the merger agreement will not be terminated or that, if terminated, either FirstSun or First Foundation would not be required to pay a termination fee. In addition, the failure to complete the merger could result in additional costs, loss of key personnel, or other negative impacts on the ongoing business and financial condition of either company.

In connection with the merger, FirstSun will assume First Foundation’s and First Foundation Bank’s outstanding debt obligations, and the combined company’s level of indebtedness following the completion of the merger could adversely affect the combined company’s ability to manage its capital position and to meet its obligations under FirstSun’s existing indebtedness.

Upon the closing of the merger, FirstSun will assume First Foundation’s and First Foundation Bank’s outstanding indebtedness. FirstSun’s existing debt (including First Foundation’s and First Foundation Bank’s assumed indebtedness), together with any future incurrence of additional indebtedness, could have important consequences for the combined company’s creditors and stockholders. For example, it could:

•	limit the combined company’s ability to manage its available financing capacity for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;
•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;
•	restrict the combined company from paying dividends to its stockholders;
•	increase the combined company’s vulnerability to general economic and industry conditions; and
•	require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

First Foundation, and consequently, FirstSun will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty regarding the effect of the merger on employees and customers may adversely affect First Foundation and, consequently, the combined company. Such uncertainty may impair First Foundation’s ability to attract, retain, and motivate key personnel prior to the completion of the merger, and could cause customers and other business partners to seek to alter or terminate their relationships with First Foundation. Retaining certain employees may be particularly challenging while the merger is pending, as some may be uncertain about their future roles with the combined company. If key employees or customers depart due to uncertainty, integration challenges, or a desire not to remain with First Foundation or the combined company, the business of the combined company could be harmed.

In addition, subject to certain exceptions, First Foundation has agreed to operate its business in all material respects in the usual, regular, and ordinary course and to use reasonable best efforts to maintain and preserve its business organization and its current relationships with customers, regulators, employees, and other business partners prior to closing. See “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to First Foundation.

The merger agreement contains provisions that may discourage other companies from trying to acquire either First Foundation or FirstSun for greater merger consideration.

The merger agreement contains provisions that could discourage a third party from making an acquisition proposal for either First Foundation or FirstSun that might result in greater value to their respective stockholders than the merger or could cause a potential acquirer to propose a lower per-share price than it might otherwise offer in the absence of such provisions.

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These provisions include mutual “no-shop” restrictions, which generally prohibit each of First Foundation and FirstSun from soliciting, initiating, or knowingly encouraging inquiries or proposals with respect to, or engaging in discussions or negotiations regarding, any alternative acquisition proposal. These restrictions are subject to limited exceptions that permit each board of directors to consider a Superior Proposal if necessary to comply with its fiduciary duties.

In addition, if the merger agreement is terminated under certain circumstances involving a competing acquisition proposal or a change in either party’s board recommendation, First Foundation or FirstSun may be required to pay the other party a termination fee ($31,390,000 for First Foundation and $45,089,000 for FirstSun). See “The Merger Agreement—Termination Fees” beginning on page 142.

The shares of FirstSun common stock to be received by holders of First Foundation common stock as a result of the merger will have different rights from the shares of First Foundation common stock.

In the merger, holders of First Foundation common stock will become holders of FirstSun common stock and their rights as stockholders will be governed by Delaware law and the governing documents of the combined company. The rights associated with FirstSun common stock are different from the rights associated with First Foundation common stock and preferred stock. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 168 for a discussion of the different rights associated with FirstSun common stock.

Holders of First Foundation stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Upon completion of the merger, each First Foundation stockholder who receives shares of FirstSun common stock will become a FirstSun stockholder. Based on the number of shares of First Foundation common stock, preferred stock, warrants, and equity awards outstanding as of the FirstSun record date, the total number of shares of FirstSun common stock estimated to be issued to holders of First Foundation stock and equity awards in connection with, and subject to, the completion of the merger is approximately 18.96 million shares.

Based on (i) the number of outstanding shares of FirstSun common stock and First Foundation common stock (including shares of First Foundation preferred stock assumed to convert into FirstSun common stock and shares issuable upon settlement of First Foundation warrants and unvested equity awards) as of January 9, 2026, (ii) the exchange ratio of 0.16083, and (iii) after giving effect to the termination and cash-out of the First Foundation warrants, it is expected that legacy FirstSun stockholders will own approximately 59.5% and legacy First Foundation stockholders approximately 40.5% of the issued and outstanding shares of FirstSun common stock immediately following the merger.

As a result, First Foundation stockholders may have less influence over the management and policies of the combined company than they currently have over First Foundation. In addition, some former First Foundation stockholders may receive non-voting shares of FirstSun common stock to avoid exceeding applicable bank regulatory ownership thresholds, which would further limit their ability to influence the management and policies of the combined company.

Certain holders may receive non-voting common stock or modified warrant terms, which could affect their voting rights and potential investment returns.

In connection with the merger, each share of First Foundation’s Series A preferred stock and Series C non-voting common equity equivalent stock will be converted into FirstSun common stock based on the number of shares of First Foundation common stock into which such share was convertible immediately prior to the merger, multiplied by the exchange ratio. In addition, warrant holders have entered into a Warrant Exercise and Termination Agreement, pursuant to which their warrants will be exercised on a cashless basis and terminated in exchange for a combination of cash and First Foundation Series C preferred stock, which will then be converted into FirstSun common stock in the merger.

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Holders who would otherwise receive more than 4.99% of the outstanding FirstSun common stock upon completion of the merger may elect, by providing timely written notice, to receive non-voting FirstSun common stock for all or a portion of their shares above this threshold. As a result, certain holders may receive securities with different voting and economic characteristics than others, which may affect their ability to influence the combined company following the merger.

There may continue to be a limited trading market for FirstSun common stock, which could adversely affect the liquidity and value of your investment.

FirstSun common stock is listed on Nasdaq and trades on a daily basis. However, trading volume in FirstSun common stock has historically been more limited compared to larger publicly traded companies, and there can be no assurance regarding the level of future trading volume or the development of a more active trading market following the merger. Even if the stockholder base expands as a result of the merger, the liquidity of FirstSun common stock depends on the presence of willing buyers and sellers, which is outside of FirstSun’s control. Although the FirstSun stockholder base is expected to expand as a result of the merger, there can be no assurance that trading volumes will increase, that bid-ask spreads will narrow, or that a more active and liquid market for FirstSun common stock will develop or be sustained. Accordingly, First Foundation stockholders should consider the potential for continued variability in liquidity and price volatility with respect to FirstSun common stock following the merger, and there can be no assurance that stockholders will be able to sell their shares at the time or price they desire, including at prices that reflect or exceed the implied value of the exchange ratio.

The market price of FirstSun common stock after the merger may be affected by factors different from and in addition to those affecting the shares of First Foundation or FirstSun currently.

As a result of the merger, First Foundation stockholders will become holders of FirstSun common stock. FirstSun’s business differs from that of First Foundation. First Foundation’s business, assets, liabilities, financial condition, results of operations and prospects are of major significance with respect to the combined company. Accordingly, the business, assets, liabilities, financial condition, results of operations and prospects of the combined company and the market price of FirstSun common stock after the completion of the merger may be affected by factors different from and in addition to those currently affecting the independent business, assets, liabilities, financial condition, results of operations and prospects of FirstSun. Among other things, the net interest income, assets, such as securities and loans, and economic value of equity of the combined company are expected to have different sensitivities to changes in interest rates than the current sensitivities of net interest income, assets, such as securities and loans, and economic value of equity of FirstSun independently to changes in interest rates. For a discussion of the businesses of FirstSun and First Foundation and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus.

Issuance of shares of FirstSun common stock in connection with the merger may adversely affect the market price of FirstSun common stock.

In connection with the completion of the merger, FirstSun expects to issue approximately 18.7 million shares of FirstSun common stock to First Foundation stockholders and approximately 240.4 thousand shares of FirstSun common stock to holders of First Foundation equity awards. The issuance of these new shares will significantly increase the number of outstanding shares of FirstSun common stock, which could result in dilution to existing FirstSun stockholders. The increased supply of FirstSun common stock in the market, as well as any sales of these shares, could result in fluctuations in the market price of FirstSun common stock, including a possible decrease in the stock price. The market price may also be affected by investor perceptions regarding the merger, the combined company’s future prospects, and other factors described elsewhere in this joint proxy statement/prospectus.

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Risks Relating to FirstSun’s Business

You should read and consider risk factors specific to FirstSun’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” section of FirstSun’s Annual Report on Form 10-K for the year ended December 31, 2024, and in any updates to those risk factors set forth in FirstSun’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page iii of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to First Foundation’s Business

You should read and consider risk factors specific to First Foundation’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” section of First Foundation’s Annual Report on Form 10-K for the year ended December 31, 2024, and in any updates to those risk factors set forth in First Foundation’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page iii of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

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THE FIRSTSUN SPECIAL MEETING

Date, Time and Place of the FirstSun Special Meeting

The FirstSun special meeting will be held on February 27, 2026, at 9:30 a.m. Central Time and will be conducted solely by means of remote communication (virtual meeting) at www.virtualshareholdermeeting.com/FSUN2026SM. Instructions for accessing the virtual meeting, voting electronically during the meeting and submitting questions are provided in this joint proxy statement/prospectus and on your proxy card. On or about January 16, 2026, FirstSun commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the FirstSun special meeting.

Record Date; Shares Entitled to Vote; List of Stockholders

The FirstSun board of directors has fixed the close of business on January 9, 2026 as the record date for determining the holders of FirstSun common stock entitled to notice of and to vote at the FirstSun special meeting. Only holders of record of FirstSun common stock at the close of business on the record date will be entitled to vote at the meeting and at any adjournments or postponements thereof, provided that such shares remain outstanding on the date of the meeting. A list of stockholders entitled to vote will be available for examination during the meeting through the virtual meeting platform.

Purpose of the FirstSun Special Meeting; Matters to Be Considered

At the FirstSun special meeting, FirstSun common stockholders will be asked to consider and vote on:

•	a proposal to adopt the merger agreement and to approve the issuance of shares of FirstSun common stock in connection with the merger, which we refer to as the FirstSun merger proposal;

•	a proposal to approve an amendment to FirstSun’s certificate of incorporation to increase the number of authorized shares of FirstSun common stock, which we refer to as the FirstSun authorized common increase proposal;

•	a proposal to approve an amendment to FirstSun’s certificate of incorporation to create a class of non-voting common stock, which we refer to as the FirstSun non-voting common stock proposal; and

•	a proposal to approve the adjournment of the FirstSun special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the FirstSun merger proposal, the FirstSun authorized common increase proposal or the FirstSun non-voting common stock proposal, which we refer to as the FirstSun adjournment proposal.

Completion of the merger is conditioned on approval of each of the FirstSun merger proposal, the FirstSun authorized common increase proposal and the FirstSun non-voting common stock proposal, among other conditions. Completion of the merger is not conditioned on approval of the FirstSun adjournment proposal.

Recommendation of the FirstSun Board of Directors

The FirstSun board of directors unanimously recommends that FirstSun common stockholders vote “FOR” the FirstSun merger proposal, “FOR” the FirstSun authorized common increase proposal, “FOR” the FirstSun non-voting common stock proposal and “FOR” the FirstSun adjournment proposal. See “The Merger—FirstSun’s Reasons for the Merger” beginning on page 63.

FirstSun Record Date and Quorum

The FirstSun board of directors has fixed the close of business on January 9, 2026 as the record date for determining the holders of FirstSun common stock entitled to receive notice of, and to vote at, the FirstSun special meeting. As of the FirstSun record date, there were 27,887,337 shares of FirstSun common stock outstanding and entitled to vote at the FirstSun special meeting held by 333 holders of record.

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To transact business at the FirstSun special meeting, the presence, virtually or represented by proxy, of at least a majority of the total number of outstanding shares of FirstSun common stock entitled to vote at the FirstSun special meeting is necessary to constitute a quorum. Abstentions will be treated as present for purposes of determining the presence or absence of a quorum. Because the proposals are considered non-routine matters under applicable exchange rules, broker discretionary voting is not permitted and broker non-votes are not expected. If any broker non-votes occur, they will not be counted for purposes of determining whether a quorum exists. If a quorum is not present, the holders of a majority of the voting shares represented at the FirstSun special meeting, virtually or by proxy, may adjourn the meeting from time to time until a quorum is present.

FirstSun Voting Rights

Each share of FirstSun common stock entitles the holder to one vote on each proposal to be considered at the FirstSun special meeting.

Required Vote

Approval of the FirstSun merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of FirstSun common stock entitled to vote thereon.

Approval of the FirstSun authorized common increase proposal requires the affirmative vote of a majority of the issued and outstanding shares of FirstSun common stock entitled to vote thereon.

Approval of the FirstSun non-voting common stock proposal requires the affirmative vote of a majority of the issued and outstanding shares of FirstSun common stock entitled to vote thereon.

Assuming a quorum is present, approval of the FirstSun adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the FirstSun special meeting.

Voting by FirstSun’s Directors and Executive Officers

As of the FirstSun record date, directors and executive officers of FirstSun and their affiliates owned and were entitled to vote an aggregate of approximately 6,541,946 shares of FirstSun common stock, representing approximately 23.5% of the shares of FirstSun common stock outstanding on that date. FirstSun currently expects that its directors and executive officers will vote their shares in favor of the FirstSun merger proposal, the FirstSun authorized common increase proposal, the FirstSun non-voting common stock proposal and the FirstSun adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Treatment of Abstentions; Failure to Vote

For the FirstSun merger proposal, the FirstSun authorized common increase proposal, and the FirstSun non-voting common stock proposal, an abstention or failure to vote, either virtually or by proxy, will have the same effect as a vote “AGAINST” such proposal. For the FirstSun adjournment proposal, an abstention will have no effect on the proposal. Because broker discretionary voting is not permitted on any of the proposals, broker non-votes are not expected.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a FirstSun stockholder authorizes the persons named in the enclosed proxy card to vote its shares of FirstSun common stock at the FirstSun special meeting in the manner such stockholder directs. A FirstSun stockholder may vote by proxy or virtually at the FirstSun special meeting. If you hold your shares of FirstSun common stock in your name as a record holder, you may submit a proxy prior to the FirstSun special meeting by any of the following methods:

•	By mail: Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

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•	By telephone: Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on February 26, 2026. Have your proxy card available when you call and follow the instructions.

•	Via the Internet: Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on February 26, 2026. Have your proxy card available when you access www.virtualshareholdermeeting.com/FSUN2026SM and follow the instructions to obtain your records and to create an electronic voting instruction form.

When a properly executed proxy is returned prior to the FirstSun special meeting, the shares of FirstSun common stock represented by it will be voted at the FirstSun special meeting in accordance with the instructions on the proxy card. If a proxy is returned without indication as to how to vote, the shares represented by the proxy will be voted as recommended by the FirstSun board of directors.

Shares Held in “Street Name”; Broker Non-Votes

If your shares of FirstSun common stock are held in “street name” by a broker, bank or other nominee, you should follow the voting instructions provided by that firm and check whether it offers telephone or Internet voting. Under applicable exchange rules, your broker, bank or other nominee may not vote your shares on any of the proposals without your specific instructions. If you do not provide voting instructions, your shares will not be voted on any proposal at the FirstSun special meeting (a broker non-vote). Because there are no routine matters to be voted on at the FirstSun special meeting, brokers will not have discretionary authority to vote on any proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the FirstSun merger proposal, the FirstSun authorized common increase proposal, and the FirstSun non-voting common stock proposal, and will have no effect on the FirstSun adjournment proposal.

Your Vote Is Very Important

Your vote is very important, regardless of the number of shares of FirstSun common stock you own. Accordingly, each FirstSun stockholder should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote via the Internet or by telephone as soon as possible, whether or not you plan to attend the FirstSun special meeting virtually.

Revocability of Proxies and Changes to a FirstSun Stockholder’s Vote

If you are the owner of record of your shares and have submitted your proxy and would like to revoke it, you may do so before your shares of FirstSun common stock are voted at the FirstSun special meeting by taking any of the following actions:

•	delivering a written notice bearing a date later than the date of your proxy to the Corporate Secretary of FirstSun stating that you revoke your proxy, which notice must be received by FirstSun prior to the beginning of the FirstSun special meeting;

•	completing, signing, dating and returning to the Corporate Secretary of FirstSun a new proxy card relating to the same shares of FirstSun common stock and bearing a later date, which new proxy card must be received by FirstSun prior to the beginning of the FirstSun special meeting;

•	casting a new vote by telephone or via the Internet at any time before 11:59 p.m. Eastern Time on the day before the FirstSun special meeting; or

•	attending the FirstSun special meeting virtually and voting electronically, although attendance at the FirstSun special meeting will not, by itself, revoke a proxy.

If you choose to send a written notice of revocation or to mail a new proxy to FirstSun, you must submit your notice of revocation or your new proxy to FirstSun Capital Bancorp, Attention: Corporate Secretary, FirstSun Capital Bancorp, 1400 16th Street, Suite 250, Denver, Colorado 80202, and it must be received at any time before the vote is taken at the FirstSun special meeting.

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If you have instructed a broker, bank or other nominee to vote your shares of FirstSun common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Attending the Virtual FirstSun Special Meeting

All FirstSun stockholders of record as of the FirstSun record date, or their duly appointed proxies, may attend the virtual FirstSun special meeting. To attend, vote, and submit questions during the virtual meeting, please go to www.virtualshareholdermeeting.com/FSUN2026SM and enter the control number printed on your Notice of Internet Availability, proxy card or voting instruction form. The webcast will begin promptly at 9:30 a.m. Central Time on February 27, 2026, and online check-in will open at 9:15 a.m. Central Time. A list of stockholders of record will be available for inspection during the meeting through the virtual meeting website. Technical support information will be available on the meeting website.

Inspector of Election; Tabulation of Votes

All votes properly cast and all proxies properly submitted and unrevoked will be tabulated by the inspector of election appointed for the FirstSun special meeting. The inspector of election will determine the presence of a quorum, the validity of proxies and ballots and the results of the voting.

Solicitation of Proxies

The cost of solicitation of proxies for the FirstSun special meeting will be borne by FirstSun. FirstSun will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of FirstSun common stock. FirstSun has not engaged any proxy solicitation firm in connection with the solicitation of proxies. In addition, FirstSun’s directors, officers and employees may solicit proxies by mail, telephone, facsimile, electronic mail or personal contact, but no additional compensation will be paid to them for doing so.

Adjournments and Postponements

The FirstSun special meeting may be adjourned or postponed from time to time, including to solicit additional proxies if there are insufficient votes to approve any of the FirstSun merger proposal, the FirstSun authorized common increase proposal or the FirstSun non-voting common stock proposal. If the FirstSun special meeting is adjourned or postponed, your proxy will remain valid and may be voted at the adjourned or postponed meeting unless you have revoked it.

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FIRSTSUN PROPOSALS

Proposal 1 — FirstSun Merger Proposal

At the FirstSun special meeting, the FirstSun stockholders will be asked to adopt the Agreement and Plan of Merger, dated as of October 27, 2025, by and between FirstSun and First Foundation, and to approve the issuance of shares of FirstSun common stock as merger consideration pursuant to the merger agreement (the FirstSun merger proposal). FirstSun stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the FirstSun board of directors approved the merger agreement and declared it advisable, authorized and approved the merger and the transactions contemplated thereby, and determined that the merger agreement and the merger are fair to, advisable and in the best interests of FirstSun and its stockholders. In reaching its decision, the FirstSun board of directors considered a number of factors, which are described under “The Merger—FirstSun’s Reasons for the Merger” beginning on page 63.

The FirstSun board of directors unanimously recommends that FirstSun stockholders vote “FOR” the FirstSun merger proposal.

Required Vote

Approval of the FirstSun merger proposal requires the affirmative vote of a majority of the outstanding shares of FirstSun common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as votes cast “AGAINST” this proposal.

Proposal 2 — FirstSun Authorized Common Increase Proposal

FirstSun stockholders are being asked to approve an amendment to Article IV, Section 4.01 of FirstSun’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of FirstSun common stock, par value $0.0001 per share, from 50,000,000 shares to 80,000,000 shares. The number of authorized shares of FirstSun preferred stock, par value $0.0001 per share, will remain 10,000,000 shares. This proposal is referred to as the FirstSun authorized common increase proposal.

This authorized share increase is being presented in connection with the merger. FirstSun currently has a sufficient number of authorized and unissued shares of FirstSun common stock to issue the merger consideration and to assume and convert First Foundation equity awards in accordance with the merger agreement. However, the merger will result in the issuance of a substantial number of shares of FirstSun common stock, which will significantly reduce the number of authorized shares that will remain available after closing.

Following the merger, FirstSun would have limited flexibility to issue shares for general corporate purposes, including equity compensation, capital planning, and potential strategic opportunities, unless the authorized share amount is increased at this time. This authorized common increase proposal is therefore intended to ensure appropriate post-closing capital structure flexibility.

Condition to Completion of the Merger

Although FirstSun currently has a sufficient number of authorized shares of FirstSun common stock to issue the merger consideration and to assume and convert First Foundation equity awards, the merger agreement requires that FirstSun stockholders approve this amendment to increase the number of authorized shares of FirstSun common stock as a condition to closing.

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Text of Proposed Amendment

The full text of the amendment to increase the authorized shares of FirstSun common stock is set forth in the Certificate of Amendment attached as Annex E to this joint proxy statement/prospectus.

Purpose of the Amendment

The board of directors of FirstSun believes that it is important for FirstSun to maintain an appropriate level of authorized but unissued shares of FirstSun common stock following the merger. The merger will reduce the number of authorized shares of FirstSun common stock that remain available, and without this amendment, FirstSun may not have adequate flexibility to:

•	grant future awards under FirstSun’s equity compensation plans,
•	respond to potential regulatory capital needs,
•	support future growth or strategic transactions, or
•	otherwise act in the long-term interests of FirstSun stockholders.

Effect on Existing Stockholders

This proposal does not itself result in the issuance of any shares of FirstSun common stock. Any future issuances of FirstSun common stock will be subject to approval by the FirstSun board of directors and, where applicable, compliance with Nasdaq listing rules.

Stockholders of FirstSun do not have preemptive rights.

Required Vote

Approval of the FirstSun authorized common increase proposal requires the affirmative vote of a majority of the outstanding shares of FirstSun common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as votes cast “AGAINST” this proposal.

Effect of Failure to Approve the Proposal

Approval of this proposal is a condition to the completion of the merger under the merger agreement. If this proposal is not approved by FirstSun stockholders, the merger will not be completed, unless the merger agreement is amended, which is not currently contemplated and is not assured.

The FirstSun board of directors unanimously recommends that FirstSun stockholders vote “FOR” the FirstSun authorized common increase proposal.

Proposal 3 — FirstSun Non-Voting Common Stock Proposal

FirstSun stockholders are being asked to approve an amendment to Article IV of FirstSun’s Amended and Restated Certificate of Incorporation to authorize a class of non-voting common stock, par value $0.0001 per share (the “non-voting common stock”), and to authorize 20,000,000 shares of such non-voting common stock (which is in addition to the 80,000,000 shares of authorized common stock requested in the FirstSun authorized common increase proposal). This proposal is referred to as the FirstSun non-voting common stock proposal.

The non-voting common stock will have the powers, rights, preferences and limitations set forth in Exhibit A to the Certificate of Amendment, the form of which is attached to this joint proxy statement/prospectus as Annex E.

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Condition to Completion of the Merger

The merger agreement requires that FirstSun stockholders approve the amendment to authorize the non-voting common stock as a condition to closing, in order to permit eligible First Foundation stockholders to elect to receive non-voting common stock in lieu of common stock to avoid exceeding the 4.99% ownership threshold.

Purpose of the Non-Voting Common Stock

As described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Merger Consideration,” holders of First Foundation stock who would otherwise receive, as a result of the merger, shares of FirstSun common stock that would cause such holder to own more than 4.99% of the total outstanding shares of FirstSun common stock immediately following the merger may elect to receive shares of non-voting common stock in lieu of the portion of such shares that would exceed the 4.99% ownership threshold.

This election mechanism is intended to enable certain First Foundation stockholders to avoid exceeding bank regulatory, charter, contractual, or policy-based ownership limitations while still receiving full economic value of the merger consideration.

The creation of the non-voting common stock is therefore being submitted in connection with the merger to accommodate such elections. This proposal does not affect the exchange ratio or the aggregate value of the merger consideration.

Summary of Key Characteristics of the Non-Voting Common Stock

As set forth in Exhibit A to the Certificate of Amendment:

•	non-voting common stock will have no voting rights except as required by the Delaware General Corporation Law.
•	non-voting common stock will be economically equivalent to FirstSun common stock (including with respect to dividends and liquidation rights).
•	non-voting common stock may be converted into common stock on a one-for-one basis to the extent such conversion would not result in the holder exceeding the 4.99% ownership threshold, or as otherwise permitted under the terms set forth in Exhibit A to the Certificate of Amendment, which is Annex E of this joint proxy statements/prospectus.

Text of Amendment

The full text of the amendment to authorize the non-voting common stock and add Exhibit A to the Certificate of Amendment describing its rights is contained in Annex E to this joint proxy statement/prospectus.

Effect on Existing Stockholders

This proposal does not modify the rights of existing holders of FirstSun common stock. Existing stockholders of FirstSun do not have preemptive rights to purchase shares of any class of FirstSun capital stock.

Required Vote

Approval of the FirstSun non-voting common stock proposal requires the affirmative vote of a majority of the outstanding shares of FirstSun common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as votes cast “AGAINST” this proposal.

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Effect of Failure to Approve the Proposal

Approval of this proposal is a condition to the completion of the merger under the merger agreement. If this proposal is not approved by FirstSun stockholders, the merger will not be completed, unless the merger agreement is amended, which is not currently contemplated and is not assured.

The FirstSun board of directors unanimously recommends that FirstSun stockholders vote “FOR” the FirstSun non-voting common stock proposal.

Proposal 4 — FirstSun Adjournment Proposal

FirstSun stockholders will be asked to approve a proposal to adjourn the FirstSun special meeting, if necessary or appropriate, to solicit additional proxies in favor of the FirstSun merger proposal, the FirstSun authorized common increase proposal, or the FirstSun non-voting common stock proposal (the FirstSun adjournment proposal).

Assuming a quorum is present, approval of the FirstSun adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal.

The FirstSun board of directors unanimously recommends that FirstSun stockholders vote “FOR” the FirstSun adjournment proposal.

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FIRST FOUNDATION SPECIAL MEETING

Date, Time and Place of the First Foundation Special Meeting

The First Foundation special meeting will be held on February 27, 2026, at 18101 Von Karman Avenue, 2nd floor conference room, Irvine, California 92612 at 8:00 a.m. Pacific Time. On or about January 16, 2026, First Foundation commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the First Foundation special meeting.

Record Date; Shares Entitled to Vote; List of Stockholders

The First Foundation board of directors has fixed the close of business on January 9, 2026 as the record date for determining the holders of First Foundation common stock entitled to notice of and to vote at the First Foundation special meeting. Only holders of record of First Foundation common stock at the close of business on the record date will be entitled to vote at the meeting and at any adjournments or postponements thereof, provided that such shares remain outstanding on the date of the meeting.

Purpose of the First Foundation Special Meeting; Matters to Be Considered

At the First Foundation special meeting, First Foundation common stockholders will be asked to consider and vote on:

•	a proposal to adopt the merger agreement, which we refer to as the First Foundation merger proposal;

•	a non-binding, advisory proposal to approve the compensation that may be paid or become payable to First Foundation’s named executive officers in connection with the merger, as required by Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(c) thereunder, which we refer to as the First Foundation merger compensation proposal;

•	a proposal to adjourn or postpone the First Foundation special meeting, if necessary or appropriate, to solicit additional proxies in favor of the First Foundation merger proposal, which we refer to as the First Foundation adjournment proposal; and

•	a proposal to approve, on a non-binding, advisory basis, an amendment to FirstSun’s certificate of incorporation to (1) increase the number of authorized shares of FirstSun’s common stock and (2) to create a class of FirstSun non-voting common stock, which we refer to as the First Foundation amendment proposal.

Completion of the merger is conditioned on approval of the First Foundation merger proposal, among other conditions. Completion of the merger is not conditioned on approval of the First Foundation merger compensation proposal, the First Foundation adjournment proposal, and the First Foundation amendment proposal.

Recommendation of the First Foundation Board of Directors

The First Foundation board of directors unanimously recommends that First Foundation common stockholders vote “FOR” the First Foundation merger proposal, “FOR” the First Foundation merger compensation proposal, “FOR” the First Foundation adjournment proposal and “FOR” the First Foundation amendment proposal. See “The Merger—First Foundation’s Reasons for the Merger” beginning on page 66.

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First Foundation Record Date and Quorum

The First Foundation board of directors has fixed the close of business on January 9, 2026 as the record date for determining the holders of First Foundation common stock entitled to receive notice of, and to vote at, the First Foundation special meeting. As of the First Foundation record date, there were 82,884,401 shares of First Foundation common stock outstanding and entitled to vote at the First Foundation special meeting held by 819 holders of record.

To transact business at the First Foundation special meeting, the presence, in person or represented by proxy, of holders of a majority of the voting power entitled to vote at the meeting is necessary to constitute a quorum for the First Foundation special meeting. Abstentions will be treated as present for purposes of determining the presence or absence of a quorum. Because the proposals are considered non-routine matters under applicable exchange rules, broker discretionary voting is not permitted and broker non-votes are not expected. If any broker non-votes occur, they will be counted as present for purposes of determining whether a quorum exists, to the extent permitted by applicable law or the rules of the applicable stock exchange. If a quorum is not present, the holders of a majority of the voting shares represented at the First Foundation special meeting, in person or by proxy, may adjourn the meeting from time to time until a quorum is present.

First Foundation Voting Rights

Each share of First Foundation common stock entitles the holder to one vote on each proposal to be considered at the First Foundation special meeting.

Required Vote

Approval of the First Foundation merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of First Foundation common stock entitled to vote thereon.

Assuming a quorum is present, approval of the First Foundation merger compensation proposal requires the affirmative vote of holders of a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the First Foundation special meeting.

Assuming a quorum is present, approval of the First Foundation adjournment proposal requires the affirmative vote of holders of a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the First Foundation special meeting.

Assuming a quorum is present, approval of the First Foundation amendment proposal requires the affirmative vote of holders of a majority of voting power entitled to vote thereon, present in person or represented by proxy, at the First Foundation special meeting.

Voting by First Foundation’s Directors and Executive Officers

As of the First Foundation record date, directors and executive officers of First Foundation and their affiliates owned and were entitled to vote an aggregate of approximately 11,426,953 shares of First Foundation common stock, representing approximately 14% of the shares of First Foundation common stock outstanding on that date. First Foundation currently expects that its directors and executive officers will vote their shares in favor of the First Foundation merger proposal, the First Foundation merger compensation proposal and the First Foundation adjournment proposal.

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Treatment of Abstentions; Failure to Vote

For the First Foundation merger proposal, an abstention or failure to vote, either in person or by proxy, will have the same effect as a vote “AGAINST” such proposal. For the First Foundation merger compensation proposal, the First Foundation adjournment proposal and the First Foundation amendment proposal, an abstention will be considered present but not voted affirmatively and thus will have the effect of a vote “AGAINST” the proposal. Because broker discretionary voting is not permitted on any of the proposals, broker non-votes are not expected. If any broker non-votes occur, they will not be counted as present for purposes of determining the outcome of these proposals (except for establishing a quorum).

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a First Foundation stockholder authorizes the persons named in the enclosed proxy card to vote its shares of First Foundation common stock at the First Foundation special meeting in the manner such stockholder directs. A First Foundation common stockholder may vote by proxy or in person at the First Foundation special meeting. If you hold your shares of First Foundation common stock in your name as a record holder, you may submit a proxy prior to the First Foundation special meeting by any of the following methods:

•	By mail: Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

•	By telephone: Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on February 26, 2026. Have your proxy card available when you call and follow the instructions.

•	Via the Internet: Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on February 26, 2026. Have your proxy card available when you access www.proxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form.

When a properly executed proxy is returned prior to the First Foundation special meeting, the shares of First Foundation common stock represented by it will be voted at the First Foundation special meeting in accordance with the instructions on the proxy card. If a proxy is returned without indication as to how to vote, the shares represented by the proxy will be voted as recommended by the First Foundation board of directors.

Shares Held in “Street Name”; Broker Non-Votes

If your shares of First Foundation common stock are held in “street name” by a broker, bank or other nominee, you should follow the voting instructions provided by that firm and check whether it offers telephone or Internet voting. Under applicable exchange rules, your broker, bank or other nominee may not vote your shares on any of the proposals without your specific instructions. If you do not provide voting instructions, your shares will not be voted on any proposal at the First Foundation special meeting (a broker non-vote). Broker non-votes, if any, will have the same effect as a vote “AGAINST” the First Foundation merger proposal and will have no effect on the First Foundation merger compensation proposal, and the First Foundation adjournment proposal.

Your Vote Is Very Important

Your vote is very important, regardless of the number of shares of First Foundation common stock you own. Accordingly, each First Foundation common stockholder should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote via the Internet or by telephone as soon as possible, whether or not you plan to attend the First Foundation special meeting.

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Revocability of Proxies and Changes to a First Foundation Stockholder’s Vote

If you are the owner of record of your shares and have submitted your proxy and would like to revoke it, you may do so before your shares of First Foundation common stock are voted at the First Foundation special meeting by taking any of the following actions:

•	delivering a written notice bearing a date later than the date of your proxy to the Corporate Secretary of First Foundation stating that you revoke your proxy, which notice must be received by First Foundation prior to the beginning of the First Foundation special meeting;

•	completing, signing, dating and returning to the Corporate Secretary of First Foundation a new proxy card relating to the same shares of First Foundation common stock and bearing a later date, which new proxy card must be received by First Foundation prior to the beginning of the First Foundation special meeting;

•	casting a new vote by telephone or via the Internet at any time before 11:59 p.m. Eastern Time on the day before the First Foundation special meeting; or

•	attending the First Foundation special meeting and notifying the election officials that you wish to revoke your proxy and vote in person, although attendance at the First Foundation special meeting will not, by itself, revoke a proxy.

If you choose to send a written notice of revocation or to mail a new proxy to First Foundation, you must submit your notice of revocation or your new proxy to First Foundation Inc., Attention: Corporate Secretary, First Foundation Inc., 5221 N. O’Connor Blvd., Suite 1375 Irving, Texas, and it must be received at any time before the vote is taken at the First Foundation special meeting.

If you have instructed a broker, bank or other nominee to vote your shares of First Foundation common stock, you must follow the directions you receive from your broker, bank or other nominee to change or revoke your vote.

Attending the First Foundation Special Meeting

All shareholders of First Foundation as of the First Foundation record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the First Foundation record date, are invited to attend the First Foundation special meeting. Shareholders of record of First Foundation common stock can vote in person at the First Foundation special meeting. If you are not a shareholder of record as of the First Foundation record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the First Foundation special meeting. If you plan to attend the First Foundation special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, all First Foundation shareholders must bring a form of personal photo identification with you to be admitted. First Foundation reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the First Foundation special meeting is prohibited without First Foundation’s express written consent.

 A First Foundation shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee who desires to attend the First Foundation special meeting in person must bring proof of beneficial ownership as of the First Foundation record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

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Inspector of Election; Tabulation of Votes

All votes properly cast and all proxies properly submitted and unrevoked will be tabulated by the inspector of election appointed for the First Foundation special meeting. The inspector of election will determine the presence of a quorum, the validity of proxies and ballots and the results of the voting.

Solicitation of Proxies

The cost of solicitation of proxies for the First Foundation special meeting will be borne by First Foundation. First Foundation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of First Foundation common stock. First Foundation has engaged Okapi Partners LLC to assist in the solicitation of proxies for a fee of approximately $12,500 plus reasonable out-of-pocket expenses. In addition, First Foundation’s directors, officers and employees may solicit proxies by mail, telephone, facsimile, electronic mail or personal contact, but no additional compensation will be paid to them for doing so.

Adjournments and Postponements

The First Foundation special meeting may be adjourned or postponed from time to time, including to solicit additional proxies if there are insufficient votes to approve any of the First Foundation merger proposal. If the First Foundation special meeting is adjourned or postponed, your proxy will remain valid and may be voted at the adjourned or postponed meeting unless you have revoked it.

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FIRST FOUNDATION PROPOSALS

Proposal 1 — First Foundation Merger Proposal

At the First Foundation special meeting, the First Foundation common stockholders will be asked to adopt the Agreement and Plan of Merger, dated as of October 27, 2025, by and between FirstSun and First Foundation (the “First Foundation merger proposal”). First Foundation stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the First Foundation board of directors approved the merger agreement and declared it advisable, authorized and approved the merger and the transactions contemplated thereby, and determined that the merger agreement and the merger are fair to, advisable and in the best interests of First Foundation and its stockholders. In reaching its decision, the First Foundation board of directors considered a number of factors, which are described under “The Merger—First Foundation’s Reasons for the Merger” beginning on page 66.

The First Foundation board of directors unanimously recommends that First Foundation common stockholders vote “FOR” the First Foundation merger proposal.

Proposal 2 — First Foundation Merger Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, First Foundation is seeking a non-binding, advisory stockholder approval of the compensation of First Foundation’s named executive officers that is based on or otherwise relates to the merger. The proposal gives holders of First Foundation common stock the opportunity to express their views on the merger-related compensation of First Foundation’s named executive officers. This compensation is summarized in the table entitled “The Merger—Interests of First Foundation’s Directors and Executive Officers in the Merger—Say-on-Pay” that begins on page 112, including the associated narrative disclosure.

Accordingly, First Foundation is recommending holders of First Foundation common stock to vote FOR the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to First Foundation’s named executive officers, in connection with the merger, as disclosed in the table entitled “Say-on-Pay” that begins on page 112 of the joint proxy statement/prospectus for the merger, together with the accompanying footnotes and narrative discussion relating to the named executive officers’ golden parachute compensation and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of First Foundation’s Directors and Executive Officers in the Merger—Say-on-Pay” are hereby APPROVED.”

The vote on the advisory First Foundation merger compensation proposal is a vote separate and apart from the votes on the First Foundation merger proposal and the First Foundation adjournment proposal. Accordingly, if you are a holder of First Foundation common stock, you may vote to approve the First Foundation merger proposal and/or the First Foundation adjournment proposal and vote not to approve the First Foundation merger compensation proposal, and vice versa. The approval of the First Foundation merger compensation proposal by holders of First Foundation common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to First Foundation’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of First Foundation common stock fail to approve the advisory vote regarding merger-related compensation.

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Proposal 3 — First Foundation Adjournment Proposal

First Foundation common stockholders will be asked to approve a proposal to adjourn the First Foundation special meeting, if necessary or appropriate, to solicit additional proxies in favor of the First Foundation merger proposal (the “First Foundation adjournment proposal”).

The First Foundation board of directors unanimously recommends that First Foundation common stockholders vote “FOR” the First Foundation adjournment proposal.

Proposal 4 — First Foundation Amendment Proposal

First Foundation stockholders are being asked to approve, on a non-binding, advisory basis, an amendment to Article IV, Section 4.01 of FirstSun’s Amended and Restated Certificate of Incorporation (the “amendment”), as amended, to do the following:

•	Increase the number of authorized shares of FirstSun common stock, par value $0.0001 per share, from 50,000,000 shares to 80,000,000 shares, and

•	Authorize a class of non-voting common stock, par value $0.0001 per share, and authorize 20,000,000 shares of such non-voting common stock.

While FirstSun currently has sufficient authorized shares to issue the merger consideration and assume First Foundation equity awards, the merger will result in the issuance of a substantial number of shares of FirstSun common stock, significantly reducing the number of authorized shares available for future use. Increasing the authorized common shares now will provide flexibility for FirstSun for future equity compensation awards, regulatory capital planning, strategic transactions and growth initiatives and other corporate purposes in the long-term interests of stockholders.

In addition, the authorization of non-voting common stock is intended to accommodate certain First Foundation stockholders who, as a result of the merger, would otherwise exceed the 4.99% ownership threshold. These stockholders may elect to receive non-voting common stock in lieu of common stock for the portion exceeding 4.99%, thereby avoiding regulatory, charter, or policy-based ownership limitations while preserving full economic value of the merger consideration. This will not affect the exchange ratio or aggregate merger consideration.

The full text of the amendment is set forth in the Certificate of Amendment attached as Annex E to this joint proxy statement/prospectus.

Although the amendment relates to FirstSun’s certificate of incorporation, FirstSun is not seeking approval of the amendment from First Foundation stockholders in their capacity as securityholders of FirstSun. Rather, because the amendment is directly related to the capitalization structure of the combined company and is integral to the overall transaction presented to First Foundation stockholders, First Foundation is requesting an advisory, non-binding vote from its stockholders to provide input on these changes to FirstSun’s governing documents. This advisory vote is intended to give First Foundation stockholders an opportunity to express their views on certain post-closing capitalization matters that will apply to them as future stockholders of FirstSun following completion of the merger. The results of this advisory vote will not obligate FirstSun to implement or abandon the amendment, and the FirstSun board of directors will retain full authority under applicable law to determine whether to effect the amendment.

This advisory vote on the First Foundation amendment proposal is a vote separate and apart from the votes on the First Foundation merger proposal and the First Foundation adjournment proposal. Accordingly, if you are a holder of First Foundation common stock, you may vote to approve the First Foundation merger proposal and/or the First Foundation adjournment proposal and vote not to approve the First Foundation amendment proposal, and vice versa. The approval of the First Foundation amendment proposal by holders of First Foundation common stock is not a condition to the completion of the merger.

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THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the FirstSun board of directors and the First Foundation board of directors has approved the merger agreement. Under the merger agreement, First Foundation will merge with and into FirstSun, with FirstSun continuing as the surviving corporation (the “merger”). Immediately following completion of the merger, First Foundation’s wholly owned subsidiary, First Foundation Bank, a California state-chartered bank, will merge with and into FirstSun’s wholly owned subsidiary, Sunflower Bank, National Association, a national banking association, with Sunflower Bank continuing as the surviving bank (the “bank merger”).

If the merger is completed, each outstanding share of First Foundation common stock issued and outstanding immediately prior to the effective time of the merger (except for shares owned by First Foundation or FirstSun or any of their respective wholly owned subsidiaries, other than shares (i) held by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in respect of debts previously contracted, which shares will be cancelled) will be converted into the right to receive 0.16083 of a share of FirstSun common stock, plus cash in lieu of any fractional shares.

No fractional shares of FirstSun common stock will be issued in the merger. Instead, each First Foundation stockholder who otherwise would have received a fractional share will receive an amount in cash (without interest) equal to the fractional portion multiplied by the average of the closing-sale prices of FirstSun common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the closing date, as reported by The Wall Street Journal (or another mutually agreed source), multiplied by the exchange ratio.

In addition, each outstanding share of First Foundation Series A Noncumulative Convertible Preferred Stock and each outstanding share of First Foundation Series C Non-Voting Common Equity Equivalent Stock, which are currently convertible into First Foundation common stock at the rate of 1,000 shares of First Foundation common stock per share of preferred stock, will be converted into the right to receive 0.16083 of a share of FirstSun common stock for the number of shares of First Foundation common stock into which such shares were convertible immediately prior to the effective time, subject to the same cancellation provisions described above. If the conversion rate of First Foundation preferred stock to First Foundation common stock is adjusted prior to the closing of the merger, the exchange ratio would be proportionately adjusted.

Based on (i) the number of outstanding shares of FirstSun common stock and First Foundation common stock (including shares of First Foundation preferred stock assumed to convert into FirstSun common stock and shares issuable upon settlement of unvested First Foundation equity awards) as of November 30, 2025, (ii) the exchange ratio of 0.16083, and (iii) after giving effect to the termination and cash-out of the First Foundation warrants, it is expected that legacy FirstSun stockholders will own approximately 59.5% and legacy First Foundation stockholders approximately 40.5% of the issued and outstanding shares of FirstSun common stock immediately following the merger.

FirstSun and First Foundation stockholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including the conditions to completion of the merger and the provisions for terminating or amending the merger agreement.

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Background of the Merger

Over the years, First Foundation and FirstSun have maintained intermittent dialogue regarding potential opportunities for a strategic partnership. In 2022 and 2023, First Foundation and FirstSun engaged in discussions regarding a potential merger and conducted due diligence to evaluate strategic alignment and transaction feasibility. These discussions included a review of financial performance, market positioning, and integration considerations. After assessing the potential benefits and challenges, the parties determined that their respective strategic visions for the combined company were not aligned at the time, and the merger discussions were discontinued. KBW was FirstSun’s financial advisor during these discussions, and Stephens was First Foundation’s financial advisor during these discussions.

In connection with First Foundation’s ongoing evaluation of business objectives, near- and long-term strategies, value prospects, and the recent change in leadership, First Foundation senior management began planning in January and February of 2025 for a comprehensive strategic review to be presented in the May 2025 board of directors meeting. The topics to be addressed were to include First Foundation’s businesses and prospects, as well as macroeconomic, banking industry, and regulatory factors that could likely influence the strategic options available for First Foundation to consider and possibly pursue. The goal of the analysis was to identify various strengths, weaknesses, opportunities, and threats to the First Foundation banking and wealth management platforms, as well as to identify possible pathways to enhance stockholder value. As part of the review, senior management would consider and evaluate various strategic alternatives, including performance improvement, balance sheet repositioning, lateral hiring of proven lending teams, organic growth, capital allocation, divestitures of non-core businesses, and other business combination transactions.

Similarly, FirstSun’s board of directors and senior management have from time to time engaged in reviews and discussions of long-term strategies and objectives and have considered ways to enhance FirstSun’s performance and prospects in light of competitive, regulatory and other relevant developments, all with the goal of increasing long-term value for FirstSun’s stockholders. For FirstSun, these reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives and the potential benefits and risks of any such transactions.

In February and March of 2025, First Foundation senior management met with representatives of KBW to discuss possible strategies for First Foundation to reduce the concentration of CRE-backed loans relative to total risk-based capital, as well as alternative sources of funding to lessen First Foundation’s reliance on its relatively large wholesale deposit relationships. First Foundation senior management expressed interest in continued efforts to reduce wholesale funding reliance, add new sources of deposits, and diversify the loan portfolio to reduce multi-family real estate lending through loan sales and additional securitizations.

During this same time, given its recently expanded branch footprint in Southern California, FirstSun began to focus on potential merger partners that would enhance FirstSun’s presence in this market, including First Foundation and First Foundation Bank, which has an established branch footprint and deposit base in Southern California.

On February 24, 2025, Neal Arnold (“Mr. Arnold”) met with Thomas Shafer (“Mr. Shafer”) to re-introduce FirstSun to First Foundation and to discuss Mr. Arnold’s interest in further expanding the FirstSun footprint into the California market. During the conversation, Mr. Shafer highlighted, among other things, the strength of First Foundation’s wealth management business and its strategic importance within commercial banking. This discussion occurred against the backdrop of ongoing CEO-level conversations with their respective boards of directors regarding long-term strategic priorities, including geographic expansion and diversification of revenue streams in a rapidly evolving banking landscape. Mr. Shafer and Mr. Arnold discussed various challenges facing the industry, including competitive pressures, credit quality considerations and actual performance trends. Both sides acknowledged that certain challenges, particularly those related to growth and market dynamics, were not receding and would require proactive strategies, such as strategic partnerships to achieve scale and diversification, to address. As a result of these discussions, FirstSun and First Foundation agreed to engage in further discussions regarding a possible transaction.

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Between March 4 and 14, 2025, senior management of First Foundation met with representatives of KBW to discuss a potential combination of First Foundation and FirstSun, including the strategic rationale for both parties, the potential financial impact of such a merger, the potential transaction structures available, and possible next steps, which included an in-person meeting between the management of First Foundation and representatives of KBW for management to evaluate the possibility of a merger with FirstSun in greater detail with KBW’s assistance.

On March 14, 2025, Mr. Shafer and Mr. Arnold met in Atlanta, Georgia with representatives of KBW and Nelson Mullins also in attendance, to discuss a potential all-stock merger between First Foundation and FirstSun. The meeting included a comprehensive review of each company’s operations and recent developments, as well as illustrative merger structures for mutual consideration. Topics covered included the strategic rationale for the transaction, anticipated financial impact on both institutions and their respective stockholder groups, form of consideration, combined balance sheet and earnings capacity, potential synergies, complementary business “fit”, and long-term growth prospects for the combined organization. Mr. Shafer and Mr. Arnold also discussed contributions by each entity and reviewed preliminary assumptions and ranges of potential outcomes. Additional considerations included the complexities of merger-related purchase accounting, potential asset sales to reduce CRE concentration, treatment of First Foundation’s capital instruments (including preferred stock and warrants), runoff of higher-cost and non-core funding, and opportunities for organic loan growth. No specific proposal regarding price, ownership split or other transaction terms was made by either party. Both Mr. Shafer and Mr. Arnold agreed that the potential merger warranted further evaluation, and each committed to reviewing next steps, including the execution of non-disclosure agreements, and sharing observations with their respective boards of directors.

On March 19, 2025, Mr. Shafer participated in an introductory call with the CEO of another bank, which was coordinated by Jefferies Group LLC (“Jefferies”). Following the discussion, both parties determined that they were not interested in pursuing further conversations.

On March 25, 2025, Mr. Shafer discussed with members of the First Foundation board of directors a preliminary merger concept between First Foundation and FirstSun. He summarized his conversations with Mr. Arnold and conveyed FirstSun’s potential interest in exploring a strategic combination. Mr. Shafer outlined the potential benefits of such a merger, including the creation of a premium commercial bank with greater asset size and scale and the opportunity to deliver improved stockholder value for both institutions. Key advantages discussed included diversification into a more balanced commercial bank and loan mix, improved funding sources, materially stronger performance metrics than First Foundation was likely to achieve on a standalone basis, enhancements to First Foundation’s wealth management platform, and a branch network spanning Southern California, Arizona, New Mexico, Texas, Florida and Colorado—regions viewed as attractive growth markets. Mr. Shafer also noted FirstSun’s strong operating track record, successful history of merger integration, and its ability to contribute robust earnings and significant excess capital to the combined entity. The board of First Foundation also considered potential risks, including transaction timing and process, historical discussions between the two companies that did not result in a transaction, implications of FirstSun’s withdrawal of its merger application to acquire HomeStreet in November 2024 for publicly-disclosed regulatory reasons, and the operational complexities of integrating the two organizations. Mr. Shafer expressed his belief that the merger could accelerate actions that would be appropriate to improve First Foundation’s operating performance with lower execution risk, achieving long-term objectives within one to two years rather than the three- to five-year timeline anticipated on a standalone basis. After deliberation, the board authorized management to continue exploring the potential merger through preliminary diligence, subject to evaluation of major execution impediments and transaction assumptions, and to report back with more detailed findings at the April 29 board meeting.

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On April 29, 2025, at a meeting of the First Foundation board of directors, representatives of KBW provided the board and management with a preliminary overview of the potential combination of First Foundation and FirstSun. The discussion focused on the strategic rationale for the merger, including a range of potential financial impacts, and preliminary assumptions. Critical diligence topics were also discussed. The board discussed FirstSun’s likely regulatory standing, the current regulatory environment, and considerations for optimizing the combined balance sheet, such as selling non-relationship loans and reducing large wholesale deposits. The board also discussed the need for third-party loan reviews for both institutions, the feasibility and desirability of the projected financial impacts, contributions by each entity, the prevailing interest rate environment, and preliminary timetables for diligence and evaluation of critical items.

Both companies continued to share information and decided to reconvene in May for more detailed work sessions covering topics such as earnings forecasts, potential synergies, fair value assumptions, regulatory readiness for a merger, credit reviews, information technology compatibility, and enterprise risk management systems. Information was also shared through a virtual data room accessible to both parties. On May 1, 2025, FirstSun and First Foundation entered into a mutual confidentiality agreement, which also included a reciprocal non-solicitation covenant relating to employees and customers, but did not include any standstill obligation, in anticipation of those discussions.

On May 8, 2025, Mr. Arnold, Mr. Cafera, and Mr. Shafer met in person in Detroit, Michigan to further discuss the potential of a proposed merger of their respective companies. Beginning on May 8, 2025, and continuing through May 24, 2025, representatives of First Foundation, FirstSun, KBW, and Stephens held multiple in-person and virtual meetings to facilitate mutual information sharing and advance the companies’ diligence efforts.

From May 28 through May 30, 2025, members of the First Foundation board of directors met with members of the First Foundation senior management team and representatives of KBW to conduct a strategic review and receive an update on a potential merger with FirstSun. KBW provided an overview of the banking market, the California banking landscape, financial matters relating to First Foundation, selected bank merger and acquisition transactions, and potential strategic options, including possible acquirers for First Foundation based on publicly available information regarding their financial capacity and potential willingness to transact, as well as KBW’s familiarity with such other possible acquirers. Transaction alternatives discussed included a strategic merger with a similarly-sized entity, a control sale to a larger institution, the acquisition of a smaller bank, and branch acquisitions. The First Foundation board of directors considered the potential for enhancing stockholder value and the execution risks associated with each alternative. Specific matters identified included the size of fair value marks, the dilutive impact of First Foundation’s preferred stock and warrants, and risks within the wealth management unit. The discussion also addressed inquiries received by Mr. Shafer in recent weeks from various parties, either directly or through investment bankers. These inquiries contemplated transaction structures from reverse takeovers by smaller banks to control sales to larger entities. After preliminary dialogue, the board concluded that the nature of these inquiries was either unlikely to result in an attractive outcome for First Foundation stockholders or would require further diligence, which would result in significant costs for First Foundation and consume substantial internal and external resources. Moreover, the board recognized that First Foundation did not have the necessary time to undertake such extensive diligence given First Foundation’s current circumstances, the regulatory climate, and strategic priorities. The First Foundation board of directors also deliberated on the benefits and risks of pursuing a negotiated merger versus conducting an auction or multiparty process to identify additional interested parties and determined that conducting an auction process would likely deter FirstSun, which appeared to remain the strongest contender for a strategic transaction. The board additionally discussed: First Foundation’s prospects as a standalone entity; its ability to achieve target performance levels; necessary improvements to the CECL framework, loan concentrations and deposit mix; under-scaled products and commercial lending capabilities; risk factors within and beyond management’s control; and the timeline for improving net interest margin and earnings. Further discussion regarding a potential merger with FirstSun included a review of prior diligence sessions, the size and scope of fair value marks, potential balance sheet optimization, improvements in loan mix and deposit composition, reductions in wholesale funding reliance, branch locations in growth markets, the potential earnings power of the combined entity, preliminary valuation considerations, and transaction assumptions.

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A preliminary timeline for a potential merger with FirstSun was discussed. The First Foundation board of directors authorized management to continue considering the possibility of a merger with FirstSun, while also remaining open to other strategic approaches, and to further evaluate any inquiries received for potential viability. The First Foundation board of directors also determined that forming an ad hoc board-level working group (the “M&A Working Group”) – comprised of certain members of the First Foundation board of directors and senior management – to be available for Mr. Shafer and the First Foundation management team and advisors in exploring potential transactions and further negotiations would be beneficial. Accordingly, the M&A Working Group was established, which would meet to discuss key negotiation points and to report back to the full board of directors to ensure fully informed, Board-level decision-making regarding a potential transaction with FirstSun, as well as any proposed terms thereof.

In early June 2025, in accordance with input and direction from the First Foundation board, Mr. Shafer and a KBW representative engaged in follow-up conversations with three bank CEOs during a KBW-hosted, multi-day CEO-only conference. Each CEO had previously expressed some level of strategic interest in First Foundation. Through these discussions, two CEOs concluded that the scope of a potential transaction and related integration challenges were such that no further dialogue was warranted. The third CEO, however, expressed interest in exploring a potential transaction, which the parties agreed would require additional evaluation and discussion.

Additionally, in June 2025, Mr. Shafer participated in introductory telephone meetings with the CEOs of two additional banks. These meetings were coordinated by Jefferies. Following the discussions, neither First Foundation nor the other parties expressed interest in pursuing further conversations.

Throughout June and early July 2025, Mr. Shafer and a KBW representative responded to an inquiry from a bank with less than $500 million in assets. The inquiring bank conveyed confidence in its ability to structure a market-premium cash transaction supported by strong financial resources; however, no formal capital commitments had been made at the time of these discussions. A series of discussions revealed that the proposed structure would require First Foundation to sell control in a take-private transaction, with First Foundation stockholders electing either cash or exchanging their shares for equity in a privately held combined entity. The proposal contemplated asset sales upon closing, treatment of First Foundation as the purchase accounting target (subject to fair value adjustments) and raising the necessary funds to appropriately capitalize the combined entity following announcement of the transaction. On July 10, 2025, at a meeting of the First Foundation board of directors, KBW reviewed the inquiring bank’s proposal and facilitated discussion regarding the value proposition, execution risks, strategic implications and conditions to proceeding, including exclusivity and regulatory considerations. After deliberating on the potential impact to stockholders and other stakeholders, the board determined that pursuing the proposal was not in the best interests of First Foundation stockholders.

During late June and through mid-July 2025, senior management of First Foundation and FirstSun, with assistance from KBW and Stephens, continued joint work sessions to assess the viability of a potential merger between First Foundation and FirstSun. During this process, FirstSun expressed the need to reach a mutual understanding regarding steps that could be taken to optimize the combined entity’s balance sheet to focus more on relationship-based lending and funding. This optimization would involve selling approximately $3 billion of wholesale, non-relationship loans and securities and repaying a similar amount of wholesale, non-relationship deposits and liabilities. The M&A Working Group participated closely in the consideration of these matters. On July 22, 2025, Mr. Shafer and Mr. Arnold, supported by KBW and Stephens, jointly presented a detailed balance sheet optimization assessment to the First Foundation board. The discussion addressed the anticipated impacts on the combined entity, including key performance metrics, earnings, capital ratios, regulatory ratios and liquidity, as well as the foregone benefits associated with downsizing and the risks of execution. The board also reviewed comparative analyses of post-optimization versus no-optimization scenarios.

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Over the following days, members of the First Foundation board of directors, with assistance from First Foundation’s senior management and advisors, continued evaluating the impacts of the proposed balance sheet optimization. They also authorized continuation of discussions and acknowledged that FirstSun intended to share a preliminary analysis, including the optimization plan, with the OCC. The First Foundation board of directors emphasized the need for both parties to pursue a more specific preliminary non-binding letter of interest (“LOI”) that included a defined value proposition, rather than the illustrative ranges of value and ownership previously discussed. By early August, Mr. Arnold indicated that a range of ownership split between approximately 40% and 41% would likely represent FirstSun’s limit on ownership granted to holders of First Foundation stock (assuming cashless exercise of the outstanding warrants to acquire First Foundation stock). However, significant work remained to address volatility in First Foundation’s earnings under various interest rate scenarios. Over the next 10 days, First Foundation senior management, with assistance from KBW, refined its analysis for inclusion in a joint package to be shared by FirstSun with the OCC (FirstSun’s primary bank regulator) and the FDIC (First Foundation’s primary bank regulator).

On August 12, 2025, FirstSun’s board of directors met in an executive session to discuss the proposed transaction with FirstSun management and representatives from Stephens and Nelson Mullins. During this executive session, the board discussed the status of merger and acquisition activity within the banking sector and FirstSun’s regional growth in the Southern California market. Mr. Arnold, Mr. Cafera and representatives from Stephens provided a presentation to the board regarding FirstSun’s position in the market and potential merger opportunities, and specifically, a potential merger with First Foundation. The board discussed the strategic, regulatory and organizational aspects of a proposed merger with First Foundation, and the board supported FirstSun management and Stephens continuing discussions in pursuit of a potential merger with First Foundation.

On August 14, 2025, Mr. Shafer and representatives from KBW met with the CEO and CFO of a substantially larger banking institution to discuss the potential acquisition of First Foundation by that entity. The illustrative transaction was presented as potentially beneficial to both stockholder groups by delivering strong returns, expanding market share, adding new logical markets, accelerating key performance metrics, providing durable earnings accretion, preserving cultural alignment, generating material synergies, and posing limited regulatory concerns. The concept also contemplated repositioning a portion of the acquiring entity’s loan assets to strengthen the combined balance sheet and overall performance. After several days of subsequent dialogue and review, the larger institution determined that it would not be willing to proceed with a transaction with First Foundation.

On August 21, 2025, following its review of the diligence materials provided to it by First Foundation, FirstSun submitted a draft non-binding term sheet to First Foundation, to outline some of the material terms regarding its proposed acquisition of First Foundation, including terms related to the form of the merger consideration and ownership split, transaction structure, board governance, and other terms that would be used to structure a definitive agreement between the parties. Following discussions between legal and financial advisors for the parties, FirstSun submitted a revised draft non-binding term sheet to First Foundation on August 25, 2025. In late August and early September, senior management teams of First Foundation and FirstSun, along with their respective advisors, met on multiple occasions to further develop the non-binding term sheet and a letter of intent and continue work on the ownership split between First Foundation and FirstSun stockholders. Significant time and analysis were devoted to earnings forecasts under various interest rate scenarios, given the potential impact of different rate environments on each institution’s financial performance. Following these discussions and analysis, FirstSun submitted a further revised draft non-binding term sheet to First Foundation on September 9, 2025.

During the September 11, 2025 board meeting of First Foundation, the First Foundation board of directors determined to formally establish a M&A Committee—comprised of the same members of the M&A Working Group—authorized by the board to continue negotiations with FirstSun and to report back to the full board on a regular basis; however, the M&A Committee would not have authority to execute a non-binding LOI, or to commit to any terms, without a vote of the full First Foundation board of directors. The board additionally discussed certain items that they wished to raise to FirstSun with respect to the preliminary term sheet and approved the M&A Committee to present a counterproposal to the preliminary term sheet addressing those items.

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Between September 11 and 15, 2025, the M&A Committee of First Foundation’s board met three times with senior management and outside advisors to review the status of discussions and negotiations with FirstSun and other potential counterparties. During these meetings, the M&A Committee first focused on FirstSun’s term sheet, particularly the proposed ownership split, governance arrangements, lock-up provisions, and mechanisms for ownership adjustment at closing, and reviewed financial analyses addressing earnings impact, tangible book value, accretion metrics, and sensitivity scenarios under varying interest rate environments. After addressing ownership and related governance matters the Committee turned to discussing warrant treatment options, including FirstSun’s insistence on terminating the outstanding warrants through a cashless exercise with a proposed $10 million termination fee payable to warrant holders, as well as alternative approaches such as assumption of warrants and Black-Scholes option valuation modeling. After deliberation, the M&A Committee agreed on proposed revisions for the next draft of the term sheet, prioritizing an increase in First Foundation’s pro forma ownership, seeking reciprocal lock-up commitments, and recommending an increase in the warrant termination fee to $25 million to better align with valuation analyses of the various warrant holders. The M&A Committee also discussed regulatory approval considerations, accounting implications and fiduciary duties, emphasizing transparency and First Foundation stockholder interests throughout its deliberations. The M&A Committee agreed to continue refining terms and due diligence and to convene a full board meeting to review the transaction status and proposed revisions before providing further feedback to FirstSun.

On September 16, 2025, the First Foundation board of directors met with senior management and outside advisors to review and direct First Foundation’s negotiation of drafts of the mutually developed LOI with FirstSun. Several key terms remained under negotiation, including the ownership split (ranging from 40.0% to 42.0%), conditions related to a minimum fully converted tangible common equity test at closing, treatment of outstanding warrants, lock-up agreement provisions, and other material terms. In addition, the full board considered items raised by the M&A Committee, including the implications of exchange ratio adjustments, warrant valuation and termination alternatives, and possible reciprocal lock-up commitments, all with a focus on ensuring alignment with stockholder interests and that the board was negotiating in the best interests of First Foundation stockholders. The board reviewed proposed counter provisions submitted to FirstSun and FirstSun’s responses, including clarifications on regulatory conditions and lock-up timing, and evaluated scenario analyses comparing positions under different interest rate environments and warrant treatment options, as well as anticipated third-quarter earnings disclosures and their potential impact. Additional discussion focused on internal and external factors affecting the minimum tangible common equity test and potential operational actions. The board also considered the M&A Committee’s proposed term sheet revisions, including a $25 million warrant termination payment not tied to the minimum tangible common equity test, clarifications on inclusions and exclusions to the capital test and use of VWAP for cashless exercise valuation. The board discussed the strategic upside of the merger versus the risks of remaining a standalone company, FirstSun’s unwillingness to accept certain counterproposals, and alternatives available to First Foundation if FirstSun declined the revised terms, including in light of ongoing performance challenges. The meeting concluded with an in-depth discussion of tangible common equity metrics and the financial, regulatory, and operational challenges facing First Foundation as a standalone entity. Following the meeting of the full board, the independent directors not nominated by the bank’s private equity investors conferred with outside counsel regarding ongoing negotiations with FirstSun and reviewed the term sheet and related proposals. They expressed their support of the full board’s position and its decision to proceed with presenting the discussed terms to FirstSun.

On September 18, 2025, FirstSun delivered its “best and final” LOI, proposing an all-stock merger and setting forth exclusivity terms and an expiration date. The LOI contemplated 100% stock consideration, with First Foundation stockholders expected to own approximately 40.5% of the combined company at closing, assuming full conversion of outstanding equity instruments. The LOI addressed treatment of outstanding warrants through a combination of cashless exercise and a termination payment of $17.5 million and included provisions requiring agreement on minimum tangible common equity levels and balance sheet optimization measures prior to signing a definitive agreement. The exchange ratio would be fixed, with no collars or adjustments, and FirstSun would be the legal and accounting acquirer. Governance terms included a proposed 13-member board, with eight directors designated by FirstSun and five by First Foundation, and certain senior management continuing in their roles post-merger. The LOI did not contemplate any new employment or change in control agreements with executives of First Foundation. The LOI also contemplated voting and lock-up agreements for significant First Foundation stockholders, customary representations and warranties, regulatory approvals, and standard termination rights, including a mutual break-up fee.

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Following delivery of the September 18, 2025 LOI, the M&A Committee met with senior management and outside advisors to review the LOI. The Committee discussed key terms, including exchange ratio mechanics, anticipated cost synergies, integration planning, and forward-looking projections comparing First Foundation’s standalone outlook to the proposed combination. Scenario analyses were presented to illustrate potential outcomes under varying market conditions, and the M&A Committee deliberated on procedural steps required to accept or reject the LOI. The M&A Committee also considered broader macroeconomic and regulatory factors that could impact the transaction. Following these discussions, the M&A Committee recommended that the full First Foundation board of directors carefully review the LOI and consider the M&A Committee’s observations and flagged items—such as ownership structure, warrant treatment, lock-up provisions and financial implications—before determining next steps. After thorough consideration of the M&A Committee’s considerations and after receiving advice and input from the First Foundation management team, members of the M&A Committee, and outside advisors, the First Foundation board unanimously decided to approve the LOI, and the LOI was fully executed on September 18, 2025.

Beginning September 24, 2025, First Foundation and FirstSun initiated a series of joint diligence meetings covering financial reporting, audit, asset/liability management, credit, deposit operations, legal and regulatory matters, information technology, enterprise risk management, wealth management operations, synergy and cost analysis, refined fair value assessments, balance sheet optimization impacts, and hedging strategies. Both institutions engaged internal teams and external subject matter experts to support these due diligence efforts. On October 9, 2025, the M&A Committee received an update on diligence progress and optimization planning, including potential provisions in the merger agreement or a side letter addressing each respective entity’s obligations with respect to mutually agreed expenses. Mr. Shafer outlined the anticipated timeline, noting that diligence was expected to conclude by mid-October and that key meetings, including a full board review of the merger agreement, had been scheduled. The M&A Committee also discussed coordination on outstanding matters, including a comprehensive review of the WETA with the full board of directors, and concluded that one-time charges were unlikely to affect minimum tangible common equity or impede deal completion.

On October 1, 2025, Nelson Mullins delivered the initial draft of the merger agreement to Alston & Bird. Negotiations of the merger agreement focused on reciprocal representations and warranties, expense reimbursement obligations, ownership threshold protections, and governance and closing mechanics. Negotiations also addressed regulatory covenants, termination rights and fiduciary considerations to align the agreement with market standards and best practices. On October 7, 2025, Nelson Mullins circulated the first draft of the WETA and Lock-Up Agreement, initiating negotiations centered on the economic terms for warrant holders. Certain of the largest warrant holders each hired outside counsel that were heavily involved in the negotiation of the WETA, the Lock-Up Agreement, and the board representation letters. Over the course of the following weeks, the parties and their respective legal advisors negotiated the principal terms of the merger agreement and related transaction documents, including the WETA, Lock-Up Agreement, board representation letters and Support Agreements. In particular the parties worked through due diligence matters requiring resolution prior to execution of a definitive agreement, discussed the treatment of First Foundation’s warrants, preferred stock and equity-based compensation awards and related benefit plans, and negotiated the terms of representations and warranties for both sides, covenants for both sides and termination rights and fees. In addition, each party prepared drafts of disclosure schedules listing certain supplemental information and exceptions to the representations and warranties contained in the merger agreement. While negotiating the definitive merger agreement, the parties and their representatives continued to conduct ongoing, reciprocal comprehensive due diligence regarding the business, operations and markets of the other party.

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On October 13, 2025, the M&A Committee met to review the draft merger agreement and emphasized the importance of involving the full board of directors in discussions. Topics included post-closing governance, merger structure, board representation, merger consideration, treatment of equity awards, and closing conditions such as the no-shop covenant. The Committee discussed open issues, including the definition of minimum tangible common equity, board recommendations and fiduciary outs, termination rights, regulatory conditions, interim conduct provisions, reciprocal representations and warranties, and ancillary agreements such as the WETA, Lock-Up Agreement and Support Agreements. Updates on due diligence indicated no material issues that would prevent the transaction. On October 21, 2025, the M&A Committee reconvened to continue governance discussions and receive a diligence update. By October 22, 2025, the full First Foundation board of directors met with senior management to review diligence findings, including a third-party credit review of FirstSun’s loan portfolio, and the First Foundation board of directors and senior management concluded there were no material issues preventing the merger from proceeding.

On October 24, 2025, the First Foundation board of directors held a special meeting to consider the proposed final terms of the merger agreement with FirstSun. Members of management and representatives from Alston & Bird, KBW, and Jefferies (which represented First Foundation in connection with the recapitalization transaction in 2024, and which was engaged to provide a fairness opinion in connection with the FirstSun transaction) attended and presented materials prepared for the meeting. The First Foundation board of directors reviewed the provisions of the merger agreement and the related ancillary agreements, discussed employee matters and received advice from Alston & Bird regarding directors’ fiduciary duties. KBW and Jefferies each provided a preliminary review of their respective financial analyses and advised that, assuming no material changes, they would each be prepared to deliver a fairness opinion at signing, which was subsequently provided by each of KBW on October 26, 2025 and Jefferies on October 25, 2025. After discussion, the First Foundation board of directors approved, through three separate actions (with appropriate recusals)—by the full board, by the independent directors, and by the non-private-equity affiliated directors—the merger agreement and the transactions contemplated thereby and authorized the continued negotiation of the final open items in the merger agreement.

Similarly, on October 24, 2025, FirstSun’s board of directors held a meeting to discuss the proposed transaction and to review due diligence and the substantially complete terms of the merger agreement. Mr. Arnold provided an overview of the process that led to the transaction. Representatives of Nelson Mullins reviewed in detail the terms of the merger agreement and the ancillary agreements, including the WETA, Lock-Up Agreement and Support Agreements. Management next reported to the board the detailed results of FirstSun’s due diligence investigation of First Foundation. Further, representatives of Stephens reviewed with the board of directors its analysis of the financial terms contained in the merger agreement, including the balance sheet re-positioning strategy and the expected financial benefits of the transaction. The board discussed the advantages and rationales for proceeding with the transaction.

Because certain key aspects of the merger agreement were still under negotiation between First Foundation and FirstSun, including provisions related to balance sheet optimization, hedging strategies, and First Foundation’s limited expense reimbursement, the First Foundation board of directors convened again on October 26, 2025, to review updates and differences from its prior discussion on October 24. After considering these revisions and related side letter provisions, the board unanimously approved the merger agreement, ancillary agreements, and the transactions contemplated thereby.

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On October 27, 2025, FirstSun’s board of directors reconvened and held a meeting to discuss the proposed transaction and the final terms of the merger agreement. Representatives from Nelson Mullins reviewed the terms of the merger agreement that had been finalized since the board’s previous review of the merger agreement on October 24, 2025. Additionally, representatives of Stephens reviewed with the board of directors its analysis of the updated financial terms of the merger. Additionally, Stephens delivered its oral opinion, which was confirmed in writing on October 27, 2025, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens as set forth in its opinion, the consideration to be given by FirstSun in the proposed merger was fair to FirstSun from a financial point of view. After further discussion among the directors and FirstSun’s advisors, including with respect to the factors described in “FirstSun’s Reasons for the Merger”, FirstSun’s board of directors unanimously determined that it was in the best interests of FirstSun’s stockholders to proceed with the transaction on the terms provided in the merger agreement and thereafter, the board unanimously approved the merger agreement and the issuance of shares as a part of the merger consideration as contemplated in the merger agreement. Representatives of FirstSun reported the board’s actions to First Foundation’s representatives following the meeting.

FirstSun and First Foundation executed the merger agreement on October 27, 2025. The transaction was subsequently announced on October 27, 2025 after the closing of the financial markets in New York, in a press release jointly issued by FirstSun and First Foundation.

FirstSun’s Reasons for the Merger

After careful consideration, the FirstSun board of directors, at a special meeting held on October 27, 2025, based upon the information provided to the board and upon such other matters as were deemed relevant by the board, unanimously (a) determined that the merger agreement and the transactions (including the merger and the share issuances) are fair and in the best interests of FirstSun and its stockholders and declared it advisable for FirstSun to enter into the merger agreement, (b) adopted and approved the merger agreement and (c) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger.

In reaching this decision, the FirstSun board of directors carefully evaluated the merger agreement, the merger, the bank merger and the other matters contemplated by the merger agreement, in consultation with FirstSun’s senior management, and FirstSun’s legal counsel and financial advisor, and considered a number of factors, including the following principal factors:

•	the review undertaken by the FirstSun board of directors and management with respect to the strategic alternatives available to FirstSun, including pursuing this acquisition as part of FirstSun’s growth strategy or engaging in alternative strategic merger transactions;
•	the business strategy of FirstSun and its prospects for the future and its long-term strategic plan, including the risks inherent in successful execution of its strategic plan and its projected financial results;
•	the challenges facing FirstSun in the current competitive, economic, financial and regulatory climate, including volatile interest rates, evolving trends in technology and increasing nationwide and global competition, and the potential benefits of scale to FirstSun in combining with another organization;
•	the terms of the merger agreement, including the fixed exchange ratio, the expected tax treatment and the termination fee provisions, which the FirstSun board of directors reviewed with FirstSun’s management and FirstSun’s legal counsel and financial advisor;
•	the resultant institution operating in some of the largest and fastest growing markets in the United States;
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•	the complementary lending expertise of FirstSun and First Foundation providing for a complementary merger that combines a strong commercial and industrial lending platform with an extensive multi-family lending platform;
•	the complementary non-interest income business lines of FirstSun and First Foundation providing for a complementary merger that combines a strong wealth management and trust platform with FirstSun’s existing diverse business lines, including residential mortgage, commercial treasury management and consumer deposit;
•	the highly experienced combined management team with a proven track record in balance sheet re-positioning and M&A integration;
•	the geographic operating overlap between FirstSun and First Foundation which provides for the expansion of services offered by each of FirstSun and First Foundation across its geographic markets;
•	the geographic attractiveness of the Southern California market and opportunity to further scale the combined company in one of the largest banking markets in the United States;
•	the customer focused granular deposit relationships with an emphasis on generating low-cost, core deposits of each of FirstSun and First Foundation;
•	the substantial opportunity to grow the combined branch network deposit base in Southern California;
•	the well-positioned revenue streams regardless of macro-environment conditions of FirstSun and First Foundation;
•	the analyses and presentations by Stephens and its opinion to FirstSun, which was subsequently confirmed in writing, to the effect that, as of October 27, 2025, and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be given by FirstSun in the proposed merger was fair to FirstSun from a financial point of view. See “—Opinion of FirstSun’s Financial Advisor” beginning on page 74;
•	the opportunity for FirstSun stockholders to participate in the significant valuation upside as the combined company is expected to generate profitability returns and increase tangible book value to well above peer levels including expected EPS accretion of 30%+ by 2027 and an IRR exceeding 20%; and
•	the pro forma combined company financial metrics, which are based on management estimates for FirstSun and First Foundation, the estimated combined company cost synergies, anticipated purchase accounting adjustments and the expected closing time frame of the merger.

The FirstSun board of directors also considered potential risks related to the merger. The FirstSun board of directors concluded that the anticipated benefits of combining with First Foundation were likely to outweigh these risks. These potential risks include:

•	the possibility that the anticipated benefits of the merger will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, completing planned balance sheet repositioning targets, the integration of the two companies or as a result of general market conditions and competitive factors in the areas where FirstSun and First Foundation operate;
•	the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose materially burdensome conditions that would lead to the termination of the merger agreement and abandonment of the merger;
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•	the risk that increases in interest rates may negatively impact the value of First Foundation’s net assets and liabilities;
•	the risk that the merger may not be completed despite the efforts of FirstSun and First Foundation or that completion of the merger may be unduly delayed, including as a result of factors outside either party’s control;
•	the costs to be incurred in connection with the merger and the integration of First Foundation’s business into FirstSun and the possibility that the transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the possibility of encountering difficulties in completing and achieving anticipated balance sheet repositioning strategies, cost savings and other synergies in the amounts currently estimated or within the time frame currently contemplated;
•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of FirstSun and First Foundation;
•	the fact that the merger agreement places restrictions on the conduct of either First Foundation or FirstSun’s business prior to the completion of the merger, which could potentially delay or prevent either of FirstSun or First Foundation from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;
•	the potential effect of the merger on FirstSun’s overall business, including its relationships with customers, employees, suppliers and regulators;
•	the risk of losing key FirstSun or First Foundation employees during the pendency of the merger and following completion of the merger;
•	the possible diversion of management focus and resources from the operation of FirstSun’s business while working to consummate the merger and integrate the two companies;
•	the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of FirstSun common stock and so the value of the shares of FirstSun common stock to be issued to First Foundation stockholders at the effective time would fluctuate;
•	the potential for legal claims challenging the merger; and
•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward- Looking Statements.”

The foregoing discussion of the information and factors considered by the FirstSun board of directors is not intended to be exhaustive but includes the material factors considered by the FirstSun board of directors in reaching its unanimous decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, the FirstSun board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FirstSun board of directors considered all these factors as a whole, including through its discussions with FirstSun’s management and financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby, including the merger.

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There can be no assurance about future results, including results expected or considered in the factors listed above. This explanation of the reasoning of the FirstSun board of directors and all other information presented in this section is forward- looking in nature and, therefore, should be read in light of the future factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” The FirstSun board of directors unanimously concluded that the potential positive factors outweighed the potential risks of completing the merger.

In considering the recommendation of the FirstSun board of directors, you should be aware that certain directors and executive officers of FirstSun may have interests in the merger that are different from, or in addition to, interests of FirstSun stockholders generally and may create potential conflicts of interest. The FirstSun board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in unanimously recommending to FirstSun stockholders that they vote in favor of the FirstSun merger proposal.

For the reasons set forth above, the FirstSun board of directors unanimously determined that the merger was fair to, advisable and in the best interests of FirstSun and its stockholders and unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger and the bank merger (which was also approved by the board of directors of Sunflower Bank, National Association in a joint board capacity with the FirstSun board of directors) and entry into the merger agreement by FirstSun. The FirstSun board of directors recommends that FirstSun stockholders vote “FOR” the FirstSun merger proposal, “FOR” the FirstSun authorized common stock increase proposal, “FOR” the FirstSun non-voting common stock proposal, and “FOR” the FirstSun adjournment proposal.

First Foundation’s Reasons for the Merger

After careful consideration, the First Foundation board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of First Foundation and its stockholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the First Foundation board of directors unanimously recommends that First Foundation common stockholders vote FOR approval of the First Foundation merger proposal, FOR approval of the First Foundation merger compensation proposal, FOR approval of the First Foundation adjournment proposal and FOR approval of the First Foundation amendment proposal.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that First Foundation common stockholders adopt the merger agreement, the First Foundation board of directors consulted with First Foundation management, as well as First Foundation’s financial and legal advisors, and considered a number of factors, including the following:

•	each of First Foundation’s and FirstSun’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the First Foundation board of directors considered the following:
o	its view that the merger is a strategically compelling transaction that will create a stronger company, elevate growth and provide meaningful long-term value for the stockholders of First Foundation;
o	that the combined company would have an expanded presence in large and fast-growing markets in the United States;
o	that the combined company would have the scale to better invest, compete and perform by leveraging market positions and complementary products;
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o	the historical trading multiples of FirstSun common stock compared to the historical profile of First Foundation common stock;
o	the anticipated impact of the transaction on the combined company, including the expected impact on financial metrics;
o	the historical performance of First Foundation and FirstSun common stock and FirstSun’s return on equity; and
o	its review and discussions with FirstSun’s management and its legal advisors concerning the due diligence review of FirstSun;
•	its familiarity of the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, possible effects of scale, increased operating costs resulting from regulatory and compliance mandates, increasing competition from nationwide banks, non-bank financial and financial technology firms, and current financial market conditions and the likely effects of these factors on First Foundation’s and the combined company’s potential growth, development productivity and strategic options, and the likely effect of these factors on First Foundation both with and without the proposed transaction;
•	its views with respect to other strategic alternatives potentially available to First Foundation, including continuing as a standalone company or engaging in alternative strategic transactions;
•	the acceleration of First Foundation’s strategic initiatives that would otherwise require multiple years to achieve independently, including:
o	enhancing the deposit mix by increasing relationship-based and branch-sourced deposits while reducing reliance on wholesale funding;
o	reducing concentration in commercial real estate relative to total risk-based capital;
o	expanding commercial and industrial lending and associated deposit sources;
o	recruiting experienced commercial lending teams in key markets;
o	repositioning the loan portfolio toward relationship-based lending;
o	strengthening the wealth management platform through immediate growth in assets under management and the addition of private banking services;
o	delivering industry-standard treasury management capabilities to commercial clients; and
o	adding specialized professionals across the platform to support growth and operational excellence.
•	its conclusion that First Foundation and FirstSun are a complementary fit because of the nature of the markets served and products offered by First Foundation and FirstSun and the expectation that the transaction would provide economies of scale, enhanced ability to invest in technology and innovation, expanded product offerings, improved efficiencies and reduced costs and enhanced opportunities for growth;
•	First Foundation’s and FirstSun’s shared belief in a purpose-driven and thoughtful approach to the combination and the resulting company, structured to maximize the potential for synergies and positive impact to local communities, to minimize the loss of customers and employees, to further diversify the combined company’s operating risk profile compared to the risk profile of First Foundation on a stand-alone basis;
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•	the pro forma expectation of the combined company delivering compelling operating and return metrics in 2027 with cost savings on a fully-phased in basis, including:
o	total assets of approximately $17.6 billion; inclusive of the optimization;
o	tangible common equity to tangible assets ratio of 11.5%;
o	common equity tier 1 capital ratio of approximately 12.7%;
o	return on average assets of 1.45%;
o	return on average tangible common equity of 13.3%;
o	net interest margin of approximately 3.99%; and
o	the ratio of CRE to total risk based capital of 206%;
•	the pro forma expectation of the combined company delivering compelling operating and return metrics at close with cost savings on a fully-phased in basis, including:
o	tangible common equity of approximately $1.6 billion, inclusive of estimated purchase accounting impact;
o	the ratio of CRE to total risk based capital of 238%; and
o	wholesale funding ratio of 9.8%;
•	First Foundation’s and FirstSun’s shared cultures that are relationship-focused;
•	the expectation that the transaction will be generally tax-free for U.S. federal income tax purposes to First Foundation stockholders with respect to the receipt of FirstSun common stock in exchange for the First Foundation stock;
•	the fact that the exchange ratio is fixed, which the First Foundation board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;
•	the respective financial presentations of KBW and Jefferies to the First Foundation board of directors, and their respective written opinions, dated October 26, 2025 and October 25, 2025, respectively, to the First Foundation board of directors as to the fairness, from a financial point of view and as of the date of their respective opinions, to the holders of First Foundation common stock of the exchange ratio in the merger. See “—Opinions of First Foundation’s Financial Advisors” beginning on page 88;
•	the terms of the merger agreement, which First Foundation reviewed with its outside legal advisor, including:
o	the fact that First Foundation common stockholders will have an opportunity to vote on the adoption of the merger agreement; and
o	the right of First Foundation to terminate the merger agreement in certain circumstances, subject to the payment of a termination fee if terminated under the circumstances more fully described under “The Merger Agreement—Termination Fees” beginning on page 142;
•	the potential for the value of the merger consideration to be received by holders of shares of First Foundation common stock to be adversely affected by a decrease in the trading price of FirstSun common stock;
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•	the potential risks associated with achieving anticipated efficiency improvements and cost reductions and savings and successfully integrating First Foundation’s business, operations and workforce with those of FirstSun;
•	the nature and amount of payments and other benefits to be received by First Foundation management in connection with the merger pursuant to existing First Foundation plans and employment agreements;
•	the potential effect of the merger on First Foundation’s overall business, including its relationships with customers, employees, suppliers and regulators;
•	the potential for losing key First Foundation employees during the pendency of the merger and thereafter;
•	the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of First Foundation and FirstSun, transaction fees, expenses and other payments that will or may arise from the merger;
•	the fact that the merger agreement places restrictions on the conduct of First Foundation’s business prior to the completion of the mergers, which could potentially delay or prevent First Foundation from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the mergers;
•	that First Foundation’s directors and executive officers may have interests in the merger that are different from or in addition to those of its stockholders generally, as more fully described under “—Interests of First Foundation’s Directors and Executive Officers in the Merger,” beginning on page 110;
•	the potential of negative reaction in the communities served by First Foundation, including with respect to loss of employment;
•	the risk that certain conditions to closing may not be satisfied, including the minimum tangible equity requirements;
•	the risk that the merger may not be completed despite the combined efforts of First Foundation and FirstSun or that completion may be unduly delayed, even if the required regulatory approvals are obtained and the requisite approvals are obtained from First Foundation and FirstSun stockholders; and
•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 28 and 25, respectively.

This discussion of the information and factors considered by First Foundation’s board of directors in reaching its conclusions and recommendation includes principal factors considered by the board of directors but is not intended to be exhaustive and may not include all of the factors considered by the First Foundation board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the First Foundation board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to First Foundation stockholders. Rather, the First Foundation board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the First Foundation board of directors may have assigned different weights to different factors.

Certain of First Foundation’s directors and executive officers have other interests in the merger that are different from, or in addition to, those of First Foundation’s stockholders generally, as discussed under the caption “—Interests of First Foundation Directors and Executive Officers in the Merger” below. The First Foundation board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to First Foundation stockholders.

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Certain Unaudited Prospective Financial Information

FirstSun and First Foundation do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, financial condition, revenues, earnings or other results, due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the merger, FirstSun senior management and First Foundation senior management prepared or approved for use certain unaudited prospective financial information that was provided to and considered by Stephens, as financial advisor to FirstSun, and by KBW and Jefferies, as financial advisors to First Foundation, for the purpose of performing financial analyses in connection with their respective opinions, as described in this joint proxy statement/prospectus under “—Opinion of FirstSun’s Financial Advisor” and “—Opinions of First Foundation’s Financial Advisors,” including the contemplated balance sheet repositioning and whether it has the expected effects. We refer to this information collectively as the “prospective financial information.”

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or generally accepted accounting principles (“GAAP”). A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely to provide holders of First Foundation common stock and FirstSun common stock access to certain nonpublic information made available to the respective financial advisors for purposes of their opinions.

Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by FirstSun senior management or First Foundation senior management, as applicable, at the time such prospective financial information was prepared or approved for use and represents management’s respective evaluation of expected future financial performance on a stand-alone basis, without giving effect to the merger. These and other estimates and assumptions involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are outside the control of FirstSun and First Foundation. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed.

Further, these assumptions do not include all potential actions that the senior management of FirstSun or First Foundation could or might take during these periods. The inclusion of the unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that FirstSun, First Foundation, or their respective boards of directors, or their financial advisors, considered—or now consider—this prospective financial information to be material information to holders of either company’s common stock, particularly in light of the inherent risks and uncertainties associated with such information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results.

The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company will operate after the merger.

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The prospective financial information included in this document has been prepared by, and is the responsibility of, the management of FirstSun and First Foundation, as applicable. Crowe LLP, FirstSun’s and First Foundation’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the prospective financial information and, accordingly, Crowe LLP has expressed no opinion and provided no form of assurance with respect thereto and assumes no responsibility for it. The reports of Crowe LLP incorporated by reference in this joint proxy statement/prospectus relate solely to the historical audited financial statements of FirstSun and First Foundation, respectively, and do not extend to the prospective financial information.

In light of the foregoing and taking into account that the First Foundation special meeting and the FirstSun special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are strongly cautioned not to place unwarranted reliance on such information.

FirstSun Prospective Financial Information

Stephens. In performing its financial analysis with respect to FirstSun on a standalone basis, Stephens used the following prospective financial information regarding FirstSun: (i) estimated earnings per share for FirstSun of $1.70 for the period from July 1, 2025 to December 31, 2025, $0.88 for the period from January 1, 2026 to March 31, 2026, $3.68 for the year ending December 31, 2026, $4.01 for the year ending December 31, 2027, $4.31 for the year ending December 31, 2028, $4.60 for the year ending December 31, 2029, and $4.91 for the year ending December 31, 2030; and (ii) an estimated annual earnings per share and balance sheet growth rate thereafter through the year ending December 31, 2030 of 7.0%.

The following table presents certain unaudited prospective financial information regarding FirstSun on a stand-alone basis from July 1, 2025 through December 31, 2030, which Stephens used in connection with developing its financial analyses and fairness opinion.

	6 Months Ended	3 Months Ended	Full Year Projections Ended
	To Year End	To Close
	12/31/2025	3/31/2026	12/31/2026		12/31/2027	12/31/2028	12/31/2029	12/31/2030
Net Income ($000s)	$48,227	$24,931	$104,757		$114,286	$123,540	$132,188	$141,441
Earnings per Share	$1.70	$0.88	$3.68	*	$4.01	$4.31	$4.60	$4.91
Total Assets ($000s)	$8,517,128	$8,606,883	$9,081,544		$9,714,005	$10,465,689	$11,214,628	$12,015,694

*The difference between Stephens’ projected 2026 earnings per share of $3.68 and the $3.69 figure used by KBW and Jefferies reflects a difference in calculation approach. EPS used by Stephens was based on a spot share count as of December 31, 2026 (the actual number of shares at year-end), while EPS used by KBW and Jefferies was based on an average share count for the year (a blended number across all of 2026).

The foregoing prospective financial information regarding FirstSun was provided to Stephens by the management team of FirstSun and was approved by FirstSun for Stephens’ use and reliance in connection with developing its financial analyses and fairness opinion.

KBW. In certain of the financial analyses performed by KBW in connection with its opinion, KBW utilized financial forecasts and projections provided by FirstSun management. The following presents certain unaudited prospective financial information regarding FirstSun on a stand-alone basis, including a long-term growth rate, provided to and utilized by KBW.

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	3 Months Ended	3 Months Ended	Year Ended
	To Year End 12/31/2025	To Close 3/31/2026	12/31/2026	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Net Income ($mm)	$25.1	$24.9	$104.8	$114.3	$123.5	$132.2	$141.4
Earnings per Share			$3.69	$4.01
Total Assets at Period End ($B)	$8.5	$8.6	$9.1	$9.7	$10.5	$11.2	$12.0

LT Earnings and Asset Growth (2031)        7.0%

The foregoing prospective financial information regarding FirstSun was provided to KBW by the management team of FirstSun and was approved by First Foundation for KBW’s use and reliance in performing financial analyses in connection with its opinion.

Jefferies. In performing its financial analysis with respect to FirstSun on a standalone basis, Jefferies used the following prospective financial information regarding FirstSun: (i) estimated earnings per share for FirstSun of $1.70 for the period from July 1, 2025 to December 31, 2025, $0.88 for the period from January 1, 2026 to March 31, 2026, $3.69 for the year ending December 31, 2026, $4.01 for the year ending December 31, 2027, $4.31 for the year ending December 31, 2028, $4.60 for the year ending December 31, 2029, and $4.91 for the year ending December 31, 2030; and (ii) an estimated annual earnings per share and balance sheet growth rate thereafter through the year ending December 31, 2030 of 7.0%.

The following table presents certain unaudited prospective financial information regarding FirstSun on a stand-alone basis from July 1, 2025 through December 31, 2030, which Jefferies used in connection with developing its financial analyses and fairness opinion.

	6 Months Ended	3 Months Ended	Year Ended
	To Year End 12/31/2025	To Close 3/31/2026	12/31/2026	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Net Income ($mm)	$48.2	$24.9	$104.8	$114.3	$123.5	$132.2	$141.4
Earnings per Share	$1.70	$0.88	$3.69	$4.01	$4.31	$4.60	$4.91
Total Assets at Period End ($mm)	$8,517	$8,607	$9,082	$9,714	$10,466	$11,220	$12,026

The foregoing prospective financial information regarding FirstSun was provided to Jefferies by the management team of FirstSun and was approved by First Foundation for Jefferies’ use and reliance in connection with developing its financial analyses and fairness opinion.

First Foundation Prospective Financial Information

Stephens. In performing its financial analysis with respect to First Foundation on a standalone basis, Stephens used the following prospective financial information regarding First Foundation: (i) estimated earnings per share for First Foundation of ($1.77) for the period from July 1, 2025 to December 31, 2025, $0.03 for the period from January 1, 2026 to March 31, 2026, $0.20 for the year ending December 31, 2026, $0.30 for the year ending December 31, 2027, $0.34 for the year ending December 31, 2028, $0.36 for the year ending December 31, 2029, and $0.37 for the year ending December 31, 2030.

The following table presents certain unaudited prospective financial information regarding First Foundation on a stand- alone basis from July 1, 2025 through December 31, 2030, which Stephens used in connection with developing its financial analyses and fairness opinion.

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	6 Months Ended	3 Months Ended	Full Year Projections Ended
	To Year End 12/31/2025	To Close 3/31/2026	12/31/2026	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Net Income ($000s)	$(146,408)	$3,427	$22,616	$33,487	$38,959	$40,443	$41,612
Earnings per Share	$(1.77)	$0.03	$0.20	$0.30	$0.34	$0.36	$0.37
Total Assets ($000s)	$11,627,716	$8,158,243	$7,940,701	$7,978,972	$8,017,931	$8,058,374	$8,099,986

The foregoing prospective financial information regarding First Foundation was developed by the management team of FirstSun based on internal estimates and information provided to FirstSun by First Foundation. Such prospective financial information was provided by the management team of FirstSun to Stephens and was approved by FirstSun for Stephens’ use and reliance in connection with developing its financial analyses and fairness opinion, and reflects the impact of the balance sheet repositioning.

KBW. In certain of the financial analyses performed by KBW in connection with its opinion, KBW utilized financial forecasts and projections provided by First Foundation management. The following presents certain unaudited prospective financial information regarding First Foundation on a stand-alone basis, including certain long-term growth rates, provided to and utilized by KBW.

	3 Months	3 Months
	Ended	Ended	Year Ended
	To Year End	To Close
	12/31/2025	3/31/2026	12/31/2026	12/31/2027
Net Income ($mm)	$(1.8)	$0.0	$41.1	$72.8
Total Assets at Period End ($B)		$11.8	$11.4	$11.2
LT Earnings Growth (2028 and thereafter)		10.0%
LT Assets Growth (2028 and thereafter)		3.0%

The foregoing prospective financial information regarding First Foundation was provided to KBW by the management team of First Foundation and was approved by First Foundation for KBW’s use and reliance in performing financial analyses in connection with its opinion. The foregoing prospective financial information does not reflect the impact of the balance sheet repositioning.

Jefferies. In performing its financial analysis with respect to First Foundation on a standalone basis, Jefferies used the following prospective financial information regarding First Foundation: (i) estimated earnings per share for First Foundation of ($1.29) for the period from July 1, 2025 to December 31, 2025, $0.00 for the period from January 1, 2026 to March 31, 2026, $0.36 for the year ending December 31, 2026, $0.63 for the year ending December 31, 2027, $0.70 for the year ending December 21, 2028, $0.77 for the year ending December 31, 2029, and $0.84 for the year ending December 31, 2030, and (ii) an estimated annual earnings per share growth rate of 10% and loan, securities, and other asset growth of 3% and deposit growth of 2% thereafter through the year ending December 31, 2030.

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The following table presents certain unaudited prospective financial information regarding First Foundation on a stand- alone basis from July 1, 2025 through December 31, 2030, which Jefferies used in connection with developing its financial analyses and fairness opinion.

	6 Months Ended	3 Months Ended	Year Ended
	To Year End 12/31/2025	To Close 3/31/2026	12/31/2026	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Net Income ($mm)	$(148.3)	$0.0	$41.1	$72.8	$80.1	$88.1	$96.9
Earnings per Share	$(1.29)	$0.0	$0.36	$0.63	$0.70	$0.77	$0.84
Total Assets at Period End ($mm)	11,681	11,800	11,395	11,185	11,433	11,693	11,966

The foregoing prospective financial information regarding First Foundation provided to Jefferies by the management team of First Foundation and was approved by First Foundation for Jefferies’ use and reliance in connection with developing its financial analyses and fairness opinion.

Estimated Synergies Attributable to the Merger

The management team of FirstSun developed and provided to its boards of directors prospective financial information relating to the anticipated strategic, financial and operational benefits to, and synergies estimated to be realized following the completion of the proposed merger beginning in 2025. Such prospective financial information also was provided by the management team of FirstSun to Stephens and was approved by FirstSun for Stephens’ use and reliance in connection with Stephens’ financial analyses and fairness opinion as described in this joint proxy statement/prospectus under “—Opinion of FirstSun’s Financial Advisor”.

Such prospective financial information included, among other things, (i) annual pre-tax cost savings of approximately 35% of First Foundation’s noninterest expense, after-tax, phased in 66% during 2026 and 100% thereafter; (ii) one-time, pre-tax cash transaction costs of $95 million, which were fully reflected in tangible book value at the completion of the proposed merger; and (iii) estimated purchase accounting adjustments. The prospective financial information assumed a hypothetical March 31, 2026 closing date for the proposed merger.

Opinion of FirstSun’s Financial Advisor

On October 24, 2025, FirstSun engaged Stephens to act as financial advisor to FirstSun in connection with the proposed merger of First Foundation with and into FirstSun. As part of its engagement, Stephens was asked to undertake a study of the fairness, from a financial point of view, of the consideration to be given by FirstSun in connection with the proposed merger. FirstSun engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of Stephens’ engagement, representatives of Stephens participated in a meeting of FirstSun’s board of directors held on October 27, 2025, in which FirstSun’s board of directors considered and approved the proposed merger. At this meeting, Stephens reviewed the financial aspects of the proposed merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to FirstSun’s board of directors dated as of October 27, 2025, that, as of such date, the consideration to be given by FirstSun in the proposed merger was fair to FirstSun from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.

The full text of Stephens’ written opinion letter (the “Opinion Letter”) is attached as Annex B to this joint proxy statement/prospectus. The Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion.

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The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such written Opinion Letter. Investors are urged to read the entire Opinion Letter carefully in connection with their consideration of the proposed merger. FirstSun did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.

Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to FirstSun’s board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed merger. The opinion only addresses whether the consideration to be given by FirstSun in the proposed merger was fair to FirstSun from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of FirstSun to engage in the proposed merger or any other term or aspect of the merger agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to FirstSun’s board of directors or any of FirstSun’s stockholders as to how such person should vote or otherwise act with respect to the proposed merger or any other matter. FirstSun and First Foundation determined the merger consideration through a negotiation process.

In connection with developing its opinion, Stephens:

(i)	reviewed certain publicly available financial statements and reports regarding FirstSun and First Foundation;
(ii)	reviewed certain audited financial statements regarding FirstSun and First Foundation;
(iii)	reviewed certain internal financial statements, management reports and other financial and operating data concerning FirstSun and First Foundation prepared by management of FirstSun and management of First Foundation, respectively;
(iv)	reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning FirstSun and First Foundation provided by management of FirstSun, the effect of the proposed merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of FirstSun;
(v)	reviewed the reported prices and trading activity for the common stock of FirstSun and First Foundation;
(vi)	compared the financial performance of FirstSun and First Foundation with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed merger;
(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the proposed merger;
(viii)	reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by FirstSun;
(ix)	discussed with management of FirstSun and management of First Foundation the operations of and future business prospects for FirstSun and First Foundation, respectively and the anticipated financial consequences of the proposed merger to FirstSun and First Foundation, respectively;
(x)	assisted in FirstSun’s deliberations regarding the material terms of the proposed merger and FirstSun’s negotiations with First Foundation; and
(xi)	performed such other analyses and provided such other services as Stephens deemed appropriate.

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Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by FirstSun and First Foundation and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of FirstSun and management of First Foundation assured Stephens that they were not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of FirstSun or of First Foundation, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of FirstSun or of First Foundation under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of FirstSun or First Foundation. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for credit losses of FirstSun or First Foundation. Stephens did not make an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of FirstSun or First Foundation. With respect to the financial projections or forecasts prepared by management of FirstSun and management of First Foundation, including the forecasts of potential cost savings and potential synergies, Stephens also assumed that such financial projections or forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of FirstSun and management of First Foundation, respectively, as to the future financial performance of FirstSun and First Foundation, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial projections or forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and Stephens expressed no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they were based.

Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of FirstSun and its other advisors with respect to such matters. Stephens assumed, with FirstSun’s consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for FirstSun and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to FirstSun. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed merger.

Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of October 24, 2025. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities, or any other disaster or adversity may or may not have an effect on FirstSun or First Foundation, and Stephens did not express an opinion as to the effects of such volatility or disruptions on the proposed merger or any party to the proposed merger. Stephens further expressed no opinion as to the prices at which shares of First Foundation’s or FirstSun’s common stock may trade at any time subsequent to the announcement of the proposed merger.

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In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:

(i)	the proposed merger and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification;
(ii)	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;
(iii)	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;
(iv)	all conditions to the completion of the proposed merger will be satisfied within the time frames contemplated by the merger agreement without any waivers;
(v)	that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed merger to FirstSun;
(vi)	there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of FirstSun or First Foundation since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact FirstSun or First Foundation; and
(vii)	the proposed merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the consideration to be given by FirstSun in the proposed merger was fair to FirstSun from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the proposed merger or any aspect of the proposed merger, other than the fairness, from a financial point of view, of the consideration to be given in the proposed merger by FirstSun. The opinion did not address the merits of the underlying decision by FirstSun to engage in the proposed merger, the merits of the proposed merger as compared to other alternatives potentially available to FirstSun or the relative effects of any alternative transaction in which FirstSun might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed merger, including with respect to how to vote or act with respect to the proposed merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of FirstSun’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other stockholders of FirstSun or otherwise.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. In performing the financial analyses described below, Stephens relied on the financial and operating data, projections and other financial information and assumptions concerning FirstSun and First Foundation provided by management of FirstSun and management of First Foundation, as applicable, and Stephens reviewed with FirstSun’s executive management and board of directors certain assumptions concerning FirstSun and First Foundation upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

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Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.

Summary of Proposed Merger

Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the merger agreement, the aggregate consideration expected to be paid by FirstSun for all of the outstanding equity interests of First Foundation (including common stock, restricted stock, preferred stock and warrants) has an aggregate value of approximately $784.3 million as of November 30, 2025, based upon FirstSun’s closing stock price of $40.44 on October 24, 2025.

The consideration is expected to consist of (i) the issuance of 0.16083 shares of FirstSun’s common stock for each outstanding share of First Foundation’s common stock (including restricted stock, preferred stock and stock issued upon the exercise of outstanding warrants), and (ii) an aggregate cash payment of $17.5 million to holders of outstanding warrants. Based upon the unaudited financial information of the First Foundation as of and for the twelve months ended June 30, 2025 and September 30, 2025, and market data as of October 24, 2025, Stephens calculated the following transaction multiples:

Transaction Value/Tangible Book Value (at September 30, 2025)(1)	0.80	x
Transaction Value/Adjusted Tangible Book Value (at September 30, 2025)(1)(2)	0.73	x
Transaction Value/Last-Twelve-Months (“LTM”) Core Earnings(3)	50.1	x
Transaction Value/2026 Estimated Earnings(4)	32.5	x
Transaction Value/2027 Estimated Earnings(4)	21.9	x
Core Deposit Premium(1)(5)	(1.6)%

Source: S&P Global Market Intelligence, Management Guidance, company documents.
Note: Market data as of October 24, 2025.
(1)	First Foundation tangible common equity at 9/30/2025 is inclusive of First Foundation convertible preferred equity.
(2)	First Foundation adjusted tangible common equity at 9/30/2025 inclusive of reversal of $84.7 million DTA valuation allowance.
(3)	Historical core earnings for First Foundation assumes a normalized provision and adjusts for nonrecurring items using data sourced from S&P Global Market Intelligence and company documents; 2025 LTM utilizes a normalized corporate tax rate of 21%.
(4)	First Foundation earnings are as provided by and confirmed by FirstSun Management.
(5)	Core deposit premium calculated using tangible common equity and deposits less time deposits > $100,000.

Public Market Evaluation

Relevant Public Companies Analysis – First Foundation

Stephens compared the financial condition, operating statistics and market valuation of First Foundation to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to First Foundation; however, no selected company below was identical or directly comparable to First Foundation. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.

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Stephens selected the following public companies based on the criteria set forth below:

Nationwide major exchange-traded (NASDAQCM, NASDAQGM, NASDAQGS, NYSE, and NYSEAM) banks with 2025Q2 total assets between $6.5 billion and $30.0 billion and 2025Q2 Core ROAA (per S&P Global Market Intelligence) less than 0.85%, excluding non-traditional business models (LOB and WASH), ethnic-focused banks (HAFC, HOPE and FFIC), merger targets, merger-of-equals participants (as defined by S&P Global Market Intelligence) and mutuals:

•	Glacier Bancorp Inc.
•	Renasant Corp.
•	Bank of Hawaii Corp.
•	Merchants Bancorp
•	ConnectOne Bancorp Inc.
•	OceanFirst Financial Corp.
•	Beacon Financial Corp.
•	Eagle Bancorp Inc
•	Capitol Federal Financial Inc
•	Kearny Financial Corp.
•	Peapack-Gladstone Financial
•	Midland States Bancorp Inc.

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended June 30, 2025, or the most recently reported period available, and the market trading multiples of the selected public companies based on October 24, 2025 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:

							NIB /					Price/
			Total	Loans /	TCE /		Total	NPAs /	Core		Market	Tang.		2025		2026
			Assets	Deposits	TA		Deposits	Assets(1)	ROAA		Cap	BV		EPS		EPS
	Company	Ticker	($M)	(%)	(%)		(%)	(%)	(%)		($M)	(x)		(x)		(x)
1	Glacier Bancorp Inc.	GBCI	$29,005	85.9%	8.4%		30%	0.11%	0.80%		$5,696	2.14	x	21.8	x	14.2	x
2	Renasant Corp.	RNST	$26,625	87.7%	8.8%		25%	0.56%	0.37%		$3,314	1.51	x	17.2	x	10.2	x
3	Bank of Hawaii Corp.	BOH	$23,710	67.3%	5.8%		26%	0.08%	0.81%		$2,541	1.85	x	14.6	x	12.5	x
4	Merchants Bancorp	MBIN	$19,141	115.3%	8.5%		2%	1.35%	0.80%		$1,509	0.93	x	9.8	x	6.9	x
5	ConnectOne Bancorp Inc.	CNOB	$13,916	99.0%	8.1%		21%	0.28%	0.17%		$1,235	1.12	x	16.3	x	7.6	x
6	OceanFirst Financial Corp.	OCFC	$13,328	99.8%	8.7%		16%	0.31%	0.56%		$1,073	0.96	x	13.6	x	10.4	x
7	Beacon Financial Corp.	BBT	$11,569	106.9%	8.8%		19%	0.55%	0.82%		$2,069	0.93	x	8.9	x	6.6	x
8	Eagle Bancorp Inc	EGBN	$10,601	85.1%	11.2%		17%	2.16%	(2.28)%		$529	0.47	x	NM		9.5	x
9	Capitol Federal Financial Inc	CFFN	$9,693	125.1%	10.7%		9%	0.50%	0.77%		$837	0.83	x	12.4	x	10.7	x
10	Kearny Financial Corp.	KRNY	$7,740	102.5%	8.3%		10%	0.59%	0.35%		$417	0.68	x	15.8	x	15.8	x
11	Peapack-Gladstone Financial	PGC	$7,201	91.5%	8.2%		19%	1.60%	0.42%		$476	0.80	x	13.2	x	8.0	x
12	Midland States Bancorp Inc.	MSBI	$7,108	85.3%	6.3%		18%	1.10%	0.71%		$366	0.82	x	NM		6.4	x
	75th Percentile		$20,283	85.8%	8.8%		22%	0.30%	0.80%		$2,187	1.22	x	16.1	x	11.2	x
	Median		$12,448	95.3%	8.5%		19%	0.56%	0.63%		$1,154	0.93	x	14.1	x	9.8	x
	25th Percentile		$9,205	103.6%	8.1%		15%	1.16%	0.36%		$516	0.82	x	12.6	x	7.4	x
	First Foundation Inc.	FFWM	$11,588	93.4%	7.7	%(2)	17%	0.35%	(0.01	)%(3)	$623	0.68	x(2)	NM		27.7	x

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Source: S&P Global Market Intelligence; FactSet.

Note: Market data as of 10/24/2025. Financial data as of 6/30/2025. Bank-level data used where consolidated BHC data not available. Core defined by S&P Global Market Intelligence. Any Price / Earnings ratio less than 0.0x or greater than 30.0x is “Not Material.”

(1) NPAs / Assets excludes restructured loans from nonperforming assets.

(2) Data as of 9/30/2025 and inclusive of First Foundation convertible preferred equity.

(3) Core assumes a normalized provision and adjusts for nonrecurring items using data sourced from S&P Global Market Intelligence and company documents; 2025Q2 utilizes a normalized corporate tax rate of 21%.

Relevant Public Companies Analysis – FirstSun

Stephens compared the financial condition, operating statistics and market valuation of FirstSun to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to FirstSun; however, no selected company below was identical or directly comparable to FirstSun. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.

Stephens selected the following public companies based on the criteria set forth below:

Nationwide major exchange-traded (NASDAQCM, NASDAQGM, NASDAQGS, NYSE, and NYSEAM) banks with 2025Q2 total assets between $7.0 billion and $10.0 billion, excluding non-traditional business models (CASH and TBBK), ethnic-focused banks (PFBC and HAFC), NYC banks (FFIC, AMAL, MCB, KRNY and PGC), merger targets, merger-of-equals participants (as defined by S&P Global Market Intelligence), and mutuals:

•	National Bank Holdings Corp.
•	Park National Corp.
•	TriCo Bancshares
•	S&T Bancorp Inc.
•	Byline Bancorp Inc.
•	Capitol Federal Financial Inc
•	Origin Bancorp Inc.
•	Peoples Bancorp Inc.
•	QCR Holdings Inc.
•	Stock Yards Bancorp Inc.
•	1st Source Corp.
•	Tompkins Financial Corporation
•	Southside Bancshares Inc.
•	German American Bancorp Inc.
•	Burke & Herbert Finl Svcs Corp
•	Bus. First Bancshares Inc.
•	Univest Financial Corp.
•	First Mid Bancshares
•	Horizon Bancorp Inc.
•	Central Pacific Financial Corp
•	Midland States Bancorp Inc.
•	Heritage Financial Corp.

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended June 30, 2025, or the most recently reported period available, and the market trading multiples of the selected public companies based on October 24, 2025 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:

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							NIB/					Price/
			Total	Loans/	TCE/		Total	NPAs/	Core		Market	Tang.		MRQ		LTM		2025		2026
			Assets	Deposits	TA		Deposits	Assets(1)	ROAA		Cap	BV		Core EPS		Core EPS		EPS		EPS
	Company	Ticker	($M)	(%)	(%)		(%)	(%)	(%)		($M)	(x)		(x)		(x)		(x)		(x)
1	National Bank Holdings Corp.	NBHC	$9,999	90.8%	10.3%		26%	0.34%	1.40%		$1,418	1.44	x	10.5	x	11.1	x	11.5	x	10.2	x
2	Park National Corp.	PRK	$9,950	96.7%	11.6%		32%	0.64%	1.84%		$2,564	2.27	x	13.9	x	16.0	x	14.5	x	14.6	x
3	TriCo Bancshares	TCBK	$9,924	83.1%	10.0%		31%	0.67%	1.14%		$1,406	1.41	x	12.7	x	12.5	x	12.0	x	11.2	x
4	S&T Bancorp Inc.	STBA	$9,810	100.2%	11.3%		28%	0.22%	1.31%		$1,397	1.27	x	11.0	x	10.5	x	10.7	x	10.7	x
5	Byline Bancorp Inc.	BY	$9,720	94.2%	10.3%		23%	0.66%	1.44%		$1,291	1.32	x	9.2	x	9.9	x	9.9	x	9.8	x
6	Capitol Federal Financial Inc	CFFN	$9,693	125.1%	10.7%		9%	0.50%	0.77%		$837	0.83	x	11.4	x	13.6	x	12.4	x	10.7	x
7	Origin Bancorp Inc.	OBK	$9,678	94.7%	10.9%		23%	0.90%	1.16%		$1,034	0.98	x	9.2	x	10.1	x	13.2	x	9.0	x
8	Peoples Bancorp Inc.	PEBO	$9,541	86.5%	8.3%		20%	0.42%	0.99%		$1,052	1.36	x	11.8	x	9.6	x	9.9	x	9.0	x
9	QCR Holdings Inc.	QCRH	$9,242	94.6%	9.9%		13%	0.46%	1.29%		$1,295	1.38	x	11.0	x	11.2	x	11.3	x	10.4	x
10	Stock Yards Bancorp Inc.	SYBT	$9,209	91.3%	8.9%		20%	0.19%	1.55%		$2,002	2.51	x	14.5	x	15.2	x	14.7	x	14.5	x
11	1st Source Corp.	SRCE	$9,087	95.4%	12.4%		21%	0.83%	1.70%		$1,491	1.29	x	9.9	x	10.4	x	9.8	x	9.7	x
12	Tompkins Financial Corporation	TMP	$8,374	91.9%	8.1%		28%	0.63%	1.05%		$944	1.36	x	10.9	x	11.8	x	10.8	x	9.7	x
13	Southside Bancshares Inc.	SBSI	$8,340	69.4%	7.4%		21%	0.06%	1.12%		$827	1.31	x	9.1	x	11.9	x	9.4	x	9.2	x
14	German American Bancorp Inc.	GABC	$8,280	82.7%	8.3%		27%	0.28%	1.63%		$1,474	2.26	x	10.7	x	13.4	x	13.6	x	10.8	x
15	Burke & Herbert Finl Svcs Corp	BHRB	$8,053	87.5%	8.6%		21%	1.04%	1.60%		$927	1.27	x	7.4	x	7.5	x	8.4	x	8.1	x

16	Bus. First Bancshares Inc.	BFST	$7,948	94.2%	8.2%		22%	0.73%	1.10%		$741	1.11	x	9.3	x	9.6	x	9.1	x	8.2	x
17	Univest Financial Corp.	UVSP	$7,939	103.6%	9.5%		22%	0.64%	1.00%		$881	1.17	x	11.2	x	11.4	x	10.3	x	10.1	x
18	First Mid Bancshares	FMBH	$7,680	93.2%	8.7%		21%	0.29%	1.35%		$897	1.39	x	8.6	x	9.2	x	9.6	x	9.2	x
19	Horizon Bancorp Inc.	HBNC	$7,652	87.5%	8.4%		20%	0.37%	1.12%		$846	1.70	x	8.6	x	8.8	x	8.5	x	8.3	x
20	Central Pacific Financial Corp	CPF	$7,370	80.8%	7.7%		30%	0.20%	1.00%		$794	1.40	x	11.0	x	11.1	x	10.7	x	9.3	x
21	Midland States Bancorp Inc.	MSBI	$7,108	85.3%	6.3%		18%	1.10%	0.71%		$366	0.82	x	9.0	x	NM		NM		6.4	x
22	Heritage Financial Corp.	HFWA	$7,071	82.5%	9.4%		27%	0.11%	1.00%		$785	1.19	x	11.1	x	12.0	x	12.3	x	11.7	x
	75th Percentile		$9,689	85.6%	10.3%		27%	0.28%	1.43%		$1,404	1.41	x	11.2	x	12.0	x	12.3	x	10.7	x
	Median		$8,730	91.6%	9.2%		22%	0.48%	1.15%		$989	1.34	x	10.8	x	11.1	x	10.7	x	9.8	x
	25th Percentile		$7,941	94.7%	8.3%		20%	0.66%	1.02%		$839	1.21	x	9.2	x	9.9	x	9.8	x	9.1	x
	FirstSun Capital Bancorp	FSUN	$8,436	92.9%	12.2	%(2)	24%	0.80%	1.32	%(3)	$1,126	1.10	x(2)	10.5	x(3)	11.2	x(3)	11.7	x	11.0	x

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Source: S&P Global Market Intelligence.

Note: Market data as of 10/24/2025. Financial data as of 6/30/2025. Bank-level data used where consolidated BHC data not available. Core defined by S&P Global Market Intelligence. Any Price / Earnings ratio less than 0.0x or greater than 30.0x is “Not Material.”

(1) NPAs / Assets excludes restructured loans from nonperforming assets.

(2) Data as of 9/30/2025.

(3) Core assumes a normalized provision and adjusts for nonrecurring items using data sourced from S&P Global Market Intelligence and company documents; 2025Q2 utilizes a normalized corporate tax rate of 21%.

Relative Implied Valuation Analysis

Stephens compared the range of equity values of First Foundation and FirstSun on a price-to-tangible book value basis and on a price-to-estimated 2026 earnings basis, both including and excluding pro forma assumptions as a result of the proposed merger, as implied by the comparable publicly traded companies described in the sections entitled “Relevant Public Companies Analysis – First Foundation,” and “Relevant Public Companies Analysis – FirstSun.” Based upon these ranges of implied equity values, Stephens calculated a range of implied exchange ratios of a share of FirstSun common stock to a share of First Foundation common stock by:

•	First, dividing the equity value of a share of First Foundation common stock implied by the 25th percentile of the price-to-tangible book value multiple and the price-to-estimated 2026 earnings multiple, in each case, of First Foundation’s comparable publicly traded companies, by the equity value of a share of FirstSun common stock implied by the 75th percentile of the corresponding multiples of FirstSun’s comparable publicly traded companies, to calculate the low-end of the implied exchange ratio range; and

•	Second, dividing the equity value of a share of First Foundation common stock implied by the 75th percentile of price-to-tangible book value multiple and price-to-estimated 2026 earnings multiple, in each case, of First Foundation’s comparable publicly traded companies, by the equity value of a share of FirstSun common stock implied by the 25th percentile of the corresponding multiples of FirstSun’s comparable publicly traded companies, to calculate the high-end of the implied exchange ratio.

The range of implied exchange ratios resulting from this analysis is summarized in the table below:

	Low						High
					Implied						Implied
			First		Exchange				First		Exchange
	FirstSun		Foundation		Ratio		FirstSun		Foundation		Ratio
Percentile	75	th	25	th			25	th	75	th

Tangible Book Value per Share(1)
Current Peer Multiple	1.41	x	0.82	x			1.21	x	1.22	x
Implied Price	$52.02		$6.66		0.12804	x	$44.58		$9.94		0.22296	x

2026 Estimated Earnings per Share
Current Peer Multiple	10.7	x	7.4	x			9.1	x	11.2	x
Implied Price	$39.49		$1.48		0.03753	x	$33.37		$2.24		0.06699	x
Implied Price with Synergies(2)	$39.49		$4.25		0.10758	x	$33.37		$6.41		0.19201	x

Source: S&P Global Market Intelligence, FactSet.

Note: Market data as of 10/24/2025.

(1) Represents TBV per share as of 9/30/2025 for FirstSun. First Foundation tangible common equity at 9/30/2025 is inclusive of First Foundation convertible preferred equity.

(2) Implied values based upon the after-tax value of cost synergies.

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Relevant Nationwide Low-Profitability Transactions Analysis

Stephens reviewed certain publicly available transaction multiples and related financial data for bank and thrift M&A transactions nationwide announced since January 1, 2018, where (i) the deal value was greater than or equal $100 million and (ii) the target’s last twelve months ROAA was less than 0.30%. The following transactions were selected by Stephens because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to First Foundation; however, no selected company or transaction below was identical or directly comparable to the First Foundation or the proposed merger (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):

•	Nicolet Bankshares Inc./MidWestOne Financial Group (10/23/2025)
•	First Financial Bancorp./BankFinancial Corp (8/11/2025)
•	Commerce Bancshares Inc./FineMark Holdings Inc. (6/16/2025)
•	NB Bancorp/Provident Bancorp Inc (6/5/2025)
•	Mechanics Bank/HomeStreet Inc. (3/31/2025)
•	Mid Penn Bancorp Inc./William Penn Bancorp. (11/1/2024)
•	First Mid Bancshares/Delta Bancshares Co. (7/29/2021)
•	PNC Financial Services Group/BBVA USA Bancshares, Inc. (11/16/2020)
•	First Citizens BancShares Inc./CIT Group Inc. (10/16/2020)
•	Hancock Whitney Corp./MidSouth Bancorp Inc. (4/30/2019)
•	First Midwest Bancorp Inc./Bridgeview Bancorp Inc. (12/6/2018)
•	Simmons First National Corp./Reliance Bancshares Inc. (11/13/2018)

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Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed merger to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:

				Transaction Multiples								Target Financial Data
				Target		Price/		Price/		Core
			Deal	Price/		LTM		FWD		Deposit		Total	TCE/		NPAs/	LTM
		Annc.	Value	TBV		EPS		EPS		Prem.		Assets	TA		Assets	ROAA
Acquirer	Target	Date	($M)	(x)		(x)		(x)		(%)		($M)	(%)		(%)	(%)
Nicolet Bankshares Inc.	MidWestOne Financial Group	23/10/25	866	1.73	x	NM		11.5	x	8.4%		6,161	8.2%		0.65%	(0.86%)
First Financial Bancorp.	BankFinancial Corp	11/08/25	142	0.91	x	NM		14.9	x	1.2%		1,429	10.9%		0.70%	0.14%
Commerce Bancshares Inc.	FineMark Holdings Inc.	16/06/25	581	1.53	x	NM		—		8.5%		3,966	8.5%		0.02%	0.23%
NB Bancorp	Provident Bancorp Inc	05/06/25	212	0.93	x	NM		18.8	x	(2.1%)		1,554	15.1%		2.02%	0.29%
Mechanics Bank	HomeStreet Inc.	31/03/25	300	0.77	x	NM		—		(2.4%)		8,124	4.8%		1.20%	(1.56%)
Mid Penn Bancorp Inc.	William Penn Bancorp.	01/11/24	126	1.01	x	NM		—		0.6%		812	15.2%		0.38%	(0.00%)
First Mid Bancshares	Delta Bancshares Co.	29/07/21	107	1.42	x	NM		—		7.0%		697	10.8%		0.12%	0.27%
PNC Financial Services Group	BBVA USA Bancshares, Inc.	16/11/20	11,567	1.31	x	NM		—		3.3%		103,653	8.7%		1.32%	(2.52%)
First Citizens BancShares Inc.	CIT Group Inc.	16/10/20	2,159	0.44	x	NM		9.5	x	(7.4%)		60,865	8.2%		1.15%	(0.87%)
Hancock Whitney Corp.	MidSouth Bancorp Inc.	30/04/19	217	1.60	x	NM		28.7	x	5.9%		1,745	8.0%		1.41%	(1.87%)
First Midwest Bancorp Inc.	Bridgeview Bancorp Inc.	06/12/18	145	1.28	x	NM		—		3.4%		1,260	11.0%		1.31%	0.19%
Simmons First National Corp.	Reliance Bancshares Inc.	13/11/18	142	1.56	x	31.3	x	—		6.1%		1,493	5.8%		0.71%	0.35%
75th Percentile			652	1.53	x	31.3	x	18.8	x	6.3%		6,652	10.9%		0.58%	0.24%
Median			214	1.30	x	31.3	x	14.9	x	3.4%		1,650	8.6%		0.93%	0.07%
25th Percentile			142	0.92	x	31.3	x	11.5	x	(0.1%)		1,387	8.1%		1.31%	(1.04%)
FirstSun Capital Bancorp	First Foundation Inc.		$785	0.80	x(1)	50.1	x(2)	32.5	x	(1.6	%)(1)	11,588	7.7	%(1)	0.35%	0.08	%(2)

Source: S&P Global Market Intelligence, Company documents. Note: Transaction data as of deal announcement date. “—” means data not available or not applicable. NM means not material. Only includes whole bank M&A.

(1) Data as of 9/30/2025 and inclusive of First Foundation convertible preferred equity.

(2) Price / LTM Core EPS and Core ROAA assumes a normalized provision and adjusts for nonrecurring items using data sourced from S&P Global Market Intelligence and company documents; 2025 LTM utilizes a normalized corporate tax rate of 21%.

Relevant Nationwide All-Stock Transactions Analysis:

Stephens reviewed certain publicly available transaction multiples and related financial data for bank and thrift M&A transactions nationwide announced since January 1, 2024, where (i) the deal value was greater than $100 million, (ii) 100% stock consideration was paid and (iii) the target assets were greater than 40% of the buyer assets. The following transactions were selected by Stephens because each target’s relative financial performance and operations, among other factors, was reasonably similar to First Foundation; however, no selected company or transaction below was identical or directly comparable to First Foundation or the proposed merger (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):

•	Nicolet Bankshares Inc./MidWestOne Financial Group (10/23/2025)
•	Pinnacle Financial Partners/Synovus Financial Corp. (7/24/2025)
•	Mechanics Bank/HomeStreet Inc. (3/31/2025)
•	Berkshire Hills Bancorp Inc./Brookline Bancorp Inc. (12/16/2024)
•	Atlantic Union Bkshs Corp./Sandy Spring Bancorp Inc. (10/21/2024)
•	ConnectOne Bancorp Inc./The First of Long Island Corp. (9/5/2024)
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•	First Busey Corp./CrossFirst Bankshares Inc. (8/27/2024)
•	Renasant Corp./The First Bancshares (7/29/2024)
•	WesBanco Inc./Premier Financial Corp. (7/26/2024)
•	ChoiceOne Financial Services/Fentura Financial Inc. (7/25/2024)
•	SouthState Corp./Independent Bk Group Inc. (5/20/2024)
•	UMB Financial Corp./Heartland Financial USA Inc. (4/29/2024)
•	Southern California Bancorp/California Bancorp (1/30/2024)

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed merger to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:

				Transaction Multiples								Target Financial Data
				Target		Price/		Price/		Core			Assets/
			Deal	Price/		LTM		FWD		Deposit		Total	Buyer	TCE/		NPAs/	LTM
		Annc.	Value	TBV		EPS		EPS		Prem.		Assets	Assets	TA		Assets	ROAA
Acquirer	Target	Date	($M)	(x)		(x)		(x)		(%)		($M)	(%)	(%)		(%)	(%)
Nicolet Bankshares Inc.	MidWestOne Financial Group	23/10/25	866	1.73	x	NM		11.5	x	8.4%		6,161	69%	8.2%		0.65%	(0.86%)
Pinnacle Financial Partners	Synovus Financial Corp.	24/07/25	7,898	1.70	x	10.8	x	10.0	x	7.4%		61,057	111%	7.5%		0.55%	1.31%
Mechanics Bank	HomeStreet Inc.	31/03/25	300	0.77	x	NM		—		(2.4%)		8,124	49%	4.8%		1.20%	(1.56%)
Berkshire Hills Bancorp Inc.	Brookline Bancorp Inc.	16/12/24	1,141	1.18	x	15.3	x	7.8	x	5.1%		11,677	101%	8.5%		0.62%	0.65%
Atlantic Union Bkshs Corp.	Sandy Spring Bancorp Inc.	21/10/24	1,600	1.28	x	18.4	x	13.5	x	3.3%		14,383	58%	8.8%		0.89%	0.61%
ConnectOne Bancorp Inc.	The Frst of Long Island Corp.	05/09/24	281	0.74	x	12.7	x	10.8	x	(3.1%)		4,209	43%	8.9%		0.06%	0.52%
First Busey Corp.	CrossFirst Bankshares Inc.	27/08/24	926	1.30	x	12.9	x	11.3	x	4.9%		7,639	64%	9.1%		0.19%	0.98%
Renasant Corp.	The First Bancshares	29/07/24	1,177	1.84	x	15.5	x	13.8	x	9.4%		7,966	45%	8.3%		0.25%	0.95%
WesBanco Inc.	Premier Financial Corp.	26/07/24	995	1.46	x	12.5	x	12.2	x	4.7%		8,779	48%	7.9%		0.74%	0.92%
ChoiceOne Financial Services	Fentura Financial Inc.	25/07/24	180	1.35	x	14.5	x	—		3.9%		1,757	67%	7.7%		0.56%	0.70%
SouthState Corp.	Independent Bk Group Inc.	20/05/24	2,021	1.48	x	19.2	x	12.2	x	5.0%		18,871	42%	7.6%		0.34%	0.56%
UMB Financial Corp.	Heartland Financial USA Inc.	29/04/24	1,990	1.53	x	27.6	x	9.7	x	4.7%		19,133	42%	6.9%		0.60%	0.40%
Southern California Bancorp	California Bancorp	30/01/24	227	1.18	x	10.4	x	—		2.9%		1,986	84%	9.5%		0.19%	1.09%
75th Percentile			1,600	1.53	x	17.0	x	12.2	x	5.1%		14,383	69%	8.8%		0.25%	0.95%
Median			995	1.35	x	14.5	x	11.4	x	4.7%		8,124	58%	8.2%		0.56%	0.65%
25th Percentile			300	1.18	x	12.6	x	10.2	x	3.3%		6,161	45%	7.6%		0.65%	0.52%
FirstSun Capital Bancorp	First Foundation Inc.		$785	0.80	x(1)	50.1	x(2)	32.5	x	(1.6	%)(1)	11,588	137%	7.7	%(1)	0.35%	0.08	%(2)

Source: S&P Global Market Intelligence, Company documents. Note: Transaction data as of deal announcement date. “—” means data not available or not applicable. NM means not material. Only includes whole bank M&A.

(1) Data as of 9/30/2025 and inclusive of First Foundation convertible preferred equity.

(2) Price / LTM Core EPS and Core ROAA assumes a normalized provision and adjusts for nonrecurring items using data sourced from S&P Global Market Intelligence and company documents; 2025 LTM utilizes a normalized corporate tax rate of 21%.

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Discounted Cash Flow Analysis

Discounted Cash Flow Analysis – First Foundation:

Stephens performed a standalone discounted cash flow analysis of First Foundation, excluding and including estimated pro forma assumptions (reflecting potential cost savings and other synergies resulting from the proposed merger), to estimate a range of implied equity values for First Foundation. Each analysis was based on the discounted net present value of the projected after-tax free cash flows for First Foundation over the projected period. In performing these analyses, Stephens used (i) financial information and data provided by First Foundation, (ii) financial forecasts and projections provided by the management team of FirstSun and (iii) certain pro forma assumptions provided by the management team of FirstSun. See the sections above entitled “Certain Unaudited Prospective Financial Information” and “Estimated Synergies Attributable to the Merger” for additional information regarding the unaudited prospective financial information and pro forma assumptions provided to Stephens by FirstSun management and approved by FirstSun for Stephens’ use and reliance in performing its analysis.

In both cases, Stephens determined the range of projected future cash flows for First Foundation based on (i) the financial information, forecasts, projections and assumptions described in the preceding paragraph, (ii) projected dividends representing earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 9.0% for the period from 2025 to 2030, both excluding and including estimated pro forma assumptions as a result of the proposed merger, and (iii) a range of standalone terminal values derived by applying price-to-tangible book value per share multiples ranging from 0.80x to 1.20x to First Foundation’s estimated earnings for the year ended December 31, 2030.

In selecting the terminal price-to-tangible book value per share multiples range for the discounted cash flow analysis, Stephens considered the trading multiples of First Foundation and of the comparable publicly traded companies discussed in the section entitled “Relevant Public Companies Analysis – First Foundation”. Exercising its professional judgment, Stephens selected a range of 0.80x to 1.20x as the terminal price-to-tangible book value per share multiples range. The following table summarizes the range of terminal values of First Foundation that Stephens calculated based upon First Foundation’s estimated earnings for the year ending December 31, 2030 and the range of terminal price-to-tangible book value per share multiples of 0.80x to 1.20x:

2030 First Foundation End of Period Tangible Common Equity ($M)	$729.0		$729.0		$729.0		$729.0		$729.0
x Terminal Multiple	0.80	x	0.90	x	1.00	x	1.10	x	1.20	x
Terminal Value	$583.2		$656.1		$729.0		$801.9		$874.8

Stephens then discounted the range of projected cash flows to present value using discount rates ranging from 11.5% to 13.5%, which Stephens selected to reflect its estimate of First Foundation’s cost of equity. Based on this analysis, Stephens derived implied equity value ranges for First Foundation of $5.40 per share to $7.16 per share (excluding pro forma assumptions) and $6.04 per share to $7.89 per share (including pro forma assumptions).

Discounted Cash Flow Analysis – FirstSun:

Stephens performed a standalone discounted cash flow analysis of FirstSun to estimate a range of implied equity values for FirstSun. This analysis was based on the discounted net present value of the projected after-tax free cash flows for FirstSun over the projected period. In performing this analysis, Stephens used (i) financial information and data provided by FirstSun and (ii) financial forecasts and projections provided by the management team of FirstSun. See the section above entitled “Certain Unaudited Prospective Financial Information” for additional information regarding the unaudited prospective financial information provided to Stephens by FirstSun management and approved by FirstSun for Stephens’ use and reliance in performing its analysis.

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Stephens determined the range of projected future cash flows for FirstSun based on (i) the financial information, forecasts and projections described in the preceding paragraph, (ii) projected dividends representing earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 9.0% for the period from 2025 to 2030, and (iii) a range of standalone terminal values derived by applying price-to-tangible book value per share multiples ranging from 1.00x to 1.40x to FirstSun’s estimated earnings for the year ended December 31, 2030.

In selecting the terminal price-to-tangible book value per share multiples range for the discounted cash flow analysis, Stephens considered the trading multiples of FirstSun and of the comparable publicly traded companies discussed in the section entitled “Relevant Public Companies Analysis – FirstSun”. Exercising its professional judgment, Stephens selected a range of 1.00x to 1.40x as the terminal price-to-tangible book value per share multiples range. The following table summarizes the range of terminal values of FirstSun that Stephens calculated based upon FirstSun’s estimated earnings for the year ending December 31, 2030 and the range of terminal price-to-tangible book value per share multiples of 1.00x to 1.40x:

2030 FirstSun End of Period Tangible Common Equity ($M)	$1,073.0		$1,073.0		$1,073.0		$1,073.0		$1,073.0
x Terminal Multiple	1.00	x	1.10	x	1.20	x	1.30	x	1.40	x
Terminal Value	$1,073.0		$1,180.3		$1,287.6		$1,394.9		$1,502.2

Stephens then discounted the range of projected cash flows to present value using discount rates ranging from 10.0% to 12.0%, which Stephens selected to reflect its estimate of FirstSun’s cost of equity. Based on this analysis, Stephens derived an implied equity value range for FirstSun of $36.25 per share to $47.16 per share.

Discounted Cash Flow Analysis – Implied Exchange Ratio

Stephens compared the ranges of implied per-share equity values for First Foundation and FirstSun derived from Stephens’ discounted cash flow analyses, both excluding and including estimated pro forma assumptions resulting from the proposed merger, to calculate the corresponding ranges of implied exchange ratios. In each case, Stephens divided the implied per-share equity values of First Foundation common stock by those of FirstSun common stock to determine the low- and high- end exchange ratios. Specifically, the low-end of each range was calculated by dividing the low-end of First Foundation’s implied per-share equity value range by the high-end of FirstSun’s implied per-share equity value range, and the high-end of each range was calculated by dividing the high-end of First Foundation’s implied per-share equity value range by the low-end of FirstSun’s implied per share equity value range. The resulting ranges of implied exchange ratios, both excluding and including estimated pro forma assumptions resulting from the proposed merger, are summarized in the table below, together with a comparison to the fixed exchange ratio in the proposed merger:

	Implied Per Share Value						Implied Exchange Ratio
	FirstSun			First Foundation
	Low	Middle	High	Low	Middle	High	Low		Middle		High
Net Present Value per Share	$47.97	$41.85	$36.25	$5.40	$6.24	$7.16	0.11256	x	0.14917	x	0.19764	x
Net Present Value per Share (with Synergies)	$47.97	$41.85	$36.25	$6.04	$6.92	$7.89	0.12582	x	0.16536	x	0.21751	x
Exchange Ratio in Transaction									0.16083	x

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of FirstSun. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.

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Miscellaneous:

The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of FirstSun. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.

Stephens is serving as financial advisor to FirstSun in connection with the proposed merger and is entitled to receive from FirstSun reimbursement of its expenses and a fee in the amount of $8,250,000 for its services as financial advisor to FirstSun, a significant portion of which is contingent upon the consummation of the proposed merger. Stephens also received a fee in the amount of $1,000,000 from FirstSun upon rendering its fairness opinion, which opinion fee will be credited in full against the fee which will become payable to Stephens upon the closing of the proposed merger. FirstSun has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its opinion.

Stephens issues periodic research reports regarding the business and prospects of FirstSun and First Foundation, and Stephens makes a market in the stock of FirstSun and First Foundation. Stephens has from time to time been engaged by each of FirstSun and First Foundation to provide investment banking services. Within the past two years, Stephens was engaged by FirstSun in connection with its proposed acquisition of HomeStreet, Inc., which was announced on January 16, 2024, and terminated on November 18, 2024, and Stephens received a fee in the amount of $1,000,000 from FirstSun for rendering a fairness opinion in connection with such merger before it was terminated. Stephens was also engaged by First Foundation in January 2023 in connection with pursuing a potential acquisition of FirstSun, which was abandoned in 2023. Stephens has not received fees for providing investment banking services to First Foundation within the past two years. Stephens expects to pursue future investment banking services assignments with participants in the proposed merger.

In the ordinary course of its business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed merger.

Opinions of First Foundation’s Financial Advisors

Opinion of KBW

First Foundation engaged KBW as its lead financial advisor to render financial advisory and investment banking services to First Foundation, including an opinion to the First Foundation board of directors as to the fairness, from a financial point of view, to the common stockholders of First Foundation of the exchange ratio in the proposed merger. First Foundation selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, KBW rendered to the First Foundation board a written opinion, dated October 26, 2025, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of First Foundation common stock.

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The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the First Foundation board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of First Foundation common stock. It did not address the underlying business decision of First Foundation to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Foundation board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First Foundation common stock or any other stockholder of First Foundation or any other entity as to how to vote or act in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the merger.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Foundation and FirstSun and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated October 26, 2025 (the most recent draft made available to KBW);
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of First Foundation;
•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, and June 30, 2025 of First Foundation;
•	certain preliminary and unaudited financial results for the fiscal quarter ended September 30, 2025 of First Foundation (provided by First Foundation);
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of FirstSun;
•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025 of FirstSun;
•	certain preliminary and unaudited financial results for the fiscal quarter ended September 30, 2025 of FirstSun (provided by FirstSun);
•	certain regulatory filings of First Foundation and FirstSun and their respective subsidiaries, including as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2024 as well as the quarters ended March 31, 2025 and June 30, 2025;
•	certain other interim reports and other communications of First Foundation and FirstSun to their respective stockholders; and
•	other financial information concerning the businesses and operations of First Foundation and FirstSun furnished to KBW by First Foundation and FirstSun or that KBW was otherwise directed to use for purposes of KBW’s analyses.

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KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of First Foundation and FirstSun;
•	the assets and liabilities of First Foundation and FirstSun;
•	the nature and terms of certain other merger transactions and business combinations in the banking industry;
•	a comparison of certain financial and stock market information for First Foundation and FirstSun with similar information for certain other companies, the securities of which were publicly traded;
•	financial and operating forecasts and projections of First Foundation that were prepared by First Foundation management, provided to and discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the First Foundation board of directors;
•	financial and operating forecasts and projections of FirstSun that were prepared by FirstSun management, provided to and discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of First Foundation management and with the consent of the First Foundation board of directors; and
•	estimates regarding certain pro forma financial effects of the merger on FirstSun (including, without limitation, the cost savings expected to result or be derived from the merger and the balance sheet repositioning expected to occur in anticipation or as a result thereof) that were prepared by FirstSun management, provided to and discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of First Foundation management and with the consent of the First Foundation board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of First Foundation and FirstSun regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by First Foundation, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with First Foundation.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of First Foundation as to the reasonableness and achievability of the financial and operating forecasts and projections of First Foundation referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of First Foundation, upon FirstSun management as to the reasonableness and achievability of the financial and operating forecasts and projections of FirstSun and the estimates regarding certain pro forma financial effects of the merger on FirstSun (including, without limitation, the cost savings expected to result or be derived from the merger and the balance sheet repositioning expected to occur in anticipation or as a result thereof), all as referred to above (and the assumptions and bases for such forecasts, projections and estimates), and KBW assumed that such forecasts, projections and estimates were reasonably prepared and represented the best currently available estimates and judgments of FirstSun management and that such forecasts, projections and estimates would be realized in the amounts and in the time periods estimated by such management.

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It is understood that the foregoing financial information of First Foundation and FirstSun that was provided to KBW was not prepared with the expectation of public disclosure and that the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of First Foundation and FirstSun and with the consent of the First Foundation board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Foundation or FirstSun since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses and KBW assumed, without independent verification and with First Foundation’s consent, that the aggregate allowances for credit losses for each of First Foundation and FirstSun are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Foundation or FirstSun, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of First Foundation or FirstSun under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by each of First Foundation and FirstSun of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of First Foundation and FirstSun, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•	that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of First Foundation common stock;
•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•	that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and
•	that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of First Foundation, FirstSun or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings expected to result or be derived from the merger.

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KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of First Foundation that First Foundation relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Foundation, FirstSun, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of First Foundation common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transactions (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, the treatment of outstanding preferred stock of First Foundation in the merger, the treatment of outstanding warrants to acquire shares of First Foundation Series C Non-Voting Common Equity Equivalent Stock or shares of First Foundation Series C Non-Voting Common Equity Equivalent Stock issued immediately prior to the effective time of the merger pursuant to the exercise of any such warrants under warrant exercise and termination agreement(s), any potential First Foundation stockholder election pursuant to the merger agreement to receive shares of FirstSun non-voting common stock in lieu of First Foundation common stock, any consequences of the merger or any such related transaction to First Foundation, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of the warrant exercise and termination agreement(s), the partial termination agreements referred to in the merger agreement or any employment, consulting, voting, support, lock-up, stockholder, claims or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There is currently significant volatility in the stock and other financial markets arising from global tensions and political division, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of First Foundation to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Foundation or the First Foundation board of directors;
•	the fairness of the amount or nature of any compensation to any of First Foundation’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of First Foundation common stock;
•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Foundation (other than the holders of First Foundation common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of outstanding preferred stock of First Foundation, outstanding warrants to acquire shares of First Foundation Series C Non-Voting Common Equity Equivalent Stock, shares of First Foundation Series C Non-Voting Common Equity Equivalent Stock issued pursuant to the exercise of any such warrants, or any other class of securities) or holders of any class of securities of FirstSun or any other party to any transaction contemplated by the merger agreement;
•	the actual value of FirstSun common stock or any other security of FirstSun to be issued in the merger;
•	the prices, trading range or volume at which First Foundation common stock or FirstSun common stock would trade following the public announcement of the merger or the prices, trading range or volume at which FirstSun common stock would trade following the consummation of the merger;
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•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement;
•	or any legal, regulatory, accounting, tax or similar matters relating to First Foundation, FirstSun, their respective stockholders, or relating to or arising out of or as a consequence of the merger or any related transactions (including the bank merger), including whether or not the merger and the bank merger would each qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, First Foundation and FirstSun. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the First Foundation board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Foundation board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between First Foundation and FirstSun and the decision of First Foundation to enter into the merger agreement was solely that of the First Foundation board of directors.

The following is a summary of the material financial analyses performed by KBW in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion but summarizes the material analyses performed in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $6.50 per outstanding share of First Foundation common stock, or approximately $767 million in the aggregate (inclusive of the economic value of First Foundation warrants assuming cashless exercise), based on the 0.16083x exchange ratio in the proposed merger and the closing price of FirstSun common stock on October 24, 2025. In addition to the financial analyses described below, KBW reviewed with the First Foundation board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $6.50 per outstanding share of First Foundation common stock) of 10.3x First Foundation’s estimated 2027 earnings per share (“EPS”) using financial forecasts and projections of First Foundation provided by First Foundation management and also the tangible equity premium to core deposits (total deposits less time deposits greater than $100,000), referred to as core deposit premium, of First Foundation in the merger (based on the implied transaction value for the merger of approximately $767.2 million in the aggregate) of (1.7%) using historical financial information of First Foundation as of September 30, 2025 as adjusted to assume the conversion of outstanding First Foundation preferred stock and warrants.

First Foundation Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Foundation to seven selected major exchange-traded U.S. banks with total assets between $7 billion and $20 billion, LTM core return on assets ratio less the 0.75% and Commercial Real Estate (CRE) to Total Risk-Based Capital ratio greater than 225%.

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The selected companies were as follows (shown in descending order of total assets):

Connect One Bancorp, Inc.

Eagle Bancorp, Inc.

Amarant Bancorp Inc.

Flushing Financial Corporation

Kearny Financial Corp.

Peapack-Gladstone Financial Corporation

Midland States Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) available or as of the end of such period and market price information as of October 24, 2025. KBW also used 2025, 2026 and 2027 EPS estimates taken from publicly available consensus “street estimates” for First Foundation and, to the extent publicly available, the selected companies (2027 consensus “street” estimates were not publicly available for one of the selected companies). Where consolidated holding company level financial data for First Foundation and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data presented in the tables below may not correspond to the data presented in First Foundation’s historical financial statements, or the data presented under the section “Opinion of FirstSun’s Financial Advisor”, as a result of the different periods, assumptions and methods used to compute the financial data presented below.

KBW’s analysis showed the following concerning the financial performance of First Foundation and the selected companies:

	First	First	Selected Companies
	Foundation, Inc. 6/30/2025(3)	Foundation, Inc. 9/30/2025(4)	Average	Median	25th Percentile	75th Percentile
LTM Pre-Tax Pre-Provision Return on Average Assets	(0.04%)	0.31%	0.75%	0.81%	0.46%	1.16%
LTM Core Return on Average Assets(1)	(0.05%)	(1.31%)	0.30%	0.42%	0.11%	0.54%
LTM Core Return on Average Tangible Common Equity(1)	(0.7%)	(17.2%)	3.3%	5.5%	0.9%	5.9%
LTM Net Interest Margin	1.60%	1.63%	2.74%	2.56%	2.37%	3.15%
LTM Fee Income / Revenue Ratio(2)	17.0%	19.1%	16.8%	12.2%	9.5%	24.2%
LTM Efficiency Ratio	101.5%	99.4%	65.9%	67.5%	74.3%	57.0%

(1)	Based on core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.
(2)	Excluded gain / (loss) on sale of securities.
(3)	Based on financial information of First Foundation as of or for the 12 months ended June 30, 2025.
(4)	Based on preliminary financial information of First Foundation as of or for the 12 months ended September 30, 2025 (provided by First Foundation).

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KBW’s analysis also showed the following concerning the financial condition of First Foundation and the selected companies:

	First	First	Selected Companies
	Foundation, Inc. 6/30/2025(1)	Foundation, Inc. 9/30/2025(2)	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	8.29%	6.96%	8.40%	8.16%	8.07%	8.51%
CET1 Ratio	11.1%	10.5%	11.5%	11.0%	10.2%	12.6%
Total Capital Ratio	14.7%	15.1%	14.5%	14.5%	14.1%	14.9%
Loans / Deposits	87.8%	78.6%	91.5%	91.4%	85.6%	95.5%
CRE / Total Risk Based Capital Ratio	354%	—	372%	372%	308%	435%
Loan Loss Reserves / Loans	0.47%	—	1.37%	1.40%	1.00%	1.62%
Nonperforming Assets / Loans + OREO	0.51%	—	1.42%	1.34%	1.76%	0.88%
LTM Net Charge-offs / Average Loans	0.19%	—	0.84%	0.22%	1.07%	0.10%

(1)	Based on financial information of First Foundation as of or for the 12 months ended June 30, 2025.
(2)	Based on preliminary financial information of First Foundation as of or for the 12 months ended September 30, 2025 (provided by First Foundation to the extent available).

In addition, KBW’s analysis showed the following concerning the market performance of First Foundation and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiples for four of the selected companies and the estimated 2025 EPS multiples for two of the selected companies, which multiples were considered not meaningful because they were less than 0.0x):

	First		Selected Companies
	Foundation, Inc.		Average		Median		25th Percentile		75th Percentile
One-Year Stock Price Change	(27.1%)		(15.4%)		(13.8%)		(20.5%)		(8.9%)
One-Year Total Return	(27.1%)		(12.1%)		(13.3%)		(17.4%)		(2.9%)
Year-to-Date Stock Price Change	(10.6%)		(15.1%)		(14.6%)		(26.0%)		(6.8%)
Price/Tangible Book Value Per Share	0.55	x	0.76	x	0.81	x	0.66	x	0.82	x
Price/LTM EPS	NM	(1)	19.7	x	15.8	x	15.4	x	22.1	x
Price/2025 EPS	NM	(1)	12.0	x	12.5	x	11.4	x	13.2	x
Price/2026 EPS	16.6x		8.2	x	7.8	x	7.6	x	8.7	x
Price/2027 EPS	7.9x		6.9	x	6.7	x	6.3	x	7.4	x
Dividend Yield	—		4.3%		3.8%		2.5%		6.6%
2025 Dividend Payout Ratio	—		33.3%		39.0%		19.4%		47.0%

(1)	Multiples were considered not meaningful because they were less than 0.0x or greater than 30.0x.

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No company used as a comparison in the above selected companies analysis is identical to First Foundation. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

FirstSun Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of FirstSun to 14 major exchange-traded banks headquartered in the Western Region of the United States (comprised of Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, New Mexico, Nevada, Oregon, Utah, Washington and Wyoming), Kansas or Texas with total assets between $5 billion and $15 billion. Merger targets and ethnic group-focused banks were excluded from the selected companies.

The selected companies were as follows (shown in descending order of total assets):

First Financial Bancshares, Inc.

First Foundation Inc.

Lending Club Corporation

Stellar Bancorp, Inc.

National Bank Holdings Corporation

Trico Bancshares

Capitol Federal Financial, Inc.

Southside Bancshares, Inc.

Central Pacific Financial Corp.

Heritage Financial Corporation

Triumph Financial, Inc.

Equity Bancshares, Inc.

Westamerica Bancorporation

Heritage Commerce Corp

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) available or as of the end of such period and market price information as of October 24, 2025. KBW also used 2025, 2026 and 2027 EPS estimates taken from publicly available consensus “street estimates” for FirstSun and the selected companies. Where consolidated holding company level financial data for FirstSun and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Data necessary to calculate CET1 Ratio and Total Capital Ratio was not publicly available for one of the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in FirstSun’s historical financial statements, or the data presented under the section “Opinion of FirstSun’s Financial Advisor”, as a result of the different periods, assumptions and methods used to compute the financial data presented below.

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KBW’s analysis showed the following concerning the financial performance of FirstSun and the selected companies:

	FirstSun	FirstSun	Selected Companies
	Capital Bancorp	Capital Bancorp			25th	75th
	6/30/2025(3)	9/30/2025(4)	Average	Median	Percentile	Percentile
LTM Pre-Tax Pre-Provision Return on Average Assets	0.02%	1.83%	1.47%	1.38%	1.20%	1.69%
LTM Core Return on Average Assets (1)	1.22%	1.23%	1.02%	1.05%	0.76%	1.24%
LTM Core Return on Average Tangible Common Equity(1)	10.6%	10.3%	10.3%	12.3%	7.1%	13.0%
LTM Net Interest Margin	4.13%	4.07%	3.74%	3.72%	3.27%	4.14%
LTM Fee Income / Revenue Ratio(2)	23.2%	23.7%	15.8%	16.4%	12.9%	17.5%
LTM Efficiency Ratio	62.6%	62.9%	63.2%	62.1%	64.3%	57.6%

(1)	Based on core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.
(2)	Excluded gain / (loss) on sale of securities.
(3)	Based on financial information of FirstSun as of or for the 12 months ended June 30, 2025.
(4)	Based on preliminary financial information of FirstSun as of or for the 12 months ended September 30, 2025 (provided by FirstSun).

KBW’s analysis also showed the following concerning the financial condition of FirstSun and the selected companies:

	FirstSun	FirstSun	Selected Companies
	Capital Bancorp	Capital Bancorp			25th	75th
	6/30/2025(1)	9/30/2025(2)	Average	Median	Percentile	Percentile
Tangible Common Equity / Tangible Assets	11.94%	12.25%	9.83%	9.90%	8.58%	10.34%
CET1 Ratio	13.8%	13.8%	14.3%	13.3%	12.6%	14.7%
Total Capital Ratio	15.9%	15.8%	16.6%	16.0%	15.5%	16.9%
Loans / Deposits	91.6%	94.0%	78.3%	82.8%	71.1%	86.8%
CRE / Total Risk Based Capital Ratio(1)	115%	—	192%	175%	125%	286%
Loan Loss Reserves / Loans	1.26%	1.26%	1.32%	1.16%	1.00%	1.35%
Nonperforming Assets / Loans + OREO	1.02%	1.23%	0.58%	0.56%	0.74%	0.30%
LTM Net Charge-offs / Average Loans	0.23%	—	0.38%	0.10%	0.26%	0.06%

(1)	Based on financial information of FirstSun as of or for the 12 months ended June 30, 2025.
(2)	Based on preliminary financial information of FirstSun as of or for the 12 months ended September 30, 2025 (provided by FirstSun to the extent available).

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In addition, KBW’s analysis showed the following concerning the market performance of FirstSun and the selected companies (excluding the impact of the LTM EPS multiples and the estimated 2025 EPS multiples for three of the selected companies and the estimated 2026 EPS multiple for one of the selected companies, which multiples were considered not meaningful because they were less than 0.0x or greater than 30.0x):

	FirstSun		Selected Companies
	Capital Bancorp						25th		75th
			Average		Median		Percentile		Percentile
One-Year Stock Price Change		(0.4)%	(4.5)%		(2.7)%		(16.0)%		2.9%
One-Year Total Return		(0.4)%	(1.8)%		0.8%		(13.4)%		6.9%
Year-to-Date Stock Price Change		1.0%	(4.2)%		(3.5)%		(12.3)%		4.2%
Price/Tangible Book Value Per Share	1.10	x	1.54	x	1.38	x	1.27	x	1.50	x
Price/LTM EPS	12.0	x	15.1	x	13.7	x	12.3	x	16.5	x
Price/2025 EPS	11.5	x	12.9	x	12.1	x	11.1	x	14.8	x
Price/2026 EPS	11.4	x	11.8	x	11.2	x	10.2	x	12.0	x
Price/2027 EPS	10.5	x	11.0	x	9.6	x	8.7	x	12.0	x
Dividend Yield(1)	—		3.6%		3.7%		2.8%		4.5%
2025 Dividend Payout Ratio(1)	—		36.7%		36.5%		30.8%		46.2%

(1)	Three of the selected companies did not pay dividends.

No company used as a comparison in the above selected companies analysis is identical to FirstSun. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to two selected U.S. bank transactions announced since January 1, 2022 with acquired company total assets between $12 billion and $40 billion and LTM core return on average assets under 0.25%.

The selected transactions were as follows:

Acquiror	Acquired Company
HomeStreet, Inc.	Mechanics Bank
Banc of California	PacWest Bancorp

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective selected transaction or the acquiror’s public investor presentation for the respective selected transaction and one year forward EPS consensus “street estimates” then publicly available prior to the announcement of the respective selected transaction:

•	Price per common share to tangible book value per share of the acquired company;
•	Core deposit premium of the acquired company;
•	Price per common share to LTM EPS of the acquired company; and
•	Price per common share to estimated EPS of the acquired company for the first full year after the announcement of the respective selected transaction, referred to as FWD EPS.

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KBW also reviewed the price per common share paid for the acquired company in each selected transaction as a premium to the closing stock price of the acquired company one day prior to the announcement of the respective selected transaction (expressed as a percentage and referred to as the one-day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the merger of $6.50 per outstanding share of First Foundation common stock, or approximately $767 million in the aggregate (inclusive of the economic value of First Foundation warrants assuming cashless exercise), and using preliminary financial information for First Foundation as of or for the 12 months ended September 30, 2025 provided by First Foundation (as adjusted, where noted, to assume the conversion of outstanding First Foundation preferred stock and warrants), First Foundation’s estimated 2026 EPS using financial forecasts and projections of First Foundation provided by First Foundation management and the closing price of FirstSun common stock on October 24, 2025.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for the selected transactions and the FWD EPS multiple for one of the selected transactions, which multiples were considered not meaningful because they were less than 0.0x or greater than 30.0x):

	FirstSun /		Selected
	First Foundation		Transactions Average
Price/Tangible Book Value per Share	0.65x / 0.84x	(1)	0.64	x
Core Deposit Premium	(0.7%)		(2.6%)
Price/LTM EPS	(3.2x)	(2)	—
Price/FWD EPS	18.3	x	54.1	x
One-Day Market Premium	17.2%		26.2%

(1)	Second multiple based on First Foundation’s tangible book value per share as of September 30, 2025 as adjusted to assume the conversion of outstanding First Foundation preferred stock and warrants.
(2)	Based on First Foundation’s LTM core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

No company or transaction used as a comparison in the above selected transaction analysis is identical to First Foundation or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of FirstSun and First Foundation to the combined market capitalization and various pro forma balance sheet and income statement items of the companies. This analysis did not include purchase accounting adjustments, cost savings or balance sheet repositioning. To perform this analysis, KBW used (i) preliminary balance sheet data for FirstSun and First Foundation as of September 30, 2025 provided by FirstSun and First Foundation, respectively, unless otherwise noted, (ii) financial forecasts and projections of FirstSun provided by FirstSun management, (iii) financial forecasts and projections of First Foundation provided by First Foundation management, and (iv) market price information as of October 24, 2025. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of FirstSun’s stockholders and First Foundation’s stockholders in the combined company based on the 0.16083x exchange ratio provided for in the merger agreement:

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	FirstSun	First Foundation
	% of Total	% of Total
Ownership:
Pro Forma Diluted Ownership at 0.16083x Merger Exchange Ratio	59.5%	40.5%
Market Information:
Pre-Transaction Market Capitalization	71%	29%
Pre-Transaction Market Capitalization (Incl. Preferred)(1)	64%	36%
Balance Sheet:
Assets	42%	58%
Gross Loans Held For Investment	48%	52%
Deposits	43%	57%
Brokered Deposits(2)	19%	81%
Tangible Common Equity	55%	45%
Tangible Common Equity (Incl. Preferred)(3)	53%	47%
Tangible Common Equity (Adjusted for Fair Value Marks)(4)	64%	36%
Income Statement:
2025 Estimated Earnings(5)	NM	NM
2026 Estimated Earnings	72%	28%
2027 Estimated Earnings	61%	39%

(1)	Adjusted to assume the conversion of outstanding First Foundation preferred stock and warrants.
(2)	First Foundation brokered deposit data as of September 30, 2025 (provided by First Foundation). FirstSun brokered deposit data as of June 30,2025 per FirstSun public filings.
(3)	First Foundation’s tangible common equity as of September 30, 2025 was adjusted to assume the conversion of outstanding First Foundation preferred stock and warrants.
(4)	Reflects tangible common equity adjusted for interest rate marks on loans, Held-To-Maturity Securities, Deposits, and Subordinated Debt. FirstSun fair value marks were taken from FirstSun’s Form 10-Q for the fiscal quarter ended June 30, 2025. First Foundation fair value marks as provided by and directed to use by FirstSun management.
(5)	Considered not meaningful (NM).

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of FirstSun and First Foundation. Using (i) closing balance sheet estimates assumed as of March 31, 2026 for FirstSun and First Foundation provided by FirstSun management, (ii) financial forecasts and projections of FirstSun and First Foundation provided by FirstSun management, and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, the balance sheet repositioning expected to occur in anticipation or as a result thereof as well as certain purchase accounting and earnings adjustments and other merger-related adjustments and the restructuring charge assumed with respect thereto) provided by FirstSun management, KBW analyzed the potential financial impact of the merger on certain projected financial results of FirstSun. This analysis indicated the merger could be accretive to each of FirstSun’s estimated 2026 EPS and estimated 2027 EPS by approximately 19.7% and 30.9%, respectively, and dilutive to FirstSun’s estimated tangible book value per share at closing assumed as of March 31, 2026, by approximately 14.4%. Furthermore, the analysis indicated that, pro forma for the merger, each of FirstSun’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 (CET1) Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing assumed as of March 31, 2026 could be lower. For all of the above analysis, the actual results achieved by FirstSun following the merger may vary from the projected results, and the variations may be material.

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First Foundation’s Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of First Foundation to estimate a range for the implied equity value of First Foundation. In this analysis, KBW utilized financial forecasts and projections relating to the assets and earnings of First Foundation provided by First Foundation management and assumed discount rates ranging from 12.5% to 16.5%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that First Foundation could generate over the period from September 30, 2025 through December 31, 2030 as a standalone company, and (ii) the present value of First Foundation’s implied terminal value at the end of such period. KBW assumed that First Foundation would maintain tangible common equity to tangible assets ratios of 8.37% for 2026, 9.10% for 2027 and 8.50% for 2028 and thereafter and would retain sufficient earnings to maintain those levels. In calculating implied terminal values for First Foundation, KBW applied a range of 7.5x to 9.5x First Foundation’s estimated 2031 earnings. This dividend discount model analysis resulted in a range of implied values per share of First Foundation common stock (assuming the conversion of outstanding First Foundation preferred stock and warrants) of $4.63 to $6.17.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of First Foundation.

FirstSun Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of FirstSun to estimate a range for the implied equity value of FirstSun. In this analysis, KBW utilized financial forecasts and projections relating to the assets and earnings of FirstSun provided by FirstSun management and assumed discount rates ranging from 9.5% to 13.5%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that FirstSun could generate over the period from September 30, 2025 through December 31, 2030 as a standalone company, and (ii) the present value of FirstSun’s implied terminal value at the end of such period. KBW assumed that FirstSun would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for FirstSun, KBW applied a range of 10.5x to 12.5x FirstSun’s estimated 2031 earnings. This dividend discount model analysis resulted in a range of implied values per share of FirstSun common stock of $45.10 to $56.93.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of FirstSun or the pro forma combined company.

Illustrative Pro Forma Combined Dividend Discount Model Analysis. KBW performed an illustrative dividend discount model analysis of the pro forma combined company. In this analysis, KBW utilized financial forecasts and projections provided by FirstSun management, which applied pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, the balance sheet repositioning expected to occur in anticipation or as a result thereof as well as certain purchase accounting and earnings adjustments and other merger-related adjustments and the restructuring charge assumed with respect thereto) provided by FirstSun management, and assumed discount rates ranging from 9.5% to 13.5%. An illustrative range for the implied equity value of the pro forma combined company was derived by adding (i) the present value of implied future excess capital available for dividends that the pro forma combined company could generate over the period from March 31, 2026 through December 31, 2030, and (ii) the present value of the pro forma combined company’s implied terminal value at the end of such period. KBW assumed that the pro forma combined company would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for the pro forma combined company, KBW applied a range of 11.0x to 13.0x the pro forma combined company’s estimated 2031 earnings. This dividend discount model analysis resulted in a range of illustrative pro forma values per share of FirstSun common stock of $46.49 to $60.42 and an illustrative range of implied values for the 0.16083 of a share of FirstSun common stock to be received in the merger for each share of First Foundation common stock of $7.48 to $9.72.

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The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing illustrative dividend discount model analysis did not purport to be indicative of the actual values or expected values of First Foundation, FirstSun or the pro forma combined company.

Miscellaneous. KBW acted as lead financial advisor to First Foundation in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to an existing sales and trading relationship between a KBW broker-dealer affiliate and FirstSun), may, from time to time, purchase securities from, and sell securities to, First Foundation and FirstSun. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Foundation or FirstSun for its and their own respective accounts and for the accounts of its and their respective customers and clients. A commercial bank affiliate of KBW is also a lender to FirstSun under an existing loan arrangement.

Pursuant to the KBW engagement agreement, First Foundation agreed to pay KBW a cash fee equal to 1.15% of the aggregate merger consideration, $2,000,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. First Foundation also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, in the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to First Foundation for which KBW received compensation. In the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to FirstSun for which KBW received compensation. KBW may in the future provide investment banking and financial advisory services to First Foundation or FirstSun and receive compensation for such services. A KBW broker-dealer affiliate is expected to provide advisory services to First Foundation (which services may continue with FirstSun following the closing of the merger) in connection with balance sheet management and hedging activities that First Foundation may pursue.

Opinion of Jefferies

First Foundation has engaged Jefferies as one of First Foundation’s financial advisors in connection with the merger. As part of this engagement, the First Foundation board of directors requested that Jefferies evaluate the fairness, from a financial point of view, of the exchange ratio provided for in the merger pursuant to the merger agreement. On October 24, 2025, at a meeting of the First Foundation board of directors held to evaluate the proposed merger, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated October 25, 2025, to the First Foundation board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, the exchange ratio provided for in the merger pursuant to the merger agreement was fair, from a financial point of view, to holders of First Foundation common stock.

The full text of Jefferies’ written opinion, dated October 25, 2025, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Jefferies’ opinion was provided for the use and benefit of the First Foundation board of directors (in its capacity as such) in its evaluation of the exchange ratio from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the merger as compared to any alternative transaction or opportunity that might exist for First Foundation, nor did it address the underlying business decision of First Foundation to engage in the merger or any other matter. Jefferies’ opinion did not constitute a recommendation as to how the First Foundation board of directors and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter. Jefferies’ opinion set forth below is qualified in its entirety by reference to the full text of Jefferies’ opinion.

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In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated October 17, 2025 of the merger agreement;
•	reviewed certain publicly available financial and other information about First Foundation and FirstSun;
•	reviewed certain information furnished to Jefferies and approved for Jefferies’ use by First Foundation management and the First Foundation board of directors, including financial forecasts and analyses, relating to the business, operations and prospects of First Foundation prepared by First Foundation management (which we refer to as the “First Foundation Forecasts”);
•	reviewed certain information furnished to Jefferies and approved for Jefferies’ use by First Foundation management and the First Foundation board of directors, including financial forecasts and analyses, relating to the business, operations and prospects of FirstSun prepared by FirstSun management (which we refer to as the “FirstSun Forecasts”);
•	held discussions with members of senior management of First Foundation concerning the matters described in the three preceding bullets;
•	reviewed the share trading price history and valuation multiples for the First Foundation common stock and FirstSun common stock and compared them with those of certain publicly traded companies that we deemed relevant;
•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that we deemed relevant;
•	considered certain potential pro forma financial effects of the merger on First Foundation and FirstSun utilizing the financial forecasts and estimates relating to First Foundation and FirstSun referred to above; and
•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering this opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by First Foundation or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of First Foundation that it is not aware of any facts or circumstances that would make any of the foregoing information, incomplete, inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, First Foundation or FirstSun, nor was Jefferies furnished with any such evaluations or appraisals of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and assumed, that the First Foundation Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of First Foundation management as to the future financial performance of First Foundation and the other matters covered thereby and, at the First Foundation board of directors’ direction, used and relied on the First Foundation Forecasts in performing its analyses. Jefferies was also advised, and assumed, that the FirstSun Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of FirstSun as to the future financial performance of FirstSun and the other matters covered thereby and, at the First Foundation board of directors’ direction, used and relied on the FirstSun Forecasts in performing its analyses. Jefferies expressed no opinion as to the First Foundation Forecasts or the FirstSun Forecasts or the assumptions on which they are based.

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Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which Jefferies becomes aware after the date of its opinion. Jefferies relied upon the assessments of the management of First Foundation as to, among other things, the potential impact on First Foundation and FirstSun of market, competitive, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the banking industry and the geographic regions and local communities in which First Foundation and FirstSun operate, and the ability of FirstSun to integrate the businesses of First Foundation and FirstSun. Jefferies assumed that there would not be any developments with respect to any such matters that would have an adverse effect on First Foundation, FirstSun or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting First Foundation or FirstSun, and Jefferies assumed the correctness in all respects material to our analysis of all legal and accounting advice given to First Foundation and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to First Foundation and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of First Foundation common stock. The First Foundation board of directors advised Jefferies that the merger would qualify as a tax-free reorganization for federal income tax purposes. Jefferies assumed that the final form of the merger agreement, when signed by the parties thereto, would be substantially similar to the last draft reviewed by it. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on First Foundation, FirstSun or the contemplated benefits of the merger.

In connection with its engagement, Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the purchase or sale of all or any part of First Foundation or any other alternative transaction, and Jefferies expressed no opinion as to whether any alternative transaction might result in consideration more favorable to First Foundation’s stockholders than that contemplated by the merger agreement. Jefferies’ opinion was for the use and benefit of the First Foundation board of directors in its consideration of the merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to First Foundation, nor did it address the underlying business decision by First Foundation to engage in the merger or the terms of the merger agreement or the documents referred to therein, including the form or structure of the merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the merger or otherwise. Jefferies’ opinion did not, and does not, constitute a recommendation as to how any holder of shares of First Foundation common stock should vote on the merger or any matter related thereto. In addition, the First Foundation board of directors did not ask Jefferies to address, and Jefferies’ opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of First Foundation, other than the holders of shares of First Foundation common stock. Jefferies’ opinion expressed no opinion as to the price at which shares of First Foundation common stock will trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of First Foundation’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the exchange ratio provided for in the merger pursuant to the merger agreement or otherwise. The issuance of Jefferies’ opinion was authorized by Jefferies’ fairness committee.

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In connection with rendering its opinion to the First Foundation board of directors, Jefferies performed a variety of financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analyses summarized below, no company or business used as a comparison was identical to First Foundation or FirstSun. With respect to the selected precedent transaction analysis summarized below, no transaction used as a comparison was identical to the merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or regarding any one factor or method of analysis for purposes of its opinion but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of First Foundation and FirstSun in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Foundation or FirstSun. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of First Foundation, FirstSun or their respective businesses or securities.

The exchange ratio provided for in the merger pursuant to the merger agreement was determined through negotiations between First Foundation and FirstSun, and the decision by First Foundation to enter into the merger agreement was solely that of the First Foundation board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the First Foundation board of directors in its evaluation of the exchange ratio and should not be viewed as determinative of the views of the First Foundation board of directors or management of First Foundation with respect to merger or the exchange ratio.

Summary of Financial Analyses

The summary of the financial analyses described in this section “—Opinions of First Foundation’s Financial Advisors— Opinion of Jefferies” is a summary of the material financial analyses reviewed with the First Foundation board of directors and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in summary format. In order to fully understand Jefferies’ financial analyses, the numbers provided must be read together with the text of each summary. The numbers alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses.

In calculating implied exchange ratio reference ranges as reflected in the financial analyses and certain additional information described below, Jefferies divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for First Foundation from such analyses and additional information by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for FirstSun from such analyses and additional information in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges described below.

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Selected Public Companies Analyses. Jefferies performed separate selected public companies analyses of First Foundation and FirstSun in which Jefferies reviewed certain financial and stock market information relating to First Foundation, FirstSun and the selected publicly traded companies listed below.

FirstSun. In its selected public companies analysis of FirstSun, Jefferies reviewed publicly available financial, stock market and operating information relating to FirstSun and the following 16 selected publicly traded banks headquartered in the Southwestern and Western regions, traded on major exchanges and with $5 billion to $15 billion in assets that Jefferies considered generally relevant for purposes of analysis, collectively referred to in this section as the “FirstSun selected companies”:

•	First Financial Bankshares
•	BancFirst Corp.
•	LendingClub Corp.
•	Stellar Bancorp
•	National Bank Holdings Corp.
•	TriCo Bancshares
•	Origin Bancorp Inc.
•	Southside Bancshares Inc.
•	Business First Bancshares Inc.
•	Hanmi Financial Corp.
•	Central Pacific Financial Corp.
•	Heritage Financial Corp.
•	Triumph Financial Inc.
•	Westamerica Bancorp
•	Preferred Bank
•	Heritage Commerce Corp.

Jefferies reviewed, among other information, closing stock prices on October 17, 2025 as multiples of calendar year 2026 estimated EPS and latest publicly reported fiscal quarter tangible book value, referred to in this section as latest quarter TBV, per share. Financial data of the FirstSun selected companies was based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of FirstSun was based on the FirstSun Forecasts.

The overall low to high calendar year 2026 estimated EPS multiples observed for the FirstSun selected companies were 7.7x to 30.0x (with a median of 10.2x). Jefferies then applied selected ranges of calendar year 2026 estimated EPS multiples of 9.5x to 11.5x derived from the FirstSun selected companies to corresponding data of FirstSun. This analysis indicated approximate implied per share equity value reference ranges for FirstSun based on calendar year 2026 estimated EPS of $35.07 to $42.46 based on the FirstSun Forecasts.

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The overall low to high latest quarter TBV multiples observed for the FirstSun selected companies were 0.94x to 3.17x (with a median of 1.40x). Jefferies then applied a selected range of latest quarter TBV multiples of 1.10x to 1.50x to the latest quarter TBV per share of FirstSun, adjusting for Jefferies’ estimate of excess capital of $6.78 per share (valued at 1.00x). This analysis indicated an approximate implied per share equity value reference range for FirstSun of $39.93 to $51.99 based on the FirstSun Forecasts.

First Foundation. In its selected public companies analysis of First Foundation, Jefferies reviewed publicly available financial, stock market and operating information relating to First Foundation and the following 11 selected publicly traded banks headquartered nationwide, traded on major exchanges and with $2 billion to $15 billion in assets, return on average assets (ROAA) below 0.85%, cost of deposits above 2.57% (reflecting bottom quartile metrics for banks headquartered nationwide, traded on major exchanges and with $2 billion to $15 billion in assets) and commercial real estate concentration (CRE) to total risk-based capital (TRBC) above the 300% regulatory guideline that Jefferies considered generally relevant for purposes of analysis, collectively referred to in this section as the “First Foundation selected companies”:

•	ConnectOne Bancorp Inc.
•	Eagle Bancorp Inc.
•	Flushing Financial Corp.
•	First Internet Bancorp
•	Hingham Institute For Savings
•	West Bancorp
•	First Guaranty Bancshares Inc.
•	Ponce Financial Group
•	First Western Financial Inc.
•	Hanover Bancorp Inc.
•	Princeton Bancorp

Jefferies reviewed, among other information, the latest quarter TBV, per share. Financial data of the First Foundation selected companies was based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of First Foundation was based on the First Foundation Forecasts.

The overall low to high latest quarter TBV multiples observed for the First Foundation selected companies were 0.48x to 1.36x (with a median of 0.85x). Jefferies then applied a selected range of latest quarter TBV multiples of 0.50x to 0.80x to the latest quarter TBV per share of First Foundation. This analysis indicated an approximate implied per share equity value reference range for First Foundation of $3.98 to $6.37 based on the First Foundation Forecasts.

Implied Exchange Ratio. Utilizing the approximate implied per share equity value reference ranges derived for FirstSun and First Foundation described above utilizing the latest quarter TBV multiples to the latest quarter TBV per share of FirstSun and First Foundation, respectively, Jefferies calculated an implied exchange ratio reference range of 0.0766x to 0.1595x.

Dividend Discount Analyses. Jefferies performed separate dividend discount analyses of FirstSun and First Foundation as described below.

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FirstSun. Jefferies performed a dividend discount analysis of FirstSun by calculating the estimated present value of the distributable cash flows that FirstSun was forecasted to generate during the fiscal years ending December 31, 2026 through December 31, 2030 based on the FirstSun Forecasts for each period. For purposes of this analysis, a common equity tier 1 ratio of 12.0% and a dividend capacity based on the amount of capital in excess of that required minimum threshold were assumed. The present values (as of December 31, 2025) of the distributable cash flows and terminal values were then calculated using a selected range of discount rates of 8.0% – 10.0% based on FirstSun’s implied cost of equity. This analysis indicated an approximate implied per share equity value reference range for FirstSun of $41.08 to $50.96 based on the FirstSun Forecasts.

First Foundation. Jefferies performed a dividend discount analysis of First Foundation by calculating the estimated present value of the distributable cash flows that First Foundation was forecasted to generate during the fiscal years ending December 31, 2026 through December 31, 2030 based on the First Foundation Forecasts for each period. For purposes of this analysis, a common equity tier 1 ratio of 10.0% and a dividend capacity based on the amount of capital in excess of that required minimum threshold were assumed. The present values (as of December 31, 2025) of the distributable cash flows and terminal values were then calculated using a selected range of discount rates of 10.0% – 12.0% based on First Foundation’s implied cost of equity. This analysis indicated an approximate implied per share equity value reference range for First Foundation of $5.98 to $7.86 based on the First Foundation Forecasts.

Implied Exchange Ratio. Utilizing the approximate implied per share equity value reference ranges derived for FirstSun and First Foundation described above using the dividend discount analyses, Jefferies calculated an implied exchange ratio reference range of 0.1172x to 0.1913x.

Selected Precedent Transactions Analysis. With respect to First Foundation, Jefferies performed a selected precedent transactions analysis in which Jefferies reviewed the price to TBV for the following transactions, which represent all bank M&A transactions publicly announced between January 1, 2023 and October 10, 2025 with deal value greater than $200 million where the target had LTM ROAA of less than 0.85%, and which Jefferies considered generally relevant for purposes of analysis, collectively referred to in this section as the “selected precedent transactions”:

•	Prosperity Bancshares, Inc. / Southwest Bancshares, Inc.
•	TowneBank / Dogwood State Bank
•	Commerce Bancshares, Inc. / FineMark Holdings, Inc.
•	NB Bancorp, Inc. / Provident Bancorp, Inc.
•	Eastern Bankshares, Inc. / HarborOne Bancorp, Inc.
•	Columbia Banking System, Inc. / Pacific Premier Bancorp, Inc.
•	TowneBank / Old Point Financial Corporation
•	CNB Financial Corporation / ESSA Bancorp, Inc.
•	Berkshire Hills Bancorp, Inc. / Brookline Bancorp, Inc.
•	Independent Bank Corp. / Enterprise Bancorp, Inc.
•	Old National Bancorp / Bremer Financial Corporation
•	Atlantic Union Bankshares Corporation / Sandy Spring Bancorp, Inc.
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•	EverBank Financial Corp / Sterling Bank and Trust, FSB
•	ConnectOne Bancorp, Inc. / The First of Long Island Corporation
•	SouthState Corporation / Independent Bank Group, Inc.
•	UMB Financial Corporation / Heartland Financial USA, Inc.
•	Eastern Bankshares, Inc. / Cambridge Bancorp

Jefferies reviewed, among other information, the price / TBV in each transaction. The overall low to high price / TBV observed in the selected precedent transactions was 0.74x to 2.24x (with a median of 1.18x). Jefferies then applied a selected range of price to TBV multiples of 0.70x to 1.00x to the latest quarter TBV per share of First Foundation. This analysis indicated an approximate implied per share equity value reference range for First Foundation of $5.57 to $7.96 based on the First Foundation Forecasts.

Certain Additional Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including First Foundation’s and FirstSun’s respective stock price performance over the 3-month, 6-month, 1-year and 3-year periods ended October 17, 2025, which indicated 3-month, 6-month, 1-year and 3-year performance of (0.7)%, 13.2%, (6.1)% and 25.1%, respectively, for FirstSun and 1.1%, 7.6%, (30.5)% and (71.6)%, respectively for First Foundation.

Miscellaneous

First Foundation has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee of $2 million, which was payable upon delivery of its opinion. In addition, First Foundation agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

As the First Foundation board of directors was aware, Jefferies has, during the approximate two-year period prior to its opinion, provided financial advisory and financing services to First Foundation for which Jefferies and its affiliates received compensation, and has not provided any such financial advisory or financing services to FirstSun during such period; however, Jefferies and its affiliates in the future may provide such services to First Foundation, FirstSun and/or their respective affiliates for which services Jefferies and/or its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates currently trade or hold, and in the future may trade or hold, securities or financial instruments (including loans and other obligations) of First Foundation, FirstSun and/or their respective affiliates for Jefferies’ own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.

Jefferies was selected as financial advisor to First Foundation in connection with the merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with the industries and businesses of First Foundation and FirstSun. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

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Interests of First Foundation’s Directors and Executive Officers in the Merger

General

In considering the recommendation of the First Foundation board of directors that First Foundation stockholders approve the merger agreement, First Foundation stockholders should be aware that the directors and executive officers of First Foundation have interests in the transaction in addition to their interests generally as stockholders of First Foundation. These interests are described below. The board of directors of First Foundation was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

For purposes of this disclosure, First Foundation’s current executive officers include the named executive officers listed below, as well as Parham Medhat, Executive Vice President and Chief Operations Officer, and Stuart Bernstein, Chief Banking Officer.

•	Thomas C. Shafer, Chief Executive Officer of FFI and First Foundation Bank;
•	Simone Lagomarsino, President of FFI and First Foundation Bank;
•	James Britton, Executive Vice President and Chief Financial Officer of FFI and First Foundation Bank; and
•	John A. Hakopian, President of First Foundation Advisors.

Treatment of First Foundation Equity Awards

The merger agreement provides that at the effective time:

At the effective time of the merger, each outstanding First Foundation restricted stock unit award (“RSU Award”) and performance restricted stock unit award (“PSU Award”) will be assumed by FirstSun and converted into a corresponding award in respect of FirstSun common stock based on the exchange ratio (rounded to the nearest whole share).

•	Time-Vested RSU Awards. Each outstanding, unvested First Foundation RSU Award will convert into a restricted stock unit award with respect to FirstSun common stock with the same terms and conditions as in effect immediately prior to the effective time (a “FirstSun Converted RSU Award”) and applying the exchange ratio. However, with respect to First Foundation RSU Awards granted under the First Foundation Inc. 2024 Equity Incentive Plan, if a participant’s employment or service is terminated without cause within 24 months following the closing date, the time-vesting portion of such participant’s FirstSun Converted RSU Award will accelerate and vest in full upon such termination.

•	PSU Awards. Each outstanding First Foundation PSU Award will convert into a restricted stock unit award with respect to FirstSun common stock (“FirstSun Converted PSU”) based on the number of shares subject to the award assuming target-level achievement of the applicable performance goals immediately prior to the effective time and applying the exchange ratio. Following the conversion, each FirstSun Converted PSU will be subject only to continued service-based vesting through the end of the original performance period and will no longer be subject to performance-based vesting conditions. First Foundation PSU Awards granted under the First Foundation Inc. 2024 Equity Incentive Plan will also include the same “no-cause termination within 24 months” accelerated vesting protection applicable to RSU Awards described above.

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For an estimate of the value of unvested First Foundation RSU Awards and First Foundation PSU Awards held by the NEOs that will be assumed by FirstSun, assuming that the merger occurs on November 30, 2025, see “—Say on Pay” at page 112.

The estimate of the value of First Foundation RSU Awards held by First Foundation’s non-employee directors that will be assumed by FirstSun, assuming that the merger occurs on November 30, 2025, is as follows: Max A. Briggs, $82,134; Sam Edelson, $71,863; Benjamin Mackovak, $71,863; Elizabeth A. Pagliarini, $71,863; C. Allen Parker, $71,863; Mitchell M. Rosenberg, $71,863; and Jacob P. Sonenshine, $82,134. Henchy R. Enden does not have outstanding First Foundation RSU Awards.

First Foundation Employment and Change in Control Agreements

Each of the current named executive officers (Messrs. Shafer, Britton and Hakopian and Ms. Lagomarsino) have employment agreements with First Foundation that are substantially similar in form. The employment agreements provide that, in the event the executive is terminated other than for “cause” or the executive resigns for “good reason” (as such terms are defined in the employment agreements), he will receive severance compensation in an amount equal to the lesser of 12 months of his annual base salary or the aggregate annual base salary that would have been paid to the NEO for the remainder of the term of his employment agreement if such remaining term is shorter than 12 months (the “Termination Benefits Period”). In addition, Mr. Britton’s employment agreement provides that during the Termination Benefits Period or until he obtains employment with another employer that offers comparable health insurance benefits, whichever period is shorter, First Foundation will continue to provide any group health plan benefits to the extent authorized by and consistent with COBRA, subject to payment of premiums by Mr. Britton at the active employee’s rate then in effect. The severance benefits will be reduced by severance benefits received under other severance or similar plans. Payments of the foregoing severance benefits amounts will be paid over the Termination Benefits Period in pro rata installments in accordance with our payroll practices.

Messrs. Britton and Hakopian also have change in control agreements with First Foundation that are substantially similar in form. Each of the change in control agreements provides that if Messrs. Britton and Hakopian is terminated by First Foundation without “cause” or terminates his employment for “good reason” (as defined in the change in control agreement), in each case within twelve months following a change in control, then he will become eligible to receive the following severance compensation (in lieu of the aggregate amount of any severance benefits that could be provided under his respective employment agreement): (i) two times the sum of (1) his annual base salary and (2) the maximum bonus compensation that he could have earned (in each case, the “Cash Amount”), payable in a single lump sum immediately following the date of termination; (ii) acceleration of the vesting of any outstanding unvested stock options, restricted stock units, restricted stock or other forms of equity-based compensation awards granted to the named executive officer; and (iii) continued participation for the named executive officer and his family members in medical, dental, vision, disability, and life insurance plans and programs commencing on the date of termination and ending on December 31st of the second calendar year following the calendar year of the termination. The severance benefits will be reduced to avoid the imposition of excise taxes under Internal Revenue Code Sections 280G and 4999 if the named executive officer would be better off on an after-tax basis. If consummated, the merger will constitute a change in control for purposes of the change in control agreements.

Messrs. Medhat and Bernstein have employment agreements with First Foundation that are substantially similar in form. If Mr. Medhat’s or Bernstein’s employment is terminated without cause or Mr. Medhat or Mr. Bernstein terminates his employment for good reason (in each case, as defined in their employment agreement), then he will be entitled to a lump sum payment equal to the lesser of (i) 12 months of his annual base salary and (ii) the aggregate base salary that would have been paid to him for the remainder of the term of the employment agreement if such remaining term is shorter than 12 months.

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Payment of all severance benefits under the employment and change-in-control agreements is subject to the executive’s timely signing and non-revocation of a general release and waiver of claims. Further, all the employment agreements contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of First Foundation by the executives during and after their employment with First Foundation and prohibiting the executives from soliciting its employees or customers during employment and after termination of employment for any reason. The non-solicitation provisions apply for a period of 15 months following any termination of employment. In the event any payment or benefit received by the executive in connection with the merger would be subject to excise taxes imposed under Section 4999 of the Code, the amount of such payments or benefits provided would be reduced to the extent necessary so as not to be subject to the excise tax.

For an estimate of the value of the severance benefits for the named executive officers assuming a qualifying termination immediately following the Effective Time, see “—Say on Pay” below.

The estimate of the value of the severance benefits for each of Messrs. Medhat and Bernstein assuming a qualifying termination immediately following the Effective Time and assuming that the merger occurs on November 30, 2025, is as follows: Mr. Medhat, $400,000; and Mr. Bernstein, $450,000.

Continuing Employment

As of the date of this proxy statement, no executive officer of First Foundation has entered into any agreement with FirstSun or any of its affiliates regarding individual employment arrangements with FirstSun or one or more of its affiliates following the consummation of the merger.

Indemnification and Insurance

The merger agreement provides that certain policies of directors’ and officers’ liability insurance maintained by First Foundation will be continued for six years after the completion of the transactions.

Say-on-Pay

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires the disclosure of information regarding certain compensation and benefits related to the merger payable to First Foundation’s named executive officers, sometimes referred to as “golden parachute” compensation. As required by Item 402(t) and solely for purposes of this say-on-pay disclosure, the following former First Foundation executive officers are also included: Christopher Naghibi, former Executive Vice President and Chief Operating Officer, Ulrich E. Keller Former Executive Chairman, and Scott F. Kavanaugh former Chief Executive Officer.

The merger-related compensation shown in this table and described in the footnotes to the table is the subject of the non- binding advisory vote of First Foundation’s stockholders, as described above in “First Foundation Proposals—Proposal 2 – First Foundation Merger Compensation Proposal.” The figures in the table are estimates based on current compensation levels, each named executive officer’s existing compensation arrangements with First Foundation and multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below. For purposes of calculating such amounts, we have assumed:

•	November 30, 2025 as the closing date of the merger (which is the assumed date solely for purposes of this say-on-pay disclosure);

•	a termination of each current named executive officer’s employment without cause (and not by reason of the executive officer’s death or disability) or resignation for good reason under the applicable employment agreement or change in control agreement, as applicable, effective as of immediately following the Effective Time;

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•	each named executive officer complies with all requirements necessary to receive all severance payments and benefits pursuant to his employment agreement or change in control agreement, as applicable; and

•	a price per share of $5.37, which is the average closing market price of First Foundation’s shares over the first five business days following the first public announcement of the merger on October 27, 2025.

For purposes of this discussion, “single trigger” refers to benefits that arise solely as a result of the completion of the merger and “double trigger” refers to benefits that require satisfaction of two conditions, which are the completion of the merger and a qualifying termination of the named executive officer’s employment. Payments of double trigger benefits are contingent on the current named executive officer signing and not revoking a release of claims in favor of First Foundation and satisfying certain other conditions. For additional details regarding the terms of the payments described below, see the discussion under the caption “—Interests of First Foundation’s Directors and Executive Officers in the Merger” above.

			Pension/	Perquisites/	Tax
	Cash(1)(2)	Equity(3)	NQDC	Benefits(4)	Reimbursements	Other	Total(5)
Thomas C. Shafer	$1,090,000	$2,685,000	—	$30,983	—	—	$3,805,983
Simone Lagomarsino	$800,000	$433,767	—	$33,428	—	—	$1,267,195
James Britton	$1,365,000	$400,001	—	$47,753	—	—	$1,812,754
John A. Hakopian	$1,880,000	$94,630	—	$47,753	—	—	$2,022,383
Christopher Naghibi(6)	—	—	—	—	—	—	—
Ulrich E. Keller(6)	—	—	—	—	—	—	—
Scott F. Kavanaugh(6)	—	—	—	—	—	—	—

(1)	Represents for Mr. Shafer and Ms. Lagomarsino, the double-trigger cash severance amount that would become payable to them upon a qualifying termination of employment under their employment agreement, which consists of an amount equal to their 2025 annual salary. See “—Interests of First Foundation’s Directors and Executive Officers in the Merger—First Foundation Employment and Change in Control Agreements” for a detailed description of the cash severance benefits that may become payable in connection with the Merger.

(2)	Represents for Messrs. Britton and Hakopian, the double-trigger cash severance amounts that would become payable upon a qualifying termination of employment under their change in control agreements, which consists of an amount equal to two times his 2025 annual salary (Mr. Britton, $780,000 and Mr. Hakopian, $1,300,000) and maximum bonus (Mr. Britton, $585,000 and Mr. Hakopian, $580,000). See “—Interests of First Foundation’s Directors and Executive Officers in the Merger—First Foundation Employment and Change in Control Agreements” for a detailed description of the cash severance benefits that may become payable in connection with the Merger.

(3)	Represents the aggregate dollar value of the named executive officers’ equity awards outstanding as of November 30, 2025, for which vesting would be accelerated upon the effective time of the merger, in the case of Messrs. Britton and Hakopian, or upon a qualifying termination of employment, in the case of Mr. Shafer and Ms. Lagomarsino, based on an assumed per share price of $5.37. Amounts in this column exclude the value of previously vested equity awards that will be cancelled and exchanged for FirstSun shares in accordance with the merger agreement. Amounts included in this column represent a single-trigger benefit for Messrs. Britton and Hakopian and a double-trigger benefit for Mr. Shafer and Ms. Lagomarsino. See “—Interests of First Foundation’s Directors and Executive Officers in the Merger—Treatment of First Foundation Equity Awards” for a detailed description of the treatment of outstanding First Foundation equity awards in connection with the merger.

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	First Foundation	First Foundation
	RSU Awards	PSU Awards
Thomas C. Shafer	$2,685,000	—
Simone Lagomarsino	$282,360	$151,407
James Britton	$172,887	$227,113
John A. Hakopian	$37,853	$56,777
Christopher Naghibi	—	—
Ulrich E. Keller	—	—
Scott F. Kavanaugh	—	—

(4)	Represents the double-trigger amounts that would become payable upon a qualifying termination of employment under the named executive officers’ employment agreements with respect to continued COBRA coverage, in an amount equal to the employer-portion of such continued coverage and assuming that each named executive officer is eligible for eighteen (18) months of COBRA.

(5)	The amounts in this column do not reflect any potential reductions to such amounts that may occur pursuant to the Section 4999-related provisions included in each named executive officer’s employment agreement as set forth in the section titled “—Interests of First Foundation’s Directors and Executive Officers in the Merger—First Foundation Employment and Change in Control Agreements” above.

(6)	Messrs. Naghibi, Keller and Kavanaugh separated from employment with First Foundation effective July 8, 2025, May 23, 2025 and November 21, 2024, respectively. Messrs. Naghibi, Keller and Kavanaugh will not receive any compensation that is based on or otherwise relates to the merger.

Governance of the Combined Company After the Merger

Under the merger agreement, effective as of the effective time of the merger, the board of directors of FirstSun Capital Bancorp (which will be the surviving corporation) will consist of 13 directors.

•	Eight directors will be current members of the FirstSun board of directors as of immediately prior to the effective time, including the Executive Chairman and Chief Executive Officer of FirstSun (collectively, the “Legacy FirstSun Directors”).

•	Five directors will be current members of the First Foundation board of directors as of immediately prior to the effective time, including the individuals listed on Section 6.13(a) of the FirstSun disclosure schedule, who are eligible to serve under the FirstSun bylaws and consistent with FirstSun’s corporate-governance guidelines (collectively, the “Legacy First Foundation Directors”).

On or prior to the effective time, FirstSun’s board will take all actions necessary to elect or appoint the Legacy First Foundation Directors to the board of directors of the surviving entity, including to applicable board committees, with effect as of the effective time.

In connection with the first annual meeting of stockholders of FirstSun following completion of the merger, the board of directors of the surviving entity will: (i) nominate for election a slate of directors consisting of (A) all Legacy FirstSun Directors who remain eligible to serve under the FirstSun bylaws and corporate-governance principles in effect on the date of the merger agreement and (B) each Legacy First Foundation Director and (ii) use its reasonable best efforts to obtain the election of all such nominees by FirstSun’s stockholders at that meeting.

Board Representation Letter Agreement

Effective as of the effective time, FirstSun will enter into a board representation letter agreement substantially in the form attached as Exhibit F to the merger agreement attached hereto as Annex A with First Foundation investors, including certain funds or accounts advised or managed by Fortress Investment Group LLC and Canyon Capital Advisors LLC. This agreement provides for certain board-representation and related governance matters between FirstSun and such investors following completion of the merger.

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Public Trading Market and No Restrictions on Resale

FirstSun common stock is listed on Nasdaq under the symbol “FSUN.” Upon completion of the merger, First Foundation common stock will be delisted from NYSE and thereafter deregistered under the Exchange Act, and First Foundation will no longer be required to file periodic reports with the SEC with respect to its common stock.

All shares of FirstSun common stock issued to First Foundation stockholders in the merger will be registered under the Securities Act of 1933 and, except for shares received by persons who are or become “affiliates” of FirstSun after completion of the merger, will be freely tradable under the Securities Act and the Exchange Act. Shares of FirstSun non-voting common stock issued in the merger will likewise be registered under the Securities Act and will not be “restricted securities”; however, because the non-voting common stock will not be listed on any national securities exchange and no public trading market is expected to develop for such shares, their liquidity will be limited. Affiliates of FirstSun will remain subject to the resale limitations of Rule 145 and Rule 144 under the Securities Act. This joint proxy statement/prospectus does not cover resales of FirstSun common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale of such securities.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the receipt of all approvals, consents, non-objections and waivers required to complete the transactions contemplated by the merger agreement from applicable governmental and regulatory authorities, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a condition or restriction that would reasonably be expected to have a material adverse effect on the combined company. Subject to the terms and conditions of the merger agreement, FirstSun and First Foundation have agreed to use their commercially reasonable efforts and cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such approvals.

Federal Reserve

Completion of the merger is subject to, among other things, approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, which we refer to as the BHC Act. In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve reviews certain factors, including: (i) the competitive impact of the transaction, (ii) the financial and managerial resources of the bank holding companies and banks involved (including consideration of capital adequacy, liquidity, and earnings performance; the competence, experience, and integrity of the officers, directors, and principal stockholders; and the records of compliance with applicable laws and regulations) and the future prospects of the combined organization (including consideration of the current and projected capital positions and levels of indebtedness), (iii) the convenience and needs of the communities to be served, (iv) the effectiveness of the companies in combating money laundering, and (v) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system.

In considering an application under Section 3 of the BHC Act, the Federal Reserve also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the CRA. In addition, in connection with an interstate merger transaction, the Federal Reserve considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

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Office of the Comptroller of the Currency

The prior approval of the OCC under the Bank Merger Act is required for the merger of First Foundation Bank with and into Sunflower Bank. In reviewing applications under the Bank Merger Act, the OCC must consider a number of factors, including: (i) the effect of a proposed merger on competition, (ii) financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (iii) convenience and needs of the communities to be served, (iv) the effectiveness of both institutions in combating money laundering, and (v) the risk to the stability of the U.S. banking and financial system. Additionally, the OCC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank, and the effect on the bank’s stockholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, the OCC considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

Additionally, as required by the CRA, and in reviewing the convenience and needs of the communities to be served, the OCC will consider the records of performance of the relevant insured depository institutions under the CRA. Sunflower Bank’s establishment and operation of branches at First Foundation Bank’s existing branch locations is also subject to approval by the OCC.

Public Comments and Notice

Furthermore, the BHC Act, the Bank Merger Act, Federal Reserve and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and OCC, as applicable, and authorize the Federal Reserve and OCC to hold a public hearing or meeting if the Federal Reserve or OCC, as applicable, determines that a hearing or meeting would be appropriate. The Federal Reserve and the OCC take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve and OCC frequently receive protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the applicable application is under review by the Federal Reserve or the OCC. As of their last respective CRA examinations, Sunflower Bank received an overall “satisfactory,” and First Foundation Bank received an overall “satisfactory,” regulatory rating with respect to CRA compliance.

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Waiting Periods

Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve or the OCC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Based on information available to us as of the date hereof, FirstSun and First Foundation believe that neither the merger nor the bank merger raises substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither FirstSun nor First Foundation can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, each party’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such a challenge.

If there is an adverse development in either party’s regulatory standing, FirstSun may be required to withdraw some or all of its application for approval of the merger and the bank merger, and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

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THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about FirstSun or First Foundation. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings FirstSun and First Foundation make with the SEC, as described in the section entitled “Where You Can Find More Information”.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of the terms thereof are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about FirstSun and First Foundation contained in this joint proxy statement/prospectus or in the public reports of FirstSun or First Foundation filed with the SEC may supplement, update or modify the factual disclosures about FirstSun and First Foundation contained in the merger agreement. The merger agreement contains representations and warranties by FirstSun, on the one hand, and by First Foundation, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by FirstSun and First Foundation were qualified and subject to important limitations agreed to by FirstSun and First Foundation in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that FirstSun and First Foundation each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about FirstSun and First Foundation at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information”.

Structure of the Merger

Each of FirstSun’s and First Foundation’s respective boards of directors has approved, by unanimous vote of the directors present at the meeting convened for the purpose of considering the merger agreement, the merger agreement and the completion of the transactions contemplated thereby, including the merger. The merger agreement provides for the merger of First Foundation with and into FirstSun, with FirstSun continuing as the surviving corporation. Following the completion of the merger, First Foundation Bank will merge with and into Sunflower Bank, with Sunflower Bank as the surviving bank in the bank merger.

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Prior to the completion of the merger, FirstSun is empowered to change the method or structure of effecting the combination of FirstSun and First Foundation if and to the extent the board of directors of FirstSun deems such change to be necessary, appropriate or desirable; provided that (unless the merger agreement is so amended in accordance with the terms thereof) no such change may (1) alter or change the exchange ratio or the number of shares of FirstSun common stock received by holders of First Foundation common stock in exchange for each share of First Foundation common stock, (2) adversely affect the economic effect on holders of First Foundation common stock, (3) adversely affect the tax treatment of First Foundation’s stockholders or FirstSun’s stockholders pursuant to the merger agreement, (4) adversely affect the tax treatment of First Foundation or FirstSun pursuant to the merger agreement or (5) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of First Foundation common stock issued and outstanding immediately prior to the effective time, except for shares of First Foundation common stock owned by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries (in each case, other than shares of First Foundation common stock (i) held by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in respect of debts previously contracted), will be converted into the right to receive 0.16083 of a share of FirstSun common stock. The exchange ratio is subject to adjustment for stock splits, stock dividends, recapitalizations, or similar changes in FirstSun’s or First Foundation’s capitalization.

At the effective time, each then-outstanding share of First Foundation Series A Noncumulative Convertible Preferred Stock and Series C Non-Voting Common Equity Equivalent Stock, which are currently convertible into First Foundation common stock at the rate of 1,000 shares of First Foundation common stock per share of preferred stock, will be converted into the right to receive 0.16083 of a share of FirstSun common stock for each share of First Foundation common stock into which the First Foundation preferred stock was convertible immediately prior to the effective time, subject to certain exceptions.

Under the terms of the merger agreement, if, as a result of receiving shares of FirstSun common stock in the merger, any holder (together with its affiliates) would own more than 4.99% of the outstanding shares of FirstSun voting common stock immediately following the effective time, such holder may elect to receive, in lieu of the portion of shares of FirstSun voting common stock otherwise issuable to it in excess of 4.99% of the outstanding shares of FirstSun voting common stock immediately following the effective time, an equivalent number of shares of FirstSun non-voting common stock. Any such election must be made by written notice to FirstSun no later than ten business days after the effective time. Shares of FirstSun non-voting common stock will automatically convert into an equal number of shares of FirstSun voting common stock at any time the holder’s beneficial ownership of voting common stock would not exceed 4.99% as a result of such conversion. The terms of the FirstSun non-voting common stock are further described in the form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of FirstSun attached as Annex E to this joint proxy statement/prospectus.

All of the shares of First Foundation stock (which includes First Foundation common stock and First Foundation preferred stock) converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time and each old certificate (which includes reference to book-entry account statements relating to the ownership of shares of First Foundation stock) previously representing any such shares of First Foundation stock will thereafter represent only the right to receive (i) the merger consideration to which the holder of such old certificate is entitled under the merger agreement, (ii) cash in lieu of fractional shares which the shares of First Foundation stock represented, without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive, in each case, without any interest thereon. Any shares of First Foundation stock held by First Foundation, FirstSun, or any of their wholly-owned subsidiaries immediately prior to the effective time will be cancelled without consideration.

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Holders of First Foundation warrants to acquire shares of First Foundation Series C Non-Voting Common Equity Equivalent Stock have entered into a Warrant Exercise and Termination Agreement. Under this agreement, immediately prior to the effective time and contingent on the closing of the merger, each then-outstanding warrant will be exercised and terminated. In exchange, warrant holders will receive Series C Non-Voting Common Equity Equivalent Stock, along with an aggregate cash payment of approximately $17.5 million. Following the effective time, any first foundation warrants not subject to a Warrant Exercise and Termination Agreement that remain unexercised will be modified under the applicable warrant agreement. Specifically, the Series C Stock subject to the unexercised warrant will become exercisable for FirstSun common stock, rounded to the nearest whole share based upon the conversion formula provided in the merger agreement.

If, prior to the effective time, the outstanding shares of FirstSun common stock or First Foundation stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of: a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar structural change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give FirstSun and the holders of First Foundation stock the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit First Foundation or FirstSun to take any action with respect to its securities or otherwise that is prohibited by the terms of the merger agreement. Additionally, if the exercise price or shares issuable upon exercise of the First Foundation warrants are adjusted, or if the conversion rate of First Foundation preferred stock to First Foundation common stock is adjusted, in either case, prior to the closing of the merger, the exchange ratio would be proportionately adjusted.

At the effective time, all shares of First Foundation stock that are owned by First Foundation or FirstSun or any of their respective wholly owned subsidiaries (in each case, other than shares of First Foundation stock (i) held by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in respect of debts previously contracted) shall be cancelled and shall cease to exist and no FirstSun common stock or other consideration will be delivered in exchange therefor.

Fractional Shares

FirstSun will not issue any new certificates or scrip representing fractional shares of FirstSun common stock in the merger. In lieu of the issuance of any such fractional share, the surviving corporation shall pay to each former holder of First Foundation stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of FirstSun common stock on Nasdaq as reported by The Wall Street Journal for the consecutive period of five full trading days ending on the trading day immediately preceding the closing date (or, if not reported therein, in another authoritative source mutually agreed upon by First Foundation and FirstSun) by (ii) the fraction of a share (after taking into account all shares of First Foundation stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal form) of FirstSun common stock or FirstSun non-voting common stock which such holder would otherwise be entitled to receive.

Governing Documents

At the effective time, the certificate of incorporation of FirstSun, as in effect immediately prior to the effective time (including, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of FirstSun, which we refer to in this section as the FirstSun articles amendment), and the bylaws of FirstSun, as in effect immediately prior to the effective time, shall be the certificate of incorporation and bylaws, respectively, of the surviving corporation until thereafter amended in accordance with the terms thereof and applicable law.

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Treatment of First Foundation Equity Awards

First Foundation Restricted Stock Unit Awards

At the effective time, subject to all required withholding taxes, each time-vested restricted stock unit award with respect to shares of First Foundation common stock that is outstanding and unvested immediately prior to the effective time shall, automatically and without any required action on the part of the holder thereof, be assumed and converted into a restricted stock unit award in respect of FirstSun common stock with the same terms and conditions as were applicable under such First Foundation restricted stock unit award immediately prior to the effective time and relating to a number of shares of FirstSun common stock equal to the product of (i) the number of shares of First Foundation common stock subject to such First Foundation restricted stock unit award immediately prior to the effective time, multiplied by (ii) the exchange ratio.

First Foundation Performance Restricted Stock Unit Awards

At the effective time, each performance restricted stock unit award with respect to shares of First Foundation common stock that is outstanding and unvested and unsettled immediately prior to the effective time shall be assumed and converted automatically into a restricted stock unit in respect of FirstSun common stock relating to the number of shares of FirstSun common stock equal to the product of (i) the number of shares of First Foundation common stock subject to such First Foundation performance restricted stock unit award immediately prior to the effective time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the effective time based on target performance, multiplied by (ii) the exchange ratio.

Closing and Effective Time of the Merger

Pursuant to the terms and subject to the conditions of the merger agreement, the closing of the merger will take place by electronic exchange of documents at 10:00 a.m., Central Time, on a date no later than three business days after the satisfaction or waiver (subject to applicable law) of all of the conditions precedent set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) provided that, upon the election of FirstSun, the parties will cause the closing to occur no later than the first calendar day of the calendar month following the calendar month in which the satisfaction or waiver (subject to applicable law) of all of the conditions precent set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by First Foundation and FirstSun (the date on which the closing occurs being the “closing date”).

On or (if agreed by First Foundation and FirstSun) prior to the closing date, FirstSun and First Foundation, respectively, shall cause to be filed a certificate of merger and such other required instruments or reports with the secretary of state of the state of Delaware in accordance with the DGCL. The merger shall become effective immediately upon the filing of the certificate of merger with the Delaware secretary or at such other time as provided by applicable law (such time being the “effective time”).

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Conversion of Shares; Exchange of First Foundation Stock Certificates

Letter of Transmittal

As promptly as practicable after the effective time, but in no event later than five calendar days thereafter, the surviving corporation will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of First Foundation stock immediately prior to the effective time that have been converted at the effective time into the right to receive FirstSun common stock a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for new certificates representing the number of whole shares of FirstSun common stock or FirstSun non-voting common stock and any cash in lieu of fractional shares, which the shares of First Foundation stock represented by such old certificate or old certificates will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement. In the event any old certificate for First Foundation stock has been lost, stolen or destroyed, the exchange agent will issue the shares of FirstSun common stock or FirstSun non-voting common stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to the merger agreement upon receipt of (1) an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and (2) if required by the surviving corporation or the exchange agent, the posting by such person of a bond in such amount as the surviving corporation or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.

After the effective time, there will be no transfers on the stock transfer books of First Foundation of the shares of First Foundation stock. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be exchanged for new certificates or evidence in book-entry form representing shares of FirstSun common stock or FirstSun non-voting common stock, cash in lieu of fractional shares and dividends or distributions as provided in the merger agreement, as applicable.

None of FirstSun, First Foundation, the surviving corporation, the exchange agent or any other person is or will be liable under the terms of the merger agreement to any former holder of shares of First Foundation common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of First Foundation common stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Withholding

The surviving corporation will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of FirstSun common stock or FirstSun non-voting common stock, cash dividends or distributions payable or any other amounts otherwise payable under the merger agreement to any holder of First Foundation stock or First Foundation equity awards, such amounts as it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent any such amounts are so deducted or withheld by the surviving corporation or the exchange agent, as the case may be, and paid over to the appropriate governmental entity, the deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of First Foundation stock or First Foundation equity awards in respect of which the deduction and withholding was made by the surviving corporation or the exchange agent, as the case may be.

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Dividends and Distributions

No dividends or other distributions declared with respect to FirstSun common stock or FirstSun non-voting common stock will be paid to the holder of any unsurrendered old certificate until the holder thereof surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which had previously become payable with respect to the whole shares of FirstSun common stock or FirstSun non-voting common stock that the shares of First Foundation stock represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by each of FirstSun and First Foundation relating to a number of matters, including the following:

•	corporate matters, including due organization, qualification and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the bank merger, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transactions contemplated by the merger agreement, including the merger and the bank merger;
•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger and bank merger;
•	reports to regulatory agencies;
•	financial statements, internal controls, books and records and absence of undisclosed liabilities;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal and regulatory proceedings;
•	tax matters;
•	employees and employee benefit matters;
•	SEC reports;
•	compliance with applicable laws;
•	certain material contracts;
•	absence of agreements with regulatory agencies;
•	risk management instruments;
•	environmental matters;
•	investment securities and commodities;
•	real property (in the case of First Foundation);
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•	intellectual property;
•	related party transactions;
•	inapplicability of state takeover statutes;
•	the receipt of an opinion of each party’s respective financial advisor(s);
•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;
•	loan portfolio matters;
•	insurance matters;
•	registered investment advisor compliance matters;
•	registered investment advisor client agreements;
•	fiduciary activities matters;
•	insurance subsidiary matters; and
•	broker-dealer subsidiary matters.

Certain representations and warranties of FirstSun and First Foundation are qualified as to “materiality” or “material adverse effect”. For purposes of the merger agreement, a “material adverse effect”, when used in reference to either FirstSun, First Foundation or the surviving corporation, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements (and, in either case, any authoritative interpretations thereof);

•	changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•	changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•	changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or from any outbreak of any disease, pandemic, epidemic or other public health event;

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•	public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement (it being understood that this bullet shall not apply to a breach of any representation or warranty intended to address the announcement, pendency or consummation of the transactions contemplated by the merger agreement);

•	a decline in the trading price of a party’s common stock in and of itself or the failure, in and of itself, to meet earnings projections or internal or published industry financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred, except to the extent otherwise excepted from the definition of material adverse effect); or

•	except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses by First Foundation Prior to the Completion of the Merger

First Foundation has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to carry on its business with prudent banking practice and in compliance in all material respects with all applicable laws, and (iii) take no action that would reasonably be expected to materially and adversely affect or delay the ability of either FirstSun or First Foundation to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, First Foundation may not, and First Foundation may not permit any of its subsidiaries to, without the prior written consent of FirstSun (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•	other than (i) federal funds borrowings and borrowings from the Federal Home Loan Bank, in each case, with a maturity not in excess of six months, and (ii) the creation of deposit liabilities or other customary banking products, issuances of letters of credit, sales of certificates of deposits and entry into repurchase agreements, in each case (i) and (ii), in the ordinary course of business on terms and in amounts consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of First Foundation or any of its wholly-owned subsidiaries, on the one hand, to First Foundation or any of its wholly-owned subsidiaries, on the other hand), or directly or indirectly, incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness obligations or liabilities of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock (or shares thereof);

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•	make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any First Foundation securities or any securities of any First Foundation subsidiary, except, subject to certain exception and qualifications, (i) cash dividends paid by any of the subsidiaries of First Foundation to First Foundation or any of its wholly-owned subsidiaries, or (ii) with respect to the forfeiture, vesting, settlement or satisfaction of applicable tax withholding of First Foundation equity awards outstanding as of the date of the merger agreement or granted thereafter not in violation of the merger agreement;

•	grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any First Foundation securities or any securities of any First Foundation subsidiary;

•	except as expressly provided in the WETA, issue, sell, transfer, encumber, or authorize the issuance, sale or transfer, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any First Foundation securities or any securities of any First Foundation subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any First Foundation securities or any securities of any First Foundation subsidiary except with respect to the forfeiture, vesting, settlement or satisfaction of applicable tax withholding of First Foundation equity awards outstanding as of the date of the merger agreement or granted thereafter not in violation of the merger agreement;

•	sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of, or discontinue, any of its material rights, properties, assets or any business to any individual, corporation or other entity other than a wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) pursuant to contracts or agreements in force at the date of the merger agreement and disclosed to FirstSun;

•	except for foreclosure or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice, make any material investment in or acquire (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or all or any portion of the property, assets, debt, business, deposits or properties of any other person, in each case, other than a wholly-owned subsidiary of First Foundation;

•	in each case, except for transactions in the ordinary course of business, (i) enter into, terminate, amend, extend or waive any material provision of, any First Foundation material contract (or any contract that would constitute a First Foundation material contract if in effect on the date of the merger agreement), (ii) make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to First Foundation or any of its subsidiaries (or the surviving corporation) or (iii) enter into any contract which would constitute a material contract of First Foundation under the terms of the merger agreement;

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•	except as required by the terms of any First Foundation benefit plans in effect as of the date of the merger agreement (or entered into, established or adopted after the date of the merger agreement in a manner permitted by the merger agreement), and subject to certain exceptions and qualifications, (i) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any First Foundation employee or individual service provider, except (A) increases in annual salary or wage rate (and corresponding increases in incentive opportunities) in the ordinary course of business consistent with past practice that do not exceed 5% individually or 4% in the aggregate on an annualized basis and (B) for the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice pursuant to a First Foundation benefit plan in effect as of the date of the merger agreement or entered into, established or adopted after the date of the merger agreement in a manner not in contravention with the merger agreement, (ii) become a party to, establish, adopt, materially amend, commence participation in or terminate any First Foundation benefit plan or any arrangement that would have been a First Foundation benefit plan had it been entered into prior to the merger agreement, (iii) grant any new equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity- based awards, under any First Foundation benefit plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any First Foundation benefit plan, (v) enter into any new, or amend any existing, employment, severance, change in control, retention, consulting or collective bargaining agreement or similar agreement or arrangement, (vi) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any First Foundation Benefit Plan, First Foundation Contract, as the case may be, (vii) hire, promote, or replace any individual who would be an employee at the Senior Vice President level or above or with an annual base salary equal to or in excess of $250,000 or, (viii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any First Foundation benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (ix) forgive any loans or issue any loans (other than issuing loans in the ordinary course of business and consistent with past practice) to any First Foundation employee;

•	(i) settle, or enter into any settlement or similar agreement with respect to, any claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually of less than $500,000 and in the aggregate less than $1,000,000 and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the surviving corporation or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations or the surviving corporation after consummation of the merger;

•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	alter, change, amend, modify, supplement or repeal its certificate or articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;

•	take any action that would result in or reasonably be expected to result in a warrant exercise price or exercisable share amount adjustment event or a preferred stock conversion rate adjustment event;

•	other than in consultation with Sunflower Bank, (i) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or (ii) acquire (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Rating Services or Moody’s Investors Service;

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•	implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP or applicable law, regulation or policies imposed by any governmental entity;

•	(i) enter into any new line of business or, other than in the ordinary course of business consistent with past practice or in consultation with FirstSun, introduce any new products or services, in each case, except as required by applicable law, regulation or policies imposed by any governmental entity or (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, hedging, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•	abandon or allow to lapse any material intellectual property, other than in the ordinary course of business consistent with past practice;

•	make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes;

•	purchase, either outright or pursuant to a participation, in any loan or pool of loans in excess of $10,000,000 or greater with respect to such loan or pool of loans; provided, that if FirstSun does not respond to a request for consent within five business days of having received such request together with the relevant loan package, such non-response shall be deemed to constitute consent;

•	make, or commit to make, any capital expenditures in amounts exceeding $500,000 individually, or in the aggregate, provided, however, that capital expenditures for emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property may be made without FirstSun’s prior written consent, but First Foundation shall notify FirstSun of any such capital expenditure as soon as reasonably practicable;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries, or conduct any statutory conversion or domestication, share exchange or business combination of itself or any of its subsidiaries;

•	make any material new investment or material new commitment to invest in low income housing tax credits or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any material new investment or material new commitment to develop, or otherwise take any actions to develop any material real estate owned by First Foundation or any of its subsidiaries;

•	file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility;

•	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than routine banking relationships, compensation or business expense advancements or reimbursements in the ordinary course of business;

•	except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and subject to the terms thereof, without 48 hours’ notice prior to closing via e-mail to Sunflower Bank, (i) make any loan in excess of $10,000,000; (ii) renew any loan greater than $10,000,000 if the interest rate lock is more than five years, or if the loan is not fully amortizing and its maturity is 10 years or more or (iii) renew for more than 12 months any loans greater than $5,000,000 rated “watch” or worse;

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•	other than interest rate swaps entered into for the account of customers of First Foundation or any First Foundation subsidiaries (i.e. “back-to-back” agreements) or in the ordinary course of business, enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions;

•	take any action that is intended or would reasonably be expected to (i) result in any of the conditions to each party’s obligation to effect the merger or FirstSun’s obligations with respect thereto not being satisfied by the termination date, except as may be required by applicable law or (ii) knowingly take any action that is intended or would reasonably be expected to prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by the merger agreement or by the bank merger agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Conduct of Businesses by FirstSun Prior to the Completion of the Merger

FirstSun has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to carry on its business with prudent banking practice and in compliance in all material respects with all applicable laws and (iii) take no action that would reasonably be expected to materially and adversely affect or delay the ability of either FirstSun or First Foundation to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, FirstSun may not, and FirstSun may not permit any of its subsidiaries to, without the prior written consent of First Foundation (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•	adjust, split, combine or reclassify any capital stock of FirstSun (or shares thereof);

•	make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any FirstSun securities or any securities of any FirstSun subsidiary except, in each case, and subject to certain exceptions and qualifications, (i) dividends paid by any of the subsidiaries of FirstSun to FirstSun or any of its wholly-owned subsidiaries, (ii) regular distributions of outstanding trust preferred securities in accordance with their terms, or (iii) for withholding taxes incurred in connection with the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

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•	except for the grant or issuance of FirstSun equity awards in the ordinary course consistent with past practice in all material respects, issue, sell, transfer, encumber, or authorize the issuance, sale or transfer, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any FirstSun securities or any securities of any FirstSun subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any FirstSun securities or any securities of any FirstSun subsidiary;

•	incur any indebtedness for borrowed money (other than indebtedness of FirstSun or any of its wholly-owned subsidiaries to FirstSun or any of its subsidiaries) that would reasonably be expected to prevent FirstSun or its subsidiaries from assuming First Foundation’s or its subsidiaries’ outstanding indebtedness;

•	(i) settle, or enter into any settlement or similar agreement with respect to, any claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually of less than $500,000 and in the aggregate less than $1,000,000, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the surviving corporation or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations or the surviving corporation after consummation of the merger;

•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	except for the FirstSun articles amendment, amend the FirstSun certificate of incorporation or the FirstSun bylaws in a manner that would materially and adversely affect the holders of First Foundation common stock, or adversely affect the holders of First Foundation common stock relative to other holders of FirstSun common stock;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any governmental entity;

•	(i) enter into any new line of business or, other than in the ordinary course of business consistent with past practice or in consultation with First Foundation, introduce any new products or services, in each case, except as required by applicable law, regulation or policies imposed by any governmental entity; or (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, hedging, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•	abandon or allow to lapse any material intellectual property, other than in the ordinary course of business consistent with past practice;

•	make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve any of its subsidiaries;

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•	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than routine banking relationships, compensation or business expense advancements or reimbursements in the ordinary course of business;

•	take any action that is intended or would reasonably be expected to (i) result in any of the conditions to each party’s obligations the merger or First Foundation’s obligations with respect thereto not being satisfied by the termination date, except as may be required by applicable law or (ii) knowingly take any action that is intended or would reasonably be expected to prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by the merger agreement or by the bank merger agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

No Control

Nothing contained in the merger agreement will give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the effective time. Prior to the effective time, each party will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Regulatory Matters

FirstSun and First Foundation have agreed to cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 45 days of the date of the merger agreement) and (ii) obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such regulatory agencies and governmental entities. Each of First Foundation and FirstSun has agreed to use, and to cause their applicable subsidiaries to use, reasonable best efforts to obtain each such requisite regulatory approval as promptly as reasonably practicable. FirstSun and First Foundation shall have the right to review in advance, and, to the extent practicable, each will consult the other on, all the non-confidential information relating to First Foundation or FirstSun (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement, including copies of any applications and correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality.

In furtherance and not in limitation of the foregoing, FirstSun and First Foundation have agreed to use their reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing. However, in no event will First Foundation or any of its respective subsidiaries be required to, and in no event will FirstSun or First Foundation or any of their respective subsidiaries be permitted (without the prior written consent of FirstSun), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, waivers, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative only to the size of First Foundation and its subsidiaries, taken as a whole, without FirstSun and its subsidiaries) (a “materially burdensome regulatory condition”).

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FirstSun and First Foundation have also agreed to furnish each other with information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement. FirstSun is entitled to direct the defense of the transactions contemplated by the merger agreement before any governmental entity and to control the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, governmental entities regarding any requisite regulatory approvals, so long as FirstSun consults with First Foundation and its counsel reasonably in advance regarding the matters and consider in good faith all recommendations of First Foundation and its counsel.

Employee Matters

The merger agreement provides that, from the effective time until the 12-month anniversary thereof, FirstSun will provide to each employee of First Foundation and its subsidiaries who, at the effective time, becomes an employee of FirstSun or its subsidiaries (each a “continuing employee”) with (i) a base salary or base wage that is no less than the base salary or base wage provided by First Foundation and its subsidiaries to such employee immediately prior to the effective time, (ii) target annual cash bonus opportunities that are no less favorable than those provided to similarly situated employees of FirstSun and its subsidiaries, (iii) employee benefits that are in the aggregate no less favorable than those made available to similarly situated employees of FirstSun and its subsidiaries (not to include equity and equity-based compensation, long-term incentives, defined benefit pension benefits, retiree medical benefits and severance benefits), and (iv) severance benefits for employees not otherwise party to an employment, severance, change in control, or similar contract that provides for severance that are no less favorable than one week of severance per whole year of continuous service with a four week minimum and a 24 week maximum.

The merger agreement provides that, for all purposes (including eligibility, participation, vesting and benefit accrual), except not for any purpose under any defined benefit pension plan, retiree medical plan or any frozen plan or to the extent that such credit would result in a duplication of benefits, under the FirstSun benefit plans, service with or credited by FirstSun, First Foundation or any of their respective subsidiaries or predecessors for continuing employees shall be treated as service with the surviving corporation to the same extent that such service was taken into account under the analogous First Foundation benefit plan prior to the effective time. With respect to any FirstSun benefit plan in which any continuing employees first become eligible to participate on or after the effective time, FirstSun shall use commercially reasonable efforts to (or cause its subsidiary to): (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous First Foundation benefit plan in which such employee participated immediately prior to the effective time; and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the effective time under a First Foundation benefit plan (to the same extent that such credit was given under the analogous First Foundation benefit plan in which such employee participated immediately prior to the effective time) in satisfying any applicable deductible or out-of-pocket requirements under such FirstSun benefit plan, in each case, subject to FirstSun receiving all applicable information as reasonably requested by FirstSun, including information regarding pre-closing date co-payments and deductibles from First Foundation.

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If requested by FirstSun in writing delivered to First Foundation not less than 20 business days before the closing date, the First Foundation board of directors (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the First Foundation 401(k) plan effective as of the day prior to the closing date and contingent upon the occurrence of the effective time. If FirstSun requests that the First Foundation 401(k) plan be terminated, (i) First Foundation shall provide FirstSun with executed resolutions demonstrating that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by FirstSun) not later than two days immediately preceding the closing date, and (ii) the continuing employees shall be eligible to participate, effective as of the effective time, in a 401(k) plan sponsored or maintained by FirstSun, the surviving corporation or one of their subsidiaries (the “FirstSun 401(k) plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. FirstSun and First Foundation shall take any and all actions as may be required, including amendments to the First Foundation 401(k) plan and/or the FirstSun 401(k) plan, to permit the continuing employees to make rollover contributions to the FirstSun 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), FirstSun common stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the First Foundation 401(k) plan.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, the surviving corporation will indemnify and hold harmless and will advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the First Foundation certificate of incorporation, the First Foundation bylaws and the governing or organizational documents of any First Foundation subsidiary, each present and former director, officer or employee of First Foundation and its subsidiaries (in each case, when acting in such capacity) (collectively, the “First Foundation indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of First Foundation or any of its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time, including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement; provided, that in the case of advancement of expenses, any First Foundation indemnified party to whom expenses are advanced provides an irrevocable undertaking to repay such advances if it is ultimately determined that such First Foundation indemnified party is not entitled to indemnification. The surviving corporation is required to reasonably cooperate with the First Foundation indemnified parties, and the First Foundation indemnified parties are required to reasonably cooperate with the surviving corporation, in the defense of any such claim, action, suit, proceeding or investigation. The indemnification and insurance obligations of the surviving corporation may not be terminated or modified after the effective time of the merger in a manner that adversely affects any First Foundation indemnified party or any other person entitled to the benefit of these provisions without the prior written consent of the affected First Foundation indemnified party or affected person.

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The merger agreement requires the surviving corporation to maintain in effect for a period of six years after the effective time the current policies of directors’ and officers’ liability insurance maintained by First Foundation (provided that the surviving corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of First Foundation or any of its subsidiaries arising from facts or events which occurred at or before the effective time (including the approval of the transactions contemplated by the merger agreement). However, the surviving corporation is not obligated to expend, on an annual basis, an amount more than 300% of the current annual premium paid as of the date of the merger agreement by First Foundation for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the surviving corporation will cause to be maintained policies of insurance which, in the surviving corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, FirstSun or First Foundation, in consultation with, but only upon the consent of, FirstSun, may (and at the request of FirstSun, First Foundation will use its reasonable best efforts to) obtain at or prior to the effective time a six-year “tail” policy under First Foundation’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap. If First Foundation purchases such tail policy, the surviving corporation shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.

Tangible Stockholders’ Equity

Under the merger agreement, First Foundation must deliver to FirstSun a calculation of its consolidated tangible stockholders’ equity no later than the close of business on the tenth business day before the closing date, together with supporting detail for FirstSun’s review and approval, which may not be unreasonably withheld. For this purpose, consolidated tangible stockholders’ equity means First Foundation’s total stockholders’ equity as shown on its balance sheet for the applicable measuring date, adjusted to exclude goodwill and other intangible assets, accumulated other comprehensive income or loss, permitted transaction expenses, any shortfall in the allowance for credit losses below the required minimum, and any new equity or equity award issuances after signing that are not otherwise permitted by the merger agreement.

The measuring date is the end of the month immediately preceding the closing month (if closing occurs after the 15th day of the month) or two months prior (if closing occurs on or before the 15th day). Beginning January 1, 2026, and until closing, First Foundation will also provide monthly sample calculations of its tangible stockholders’ equity to FirstSun for review and discussion in good faith.

Certain Additional Agreements

The merger agreement also contains additional agreements, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of FirstSun common stock to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover laws, stockholder litigation relating to the transactions contemplated by the merger agreement, the treatment of First Foundation indebtedness, public announcements with respect to the transactions contemplated by the merger agreement, coordination of informational systems conversion and cooperation with respect to receipt of the federal tax opinions that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Surviving Corporation Governance Matters

Under the merger agreement, FirstSun and First Foundation have agreed to the composition of the surviving corporation’s board of directors. For a more detailed description of the governance matters relating to the surviving corporation, we urge you to read the full text of the merger agreement, as it is the legal document governing the merger.

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Stockholder Meetings and Recommendation of the FirstSun and First Foundation Boards of Directors

Each of FirstSun and First Foundation has agreed to call a meeting of its stockholders for the purpose of obtaining (i) in the case of FirstSun, the required vote of its stockholders to adopt the merger agreement and the issuance of FirstSun common stock in connection with the merger, and the FirstSun articles amendment (the “requisite FirstSun vote”) and (ii) in the case of First Foundation, the required vote of its stockholders to adopt the merger agreement and the FirstSun articles amendment (the “requisite First Foundation vote”), and if so desired and agreed by FirstSun and First Foundation, voting upon other related matters, and to use reasonable best efforts to cause such meetings to occur on the same date.

Each of FirstSun and First Foundation and its respective board of directors is required to use its reasonable best efforts to obtain from its stockholders the requisite FirstSun vote and the requisite First Foundation vote, as applicable, including by communicating to the respective stockholders of FirstSun and First Foundation its respective recommendation (and including such recommendation in this joint proxy statement/prospectus) that, in the case of FirstSun, the stockholders of FirstSun adopt the merger agreement and the transactions contemplated thereby (including the issuance of shares of FirstSun common stock pursuant to the merger agreement and adopt the FirstSun articles amendment) (the “FirstSun board recommendation”), and, in the case of First Foundation, the stockholders of First Foundation adopt the merger agreement and the transactions contemplated thereby (the “First Foundation board recommendation”). Each of FirstSun and First Foundation has agreed that each of FirstSun and First Foundation and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the FirstSun board recommendation, in the case of FirstSun, or the First Foundation board recommendation, in the case of First Foundation, (ii) fail to make the FirstSun board recommendation, in the case of FirstSun, or the First Foundation board recommendation, in the case of First Foundation, in this joint proxy statement/ prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “- Agreement Not to Solicit Other Offers” below), or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the FirstSun board recommendation, in the case of FirstSun, or the First Foundation board recommendation, in the case of First Foundation, in each case within 10 business days (or such fewer number of days as remains prior to the FirstSun special meeting or the First Foundation special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”) or (vi) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than a confidentiality agreement entered into in accordance with the merger agreement) providing for an acquisition proposal.

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However, subject to certain termination rights in favor of the other party as described in “Termination of the Merger Agreement” below, if (i) the board of directors of FirstSun or First Foundation, as applicable, has received after the date of the merger agreement a bona fide acquisition proposal which did not result from a breach of the obligations of such party relating to non-solicitation of acquisition proposals as described in “Agreement Not to Solicit Other Offers” below, which it believes in good faith, after receiving the advice of its outside counsel and its financial advisor(s), constitutes a superior proposal and (ii) such Board of Directors, after receiving the advice of its outside counsel and its financial advisor(s), determines in good faith that the failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable law, in each case, if, but only if, (1) FirstSun or First Foundation, as applicable, has complied in all material respects with the merger agreement, (2) such party delivers to the other party at least four business days’ prior written notice of its intention to take such action, and furnishes to the other party a reasonable description of the events or circumstances giving rise to its determination to take such action, (3) prior to taking such action, such party negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with the other party, during the four business day period following such party’s delivery of the notice referred to in such sub-clause (2) above (to the extent the other party desires to so negotiate) any revision to the terms of the merger agreement that the other party desires to propose, and (4) after the conclusion of such four business day period, the board of directors of FirstSun or the board of directors of First Foundation, as applicable, determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by the other party pursuant to sub-clause (3) above, that, in the case of actions described in clause (i) above, such acquisition proposal continues to constitute a superior proposal and in case of actions described in clause (i) above, would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the FirstSun board recommendation or the First Foundation board recommendation, as applicable (it being agreed that, if such actions are being taken in response to an acquisition proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such acquisition proposal, including any revision in price or other improvement in economic terms, the four business day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two business days remain to negotiate subsequent to the time First Foundation notifies FirstSun of any such material revision (it being understood that there may be multiple extensions)).

For purposes of the merger agreement, a “superior proposal” means, with respect to a party, any bona fide written acquisition proposal which did not result from a breach of the obligations of such party and which the board of directors of such party determines, in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal (including the amount, form and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in the merger agreement, expense reimbursement provisions, certainty of consummation and all conditions to consummation) and the person making the proposal, and after consulting with its financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to such party’s stockholders than the transactions contemplated by the merger agreement (taking into account any proposal by the other party to amend the terms of the merger agreement) and (ii) if accepted, reasonably likely to be timely consummated on the terms set forth; provided, however, that for purposes of this definition of superior proposal, references to “25%” in the definition of acquisition proposal shall be deemed to be references to “50%”.

Notwithstanding any recommendation change by the board of directors of FirstSun or First Foundation, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its stockholders and to submit the merger agreement to a vote of such stockholders. Additionally, unless the merger agreement has been terminated, neither party is permitted to submit to or for a vote of its stockholders any acquisition proposal.

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Agreement Not to Solicit Other Offers

Each of FirstSun and First Foundation has agreed that it will, and will cause its officers, directors (including, with regard to the directors of each party, each fund affiliated with such director), employees, agents, advisors and representatives (collectively “representatives”) to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than the parties thereto with respect to any acquisition proposal. Each of FirstSun and First Foundation have agreed that it will not, and will cause each of its subsidiaries not to, and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of the obligations relating to non-solicitation of acquisition proposals), or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or non-binding) (other than a confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, with respect to a party, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of such party and its subsidiaries or 25% or more of any class of equity or voting securities of such party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of such party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite FirstSun vote, in the case of FirstSun, or the requisite First Foundation vote, in the case of First Foundation, a party receives an unsolicited bona fide written acquisition proposal that did not result from or arise in connection with a breach of such party’s obligations relating to non-solicitation of acquisition proposals, it may, and may permit its subsidiaries and its and its subsidiaries’ respective representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the FirstSun or First Foundation board of directors, as applicable, concludes in good faith (after receiving the advice of outside counsel and, with respect to financial matters, financial advisor(s)) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information, such party provides such information to the other party to the merger agreement and enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between FirstSun and First Foundation, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

In addition, each party has agreed to (1) promptly (within 24 hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal and (2) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

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Nothing contained in the merger agreement will prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an acquisition proposal or from making any legally required disclosure to such party’s stockholders; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement.

Support Agreements

Concurrently with the execution of the merger agreement, certain directors and stockholders of each of First Foundation and FirstSun entered into support agreements (the “support agreements”). As of the date of the support agreements, the individuals and entities party thereto collectively beneficially owned approximately 33% of the outstanding First Foundation common stock and approximately 30% of the outstanding FirstSun common stock.

Pursuant to the support agreements, each such director or stockholder has agreed, among other things, to vote (or cause to be voted) all of his, her or its shares of First Foundation common stock or FirstSun common stock, as applicable, (i) in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby, (ii) in favor of any proposal to adjourn or postpone the applicable special meeting to solicit additional proxies if there are insufficient votes to approve the merger agreement and the transactions contemplated thereby, and (iii) against any alternative acquisition proposal or other proposal that would reasonably be expected to prevent or materially delay the consummation of the merger. Certain of the support agreements also generally restrict the transfer of the shares subject thereto, except in limited circumstances, until the earlier of (i) the effective time or (ii) the termination of the merger agreement in accordance with its terms. The support agreements terminate automatically upon the earliest to occur of (i) the effective time, (ii) the termination of the merger agreement or (iii) the mutual written consent of the parties thereto.

The foregoing description of the support agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the forms of support agreements, which are attached as Exhibits A and B to the merger agreement included as Annex A to this joint proxy statement/prospectus.

Lock-Up Agreements

In connection with the execution of the merger agreement, certain stockholders of First Foundation entered into lock-up agreements with FirstSun. Under the lock-up agreements, each stockholder agreed that, subject to limited customary exceptions, the shares of FirstSun common stock (and, if applicable, FirstSun non-voting common stock) received by such stockholder in the merger will be subject to transfer restrictions for a period of 24 months following closing of the merger. The lock-up restrictions will expire in stages, with one-third of the covered shares becoming transferable 12 months after the closing date, an additional one-third becoming transferable 18 months after the closing date, and the remaining one-third becoming transferable 24 months after the closing date. The lock-up agreements generally terminate after expiration of the foregoing transfer restrictions, provided that, the lock-up agreement for one stockholder, Strategic Value Investors, LP, who has an affiliate, Benjamin Mackovak, that is expected to serve on FirstSun’s board of directors following the closing of the merger would terminate early in the event Mr. Mackovak no longer serves on FirstSun’s board. Any transfer made in violation of the lock-up agreements will be null and void.

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The foregoing description of the lock-up agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of lock-up agreement, which is attached as Exhibit C to the merger agreement included as Annex A to this joint proxy statement/prospectus.

Registration Rights Agreement Amendment

At or prior to the completion of the merger, FirstSun, its existing significant investors, and the former First Foundation stockholders will enter into Amendment No. 2 to the Registration Rights Agreement, originally dated June 19, 2017 (as previously amended, the “Registration Rights Agreement”). The amendment provides that, upon closing of the merger, the former First Foundation stockholders will become parties to the Registration Rights Agreement with the same rights and obligations as existing investors. The amendment also provides that completion of the merger will be deemed to constitute a demand notice from the First Foundation stockholders under the Registration Rights Agreement, requiring FirstSun to file a shelf registration statement under the Securities Act of 1933 to register the resale of the FirstSun shares they receive in the merger. In connection with this filing, the significant investors will be asked to waive certain piggyback and demand registration rights that would otherwise apply, consistent with prior waivers for other stockholders. Except as expressly modified by Amendment No. 2, the Registration Rights Agreement will remain in full force and effect.

The foregoing description of Amendment No. 2 to the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such amendment, which is attached as Exhibit J to the merger agreement included as Annex A to this joint proxy statement/prospectus.

Conditions to Completion of the Merger

FirstSun’s and First Foundation’s respective obligations to complete the merger are subject to the satisfaction at or prior to the effective time of multiple conditions, including the following:

•	adoption of the merger agreement and of the FirstSun articles amendment by the stockholders of FirstSun by the requisite FirstSun vote and adoption of the merger agreement by the stockholders of First Foundation by the requisite First Foundation vote;

•	the authorization for listing on the Nasdaq, subject to official notice of issuance, of the shares of FirstSun common stock that will be issued pursuant to the merger agreement;

•	the receipt of specified governmental consents and approvals, including from the Federal Reserve Board and the OCC, and termination or expiration of all applicable waiting periods in respect thereof, in each case without the imposition of any materially burdensome regulatory condition;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

•	no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the bank merger being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the completion of the merger or the bank merger;

•	the accuracy of the representations and warranties of FirstSun and First Foundation contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by such party’s chief executive officer or chief financial officer to such effect);

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•	the performance in all material respects by each of FirstSun and First Foundation of their respective obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

•	receipt by each of FirstSun and First Foundation of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	delivery of executed lock-up agreements, warrant exercise and termination agreements, and partial termination agreements by specified First Foundation stockholders, and delivery of other ancillary agreements, contemplated by the merger agreement, and such agreements remaining in full force and effect and FirstSun using commercially reasonable efforts to enter into the Second Amendment to the Registration Rights Agreement; and

•	confirmation that First Foundation’s consolidated tangible stockholders’ equity, calculated as provided in the merger agreement, meets the minimum required level. The minimum tangible stockholders’ equity amount, calculated in accordance with GAAP and adjusted to exclude goodwill and other intangibles, accumulated other comprehensive income (loss), certain permitted transaction expenses, and any shortfall in the allowance for credit losses, ranges from approximately $890.6 million at December 31, 2025 to $902.9 million at June 30, 2026. First Foundation will deliver its calculation to FirstSun no later than ten business days before closing, and FirstSun’s approval of the calculation may not be unreasonably withheld.

Neither FirstSun nor First Foundation can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time in the following circumstances:

•	by mutual written consent of FirstSun and First Foundation;

•	by either FirstSun or First Foundation if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable or any governmental entity has requested in writing or orally that FirstSun or its affiliates withdraw (other than for technical reasons) and not be permitted to resubmit in such time as would reasonably permit resubmission and approval prior to the termination date, any application with respect to a requisite regulatory approval; provided, that the right to terminate this agreement shall not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure to obtain a requisite regulatory approval, or any governmental entity of competent jurisdiction has issued a final and non-appealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either FirstSun or First Foundation if the merger has not been completed on or before the 12-month anniversary of the date of the merger agreement unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

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•	by either FirstSun or First Foundation (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of First Foundation, in the case of a termination by FirstSun, or FirstSun, in the case of a termination by First Foundation, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured within 30 days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•	by FirstSun, prior to the receipt of the requisite First Foundation vote, if (i) First Foundation or the First Foundation board of directors has made a recommendation change or (ii) First Foundation or the First Foundation board of directors materially breaches its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the First Foundation board recommendation;

•	by First Foundation, prior to the receipt of the requisite FirstSun vote, if (i) FirstSun or the FirstSun board of directors has made a recommendation change or (ii) FirstSun or the FirstSun board of directors materially breaches its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the FirstSun board recommendation; or

•	by either FirstSun or First Foundation, if (i) the requisite FirstSun vote has not been obtained upon a vote thereon taken at the FirstSun special meeting (including any adjournment or postponement thereof) or (ii) the requisite First Foundation vote has not been obtained upon a vote thereon taken at the First Foundation special meeting (including any adjournment or postponement thereof).

Neither FirstSun nor First Foundation is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of FirstSun common stock or First Foundation common stock or to accept a superior proposal.

Effect of Termination

If the merger agreement is terminated by either FirstSun or First Foundation, as provided under “Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of FirstSun, First Foundation, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever thereunder, or in connection with the transactions contemplated thereby, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements, and the effect of termination (including the termination fees described below), and (ii) neither FirstSun nor First Foundation will be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of the merger agreement.

Subsequent to entering into the merger agreement, on November 5, 2025, FirstSun, First Foundation and First Foundation Bank entered into a letter agreement regarding certain hedging strategies First Foundation is undertaking to mitigate risks associated with the potential negative impact that interest rate moves between signing and closing could have on its assets and liabilities. Pursuant to the letter agreement, if the merger agreement is terminated under certain circumstances, FirstSun agreed to reimburse First Foundation for certain costs and expenses associated with these hedging contract, less the net benefit realized by First Foundation in connection with them.

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Termination Fees

First Foundation will pay FirstSun a termination fee equal to $31,390,000 by wire transfer of same-day funds (the “First Foundation termination fee”) if the merger agreement is terminated in the following circumstances:

•	In the event that (i) the merger agreement is terminated by FirstSun pursuant to the fifth bullet set forth under “Termination of the Merger Agreement” above or (ii) the merger agreement is terminated by First Foundation or FirstSun pursuant to the third bullet set forth under “Termination of the Merger Agreement” above or the seventh bullet set forth under “Termination of the Merger Agreement” above as a result of the requisite First Foundation vote not having been obtained upon a vote thereon taken at the First Foundation special meeting (including any adjournment or postponement thereof), in each case, at a time when FirstSun could have terminated the merger agreement pursuant to the fifth bullet set forth under “Termination of the Merger Agreement” above. In each such case, the termination fee must be paid to FirstSun within two business days of the date of termination.

•	In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal with respect to First Foundation has been communicated to or otherwise made known to the First Foundation board of directors or First Foundation’s senior management or has been made directly to First Foundation stockholders, or any person has publicly announced (and not withdrawn at least two business days prior to the First Foundation special meeting) an acquisition proposal with respect to First Foundation, and (i)(A) thereafter the merger agreement is terminated by either FirstSun or First Foundation pursuant to the third bullet set forth under “Termination of the Merger Agreement” above without the requisite First Foundation vote having been obtained (and all other conditions to both parties’ and First Foundation’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination), (B) thereafter the merger agreement is terminated by FirstSun pursuant to the fourth bullet set forth under “Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by First Foundation or (C) thereafter the merger agreement is terminated by FirstSun or First Foundation pursuant to the seventh bullet set forth under “Termination of the Merger Agreement” above as a result of the requisite First Foundation vote not having been obtained upon a vote thereon taken at the First Foundation special meeting (including any adjournment or postponement thereof), and (ii) prior to the date that is 12 months after the date of such termination, First Foundation enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above); provided, that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”. In such case, the termination fee must be paid to FirstSun on the earlier of the date First Foundation enters into such definitive agreement and the date of consummation of such transaction.

FirstSun will pay First Foundation a termination fee equal to $45,089,000 by wire transfer of same-day funds (the “FirstSun termination fee”) if the merger agreement is terminated in the following circumstances:

•	In the event that (i) the merger agreement is terminated by First Foundation pursuant to the sixth bullet set forth under “Termination of the Merger Agreement” above or (ii) the merger agreement is terminated by First Foundation or FirstSun pursuant to the third bullet set forth under “Termination of the Merger Agreement” above or the seventh bullet set forth under “Termination of the Merger Agreement” above as a result of the requisite FirstSun vote not having been obtained upon a vote thereon taken at the FirstSun special meeting (including any adjournment or postponement thereof), in each case, at a time when First Foundation could have terminated the merger agreement pursuant to the sixth bullet set forth under “Termination of the Merger Agreement” above. In each such case, the termination fee must be paid to First Foundation within two business days of the date of termination.

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•	In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal with respect to FirstSun has been communicated to or otherwise made known to the FirstSun board of directors or FirstSun’s senior management or has been made directly to FirstSun stockholders, or any person has publicly announced (and not withdrawn at least two business days prior to the FirstSun special meeting) an acquisition proposal with respect to FirstSun, and (i)(A) thereafter the merger agreement is terminated by either FirstSun or First Foundation pursuant to the third bullet set forth under “Termination of the Merger Agreement” above without the requisite FirstSun vote having been obtained (and all other conditions to both parties’ and FirstSun’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination), (B) thereafter the merger agreement is terminated by First Foundation pursuant to the fourth bullet set forth under “Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by FirstSun or (C) thereafter the merger agreement is terminated by FirstSun or First Foundation pursuant to the seventh bullet set forth under “Termination of the Merger Agreement” above as a result of the requisite FirstSun vote not having been obtained upon a vote thereon taken at the FirstSun special meeting (including any adjournment or postponement thereof) and (ii) prior to the date that is 12 months after the date of such termination, FirstSun enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal a that referred to above); provided, that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”. In such case, the termination fee must be paid to First Foundation on the earlier of the date FirstSun enters into such definitive agreement and the date of consummation of such transaction.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite FirstSun vote or the requisite First Foundation vote, except that after the receipt of the requisite FirstSun vote or the requisite First Foundation vote, there may not be, without further approval of the stockholders of FirstSun and First Foundation, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided, however, that after the receipt of the requisite FirstSun vote or the requisite First Foundation vote, there may not be, without further approval of the stockholders of FirstSun or First Foundation, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Expenses and Fees

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to governmental entities in connection with the merger and the bank merger and the other transactions contemplated by the merger agreement will be borne equally by FirstSun and First Foundation.

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Governing Law

The merger agreement and all claims and causes of action arising out of or related to the merger agreement shall be governed by and will be construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.

Specific Performance

FirstSun and First Foundation will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Both FirstSun and First Foundation waive any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

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ACCOUNTING TREATMENT

The merger will be accounted for as a business combination by FirstSun using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First Foundation as of the effective time will generally be recorded at their respective fair values and added to those of FirstSun. Any excess of the purchase price over the acquisition accounting fair values will be recorded as goodwill. Consolidated financial statements of FirstSun issued after the merger will reflect these acquisition accounting fair values and will not be restated retroactively to reflect the historical financial position or results of operations of First Foundation.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

In connection with the filing with the SEC of the registration statement of which this joint proxy statement/prospectus forms a part, Nelson Mullins Riley & Scarborough LLP has rendered its tax opinion to FirstSun and Alston & Bird LLP has rendered its tax opinion to First Foundation addressing the U.S. federal income tax consequences of the merger as described below. The opinions of tax counsel for each of FirstSun and First Foundation will be filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement. Subject to the limitations, assumptions and qualifications described herein, the following discussion of the material U.S. federal income tax consequences of the merger serves, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions as the opinion of each of Nelson Mullins Riley & Scarborough LLP and Alston & Bird LLP as to the material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of First Foundation common stock who exchange their shares of First Foundation common stock for shares of FirstSun common stock pursuant to the merger. For purposes of this discussion, references to FirstSun common stock includes references to FirstSun non-voting common stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations.

The following discussion applies only to U.S. holders of First Foundation common stock who hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion assumes that both FirstSun and First Foundation are domestic corporations and that Section 367(a) of the Code does not apply. This discussion is also based upon the assumption that the merger will be completed in accordance with the merger agreement and as described in this joint proxy statement/prospectus. Further, the discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt or governmental organizations; holders subject to the alternative minimum tax provisions of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of First Foundation common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; U.S. holders who acquired First Foundation common stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation).

The discussion does not address any tax consequences arising under any alternative minimum tax or any state, local or foreign tax, or under any U.S. federal laws other than those pertaining to income tax, nor does it address any tax consequences arising under the unearned-income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of First Foundation common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

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If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of First Foundation common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of First Foundation common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

All holders of First Foundation common stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of any alternative minimum tax and state, local, foreign and other tax laws.

In General

The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Consummation of the merger is conditioned upon FirstSun receiving an opinion from Nelson Mullins Riley & Scarborough LLP and upon First Foundation receiving an opinion from Alston & Bird LLP, each in form reasonably satisfactory to such recipient, dated as of the closing date, both to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of First Foundation or FirstSun, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions, including, but not limited to, the assumption that the merger will be consummated in accordance with the terms of the merger agreement. If any of the representations or assumptions upon which those opinions are based is incorrect or incomplete, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither of these opinions of counsel, nor the opinions delivered in connection with the filing of this registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, is binding on the IRS or any court. No ruling has been, or will be, sought from the IRS by FirstSun or First Foundation as to the U.S. federal income tax consequences of the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. Accordingly, each holder of First Foundation common stock should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder. The following is based on the receipt and accuracy of the above described opinions.

U.S. Federal Income Tax Consequences to U.S. Holders of First Foundation Common Stock

The U.S. federal income tax consequences of the merger to U.S. holders of First Foundation common stock generally will be as follows:

•	a U.S. holder of First Foundation common stock generally will not recognize gain or loss upon the exchange of shares of First Foundation common stock for shares of FirstSun common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of FirstSun common stock;

•	a U.S. holder of First Foundation common stock will have an aggregate tax basis in the FirstSun common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of First Foundation common stock surrendered in the merger; and

•	a U.S. holder of First Foundation common stock will have a holding period for the shares of FirstSun common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of First Foundation common stock surrendered in the merger.

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If a U.S. holder acquired different blocks of First Foundation common stock at different times or at different prices, the FirstSun common stock such holder receives will be allocated pro rata to each block of First Foundation common stock and the basis and holding period of each block of FirstSun common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of First Foundation common stock exchanged for such FirstSun common stock. U.S. holders should consult their tax advisors regarding the manner in which shares of FirstSun common stock should be allocated among different blocks of their First Foundation common stock surrendered in the merger.

A U.S. holder of First Foundation common stock who receives cash in lieu of a fractional share of FirstSun common stock generally will be treated as having received such fractional share pursuant to the merger and then as having received cash in redemption of such fractional share of FirstSun common stock. Such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of FirstSun common stock (as set forth above). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for such fractional share (including the holding period of shares of First Foundation common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of First Foundation common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Certain Reporting Requirements

U.S. holders of First Foundation common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 24% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes to FirstSun a correct taxpayer identification number and certifies that it is not subject to backup withholding by providing a properly completed and signed IRS Form W-9 (or substantially similar form) and otherwise complies with all applicable requirements of the backup withholding rules and FirstSun and its exchange agent have not received notice to the contrary or (b) otherwise proves to FirstSun and its exchange agent that the U.S. holder is exempt from backup withholding.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability if the required information is supplied to the IRS in a timely manner.

U.S. holders of First Foundation common stock who receive FirstSun common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of First Foundation common stock exchanged, the number of shares of FirstSun stock received, the fair market value and tax basis of First Foundation shares exchanged, and the U.S. holder’s tax basis in the FirstSun common stock received.

If a U.S. holder of First Foundation common stock that exchanges such stock for FirstSun common stock is a “significant holder” with respect to First Foundation and is required to file a U.S. income tax return, such U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange, and to retain permanent records of the facts in the statement relating to the merger. A U.S. holder of First Foundation common stock will be treated as a “significant holder” in First Foundation if the U.S. holder’s ownership interest in First Foundation, immediately before the merger, is 5% or more of First Foundation’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of First Foundation stock exchanged is one million dollars ($1,000,000) or more.

This discussion of certain material U.S. federal income tax consequences is for general information purposes and is not intended to be, and should not be construed as, tax advice. All holders of First Foundation common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables show the condensed combined financial information for each of FirstSun and First Foundation, as well as unaudited pro forma condensed combined financial information for FirstSun and First Foundation reflecting the merger, as of September 30, 2025 and for the nine months ended September 30, 2025 and year ended December 31, 2024 and pro forma adjustments described in the accompanying notes. Except as otherwise noted in the footnotes to the table, (a) the financial information included under the “FirstSun Historical” column is derived from the unaudited and audited financial statements of FirstSun as of September 30, 2025 and for the nine months ended September 30, 2025 and year ended December 31, 2024, and (b) the financial information included under the “First Foundation Historical” column is derived from the unaudited and audited financial statements of First Foundation as of September 30, 2025 and for the nine months ended September 30, 2025 and year ended December 31, 2024, each of which are incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from FirstSun’s unaudited and audited financial statements as of September 30, 2025 and for the nine months ended September 30, 2025 and year ended December 31, 2024 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The pro forma adjustments reflect transaction accounting adjustments and significant balance sheet repositioning adjustments upon the closing of the transaction, both of which are discussed in further detail below. Amounts presented in the “Transaction Adjustments” column reflect the accounting for acquisition of First Foundation by FirstSun. Amounts presented in the “Repositioning Adjustments” column represent additional transactions FirstSun and the combined company will undertake to divest certain investments and loans, and reduce debt. The unaudited pro forma condensed combined balance sheet as of September 30, 2025 in the table below is presented as if the merger occurred on September 30, 2025, and the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2025 and year ended December 31, 2024 is presented as if the merger occurred on January 1, 2024. You should read such information in conjunction with FirstSun’s and First Foundation’s consolidated financial statements as of September 30, 2025 and for the nine months ended September 30, 2025 and year ended December 31, 2024 and related notes, each of which are included elsewhere in this joint proxy statement/prospectus, as well as the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Income.

The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial position and results of the combined company had the companies actually been combined as of September 30, 2025 and at the beginning of the period presented. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the realization of potential cost savings, revenue synergies, and changes in market conditions, among other factors, and, accordingly, does not attempt to predict or suggest future results. The pro forma condensed combined income statement does not include estimated merger and integration costs expected to be incurred in conjunction with the merger. See Note 4 accompanying the pro forma condensed combined financial information for additional information regarding merger and integration costs.

In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

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Balance Sheet Repositioning

In connection with the merger, FirstSun intends to implement a balance sheet repositioning strategy immediately following closing. This plan is designed to reduce non-core funding assumed from First Foundation by using proceeds from targeted asset sales and paydowns. The approach is consistent with FirstSun’s risk appetite and strategic plan and builds on First Foundation’s ongoing efforts to simplify and strengthen its balance sheet following its’ 2024 recapitalization.

The repositioning will accelerate these steps by leveraging the combined company’s greater financial resources. FirstSun expects to downsize approximately $3.4 billion of First Foundation’s assets, including shared national credit loans, multi-family and non-owner occupied commercial real estate loans, long-term municipal loans, and certain securities and excess cash. Proceeds from these actions will be used to pay down $1.4 billion in Federal Home Loan Bank borrowings and reduce approximately $0.9 billion of brokered deposits and $1.1 billion of other higher-cost, non-core deposits.

This strategy is intended to strengthen capital ratios, improve liquidity, lessen certain credit concentrations, and position the combined company with a more resilient balance sheet. While execution will depend on market conditions and closing of the merger, FirstSun has developed detailed plans and are confident in their ability to complete these actions promptly after closing. These anticipated actions are reflected in the Repositioning Adjustments column of the unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2025

(in thousands)	FirstSun Historical	First Foundation Historical	Transaction Adjustments	Notes	Repositioning Adjustments	Notes	Pro Forma FirstSun and First Foundation
Assets
Cash and equivalents	$659,899	$1,726,969	$(40,000)	A	$(805,925)	Q	$1,540,943
Investment securities	510,361	2,202,758	(50,325)	B	(472,992)	R	2,189,802
Loans held-for-sale	85,250	467,277	—		—		552,527
Loans	6,681,629	7,302,415	(475,115)	C	(2,166,749)	S	11,342,180
Allowance for credit losses	84,040	101,913	9,730	D	(23,049)	T	172,634
Net loans	6,597,589	7,200,502	(484,845)		(2,143,700)		11,169,546
Premises and equipment, net	81,886	35,420	11,000	E	—		128,306
Goodwill	93,483	—	28,390	F	—		121,873
Other intangible assets	5,650	2,672	77,993	G	—		86,315
Other assets	461,319	274,446	189,308	H	5,301	U	930,374
Total assets	$8,495,437	$11,910,044	$(268,479)		$(3,417,316)		$16,719,686
Liabilities and stockholders’ equity
Total deposits	$7,105,415	$9,293,071	$30,565	I	$(1,966,868)	V	$14,462,183
Borrowings	9,824	1,422,063	32,700	J	(1,432,700)	W	31,887
Subordinated debt	76,163	173,506	(25,715)	K	—		223,954
Other liabilities	176,522	103,493	—		—		280,015
Total liabilities	7,367,924	10,992,133	37,550		(3,399,568)		14,998,039
Stockholders’ equity
Preferred Stock	—	86,797	(86,797)	L	—		—
Common Stock, $0.0001 par value	3	83	(81)	M	—		5
Additional paid-in capital	548,952	854,880	(189,734)	N	—		1,214,098
Retained earnings (deficit)	606,279	(22,079)	(31,187)	O	(17,748)	X	535,265
Accumulated other comprehensive loss, net	(27,721)	(1,770)	1,770	P	—		(27,721)
Total stockholders’ equity	1,127,513	917,911	(306,029)		(17,748)		1,721,647
Total liabilities and stockholders’ equity	$8,495,437	$11,910,044	$(268,479)		$(3,417,316)		$16,719,686
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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the nine months ended September 30, 2025

(in thousands, except per common share amounts)	FirstSun Historical	First Foundation Historical	Transaction Adjustments	Notes	Repositioning Adjustments	Notes	Pro Forma FirstSun and First Foundation
Interest income
Interest and fees on loans	$315,889	$299,720	$65,901	Y	$(81,078)	AF	$600,432
Interest on securities and other	32,607	113,884	2,483	Z	(37,603)	AG	111,371
Total interest income	348,496	413,604	68,384		(118,681)		711,803
Interest expense
Deposits	110,104	212,579	(6,315)	AA	(55,318)	AH	261,050
Borrowings	4,462	53,066	3,214	AB	(43,155)	AI	17,587
Total interest expense	114,566	265,645	(3,101)		(98,473)		278,637
Net interest income	233,930	147,959	71,485		(20,208)		433,166
Provision for credit losses	18,400	70,828	—		—		89,228
Net interest income after provision for credit losses	215,530	77,131	71,485		(20,208)		343,938
Noninterest income	75,135	38,460	—		—		113,595
Noninterest expense	199,733	179,128	8,596	AC	—		387,457
Income (loss) before income taxes	90,932	(63,537)	62,889		(20,208)		70,076
Income tax expense	17,803	83,580	14,464	AD	(4,648)	AD	111,199
Net income (loss)	$73,129	$(147,117)	$48,425		$(15,560)		$(41,123)

Earnings (loss) per common share
Basic	$2.63	$(1.79)					$(0.88)
Diluted	$2.59	$(1.79)					$(0.88)

Weighted average basic shares	27,769	82,395	(63,674)	AE			46,490
Weighted average diluted shares	28,274	82,395	(64,179)	AE			46,490
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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the year ended December 31, 2024

(in thousands, except per common share amounts)	FirstSun Historical	First Foundation Historical	Transaction Adjustments	Notes	Repositioning Adjustments	Notes	Pro Forma FirstSun and First Foundation
Interest income
Interest and fees on loans	$421,959	$474,322	$85,330	Y	$(109,257)	AF	$872,354
Interest on securities and other	37,581	136,674	3,310	Z	(52,470)	AG	125,095
Total interest income	459,540	610,996	88,640		(161,727)		997,449
Interest expense
Deposits	150,651	358,515	(8,420)	AA	(83,199)	AH	417,547
Borrowings	11,979	69,837	4,286	AB	(57,260)	AI	28,842
Total interest expense	162,630	428,352	(4,134)		(140,459)		446,389
Net interest income	296,910	182,644	92,774		(21,268)		551,060
Provision for credit losses	27,550	20,700	44,657	AJ	—		92,907
Net interest income after provision for credit losses	269,360	161,944	48,117		(21,268)		458,153
Noninterest income	89,792	(65,872)	—		—		23,920
Noninterest expense	264,040	233,452	11,253	AC	—		508,745
Income (loss) before income taxes	95,112	(137,380)	36,864		(21,268)		(26,672)
Income tax expense	19,484	(44,973)	8,479	AD	(4,891)	AD	(21,901)
Net income (loss)	$75,628	$(92,407)	$28,385		$(16,377)		$(4,771)

Earnings (loss) per common share
Basic	$2.76	$(1.41)					$(0.10)
Diluted	$2.69	$(1.41)					$(0.10)

Weighted average basic shares	27,434	65,598	(46,878)	AE			46,154
Weighted average diluted shares	28,067	65,598	(47,511)	AE			46,154
153

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENT OF INCOME

Note 1 – Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving FirstSun and First Foundation under the acquisition method of accounting with FirstSun treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial position and results of the combined companies had the companies actually been combined as of September 30, 2025 and at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of First Foundation, as of the effective date of the merger, will be recorded by FirstSun at their respective fair values and the excess of the merger consideration over the fair value of First Foundation net assets will be reflected within the balance sheet as goodwill.

The merger, which is currently expected to be completed in the second quarter of 2026, provides that First Foundation stockholders will receive 0.16083 shares of FirstSun common stock for each share of First Foundation common stock they hold immediately prior to the merger and aggregate cash payment to First Foundation warrant holders of $17.5 million. The value of the merger consideration to First Foundation of $35.08 per share represents the closing price of FirstSun common stock on December 4, 2025, which was selected as a reference date for purposes of estimating the equity consideration, and the unaudited pro forma condensed combined financial information has not been updated to reflect subsequent changes in the market price of FirstSun common stock.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments will include, but not be limited to, changes in (i) First Foundation’s balance sheet and operating results through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the fair value of shares of FirstSun on the date the merger becomes effective varies from the estimated fair value of $35.08 per share used herein; (iii) total merger related expenses from amounts included herein; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Note 2 – Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is reflected within the balance sheet as goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial statements are based upon available information and certain assumptions considered reasonable and may be revised as additional information becomes available.

Core deposits intangible asset of $54.2 million, amortized on an accelerated basis over a period of 10 years and wealth management customer list intangible asset of $26.5 million, amortized on a straight line basis over a period of 10 years, are included in the pro forma adjustments. The purchase price will be based on the fair value per share of FirstSun common stock at the closing date of the merger, which has not yet occurred. Accordingly, a 10% increase or decrease in the fair value per share of FirstSun common stock would result in a corresponding purchase price adjustment of approximately $66.6 million.

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The preliminary purchase price allocation is as follows:

($ in thousands, except per share amounts)
Pro Forma Purchase Price
Equity consideration:
First Foundation shares outstanding as of November 30, 2025 (1)	84,379,404
Series A Preferred Stock, on a fully converted basis	29,521,000
Series C NVCE Stock, on a fully converted basis	3,993,094
Total First Foundation shares outstanding, on a fully converted basis	117,893,498
Exchange ratio	0.16083
FirstSun shares and share equivalents issued	18,960,810
Last reported sale price of FSUN common stock on December 4, 2025	$35.08
Equity portion of purchase price		$665,146
Cash consideration:
Cash portion of purchase price		17,500
Total consideration to be paid (transaction value)		$682,646

First Foundation Net Assets at Fair Value
Assets acquired:
Cash and cash equivalents		$1,726,969
Investment securities		2,152,433
Loans held-for-sale		467,277
Loans		6,760,314
Premises and equipment		46,420
Other intangible assets		80,665
Other assets		449,861
Total assets acquired		11,683,939
Liabilities assumed:
Deposits		9,323,636
Borrowings		1,454,763
Subordinated debt		147,791
Other liabilities		103,493
Total liabilities assumed		11,029,683
Net assets acquired		654,256
Preliminary pro forma goodwill		$28,390

(1)    Includes common stock underlying unvested equity awards of First Foundation.

Note 3 – Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 23% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

(A)	Adjustment to reflect remaining contractually obligated pre-tax merger costs of $22.5 million and aggregate cash payment to First Foundation warrant holders of $17.5 million.

(B)	Adjustment to securities to reflect the estimated fair value mark on securities held-to-maturity.

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(C)	Adjustment to loans reflects the estimated non-credit fair value mark on the portfolio of $425 million and estimated credit fair value mark related to non-purchased credit deteriorated (non-PCD) loans of $44.7 million, and reversal of premiums, discounts and deferred fees and expenses of $5.5 million. While not included in the pro forma adjustments, on January 1, 2026, FirstSun will early adopt Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and upon merger closing will record the estimated credit fair value mark related to non-PCD loans of $44.7 million, as a component of the allowance for credit losses (ACL) as part of its application of purchase accounting.

(D)	Adjustment to ACL reflects the elimination of First Foundation’s existing ACL and the allocation to ACL for the estimated credit component of the loan portfolio fair value assessment for PCD loans of $67 million. Additionally, pursuant to accounting standards in effect as of September 30, 2025, FirstSun would also be required to record a provision for credit losses and corresponding increase to ACL for the estimated non-PCD credit fair value mark of $44.7 million immediately following the merger closing. While not included in the pro forma adjustments, on January 1, 2026, FirstSun will early adopt Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and upon merger closing will record the estimated credit fair value mark related to the non-PCD loans of $44.7 million as a component of the ACL as part of its application of purchase accounting; accordingly, no additional ACL will be recorded immediately following the consummation of the merger.

(E)	Adjustment to premises and equipment to reflect estimated fair value mark of acquired premises and equipment.

(F)	Adjustment to record preliminary goodwill.

(G)	Adjustment to other intangible assets reflects the elimination of First Foundation’s existing intangible assets and to record estimated core deposit intangible assets of $54.2 million, based on a value of 1.20% of First Foundation’s non-term customer deposits, and to record the estimated fair value of First Foundation’s wealth management customer list of $26.5 million. Core deposit intangible assets recorded as a result of the merger are expected to be amortized on an accelerated basis over a period of 10 years while the wealth management customer list is expected to be amortized on a straight line basis over a period of 10 years.

(H)	Adjustment to record the estimated net deferred tax assets of $90.1 million resulting from the fair value accounting adjustments to the balance sheet, reverse First Foundation’s valuation allowance on portion of deferred tax assets of $84.7 million expected to be utilized by FirstSun, reverse First Foundation’s deferred tax liabilities of $0.6 million related to amortizing intangible assets, record the estimated deferred tax asset of $3.6 million resulting from transaction costs, and record the estimated deferred tax asset of $10.3 million resulting from the non-PCD loan provision for credit losses required to be recorded immediately following the consummation of the merger pursuant to accounting standards in effect as of September 30, 2025. While not included in the pro forma adjustments, on January 1, 2026, FirstSun will early adopt Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and upon merger closing will record the estimated credit fair value mark related to the non-PCD loans of $44.7 million as a component of the ACL as part of its application of purchase accounting; accordingly, no additional ACL or corresponding deferred tax asset of $10.3 million will be recorded immediately following the consummation of the merger.

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(I)	Adjustment to reflect the estimated fair value mark on deposit liabilities.

(J)	Adjustment to reflect the estimated fair value marks on term based FHLB borrowings.

(K)	Adjustment to reflect the estimated fair value mark on subordinated debt.

(L)	Adjustment to eliminate First Foundation’s preferred stock.

(M)	Adjustment to eliminate First Foundation’s common stock and record the issuance at $0.0001 par value to First Foundation stockholders of 18,720,369 shares of FirstSun common stock.

(N)	Adjustment to eliminate First Foundation’s additional paid-in capital and record the equity consideration issued to First Foundation stockholders of $665.1 million, via the exchange of common shares, which includes First Foundation’s restricted share units and performance share units, conversion of Series A Preferred Stock, and conversion of Series C Non Voting Common Equivalent Stock.

(O)	Adjustment to eliminate First Foundation’s retained deficit, record remaining contractually obligated estimated after-tax merger costs of $18.9 million, which are estimated to be 70% deductible, and record estimated after-tax provision for credit losses of $34.4 million on non-PCD loans recorded immediately following the consummation of the merger pursuant to accounting standards in effect as of September 30, 2025. While not included in the pro forma adjustments, on January 1, 2026, FirstSun will early adopt Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and upon merger closing will record the estimated credit fair value mark related to the non-PCD loans of $44.7 million as a component of the ACL as part of its application of purchase accounting; accordingly, no additional ACL or corresponding after-tax provision for credit losses of $34.4 million will be recorded immediately following the consummation of the merger.

(P)	Adjustment to eliminate First Foundation’s accumulated other comprehensive loss.

(Q)	Adjustment to cash and cash equivalents reflects pro forma net use of cash to paydown deposits and FHLB borrowings in consideration of net proceeds from the investment securities sales and loan sales.

(R)	Adjustment to investment securities reflects pro forma sales from First Foundation’s available-for-sale and held-to-maturity securities portfolios.

(S)	Adjustment to loans reflects pro forma sales from First Foundation’s loan portfolio.

(T)	Adjustment to reflect the estimated allowance for credit losses related to sales from First Foundation’s loan portfolio.

(U)	Adjustment to reflect the estimated tax benefit resulting from costs related to pro forma sales from First Foundation’s loan portfolio.

(V)	Adjustment to reflect the pro forma payoffs of certain First Foundation’s deposits from the investment security sale proceeds, loan sale proceeds, and use of cash.

(W)	Adjustment to reflect the pro forma payoffs of First Foundation’s FHLB borrowings from the investment security sale proceeds, loan sale proceeds, and use of cash.

(X)	Adjustment to reflect the estimated after-tax impact of the costs related to pro forma sales from First Foundation’s loan portfolio.

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(Y)	Adjustment to interest and fees on loans includes accretion of the estimated interest rate fair value mark and estimated non-PCD credit fair value mark pursuant to ASC 310, on a pool basis, which incorporates interest rate repricing characteristics and expectations of prepayment. Pursuant to accounting standards in effect as of September 30, 2025, FirstSun would be required to record the estimated non-PCD credit fair value mark as a component of the adjustment to acquired loans as part of its application of purchase accounting and begin to accrete the estimated non-PCD credit fair value mark in future operating results. While not included in the pro forma adjustments, on January 1, 2026, FirstSun will early adopt Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and upon merger closing will record the estimated credit fair value mark related to non-PCD loans of $44.7 million as a component of the ACL rather than as an accretable discount adjustment on the acquired loans. The effect on operating results for the five years following the merger closing are estimated as follows:

	Before adoption of	After adoption of
	ASU 2025-08	ASU 2025-08
	(includes non-PCD accretable	(excludes non-PCD accretable
($ in millions)	discount of $44.7 million)	discount of $44.7 million)
1 - 12 months	$85.3	$73.9
13 - 24 months	87.9	76.1
25 - 36 months	54.8	47.5
37 - 48 months	32.5	28.2
49 - 60 months	17.5	15.2

(Z)	Adjustment to interest on securities and other includes the accretion of the estimated fair value mark on held-to-maturity securities and available-for-sale securities over an estimated seven year life, based on the approximate expected average life of the portfolios.

(AA)	Adjustment to deposits interest expense includes the amortization of the estimated fair value mark on First Foundation’s deposit liabilities over an estimated three year life, based on the underlying instruments’ stated terms.

(AB)	Adjustment to borrowings interest expense includes accretion of the estimated fair value mark on First Foundation’s subordinated debt instruments over an estimated six year life, based upon the underlying instruments’ stated terms.

(AC)	Adjustment to reverse historical First Foundation’s core deposit intangible amortization, record estimated amortization of the core deposit intangible asset on an accelerated basis over a period of 10 years and customer list intangible asset on a straight-line basis over a period of 10 years, and record estimated depreciation expense on premise and equipment estimated fair value mark associated with the merger on a straight-line basis over a period of 39 years.

(AD)	Recognize the estimated tax impact of pro forma transaction related adjustments and balance sheet repositioning related adjustments at 23%.

(AE)	Adjustments to eliminate weighted average shares of First Foundation’s common stock outstanding and record shares of FirstSun’s common stock issued in the merger, calculated using the exchange ratio of 0.16083 shares of FirstSun’s common stock for each share of First Foundation’s common stock, and reverse dilutive shares due to pro forma net loss.

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(AF)	Adjustment to reverse estimated interest income on loans due to the pro forma sale of certain First Foundation loans on January 1, 2024. Adjustment reflects interest income on loans utilizing First Foundation’s average yield of 4.74% for the year ended December 31, 2024 and 4.69% for the nine months ended September 30, 2025.

(AG)	Adjustment to reverse estimated interest income on securities and other due to the pro forma sale of certain First Foundation’s available-for-sale and held-to-maturity securities and net use of cash on January 1, 2024. Adjustment reflects interest income on securities and cash utilizing First Foundation’s average yields of 4.18% and 5.19%, respectively, for the year ended December 31, 2024 and 4.35% and 4.67%, respectively, for the nine months ended September 30, 2025.

(AH)	Adjustment to reverse estimated interest expense on deposits due to the pro forma payoffs of certain First Foundation deposits on January 1, 2024. Adjustment reflects interest expense on deposits utilizing First Foundation’s average yield of 4.23% for the year ended December 31, 2024 and 3.75% for the nine months ended September 30, 2025.

(AI)	Adjustment to reverse estimated interest expense on FHLB borrowings due to the pro forma payoffs of First Foundation’s FHLB borrowings on January 1, 2024. Adjustment reflects interest expense on FHLB borrowings utilizing First Foundation’s average yield of 4.09% for the year ended December 31, 2024 and 4.11% for the nine months ended September 30, 2025.

(AJ)	Provision for credit losses estimated for non-PCD loans required to be recorded immediately following the consummation of the merger pursuant to accounting standards in effect as of September 30, 2025. While not included in the pro forma adjustments, on January 1, 2026, FirstSun will early adopt Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and upon merger closing will record the estimated credit fair value mark related to the non-PCD loans of $44.7 million as a component of the ACL as part of its application of purchase accounting; accordingly, no additional ACL or corresponding provision for credit losses of $44.7 million will be recorded immediately following the consummation of the merger.

Note 4 – Merger Integration Costs

Total remaining merger and integration costs are estimated to be approximately $95.2 million on a pre-tax basis, with remaining contractually obligated pre-tax merger costs of $22.5 million due at closing. Contractually obligated merger costs are reflected in the pro forma condensed combined balance sheet as part of the pro forma adjustments discussed in Note 3. Merger and integration related costs are not included in the pro forma condensed combined statement of income since they will be recorded in the combined results of operations as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies actually been combined during the periods presented.

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DISSENTERS’ AND APPRAISAL RIGHTS

Dissenters’ rights, also referred to as appraisal rights, are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding, rather than receive the consideration offered to stockholders in connection with the transaction.

Under the Delaware General Corporation Law (“DGCL”), holders of First Foundation common stock will not be entitled to appraisal rights in connection with the merger because the merger consideration consists entirely of shares of FirstSun common stock, which is a class of stock listed on a national securities exchange, and the statutory conditions for appraisal rights under DGCL Section 262 are not satisfied for this class.

Holders of First Foundation Series A Noncumulative Convertible Preferred Stock, which stock does not vote on the merger, may have appraisal rights under Section 262 of the DGCL; however, each holder of First Foundation Series A Noncumulative Convertible Preferred Stock has waived any such appraisal rights in connection with the merger, subject to certain agreed-upon carve-outs.

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DESCRIPTION OF CAPITAL STOCK OF THE COMBINED COMPANY

As a result of the merger, First Foundation stockholders who receive shares of FirstSun common stock and non-voting common stock will become stockholders of FirstSun. Your rights as stockholder of FirstSun will be governed by the Delaware General Corporation Law, otherwise referred to herein as the DGCL, and the organizational documents of FirstSun. The following briefly summarizes the material terms of FirstSun common stock and non-voting common stock that will be issued in connection with the merger. The non-voting common stock of FirstSun will be created, subject to FirstSun stockholder approval, pursuant to the Certificate of Amendment to FirstSun’s Certificate of Incorporation attached as Annex E to this joint proxy statement/prospectus, which will become effective at or prior to the effective time of the merger.

The following information is as of the date of this joint proxy statement/prospectus. This summary is subject to and qualified in its entirety by reference to FirstSun’s Amended and Restated Certificate of Incorporation (as amended, and referred to in this Section as, the “Certificate of Incorporation”) and Amended and Restated Bylaws (referred to in this Section as, the “Bylaws”), each of which is filed as an exhibit to FirstSun’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and to the applicable provisions of the DGCL. The summary is also subject to and qualified in its entirety by reference to the Certificate of Amendment to FirstSun’s Certificate of Incorporation attached as Annex E to this joint proxy statement/prospectus.

We urge you to read the applicable provisions of the DGCL, the FirstSun Certificate of Incorporation, and the FirstSun Bylaws. FirstSun’s Certificate of Incorporation and Bylaws are incorporated herein by reference and will be made available to stockholders of First Foundation upon request. See “Where You Can Find More Information.”

General

Currently, the Certificate of Incorporation authorizes the issuance of capital stock consisting of 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. The aggregate number of authorized shares, and the allocation between common and preferred, may be increased or decreased (but not below the number then outstanding) by the affirmative vote of a majority of the outstanding shares of FirstSun common stock.

In connection with the closing of the merger, and upon effectiveness of the Certificate of Amendment to FirstSun’s Certificate of Incorporation attached as Annex E to this joint proxy statement/prospectus, FirstSun’s authorized capital stock will consist of 110,000,000 shares, divided into 80,000,000 shares of common stock, par value $0.0001 per share, 20,000,000 shares of non-voting common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

The authorized but unissued shares of FirstSun common stock and preferred stock are available for general purposes, including, but not limited to, the possible issuance as stock dividends, use in connection with mergers or acquisitions, cash dividend reinvestments, stock purchase plans, public or private offerings, or FirstSun equity compensation plans. Except as may be required to approve a merger or other transaction in which additional authorized shares of common stock would be issued, no stockholder approval will be required for the issuance of those shares.

Common Stock

General

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All outstanding shares of FirstSun common stock are fully paid and nonassessable.

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Voting Rights

In general, each outstanding share of FirstSun common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. The holders of FirstSun common stock possess exclusive voting power, except as otherwise provided by law or by a certificate of designation establishing any series of FirstSun preferred stock.

FirstSun has entered into Board Representative Letter Agreements with each of JLL/FCH Holdings I, LLC, trust stockholders associated with Mollie H. Carter, and trust stockholders associated with Karen H. Young and Castle Creek Capital Partners IX, LP (each, an “Investor”) that provides FirstSun will use its best efforts to cause an individual designated for nomination by the Investor to be elected or appointed to the board of directors of FirstSun and will recommend to its stockholders the election of such individual designated at the applicable stockholders’ meetings of FirstSun, provided that, with regard to Castle Creek Capital Partners IX, LP (“Castle Creek”), its right to designate an individual for nomination as a director does not arise until the earlier of the closing of the merger between FirstSun and First Foundation and the 2026 annual meeting of the stockholders of FirstSun. In addition, to the extent the Investor does not have a board representative currently serving on the board of directors, the Investor may appoint an individual as a nonvoting observer to the board of directors. Such nomination and observer rights continue for so long as the applicable Investor owns at least 40% of the total shares held by the Investor as of the date of the Board Representative Letter Agreement. The Board Representative Letter Agreements are described in greater detail in FirstSun’s Current Report on Form 8-K filed with the SEC on February 25, 2025, and with regard to Castle Creek FirstSun’s Current Report on Form 8-K filed with the SEC on December 4, 2025, each of which is incorporated by reference herein.

Except with regard to the Board Representative Letter Agreements, generally, a majority of the entire board of directors shall nominate each director. There is no cumulative voting in the election of directors. Assuming a quorum is present, FirstSun directors are elected by holders of common stock by a plurality vote. Election of directors need not be by written ballot. Directors shall hold office until their successors shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

All other questions brought before a meeting of stockholders at which a quorum is present are decided by a majority of all the votes cast at the meeting, whether cast in person or by proxy, unless the matter requires a greater number of affirmative votes under the DGCL or the Certificate of Incorporation. The Certificate of Incorporation and Bylaws contain certain provisions that may limit stockholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Provisions of FirstSun’s Certificate of Incorporation, Bylaws, Stockholders’ Agreement and Provisions of Delaware Law.”

Dividend, Liquidation and Other Rights

Subject to all rights of holders of any other class or series of stock, holders of FirstSun common stock are entitled to receive dividends if and when FirstSun’s board of directors declares dividends out of funds legally available therefor. Dividends may only be declared by the board of directors, and the board’s ability to declare dividends is subject to limitations under applicable law and regulation. If FirstSun issues preferred stock, the holders of such preferred stock may have a priority over the holders of common stock with respect to dividends.

If FirstSun voluntarily or involuntarily liquidates, dissolves or winds up, holders of FirstSun common stock are entitled to share equally and ratably in FirstSun assets legally available for distribution after payment of, or adequate provision for, all FirstSun debts and liabilities. These rights are subject to the preferential liquidation rights of any series of FirstSun preferred stock that may then be outstanding.

Holders of FirstSun common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to purchase or subscribe for any of securities of FirstSun.

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Non-Voting Common Stock

General

The non-voting common stock will constitute a separate class of common equity having the same economic rights as the common stock except with respect to voting, conversion, transfer, and related protective provisions.

Dividends

Each share of non-voting common stock will participate equally with the common stock in any dividends or other distributions declared by the board of directors, determined on an as-converted basis as if all outstanding shares of non-voting common stock had been converted into common stock immediately before the applicable record date. Accordingly, whenever a cash, stock, or property dividend is declared on the common stock, an equivalent dividend, calculated on an as-converted basis, will be declared and paid on the non-voting common stock. If a stock dividend is declared that is payable solely in additional shares of common stock, the holders of non-voting common stock will receive a corresponding dividend payable solely in additional shares of non-voting common stock. No dividend may be paid on the common stock unless a dividend of the same type and per-share amount is concurrently paid on the non-voting common stock. Dividends will be payable to holders of record of non-voting common stock on the same record date established for the common stock. If the Board of Directors does not declare or pay any dividend on the common stock, the holders of non-voting common stock will have no right to receive any dividend for that period.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of FirstSun, holders of non-voting common stock will be entitled to receive, out of the assets of FirstSun available for distribution to stockholders and subject to the prior rights of creditors and any securities ranking senior to the common equity, a distribution for each share equal to the sum of any declared but unpaid dividends plus the amount that such holder would receive if that share were converted into a share of common stock immediately before the liquidation. The non-voting common stock and the common stock will rank equally with one another and junior to all preferred stock and any other securities that by their terms rank senior to the common equity. For the avoidance of doubt, the merger or consolidation of FirstSun with another corporation or the sale of all or substantially all of its assets will not be deemed to be a liquidation, dissolution, or winding up for purposes of these rights.

Conversion

Shares of non-voting common stock will be convertible into shares of common stock in limited circumstances. A holder may at any time convert all or a portion of its shares of non-voting common stock into common stock to the extent, and only to the extent, that such conversion would not cause the holder and its affiliates, together with any other persons whose ownership must be aggregated with such holder under applicable banking regulations, to own, control, or hold with power to vote more than 4.99% of any class of FirstSun’s voting securities, as that term is defined in 12 C.F.R. § 225.2(q) or any successor regulation. This limitation is intended to ensure that ownership of FirstSun’s voting securities remains in compliance with the control thresholds established under the Bank Holding Company Act and related Federal Reserve regulations.

Each share of non-voting common stock will automatically convert into one share of common stock, subject to proportional adjustment for stock splits or similar events, upon its transfer in a “permissible transfer” to a person that is not an affiliate of the transferring holder. A “permissible transfer” generally includes a transfer to FirstSun, a widely distributed public offering, a transfer to an underwriter in connection with a public offering, a transfer in which no transferee (or associated group of transferees) acquires two percent or more of any class of voting securities, or a transfer to a person that already controls more than 50 percent of FirstSun’s voting securities.

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To effect any permitted conversion, the holder must surrender the certificates representing its shares (or provide book-entry instructions) together with appropriate documentation to FirstSun’s transfer agent, which will issue the corresponding number of shares of common stock and, if the conversion is partial, reissue certificates representing the remaining shares of non-voting common stock. All shares of common stock issued upon conversion will be duly authorized, validly issued, fully paid, and non-assessable. If FirstSun ceases to be a bank holding company or financial holding company, the 4.99% ownership limitation will automatically lapse, and all shares of non-voting common stock will thereafter be freely convertible into common stock without restriction. FirstSun will at all times reserve a sufficient number of authorized but unissued shares of common stock to permit the full conversion of all outstanding shares of non-voting common stock.

Adjustments and Reorganizations

The dividend, liquidation, and conversion rights of the non-voting common stock will be appropriately adjusted to reflect any stock split, reverse split, combination, reclassification, or similar change in the outstanding common stock. If the common stock is changed into or exchanged for any other class of stock or securities in a merger, consolidation, or similar transaction, each share of non-voting common stock will become convertible into and entitled to receive the same kind and amount of securities or property that a holder of the corresponding number of shares of common stock would receive in that transaction. In any reorganization, merger, or sale of substantially all assets of FirstSun, holders of non-voting common stock will be entitled, upon conversion, to receive the same consideration that holders of common stock would receive, without regard to the 4.99% ownership limitation.

Redemption and Repurchase

The non-voting common stock is not redeemable at the option of FirstSun or of any holder. However, FirstSun may from time to time repurchase or otherwise acquire shares of non-voting common stock in voluntary transactions, subject to applicable law and regulatory capital requirements. Any shares so repurchased may be reissued as additional shares of non-voting common stock.

Voting Rights and Protective Provisions

Except as otherwise required by Delaware law or specifically provided in the certificate of designations of the non-voting common stock, the holders of non-voting common stock will have no voting rights and will not be entitled to notice of or to vote at any meeting of stockholders. So long as any shares of non-voting common stock remain outstanding, however, FirstSun may not, without the approval of holders of a majority of the outstanding shares of non-voting common stock, alter or change the rights, preferences, privileges, or restrictions of the non-voting common stock, increase or decrease the authorized number of shares of non-voting common stock, dissolve FirstSun, or enter into any merger, consolidation, or other transaction that would have the effect of changing any preference or right of the non-voting common stock. In addition, if FirstSun conducts a repurchase of its common stock, it must make a corresponding pro rata offer to repurchase shares of non-voting common stock based on the number of shares of common stock into which the non-voting shares would then be convertible.

Other Rights and Provisions

Holders of non-voting common stock will not have any preemptive or preferential rights to purchase or subscribe for any securities of FirstSun. Notices to holders will be mailed to their addresses as they appear in FirstSun’s records and will be deemed duly given whether or not actually received. Lost, stolen, or destroyed certificates will be replaced upon receipt of satisfactory evidence and, if required, an indemnity bond. FirstSun may treat the registered holder of any share as the absolute owner of that share for all purposes. The non-voting common stock will have a perpetual term unless and until converted into common stock in accordance with its terms. Except as expressly provided in the certificate of designations of the non-voting common stock or required by applicable law, the non-voting common stock will have no other preferences, conversion rights, privileges, or powers.

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Exchange Act and Market Matters

The non-voting common stock will not be listed on any national securities exchange and will not be registered under Section 12(b) of the Securities Exchange Act of 1934. The issuance of the non-voting common stock in connection with the merger is being registered under the Securities Act of 1933 pursuant to this registration statement on Form S-4. Because the non-voting common stock will not be listed and will be subject to transfer restrictions, there will be no public market for the shares, and their liquidity will be limited.

Preferred Stock

The Certificate of Incorporation provides that FirstSun’s board of directors may issue, without stockholder approval, preferred stock in one or more series, and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

The description of the shares of each series of preferred stock, including the powers, preferences and relative participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series will be set forth in resolutions adopted by FirstSun’s board of directors and in an amendment to the Certificate of Incorporation filed as required by the DGCL. Accordingly, FirstSun’s board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of FirstSun common stock and, under certain circumstances, discourage an attempt by others to gain control of FirstSun.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, FirstSun’s future capital needs, then existing market conditions and other factors that, in the judgment of FirstSun’s board of directors, might warrant the issuance of preferred stock.

Quorum of the Board and Manner of Acting

Under the Certificate of Incorporation and Bylaws, a majority of the entire board of directors constitutes a quorum at any meeting. Unless otherwise required by law, the Certificate of Incorporation and Bylaws, the act of a majority of the board of directors present at which a quorum is present constitutes the act of the board.

Corporate Opportunities

Under Article VIII of the Certificate of Incorporation, to the fullest extent permitted by law, each “Specified Stockholder” (as defined therein), its affiliates, and, if applicable, any Specified Stockholder Board Member (in such person’s capacity as an employee or officer of the Specified Stockholder) has no duty to refrain from engaging in the same or similar business activities or lines of business as FirstSun, is not required to present corporate opportunities to FirstSun or its subsidiaries, and may pursue such opportunities for its or their own account. Acts or omissions by such persons in accordance with Article VIII will not be deemed contrary to any fiduciary duty owed to FirstSun or its stockholders.

Amending FirstSun’s Certificate of Incorporation or Bylaws

Certificate of Incorporation

Any provision of the Certificate of Incorporation may be amended, altered, changed or repealed in accordance with the DGCL; provided that holders of at least 66 2/3% of the outstanding shares of FirstSun capital stock entitled to vote must approve changes to the provisions in the Certificate of Incorporation regarding the limitation of liability and indemnification of officers and directors and the amendment provision of the Certificate of Incorporation.

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Bylaws

The Bylaws may be amended or repealed by FirstSun’s board of directors or the stockholders in accordance with the DGCL and the Certificate of Incorporation.

Anti-Takeover Provisions of FirstSun’s Certificate of Incorporation, Bylaws, Stockholders’ Agreement and Provisions of Delaware Law

The Certificate of Incorporation and Bylaws, in addition to the DGCL, contain certain provisions that might be deemed to have a potential “anti-takeover” effect. The following description of certain provisions of the Certificate of Incorporation, Bylaws and the DGCL that may have anti-takeover effects is a summary only and is subject to, and is qualified by reference to, applicable provisions of the Certificate of Incorporation and Bylaws, as well as applicable provisions of the DGCL.

Composition of the Board of Directors. The Certificate of Incorporation provides that FirstSun must not have less than one nor more than 15 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of the majority of the board of directors.

Under each of the three Board Representative Letter Agreements, the applicable Investors have the exclusive right to designate a nominee for election of one board member, for three board seats in the aggregate, so long as certain stock ownership thresholds are maintained. Except with regard to the Board Representative Letter Agreements, generally, a majority of the entire board of directors shall nominate each director.

Removal of Directors. The Certificate of Incorporation provides that no director may be removed by the stockholders except as provided by applicable law or the Bylaws. The Bylaws provide that a director may be removed with or without cause by the affirmative vote of holders of at least 50% of the votes entitled to be cast in the election of directors.

Ability to Call a Special Meeting. Special meetings of stockholders may be called at any time by the Chairman or the Chief Executive Officer and are required to be called by the Secretary upon the written request of (i) a majority of the Board of Directors or (ii) stockholders entitled to cast thirty percent (30%) of the votes at the meeting. No other persons may call a special meeting.

Action by Written Consent. Unless expressly prohibited by law, the Certificate of Incorporation or the Bylaws, stockholders may act without a meeting if the action is taken by written consent signed or transmitted by stockholders holding at least the minimum number of votes that would be necessary to approve such action at a meeting. Prompt notice of such action must be given to stockholders who did not consent.

Absence of Cumulative Voting. There is no cumulative voting in the election of FirstSun directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his, her or its votes for one nominee or disperse his, her or its votes among nominees as the stockholder chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors.

Authorized and Unissued Shares. Upon the affirmative vote of at least a majority of the entire board of directors, the authorized but unissued shares of common stock and “blank check” preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of FirstSun by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of FirstSun’s management.

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Business Combinations under Delaware Law. FirstSun has not opted out of Section 203 of the DGCL in the Certificate of Incorporation. Under Section 203 of the DGCL, subject to exceptions, FirstSun is prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, subject to certain exceptions, an “interested stockholder” generally includes holders of 15% or more of FirstSun outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring FirstSun to negotiate in advance with its board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Effect of Anti-Takeover Provisions

The foregoing provisions of the Certificate of Incorporation, Bylaws and Delaware law could have the effect of discouraging an acquisition of FirstSun or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of FirstSun common stock. In addition, such provisions may make FirstSun less attractive to a potential acquirer and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

FirstSun’s board of directors believes that the provisions described above are prudent and will reduce FirstSun’s vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the board of directors. FirstSun’s board of directors believes that these provisions are in FirstSun’s best interests and the best interests of its stockholders. In the board of directors’ judgment, the board of directors is in the best position to determine FirstSun’s true value and to negotiate more effectively for what may be in the best interests of FirstSun’s stockholders. Accordingly, the board of directors believes that it is in FirstSun’s best interests and in the best interests of its stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. FirstSun’s board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

Registration Rights Agreements

On June 19, 2017, FirstSun entered into a registration rights agreement (“2017 Registration Rights Agreement”) with certain stockholders pursuant to which it is obligated to register the sale of shares of FirstSun common stock owned by the stockholders party to the agreement under certain circumstances. These rights include “demand” registration rights requiring FirstSun to register the sale of shares of a specific stockholder, and they may be exercised at any time, subject to the provisions of the 2017 Registration Rights Agreement. FirstSun has filed and has an effective registration statement covering the resale of such shares for certain specific stockholders. The 2017 Registration Rights Agreement is described in greater detail in FirstSun’s most recent Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 7, 2025.

In January 2024, FirstSun entered into a registration rights agreement (“2024 Registration Rights Agreement”) with certain funds managed by Wellington Management Company, LLP pursuant to which FirstSun agreed to register the resale of the shares issued in the transaction. FirstSun has filed and has an effective registration statement covering the resale of such shares. The 2024 Registration Rights Agreement also contains customary ongoing registration cooperation, updating and indemnification provisions. The 2024 Registration Rights Agreement is described in greater detail in FirstSun’s most recent Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 7, 2025.

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COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, First Foundation stockholders will receive shares of FirstSun common stock and, in certain cases, FirstSun non-voting common stock as merger consideration. Both FirstSun and First Foundation are organized under the laws of the State of Delaware. The following summary compares the material differences between (a) the current rights of First Foundation stockholders under the First Foundation certificate of incorporation and bylaws and (b) the rights of FirstSun stockholders under the FirstSun certificate of incorporation and bylaws, each as in effect on the date of this joint proxy statement/prospectus.

As described elsewhere in this joint proxy statement/prospectus, FirstSun expects its stockholders to consider and vote on proposals to amend the FirstSun certificate of incorporation to increase the number of authorized shares of capital stock and to create a class of non-voting common stock in connection with the merger. This amendment, which is attached as Annex E, will become effective only upon stockholder approval and filing with the Delaware Secretary of State.

FirstSun and First Foundation believe that the following discussion summarizes the material differences between the rights of stockholders of the two companies as of the date of this joint proxy statement/prospectus, including the rights that will attach to the class of FirstSun non-voting common stock. This summary does not purport to describe all such differences and is qualified in its entirety by reference to the respective governing documents of each company. Copies of those documents have been filed with the SEC and are available as described under “Where You Can Find More Information.”

FIRST FOUNDATION	FIRSTSUN

GENERAL PROVISIONS

The following comparison summarizes the rights of holders of First Foundation capital stock and FirstSun capital stock. Matters described under these “General Provisions” apply to both common and non-voting common stock unless otherwise indicated.

AUTHORIZED CAPITAL STOCK

First Foundation is authorized to issue up to 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of January 9, 2026, there were 82,884,401 shares of First Foundation common stock outstanding and 29,521 shares of First Foundation preferred stock outstanding.	FirstSun is authorized to issue up to 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of January 9, 2026, there were 27,887,337 shares of FirstSun common stock outstanding and no shares of FirstSun preferred stock outstanding.

RIGHTS OF PREFERRED STOCK

First Foundation’s certificate of incorporation provides that the First Foundation board of directors may issue, without stockholder approval, shares of preferred stock in one or more series and, with respect to each such series, fix the number of shares consulting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions of the shares of such series.	FirstSun’s certificate of incorporation provides that the FirstSun board of directors may issue, without stockholder approval, in one or more series, and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

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FIRST FOUNDATION	FIRSTSUN

CLASSES OF DIRECTORS

Under First Foundation’s certificate of incorporation and bylaws, the board of directors is not subject to a classified structure; each director is elected annually and will hold office until the expiration of the term for which he or she was elected and until a successor has been duly elected and qualified or, if earlier, until the director’s resignation, retirement, death, disqualification or removal from office.	Under FirstSun’s certificate of incorporation and bylaws, the board of directors is being phased out of its prior classified structure, and beginning with the 2028 annual meeting, all directors will be elected annually for one-year terms and will serve until their successors are duly elected and qualified. The prior three-class structure will no longer apply following the completion of this transition.

SIZE AND COMPOSITION OF THE BOARD OF DIRECTORS

First Foundation’s certificate of incorporation and bylaws provide that the board of directors shall consist of one or more members, each of whom must be a natural person, with the exact number of directors determined from time to time by resolution of the board of directors. Vacancies and newly created directorships are filled by the board, not by stockholders.

Following the consummation of the merger, the board will be reconstituted in accordance with the merger agreement and related board representation letter agreements.

FirstSun’s certificate of incorporation provides that FirstSun will have not less than one nor more than 15 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of the majority of the board of directors.

Following the consummation of the merger, the board will be reconstituted in accordance with the merger agreement and related board representation letter agreements.

Prior to the May 2025 restatement of FirstSun’s certificate of incorporation and bylaws, the size and composition of the board were governed by a stockholders’ agreement that provided certain stockholders with director-designation rights. That agreement was terminated in 2025; however, certain of those rights have been preserved through separate board representation letter agreements entered into with specific FirstSun stockholders.

Under these letter agreements, each of the following stockholders retains the right to designate one director to the FirstSun board of directors, so long as specified ownership thresholds are maintained: entities affiliated with Twin Meadow VHC Trust dated May 25, 2011 (associated with Mollie Hale Carter), JLL, the Karen Hale Young Family Irrevocable Trust (associated with Karen Hale Young), and Castle Creek, provided that, Castle Creek’s right to designate a director to the FirstSun board of directors will not arise until the earlier of the closing of the merger between FirstSun and First Foundation and the 2026 annual meeting of the stockholders of FirstSun.

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FIRST FOUNDATION	FIRSTSUN

QUORUM OF THE BOARD AND MANNER OF ACTING

First Foundation’s certificate of incorporation and bylaws provide that a majority of the entire board of directors constitutes a quorum at any meeting. Unless otherwise required by law or by the First Foundation certificate of incorporation or bylaws, the act of a majority of the directors present at a meeting at which a quorum is present constitutes the act of the board of directors.	FirstSun’s certificate of incorporation and bylaws provide that a majority of the entire board of directors constitutes a quorum at any meeting. Unless otherwise required by law or by the FirstSun certificate of incorporation or bylaws, the act of a majority of the directors present at a meeting at which a quorum is present constitutes the act of the board of directors.

REMOVAL OF DIRECTORS

First Foundation’s certificate of incorporation and bylaws provide that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares entitled to vote in the election of directors.	FirstSun’s certificate of incorporation and bylaws provide that a director may be removed only for cause and only by the affirmative vote of holders of at least 50% of the shares entitled to vote in the election of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

If any First Foundation directorship becomes vacant for any reason (including an increase in the size of the board of directors), the remaining directors may fill the vacancy by a majority vote of the directors then in office (even those less than a quorum). A director elected to fill a vacancy will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.	If any FirstSun directorship becomes vacant for any reason (including an increase in the size of the board of directors), the remaining directors may fill the vacancy by a majority vote of the directors then in office (even though less than a quorum) or may continue to manage FirstSun until the stockholders elect a successor. A director elected to fill a vacancy will hold office for the remainder of the unexpired term and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of First Foundation’s stockholders may be called at any time by (a) the Board of Directors acting pursuant to a resolution adopted by a majority of the board of directors, (b) the Chairman of the Board, (c) the Chief Executive Officer, or (d) by the Secretary upon the receipt of one or more written demands from stockholders of record holding at least 20% of the total voting power of all issued and outstanding shares entitled to vote generally in the election of directors, provided such holders have maintained at least a 20% net long position for at least one year and have submitted the demand in accordance with the information and other requirements of the bylaws.	Special meetings of FirstSun’s stockholders may be called only (a) by the Chair of the Board, (b) by the Chief Executive Officer, or (c) by the Secretary upon the written request of a majority of the board of directors or of stockholders of record holding at least 30% of the outstanding shares of FirstSun common stock entitled to vote on the matter or matters to be brought before the meeting. Upon receipt of any such written request, the Secretary is required to call a special meeting of stockholders in accordance with the bylaws.

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FIRST FOUNDATION	FIRSTSUN

STOCKHOLDER QUORUM

First Foundation’s bylaws provide that the presence, in person or by proxy, of holders representing a majority of the voting power of the outstanding shares entitled to vote at a meeting constitutes a quorum for the transaction of business, except to the extent that the presence of a larger number may be required by applicable law or the rules of any stock exchange upon which First Foundation’s securities are listed.	FirstSun’s bylaws provide that the presence, in person or by proxy, of holders representing a majority of the voting power of the outstanding shares entitled to vote at a meeting constitutes a quorum for the transaction of business.

NOTICE OF STOCKHOLDER MEETINGS

Notice of each meeting of First Foundation’s stockholders must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting, stating the place (if any), date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.	Notice of each meeting of FirstSun’s stockholders must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting, stating the place (if any), date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

Pursuant to First Foundation’s bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the action taken (i) is signed by the holders of record on the record date of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (ii) is delivered to First Foundation in accordance with the DGCL.	Pursuant to FirstSun’s bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents (including by electronic transmission) describing the action taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND/OR OFFICERS

Pursuant to First Foundation’s certificate of incorporation and bylaws, the liability of a director of officer of First Foundation to the company or its stockholders for monetary damages for breach of fiduciary duty is eliminated or limited to the fullest extent permitted by the DGCL.	Pursuant to FirstSun’s certificate of incorporation and bylaws, the liability of a director or officer of FirstSun to the company or its stockholders for monetary damages for breach of fiduciary duty is eliminated or limited to the fullest extent permitted by the DGCL.

171

FIRST FOUNDATION	FIRSTSUN

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

First Foundation’s certificate of incorporation provides that the company will indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, any person who is or was a director, officer, employee or agent of First Foundation or is or was serving at the request of First Foundation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

This indemnification rights includes the advancement of expenses to the fullest extent authorized by the DGCL.

In addition, First Foundation’s bylaws authorize the company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the company or is or was serving at the request of the company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise, regardless of whether First Foundation would have the power to indemnify such person under the DGCL.

FirstSun’s certificate of incorporation provides that the company will indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, each person who is or was a director or officer of FirstSun, or who is or was serving at the request of FirstSun as a director, officer, employee or agent of another entity, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

This indemnification right includes the advancement of expenses to the fullest extent authorized by the DGCL.

In addition, FirstSun’s bylaws authorize the company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of FirstSun, regardless of whether FirstSun would have the power to indemnify such person under the DGCL.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

Any provision of First Foundation’s certificate of incorporation may be amended, altered, changed or repealed in accordance with the DGCL.

First Foundation’s bylaws may be amended or repealed by the board of directors or by the stockholders holding a majority of the outstanding shares entitled to vote generally in the election of directors, except as otherwise provided by applicable law or by the certificate of incorporation.

Any provision of FirstSun’s certificate of incorporation may be amended, altered, changed or repealed in accordance with the DGCL; provided that the affirmative vote of holders of at least 66²/3% of the outstanding shares of FirstSun capital stock entitled to vote is required to approve any amendment, alteration, change or repeal of the provisions relating to the board of directors, limitation of liability and indemnification of officers and directors, corporate opportunities, or the amendment of the certificate of incorporation or bylaws.

FirstSun’s bylaws may be amended or repealed by the board of directors or by the stockholders in accordance with the DGCL and the certificate of incorporation.

172

FIRST FOUNDATION	FIRSTSUN

PREEMPTIVE RIGHTS

There are no preemptive rights provided in First Foundation’s certificate of incorporation or bylaws. Stockholders of First Foundation do not have any preferential or preemptive rights to subscribe for or purchase additional shares of First Foundation capital stock or any securities convertible into such shares.	There are no preemptive rights provided in FirstSun’s certificate of incorporation or bylaws. Stockholders of FirstSun do not have any preferential or preemptive rights to subscribe for or purchase additional shares of FirstSun capital stock or any securities convertible into such shares.

COMMON STOCK

VOTING RIGHTS

Each share of First Foundation common stock entitles the holder to one vote on each matter submitted to a vote of stockholders, including the election of directors. Holders of First Foundation common stock do not have cumulative voting rights in the election of directors.	Each share of FirstSun common stock entitles the holder to one vote on each matter submitted to a vote of stockholders, including the election of directors. Holders of FirstSun common stock do not have cumulative voting rights in the election of directors.

STOCKHOLDER APPROVAL THRESHOLDS AND VOTING STOCKHOLDERS

Unless otherwise required by the DGCL or the First Foundation Certificate of Incorporation, only holders of First Foundation common stock are entitled to vote on matters submitted to stockholders, including the election or removal of directors and the approval of amendments to the certificate of incorporation and bylaws. Under the First Foundation Certificate of Incorporation and Bylaws, any director or the entire board may be removed, with or without cause, by the affirmative vote of holders of a majority of the voting power of all outstanding shares entitled to vote in the election of directors. Any provision of the Certificate of Incorporation may be amended, altered, changed or repealed in accordance with the DGCL.

First Foundation’s bylaws may be amended or repealed by the Board of Directors or the holders of a majority of the outstanding shares entitled to vote generally in the election of directors, except as otherwise provided by applicable law or by the certificate of incorporation.

Unless otherwise required by the DGCL or the FirstSun Certificate of Incorporation, only holders of FirstSun common stock are entitled to vote on matters submitted to stockholders, including the election or removal of directors and the approval of amendments to the certificate of incorporation and bylaws. Holders of non-voting common stock are not entitled to vote, except as specifically required by the DGCL or as provided in the certificate of designations for the non-voting common stock.

Under the FirstSun Certificate of Incorporation, a director may be removed only for cause and only by the affirmative vote of the holders of at least 50% of the outstanding shares entitled to vote in the election of directors.

Any provision of the Certificate of Incorporation may be amended, altered, changed, or repealed in accordance with the DGCL; however, the affirmative vote of holders of at least 66²/3% of the outstanding shares of FirstSun capital stock entitled to vote is required to approve amendments relating to (i) the composition or classification of the board of directors, (ii) limitation of liability or indemnification of directors and officers, (iii) corporate opportunities, or (iv) amendments to the provisions governing amendments themselves.

FirstSun’s bylaws may be amended or repealed by either the board of directors or the holders of a majority of the outstanding shares of common stock entitled to vote in accordance with the DGCL and the certificate of incorporation.

173

FIRST FOUNDATION	FIRSTSUN

TRADING MARKET

First Foundation common stock is listed on the NYSE under the symbol “FFWM” and is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended.	FirstSun common stock is listed on the Nasdaq under the symbol “FSUN” and is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended.

NON-VOTING COMMON STOCK

VOTING RIGHTS

First Foundation does not have a class of non-voting common stock under its certificate of incorporation or bylaws.	Holders of FirstSun non-voting common stock generally will not have any voting rights. They will not be entitled to notice of or to vote at any meeting of stockholders, except as required by the DGCL or as specifically provided in the certificate of designations for the non-voting common stock. So long as any shares of non-voting common stock are outstanding, FirstSun may not, without the approval of the holders of a majority of the outstanding shares of non-voting common stock, (i) alter or change the rights, preferences, privileges, or restrictions of the class, (ii) increase or decrease the authorized number of shares of non-voting common stock, (iii) dissolve FirstSun, or (iv) engage in any merger, consolidation, or similar transaction that would have the effect of changing any preference or relative right of the non-voting common stock.

DIVIDENDS AND DISTRIBUTIONS

First Foundation does not have a class of non-voting common stock under its certificate of incorporation or bylaws.	Holders of non-voting common stock will be entitled to receive dividends and other distributions on an as-converted basis with the common stock, at the same time and in the same per-share amounts. If a stock dividend is declared on common stock payable solely in shares of common stock, holders of non-voting common stock will receive a corresponding stock dividend payable solely in shares of non-voting common stock. No dividend may be declared on the common stock unless a dividend of the same type and per-share amount is declared concurrently on the non-voting common stock.

174

FIRST FOUNDATION	FIRSTSUN

LIQUIDATION RIGHTS

First Foundation does not have a class of non-voting common stock under its certificate of incorporation or bylaws.	In any voluntary or involuntary liquidation, dissolution, or winding up of FirstSun, holders of non-voting common stock will share ratably with holders of common stock, on an as-converted basis, in the distribution of assets available to stockholders after payment of liabilities and any preferred stock preferences. The merger or consolidation of FirstSun with another corporation, or the sale of all or substantially all of its assets, will not constitute a liquidation for these purposes.

CONVERSION RIGHTS

First Foundation does not have a class of non-voting common stock under its certificate of incorporation or bylaws.

Each share of non-voting common stock will be convertible into one share of common stock, subject to the ownership and control limitations described below. A holder may convert all or a portion of its shares of non-voting common stock into common stock only to the extent such conversion would not cause the holder and its affiliates to own or control more than 4.99% of any class of FirstSun’s outstanding voting securities, as that term is defined in 12 C.F.R. § 225.2(q). Each share of non-voting common stock will automatically convert into one share of common stock (subject to adjustment for stock splits or similar events) upon its transfer in a “Permissible Transfer” to a person that is not an affiliate of the transferring holder.

Permissible Transfers generally include transfers (i) to FirstSun, (ii) in a widely distributed public offering, (iii) to an underwriter for such offering, (iv) in any transfer in which no transferee or associated group acquires two percent or more of any class of voting securities, or (v) to a person that already controls more than fifty percent of FirstSun’s voting securities. If FirstSun ceases to be a bank holding company or financial holding company, the 4.99% limitation will automatically lapse, and all shares of non-voting common stock will thereafter be freely convertible into common stock without restriction.

TRANSFER RESTRICTIONS

First Foundation does not have a class of non-voting common stock under its certificate of incorporation or bylaws.	Transfers of non-voting common stock are subject to the Permissible Transfer conditions described above. Any purported transfer not meeting those conditions will not be effective to transfer the associated rights or to cause a conversion into common stock.

175

FIRST FOUNDATION	FIRSTSUN

PROTECTIVE PROVISIONS

First Foundation does not have a class of non-voting common stock under its certificate of incorporation or bylaws.	So long as any shares of non-voting common stock remain outstanding, FirstSun may not take any action (including by merger, consolidation, reorganization, or otherwise) that would materially and adversely affect the preferences, rights, or privileges of the non-voting common stock without the approval of the holders of a majority of the outstanding shares of non-voting common stock. In addition, if FirstSun offers to repurchase shares of common stock, it must make a corresponding pro rata offer to repurchase shares of non-voting common stock based on the number of shares of common stock into which the non-voting shares would then be convertible.

TRADING MARKET

First Foundation does not have a class of non-voting common stock under its certificate of incorporation or bylaws.

The non-voting common stock will not be listed on any national securities exchange and will be registered on Form S-4 but will not be separately registered under Section 12 of the Exchange Act or listed on any exchange.

Because the non-voting common stock will not be publicly traded, no active market is expected to develop for those shares.

176

LEGAL MATTERS

The validity of the FirstSun common stock to be issued in connection with the merger will be passed upon for FirstSun by Nelson Mullins Riley & Scarborough LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for FirstSun by Nelson Mullins Riley & Scarborough LLP and for First Foundation by Alston & Bird LLP.

EXPERTS

FirstSun

The financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

First Foundation

The financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of Eide Bailly LLP, independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

177

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless such stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If you are a FirstSun stockholder, FirstSun will promptly deliver a separate copy of this joint proxy statement/prospectus to you upon request. Please direct your request to:

Investor Relations

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

Telephone: (303) 962-0150

If you are a First Foundation stockholder, First Foundation will promptly deliver a separate copy of this joint proxy statement/prospectus to you upon request. Please direct your request to:

Investor Relations

First Foundation Inc.

5221 N. O’Connor Blvd. #1378

Irving, Texas 75201

Telephone: (469) 638-9636

If you would like to receive separate copies of future proxy statements, annual reports, or other stockholder communications for either company, or if you are currently receiving multiple copies and would prefer to receive only one copy for your household, you should contact your bank, brokerage firm, or other nominee, or you may contact FirstSun or First Foundation at the respective addresses and telephone numbers provided above.

178

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the FirstSun board of directors nor the First Foundation board of directors knows of any matters that will be presented for consideration at their respective stockholder meetings, other than those described in this joint proxy statement/prospectus. If any other matters properly come before the FirstSun stockholder meeting or the First Foundation stockholder meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by such proxies on any such matters in accordance with their best judgment.

Participants in the Solicitation

FirstSun, First Foundation, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of FirstSun and First Foundation in connection with the proposed transaction. Information regarding the directors and executive officers of FirstSun and First Foundation, and other persons who may be deemed participants in the solicitation of proxies from stockholders of either company, will be included in the joint proxy statement/prospectus to be filed by FirstSun with the SEC.

Information about the directors and executive officers of FirstSun and their ownership of FirstSun common stock is set forth in FirstSun’s definitive proxy statement for its 2025 annual meeting of stockholders, including under the headings “Director Experience,” “Biographical Information for Executive Officers,” “Certain Relationships and Related Party Transactions,” “Security Ownership of Certain Beneficial Owners and Management,” “Executive Compensation,” and “Compensation of Directors for Fiscal Year 2024,” filed with the SEC on March 21, 2025 and available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001709442/000170944225000020/fcb-20250321.htm, as well as in other documents subsequently filed by FirstSun with the SEC, including Statements of Change in Ownership on Form 4, available at https://www.sec.gov/edgar/browse/?CIK=1709442&owner=exclude.

Information about the directors and executive officers of First Foundation and their ownership of First Foundation common stock is set forth in First Foundation’s definitive proxy statement for its 2025 annual meeting of stockholders, including under the headings “Security Ownership of Certain Beneficial Owners and Management,” “Election of Directors (Proposal No. 1),” “Advisory Vote on the Compensation of the Company’s Named Executive Officers (Proposal No. 4),” “Compensation Committee Report,” and “Certain Relationships and Related Party Transactions,” filed with the SEC on April 17, 2025 and available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001413837/000110465925036041/tm252563-3_def14a.htm, as well as in other documents subsequently filed by First Foundation with the SEC, including Statements of Change in Ownership on Form 4, available at https://www.sec.gov/edgar/browse/?CIK=1413837&owner=exclude.

Additional information regarding the interests of the participants in the proxy solicitation, and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus and other relevant documents regarding the proposed merger filed with the SEC when they become available. You may obtain free copies of these documents through the SEC’s website at https://www.sec.gov.

Costs of Solicitation

Each of FirstSun and First Foundation will bear the expenses related to calling and holding its respective stockholder meeting and soliciting proxies on behalf of its board of directors. These costs will include, among other items, the expense of preparing, assembling, printing, and mailing proxy materials to stockholders of record and beneficial owners, and reimbursements paid to brokers, banks, and other nominees for their reasonable out-of-pocket expenses in forwarding proxy materials to stockholders and obtaining voting instructions from beneficial owners.

179

In addition to solicitation by mail, directors, officers, and employees of each company may solicit proxies on behalf of their respective boards of directors, without additional compensation, personally, by telephone, or by electronic communication.

FirstSun has not retained any proxy solicitation firm in connection with the solicitation of proxies.

First Foundation has retained Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies. Under its agreement with First Foundation, Okapi will receive a fee of $12,500, plus reimbursement of reasonable expenses, and will solicit proxies by mail, telephone, facsimile, and email.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows FirstSun and First Foundation to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information contained directly in this joint proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about FirstSun and First Foundation and their financial conditions and you should read this joint proxy statement/prospectus together with any other documents incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by FirstSun (Central Index Key 0001709442), other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 7, 2025;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 (filed May 9, 2025), June 30, 2025 (filed August 8, 2025), and September 30, 2025 (filed November 7, 2025); and

•	Current Reports on Form 8-K filed with the SEC on January 27, 2025, February 25, 2025, April 28, 2025, June 10, 2025, July 28, 2025, October 27, 2025, October 27, 2025, October 30, 2025, December 4, 2025, and December 10, 2025 (in each case, other than the portions of those documents not deemed to be filed).

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by First Foundation (Central Index Key 0001413837), other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 17, 2025;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 (filed May 9, 2025), June 30, 2025 (filed August 11, 2025), and September 30, 2025 (filed November 10, 2025); and

•	Current Reports on Form 8-K filed with the SEC on February 13, 2025, May 30, 2025, June 10, 2025, July 25, 2025, August 11, 2025, October 21, 2025, and October 30, 2025 (in each case, other than the portions of those documents not deemed to be filed).

In addition, FirstSun and First Foundation are incorporating by reference all documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the termination of the offering made by this joint proxy statement/prospectus, as applicable; provided, however, that FirstSun and First Foundation are not incorporating by reference any information that is furnished (but not filed) with the SEC, except as otherwise specifically stated herein. Each such document shall be deemed to be incorporated by reference in this joint proxy statement/prospectus and to be a part hereof from the date of filing of such document.

180

Except where the context otherwise indicates, the information contained in this joint proxy statement/prospectus relating to FirstSun has been supplied by FirstSun, and the information relating to First Foundation has been supplied by First Foundation.

Both FirstSun and First Foundation file annual, quarterly, and current reports, proxy statements, and other business and financial information with the SEC. You may obtain the information incorporated by reference, as well as any other materials that FirstSun or First Foundation file with the SEC, without charge, by following the instructions in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” included in the forepart of this joint proxy statement/prospectus.

No person has been authorized to give any information or make any representation about the merger, the merger agreement, or either FirstSun or First Foundation that differs from or adds to the information contained in this joint proxy statement/prospectus or in documents that are publicly filed with the SEC. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may provide to you. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to FirstSun or First Foundation stockholders nor the issuance of FirstSun common stock in the merger shall create any implication to the contrary.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

FIRSTSUN CAPITAL BANCORP

and

FiRST FOUNDATION INC.

_____________________

Dated October 27, 2025

A-i

A-ii

A-iii

Exhibit A – Form of First Foundation Support Agreement

Exhibit B – Form of FirstSun Support Agreement

Exhibit C – Form of Lock-Up Agreement

Exhibit D – Form of Bank Merger Agreement

Exhibit E – Form of FirstSun Article Amendment

Exhibit F – Board Representative Letter Agreement

Exhibit G – Form of Warrant Exercise and Termination Agreement

Exhibit H – Form of Claims Letter

Exhibit I – Form of Partial Termination Agreement

Exhibit J – Form of Amendment No. 2 to Registration Rights Agreement

A-iv

Definitions

Term	Section
Acceptable Confidentiality Agreement	6.14(a)
Acquisition Proposal	6.14(a)
Advisers Act	3.27(a)
Advisory Agreement	3.28(a)
Advisory Client	3.28(a)
Affiliate	9.6
Agreement	Preamble
Alternative Acquisition Agreement	6.4(a)
Bank Merger	Recitals
Bank Merger Agreement	1.1(b)
Bank Merger Certificates	1.1(b)
Bank Merger Effective Time	1.1(b)
BHC Act	3.1(a)
Business Day	9.6
Cares Act	3.10(d)
Certificate of Merger	1.3
Chosen Courts	9.9(b)
Client Consent	6.2(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	6.3(b)
Consolidated Tangible Stockholders’ Equity	6.21
Continuing Employee	6.7(a)
Delaware Secretary	1.3
DGCL	1.1(a)
Effective Time	1.3
Enforceability Exceptions	3.3(a)
Environmental Laws	3.17
ERISA	3.11(a)
Excess Shares	1.5(c)
Exchange Act	3.6(c)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
FDI Act	3.1(b)
FDIC	3.1(b)
Federal Reserve Board	3.4
First Annual Meeting	6.13(a)
First Foundation	Preamble
First Foundation 401(k) Plan	6.7(c)
First Foundation Agent	3.30(a)
First Foundation Bank	Recitals
First Foundation Benefit Plans	3.11(a)
First Foundation Board Recommendation	6.4(a)
First Foundation Bylaws	3.1(a)

A-v

First Foundation Articles	3.1(a)
First Foundation Common Stock	1.5(a)
First Foundation Contract	3.14(a)
First Foundation Disclosure Schedule	ARTICLE III
First Foundation Equity Awards	1.7(e)
First Foundation 2024 Equity Plan	1.7(a)
First Foundation ERISA Affiliate	3.11(a)
First Foundation Indemnified Parties	6.8(a)
First Foundation Insiders	6.19
First Foundation Insurance Subsidiary	3.30(a)
First Foundation Leased Properties	3.19
First Foundation Meeting	6.4(a)
First Foundation Owned Properties	3.19
First Foundation Preferred Stock	3.2(a)
First Foundation PSU Award	1.7(b)
First Foundation Qualified Plans	3.11(c)
First Foundation Real Property	3.19
First Foundation Regulatory Agencies	3.5
First Foundation Regulatory Agreement	3.15
First Foundation Reports	3.12
First Foundation RSU Award	1.7(a)
First Foundation Securities	3.2(a)
First Foundation Series A Preferred Stock	1.5(b)
First Foundation Series C NVCE Stock	1.5(b)
First Foundation Subsidiary	3.1(b)
First Foundation Subsidiary Securities	3.2(b)
First Foundation Support Agreement	Recitals
First Foundation Stock	1.5(d)
First Foundation Tax Certificate	6.20
First Foundation Termination Fee	8.2(b)
First Foundation Warrants	Recitals
FirstSun	Preamble
FirstSun 401(k) Plan	6.7(c)
FirstSun Agent	4.29(a)
FirstSun Articles	4.1(a)
FirstSun Articles Amendment	1.8
FirstSun Benefit Plans	4.11(a)
FirstSun Board Recommendation	6.4(a)
FirstSun Bylaws	4.1(a)
FirstSun Common Stock	1.5(a)
FirstSun Contract	4.14(a)
FirstSun Converted PSU	1.7(b)
FirstSun Converted RSU Award	1.7(a)
FirstSun Disclosure Schedule	ARTICLE IV
FirstSun Equity Awards	4.2(a)
FirstSun ERISA Affiliate	4.11(a)
FirstSun Insurance Subsidiary	4.29(a)
FirstSun Meeting	6.4(a)
FirstSun Non-Voting Common Stock	1.5(b)

A-vi

FirstSun Preferred Stock	4.2(a)
FirstSun PSU Awards	4.2(a)
FirstSun Qualified Plans	4.11(c)
FirstSun Regulatory Agencies	4.5
FirstSun Regulatory Agreement	4.15
FirstSun Reports	4.12
FirstSun Restricted Shares Awards	4.2(a)
FirstSun RSU Awards	4.2(a)
FirstSun Securities	4.2(a)
FirstSun Options	4.2(a)
FirstSun Subsidiary	4.1(b)
FirstSun Support Agreement	Recitals
FirstSun Tax Certificate	6.20
FirstSun Termination Fee	8.2(b)
Fraud	8.2(a)
GAAP	3.1(a)
Governmental Entity	3.4
Informational Systems Conversion	6.22(c)
Intellectual Property	3.20
Intended Tax Treatment	1.1(c)
Investment Advisory Services	3.27(a)
Investment Company Act	3.28
IRS	3.11(b)
Joint Proxy Statement	3.4
knowledge	9.6
Legacy First Foundation Directors	6.13(a)
Legacy FirstSun Directors	6.13(a)
Liens	3.2(b)
Loans	3.25(a)
Lock-Up Agreements	Recitals
made available	9.6
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(c)
Meetings	6.4(a)
Merger	Recitals
Mergers	Recitals
Merger Consideration	1.5(a)
Multiemployer Plan	3.11(a)
Multiple Employer Plan	3.11(d)
NASDAQ	2.2(e)
New Certificates	2.1
New Client	6.2(a)
NYSE	3.4
OCC	3.4
Old Certificate	1.5(d)
Outstanding First Foundation Preferred Stock	1.5(b)
Permitted Encumbrance	3.19
person	9.6

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Personal Data	3.13(b)
Premium Cap	6.8(b)
Preferred Stock Adjustment Event	1.5(g)
Recommendation Change	6.4(a)
Regulatory Agencies	3.5
Representatives	6.14(a)
Requisite First Foundation Vote	3.3(a)
Requisite Regulatory Approvals	6.1(b)
Requisite FirstSun Vote	4.3(a)
RIA Subsidiary	3.27(a)
S-4	3.4
Sarbanes-Oxley Act	3.6(c)
SEC	3.4
Securities Act	3.12
Security Breach	3.13(d)
Servicing Agreement	3.25(e)
SRO	3.5
Subsidiary	3.1(a)
Sunflower Bank	Recitals
Superior Proposal	6.14(a)
Supporting First Foundation Stockholders	Recitals
Supporting FirstSun Stockholders	Recitals
Surviving Bank	Recitals
Surviving Entity	Recitals
Takeover Statutes	3.22
Tax or Taxes	3.10(e)
Tax Return	3.10(f)
Termination Date	8.1(c)
the date hereof	9.6
transactions contemplated by this Agreement	9.6
transactions contemplated hereby	9.6
Unexercised First Foundation Warrant	1.5(e)
Unexercised First Foundation Warrant Agreement	1.5(e)
Warrant Adjustment Event	1.5(g)
Warrant Agreement	Recitals
WETA	Recitals
willful and material breach	8.2(a)
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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 27, 2025 (this “Agreement”), by and between FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), and First Foundation Inc., a Delaware corporation (“First Foundation”).

Recitals

A.           The Boards of Directors of FirstSun and First Foundation have determined, by unanimous vote of the directors present at the applicable meetings, that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which First Foundation will, subject to the terms and conditions set forth herein, merge with and into FirstSun (the “Merger”), so that FirstSun is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger.

B.           In furtherance thereof, the Boards of Directors of FirstSun and First Foundation have approved, by unanimous vote of the directors present at the applicable meetings, the Merger and declared advisable and adopted this Agreement, have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and have resolved to submit this Agreement to their respective stockholders for approval and to recommend that their respective stockholders adopt this Agreement.

C.           For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

D.           Simultaneous with entering into this Agreement, and as a condition and inducement to FirstSun’s willingness to enter into this Agreement, each of the persons listed on Section 1.1(a) of the First Foundation Disclosure Schedule and each member of the Board of Directors of First Foundation who holds shares of First Foundation Common Stock (collectively, the “Supporting First Foundation Stockholders”), being supportive of this Agreement and the transactions contemplated hereby, including the Merger, have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement, substantially in the form attached hereto as Exhibit A (the “First Foundation Support Agreement”), pursuant to which, among other things, each of the Supporting First Foundation Stockholders is agreeing, subject to the terms of the First Foundation Support Agreement, to vote all shares of First Foundation Common Stock owned by such Supporting First Foundation Stockholder in favor of the approval of this Agreement.

E.            Simultaneous with entering into this Agreement, and as a condition and inducement to FirstSun’s willingness to enter into this Agreement, certain holders of First Foundation Stock have entered into Lock-Up Agreements dated as of the date hereof and substantially in the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”), which contain certain restrictions on the post-Merger transfer by such persons of shares of FirstSun Common Stock.

F.            Simultaneous with entering into this Agreement, and as a condition and inducement to FirstSun’s willingness to enter into this Agreement, certain holders of warrants to acquire shares of First Foundation Series C NVCE Stock, with an issue date of July 8, 2024 (the “First Foundation Warrants”) and each applicable warrant agreement (the “Warrant Agreement”), have entered into a Warrant Exercise and Termination Agreement (the “WETA”) in the form attached hereto as Exhibit G, pursuant to which said holder has agreed to exercise and terminate its First Foundation Warrants in connection with the Merger.

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G.           Simultaneous with entering into this Agreement, and as a condition and inducement to First Foundation’s willingness to enter into this Agreement, each of the persons listed on Section 1.1(a) of the FirstSun Disclosure Schedule and each member of the Board of Directors of FirstSun who holds shares of FirstSun Common Stock (collectively, the “Supporting FirstSun Stockholders”), being supportive of this Agreement and the transactions contemplated hereby, including the Merger, has determined that it is in their best interest to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, is entering into a support agreement, substantially in the form attached hereto as Exhibit B (the “FirstSun Support Agreement”), pursuant to which, among other things, each of the Supporting FirstSun Stockholders is agreeing, subject to the terms of the FirstSun Support Agreement, to vote all shares of FirstSun Common Stock owned by such Supporting FirstSun Stockholder in favor of the approval of this Agreement.

H.           Immediately following the Merger, and subject to it occurring, First Foundation Bank, a California state chartered bank and wholly owned Subsidiary of First Foundation (“First Foundation Bank”), will merge (the “Bank Merger” and, together with the Merger, the “Mergers”) with and into Sunflower Bank, National Association, a national banking association and wholly owned Subsidiary of FirstSun (“Sunflower Bank”), so that Sunflower Bank is the surviving entity (the “Surviving Bank”) in the Bank Merger.

I.             In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1          The Merger and Bank Merger.

(a)          Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (as amended from time to time, the “DGCL”), at the Effective Time, First Foundation shall merge with and into FirstSun pursuant to this Agreement. FirstSun shall be the Surviving Entity in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of First Foundation shall terminate.

(b)          At the Bank Merger Effective Time, First Foundation Bank will merge with and into Sunflower Bank. Sunflower Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of First Foundation Bank shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger between First Foundation Bank and Sunflower Bank in form and substance reasonably acceptable to First Foundation and FirstSun, as set forth in Exhibit D (the “Bank Merger Agreement”), which shall be entered into by First Foundation Bank and Sunflower Bank concurrently with this Agreement. Each of First Foundation and FirstSun shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of First Foundation Bank and Sunflower Bank, respectively, and First Foundation and FirstSun shall, and shall respectively cause First Foundation Bank and Sunflower Bank to, execute certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective immediately following the Effective Time or at such later time and date as specified in the Bank Merger Agreement in accordance with applicable law (the “Bank Merger Effective Time”).

(c)          It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (together with the intended tax treatment for the Merger set forth in Section 1.10, the “Intended Tax Treatment”), and the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

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1.2          Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m. Central time on a date which shall be no later than three Business Days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided that, upon the election of FirstSun, the parties shall cause the Closing to occur no later than the first calendar day of the calendar month following the calendar month in which the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof first occurs (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by First Foundation and FirstSun. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3          Effective Time. On or (if agreed by First Foundation and FirstSun) prior to the Closing Date, FirstSun and First Foundation, respectively, shall cause to be filed a certificate of merger and such other required instruments or reports with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DGCL (the “Certificate of Merger”). The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Delaware Secretary or at such later time as specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time hereinafter referred to as the “Effective Time”).

1.4          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

1.5          Conversion of First Foundation Stock. At the Effective Time, by virtue of the Merger and without any action on the part of FirstSun, First Foundation or the holders of any securities of FirstSun or First Foundation:

(a)          First Foundation Common Stock. Subject to Section 2.2(e), each share of the common stock, par value $0.001 per share, of First Foundation (“First Foundation Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of First Foundation Common Stock owned by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries (in each case, other than shares of First Foundation Common Stock (i) held by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in respect of debts previously contracted), shall be converted into the right to receive 0.16083 shares (the “Exchange Ratio”; and such shares, the “Merger Consideration”) of the common stock, par value $0.0001 per share, of FirstSun (the “FirstSun Common Stock”).

(b)          First Foundation Series A Preferred Stock and Series C NVCE Stock. Subject to Section 2.2(e), each share of the Series A Noncumulative Convertible Preferred Stock of First Foundation, par value $0.001 per share (“First Foundation Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time and each share of the Series C Non-Voting Common Equity Equivalent Stock of First Foundation, par value $0.001 per share, issued pursuant to exercise of the First Foundation Warrants under the WETA immediately prior to the Effective Time (“First Foundation Series C NVCE Stock”, and collectively with the First Foundation Series A Preferred Stock, “Outstanding First Foundation Preferred Stock”), except for shares of Outstanding First Foundation Preferred Stock owned by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries (in each case, other than shares of Outstanding First Foundation Preferred Stock (i) held by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in respect of debts previously contracted), shall be converted into the right to receive the Merger Consideration on the basis of each share of First Foundation Common Stock into which such shares of Outstanding First Foundation Preferred Stock were convertible immediately prior to the Effective Time.

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(c)          Election of FirstSun Non-Voting Common Stock. Notwithstanding Section 1.5(a) and Section 1.5(b), if the receipt of the Merger Consideration by a holder of First Foundation Stock would result in a holder of First Foundation Stock holding more than 4.99% of the total outstanding shares of FirstSun Common Stock after giving effect to the Merger and the conversion of the First Foundation Stock pursuant to this Section 1.5, then such holder of First Foundation Stock may elect to receive, in lieu of the portion of shares of FirstSun Common Stock that would result such holder holding more than 4.99% of the total outstanding shares of FirstSun Common Stock immediately after the Effective Time (such holder’s “Excess Shares”), a number of shares of FirstSun non-voting common stock, par value $0.0001 per share (the “FirstSun Non-Voting Common Stock”) equal to such holder’s Excess Shares. To properly elect to receive FirstSun Non-Voting Common Stock in lieu Excess Shares, a holder of First Foundation Stock must notify FirstSun, in writing, of such election no later than ten (10) Business Days of the Effective Time. For the avoidance of doubt, a holder of First Foundation Stock will only receive FirstSun Non-Voting Common Stock in connection with the Merger, if such holder of First Foundation Stock both (i) would otherwise hold (or be entitled to receive by virtue of the Merger) Excess Shares immediately following the Effective Time, and (ii) timely notifies FirstSun of its election to receive FirstSun Non-Voting Common Stock in accordance with the immediately preceding sentence.

(d)          Treatment of First Foundation Warrants Exercised Prior to the Effective Time. At the Effective Time, each First Foundation Warrant that is subject to a WETA shall be terminated pursuant to the terms of the applicable WETA following the exercise and termination provisions of the WETA.

(e)          Treatment of First Foundation Warrants Unexercised Prior to the Effective Time. At the Effective Time, the terms of each warrant to purchase shares of First Foundation Series C NVCE Stock that remains outstanding and unexercised immediately prior to the Effective Time (each, an “Unexercised First Foundation Warrant,” and each applicable Warrant Agreement, an “Unexercised First Foundation Warrant Agreement”) shall, by virtue of the Merger and the terms of the applicable Unexercised First Foundation Warrant Agreement and without any required action on the part of First Foundation or any holder of such Unexercised First Foundation Warrant, be modified such that (i) the Shares (as defined in the Unexercised First Foundation Warrant Agreement) subject to the Unexercised First Foundation Warrant Agreement shall be exercisable for that number of shares of FirstSun Common Stock (rounded to the nearest whole share) at the Effective Time equal to (A) the total number of shares of First Foundation Series C NVCE Stock exercisable under the Unexercised First Foundation Warrant Agreement immediately prior to the Effective Time multiplied by (B) the Applicable Conversion Rate (as defined in the Certificate of Designations of Series C Non-Voting Common Equivalent Stock of First Foundation, Inc.) immediately prior to the Effective Time multiplied by (C) the Exchange Ratio, and (ii) the Exercise Price (as defined in the Unexercised First Foundation Warrant Agreement) under the Unexercised First Foundation Warrant Agreement at the Effective Time shall equal (A) the Exercise Price (as defined in the Unexercised First Foundation Warrant Agreement) immediately prior to the Effective Time divided by (B) the Applicable Conversion Rate (as defined in the Certificate of Designations of Series C Non-Voting Common Equivalent Stock of First Foundation, Inc.) immediately prior to the Effective Time divided by (C) the Exchange Ratio.

(f)           All of the shares of First Foundation Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall, unless the context otherwise requires, be deemed to include reference to book-entry account statements relating to the ownership of shares of First Foundation Stock) previously representing any such shares of First Foundation Stock shall thereafter represent only the right to receive (i) the Merger Consideration to which the holder of such Old Certificate is entitled under this Agreement as represented by a New Certificate (as defined below) representing the number of whole shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock that such shares of First Foundation Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of First Foundation Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon.

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(g)          If, prior to the Effective Time, the outstanding shares of FirstSun Common Stock or First Foundation Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of: (i) with regard to First Foundation Stock, (A) an adjustment to the Exercise Price (as defined in the Warrant Agreement) or Shares (as defined in the Warrant Agreement) issuable upon exercise of the First Foundation Warrants as provided in Section 15 of the Warrant Agreement (a “Warrant Adjustment Event”) or (B) the occurrence of an Adjustment Event (as that term is defined in the Certificate of Designations of Series C Non-Voting Common Equivalent Stock of First Foundation, Inc. or the Certificate of Designations of Series A Noncumulative Convertible Preferred Stock of First Foundation Inc., as applicable) with regard to the First Foundation Series A Preferred Stock or the First Foundation Series C NVCE Stock (a “Preferred Stock Adjustment Event”), or (ii) with regard to FirstSun Common Stock or First Foundation Stock, a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give FirstSun and the holders of First Foundation Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit First Foundation or FirstSun to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement. As used in this Agreement, the term “First Foundation Stock” means the First Foundation Common Stock and the First Foundation Preferred Stock (as defined below).

(h)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of First Foundation Stock that are owned by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries (in each case, other than shares of First Foundation Stock (i) held by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in respect of debts previously contracted) shall be cancelled and shall cease to exist and no FirstSun Common Stock or other consideration shall be delivered in exchange therefor.

1.6          FirstSun Stock. At and after the Effective Time, each share of FirstSun Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.7          Treatment of First Foundation Equity Awards.

(a)          At the Effective Time, each time-vested restricted stock unit award with respect to shares of First Foundation Common Stock (a “First Foundation RSU Award”) that is outstanding and unvested immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be assumed and converted into a restricted stock unit award in respect of FirstSun Common Stock (each, a “FirstSun Converted RSU Award”) with the same terms and conditions as were applicable under such First Foundation RSU Award immediately prior to the Effective Time and relating to a number of shares of FirstSun Common Stock equal to the product of (i) the number of shares of First Foundation Common Stock subject to such First Foundation RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the second to last sentence of Section 1.5(d)), with any fractional shares rounded to the nearest whole share of FirstSun Common Stock; provided that, any First Foundation RSU Award issued pursuant to the First Foundation Inc. 2024 Equity Incentive Plan (the “First Foundation 2024 Equity Plan”) assumed and converted to a FirstSun Converted RSU Award pursuant to this Section 1.7(a) shall provide that in the event a participant’s employment or service is terminated without cause within twenty-four (24) months of the Closing Date, the time-vesting portion of any FirstSun Converted RSU Award granted to such participant shall accelerate and vest in full upon the date of termination of employment or service of such participant.

(b)          At the Effective Time, each performance restricted stock unit award with respect to shares of First Foundation Common Stock (a “First Foundation PSU Award”) that is outstanding and unvested and unsettled immediately prior to the Effective Time shall be assumed and converted automatically into a restricted stock unit

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in respect of FirstSun Common Stock (a “FirstSun Converted PSU”) relating to the number of shares of FirstSun Common Stock equal to the product of (i) the number of shares of First Foundation Common Stock subject to such First Foundation PSU Award immediately prior to the Effective Time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the Effective Time based on target performance, multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the second to last sentence of Section 1.5(d)), with any fractional shares rounded to the nearest whole share of FirstSun Common Stock; provided that any First Foundation PSU Award issued pursuant to the First Foundation 2024 Equity Plan assumed and converted to a FirstSun Converted RSU Award pursuant to this Section 1.7(b) shall provide that in the event a participant’s employment or service is terminated without cause within twenty-four (24) months of the Closing Date, the time-vesting portion of any FirstSun Converted RSU Award granted to such participant shall accelerate and vest in full upon the date of termination of employment or service of such participant. Except as specifically provided in this Section 1.7(b), each such FirstSun Converted PSU shall be subject to the same terms and conditions as applied to the First Foundation PSU Award immediately prior to the Effective Time; provided, that each such FirstSun Converted PSU shall be subject only to service-based vesting through the end of the original performance period under the applicable First Foundation PSU Award and shall no longer be subject to any performance conditions.

(c)          Promptly following the Effective Time, FirstSun shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 with respect to the FirstSun Common Stock subject to the applicable adjusted First Foundation Equity Awards, as required under the Securities Act.

(d)          Prior to the Effective Time, First Foundation, the Board of Directors of First Foundation and the compensation committee of the First Foundation Board of Directors, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7, including using reasonable best efforts to obtain from each holder of a First Foundation PSU Award, prior to the Effective Time, a duly executed acknowledgement in the form provided by First Foundation (the form and substance of which shall be subject to reasonable review and comment by FirstSun).

(e)          For purposes of this Agreement, the “First Foundation Equity Awards” means the First Foundation RSU Awards and the First Foundation PSU Awards.

1.8          Certificate of Incorporation of Surviving Entity. At the Effective Time, the certificate of incorporation of FirstSun, as in effect immediately prior to the Effective Time (including, as amended as set forth in Exhibit E (such amendment, the “FirstSun Articles Amendment”), shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable law.

1.9          Bylaws of Surviving Entity. At the Effective Time, the bylaws of FirstSun, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable law.

1.10        Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

ARTICLE II
EXCHANGE OF SHARES

2.1          FirstSun to Make Consideration Available. At or prior to the Effective Time, FirstSun shall deposit, or shall cause to be deposited, with an exchange agent selected by FirstSun and reasonably satisfactory to First Foundation (the “Exchange Agent”), for exchange in accordance with this ARTICLE II for the benefit of the holders of Old Certificates, certificates or, at FirstSun’s option, evidence in book-entry form, representing shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock to be issued pursuant to Section 1.5 (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates for shares of First Foundation Common Stock and Outstanding First Foundation Preferred Stock, together with any dividends or distributions with respect to shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock payable in accordance with Section 2.2(b), being referred to as the “Exchange Fund”).

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2.2          Exchange of Shares.

(a)          As promptly as practicable after the Effective Time, but in no event later than five calendar days thereafter, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of First Foundation Stock immediately prior to the Effective Time and that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock and any cash in lieu of fractional shares, which the shares of First Foundation Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to any book-entry shares). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of First Foundation Stock held in book-entry form immediately prior to the Effective Time), together with such properly completed and duly executed letter of transmittal, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock to which such holder of First Foundation Stock shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this ARTICLE II, and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock, which the shares of First Foundation Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)          No dividends or other distributions declared with respect to FirstSun Common Stock or FirstSun Non-Voting Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this ARTICLE II. After the surrender of an Old Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock that the shares of First Foundation Stock represented by such Old Certificate have been converted into the right to receive.

(c)          If any New Certificate representing shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no transfers on the stock transfer books of First Foundation of the shares of First Foundation Stock. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.

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(e)          Notwithstanding anything to the contrary contained in this Agreement, no fractional shares shall be issued by FirstSun in connection with the Merger and no New Certificates or scrip representing fractional shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to FirstSun Common Stock or FirstSun Non-Voting Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FirstSun. In lieu of the issuance of any such fractional share, the Surviving Entity shall pay to each former holder of First Foundation Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of FirstSun Common Stock on the NASDAQ Stock Market LLC (the “NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by First Foundation and FirstSun) by (ii) the fraction of a share (after taking into account all shares of First Foundation Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of FirstSun Common Stock or FirstSun Non-Voting Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)           Any portion of the Exchange Fund that remains unclaimed by the former stockholders of First Foundation for 12 months after the Effective Time shall be paid to the Surviving Entity. Any former holders of First Foundation Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Entity for payment of the shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the FirstSun Common Stock or FirstSun Non-Voting Common Stock deliverable in respect of each former share of First Foundation Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FirstSun, First Foundation, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of First Foundation Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of First Foundation Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)          The Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of First Foundation Stock or First Foundation Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Entity or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such First Foundation Stock or First Foundation Equity Awards in respect of which the deduction and withholding was made by the Surviving Entity or the Exchange Agent, as the case may be.

(h)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIRST FOUNDATION

Except (a) as disclosed in the disclosure schedule delivered by First Foundation to FirstSun concurrently herewith (the “First Foundation Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the First Foundation Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by First Foundation that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify (1) any other section of this ARTICLE III specifically referenced or cross-referenced, and (2) any other sections of this ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any First Foundation Reports publicly filed with or furnished to the SEC by First Foundation since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature; provided that this clause (b) shall not apply to the representations and warranties set forth in Sections 3.1(a), 3.2(a), 3.3(a), 3.3(b)(i), 3.7 and 3.22), First Foundation hereby represents and warrants to FirstSun as follows:

3.1          Corporate Organization.

(a)          First Foundation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and has not elected to be treated as a financial holding company under the BHC Act. First Foundation has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. First Foundation is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation. As used in this Agreement, the term “Material Adverse Effect” means, with respect to FirstSun, First Foundation or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements (and, in either case, any authoritative interpretations thereof), (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or from any outbreak of any disease, pandemic, epidemic or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood that this Clause (E) shall not apply to a breach of any representation or warranty intended to address the announcement, pendency or consummation of the transactions contemplated hereby) or (F) a decline in the trading price of a party’s common stock in and of itself or the failure, in and of itself, to meet

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earnings projections or internal or published industry financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary” when used with respect to any person, means any subsidiary of such person as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the certificate of incorporation of First Foundation, as amended (the “First Foundation Articles”), and the bylaws of First Foundation (the “First Foundation Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by First Foundation to FirstSun.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation, each Subsidiary of First Foundation (a “First Foundation Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. Other than the covenants and restrictions set forth in this Agreement, there are no restrictions on the ability of First Foundation or any Subsidiary of First Foundation to pay dividends or distributions except, in the case of First Foundation or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. First Foundation Bank is the only depository institution Subsidiary of First Foundation, and the deposit accounts of First Foundation Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “FDI Act”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the First Foundation Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of First Foundation as of the date hereof. No Subsidiary of First Foundation is in violation of any of the provisions of its articles or certificate of incorporation or bylaws (or comparable organizational documents). True and complete copies of the organizational documents of First Foundation Bank as in effect as of the date of this Agreement have previously been made available by First Foundation to FirstSun. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of First Foundation other than the First Foundation Subsidiaries.

3.2          Capitalization.

(a)          The authorized capital stock of First Foundation consists of 200,000,000 shares of First Foundation Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“First Foundation Preferred Stock”). As of the date of this Agreement, there were (i) 82,884,401 shares of First Foundation Common Stock issued and outstanding, (ii) 1,318,640 additional shares of First Foundation Common Stock are subject to outstanding First Foundation RSU Awards; (iii) 176,363 additional shares of First Foundation Common Stock are subject to outstanding First Foundation PSU Awards (assuming performance goals are satisfied at the maximum level); and (iv) 29,521 shares of First Foundation Preferred Stock issued and outstanding, as follows, (X) 29,521 shares of First Foundation Series A Preferred Stock issued and outstanding, (Y) no shares of First Foundation Series B Preferred Stock issued and outstanding, and (Z) no shares of First Foundation Series C NVCE Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there were (i) 2,747,997 shares of First Foundation Common Stock reserved for issuance pursuant to future grants under the First Foundation equity incentive plans; (ii) 51,760,000 shares of First Foundation Common Stock reserved for issuance of upon conversion of the First Foundation Preferred Stock; and (iii) 22,239 shares

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of First Foundation Series C NVCE Stock reserved for issuance upon exercise of the First Foundation Warrants at a price of $5,125 per share, there are no shares of capital stock or other voting securities or equity interests of First Foundation issued, reserved for issuance or outstanding. No Warrant Adjustment Event or Preferred Stock Adjustment Event has occurred since the initial issuance of the First Foundation Warrants, the First Foundation Series A Preferred Stock or the First Foundation Series C NVCE Stock, as applicable. All the issued and outstanding shares of First Foundation Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no trust preferred or subordinated debt securities of First Foundation are issued or outstanding except as set forth on Section 3.2(a) of the First Foundation Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of First Foundation may vote. Other than First Foundation Equity Awards and the First Foundation Warrants issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral or phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in First Foundation, or contracts, commitments, understandings or arrangements by which First Foundation may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in First Foundation, or that otherwise obligate First Foundation to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “First Foundation Securities”). Other than First Foundation Equity Awards, no equity or equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of First Foundation or any of its Subsidiaries) are outstanding. No First Foundation Subsidiary owns any capital stock of First Foundation. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which First Foundation or any of its Subsidiaries is a party with respect to the voting or transfer of First Foundation Stock, capital stock or other voting or equity securities or ownership interests of First Foundation or granting any stockholder or other person any registration rights.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to be material to First Foundation and except as disclosed on Schedule 3.2(b) of the First Foundation Disclosure Schedule, First Foundation owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the First Foundation Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any First Foundation Subsidiary, or contracts, commitments, understandings or arrangements by which any First Foundation Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such First Foundation Subsidiary, or otherwise obligating any First Foundation Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “First Foundation Subsidiary Securities”).

(c)          Section 3.2(c) of the First Foundation Disclosure Schedule sets forth, for each outstanding First Foundation Equity Award as of the date of this Agreement, the holder, type of award, grant date, number of shares covering such outstanding award, vesting schedule and, if applicable, exercise price and expiration date. On the date that is five days prior to the Closing Date, First Foundation will provide FirstSun with a revised version of Section 3.2(c) of the First Foundation Disclosure Schedule, updated as of the most recent practicable date.

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3.3          Authority; No Violation.

(a)          First Foundation has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. This Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved and declared advisable by the Board of Directors of First Foundation. The Board of Directors of First Foundation has determined, by the unanimous vote of directors present at the applicable meeting, that the transactions contemplated hereby (including the Merger and the Bank Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of First Foundation and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Bank Merger), has directed that this Agreement be submitted to First Foundation’s stockholders for adoption at a meeting of such stockholders, has recommended that the First Foundation stockholders adopt this Agreement, and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of outstanding First Foundation Common Stock entitled to vote thereon, and (ii) the approval of the FirstSun Articles Amendment, by the affirmative vote of the holders of a majority of the outstanding shares of First Foundation Common Stock entitled to vote thereon ((i) and (ii) collectively, the “Requisite First Foundation Vote”), and the approval of the Bank Merger Agreement by First Foundation as First Foundation Bank’s sole stockholder, no other corporate proceedings on the part of First Foundation are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the stockholders of First Foundation of an advisory (non-binding) vote on the compensation that may be paid or become payable to First Foundation’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by First Foundation and (assuming due authorization, execution and delivery by FirstSun) constitutes a valid and binding obligation of First Foundation, enforceable against First Foundation in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)          Neither the execution and delivery of this Agreement by First Foundation nor the consummation by First Foundation of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by First Foundation with any of the terms or provisions hereof, will (i) violate any provision of the First Foundation Articles, the First Foundation Bylaws or the organizational documents of any First Foundation Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Foundation or any of its Subsidiaries or any of their respective properties or assets or (y) except as disclosed on Section 3.3(b) of the First Foundation Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Foundation or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Foundation or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation.

3.4          Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange (the “NYSE”) and the NASDAQ, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (“OCC”) under the Bank Merger Act of 1960,

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and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to the Bank Merger, including Sunflower Bank’s establishment and operation of First Foundation Bank’s branches and other offices following the Bank Merger Effective Time, which applications, filings and notices are set forth on Section 3.4(d) of the First Foundation Disclosure Schedule or Section 4.4(d) of the FirstSun Disclosure Schedule, (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the First Foundation Disclosure Schedule or Section 4.4 of the FirstSun Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meeting of First Foundation’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by FirstSun in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (g) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FirstSun Common Stock pursuant to this Agreement and the approval of the listing of such FirstSun Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by First Foundation of this Agreement or (ii) the consummation by First Foundation of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, First Foundation has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by First Foundation to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5          Reports. First Foundation and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2022 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) any foreign regulatory authority, and (f) any self-regulatory organization (an “SRO”) (clauses (a) - (f), collectively “First Foundation Regulatory Agencies”, and together with the FirstSun Regulatory Agencies, the “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any First Foundation Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws and regulations, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation. Subject to Section 9.14, except for normal examinations conducted by a First Foundation Regulatory Agency in the ordinary course of business of First Foundation and its Subsidiaries, no First Foundation Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of First Foundation, investigation into the business or operations of First Foundation or any of its Subsidiaries since December 31, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of First Foundation or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any First Foundation Regulatory Agency with respect to the business, operations, policies or procedures of First Foundation or any of its Subsidiaries since December 31, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation.

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3.6          Financial Statements.

(a)          The financial statements of First Foundation and its Subsidiaries included (or incorporated by reference) in the First Foundation Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of First Foundation and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, results of operations, consolidated statements of cash flows, consolidated statements of comprehensive income, changes in stockholders’ equity and consolidated financial position of First Foundation and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of First Foundation has resigned (or informed First Foundation that it intends to resign) or been dismissed as independent public accountants of First Foundation as a result of or in connection with any disagreements with First Foundation on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation and except as disclosed on Section 3.6(b) of the First Foundation Disclosure Schedule, neither First Foundation nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of First Foundation included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of First Foundation and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, First Foundation or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on First Foundation. First Foundation (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to First Foundation, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Foundation by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to First Foundation’s outside auditors and the audit committee of First Foundation’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Foundation’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of First Foundation, any fraud, whether or not material, that involves management or other employees who have a significant role in First Foundation’s internal controls over financial reporting. To the knowledge of First Foundation, any such disclosures were made in writing by management to First Foundation’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by First Foundation to FirstSun. As of the date hereof, neither First Foundation nor its independent audit firm has identified, and, to the knowledge of First Foundation and except as disclosed on Section 3.6(c) of the First Foundation Disclosure Schedule, no circumstances exist upon which First Foundation or its independent audit firm would reasonably be expected to identify after the date hereof, any un-remediated material weakness in internal controls over financial reporting or disclosure controls and procedures. To the knowledge of First Foundation, there is no reason to believe that First Foundation’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

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(d)          Since December 31, 2022, (i) neither First Foundation nor any of its Subsidiaries, nor, to the knowledge of First Foundation, any director, officer, auditor, accountant or representative of First Foundation or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of First Foundation or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Foundation or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing First Foundation or any of its Subsidiaries, whether or not employed by First Foundation or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by First Foundation or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of First Foundation or any committee thereof or the Board of Directors or similar governing body of any First Foundation Subsidiary or any committee thereof, or to the knowledge of First Foundation, to any director or officer of First Foundation or any First Foundation Subsidiary.

3.7          Broker’s Fees. Except as disclosed on Section 3.7 of the First Foundation Disclosure Schedule and, with the exception of the engagement of Keefe, Bruyette & Woods, Inc. and Jefferies LLC, neither First Foundation nor any First Foundation Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, the Bank Merger or related transactions contemplated by this Agreement. First Foundation has disclosed to FirstSun as of the date hereof the aggregate fees provided for in connection with the engagement by First Foundation of Keefe, Bruyette & Woods, Inc. and Jefferies LLC related to the Mergers and the other transactions contemplated hereunder.

3.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2024, except as disclosed on Section 3.8(a) of the First Foundation Disclosure Schedule, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation.

(b)          Since December 31, 2024, except as disclosed on Section 3.8(b) of the First Foundation Disclosure Schedule, First Foundation and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9          Legal and Regulatory Proceedings.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on First Foundation and except as disclosed on Section 3.9(a) of the First Foundation Disclosure Schedule, neither First Foundation nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of First Foundation, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Foundation or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          Except as would not reasonably be expected to, either individually or in the aggregate, be material to First Foundation and except as disclosed on Schedule 3.9(b) of the First Foundation Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Foundation, any of its Subsidiaries or the assets of First Foundation or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates).

3.10         Taxes and Tax Returns.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation: each of First Foundation and its Subsidiaries has duly and timely

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filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither First Foundation nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of First Foundation and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; there are no Liens for Taxes upon any property of First Foundation or any of its Subsidiaries except for current Taxes not yet due and payable; each of First Foundation and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party; neither First Foundation nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither First Foundation nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of First Foundation and its Subsidiaries or the assets of First Foundation and its Subsidiaries; no claim or assertion has ever been made or threatened in writing by a Governmental Entity against First Foundation or any of its Subsidiaries in a jurisdiction where First Foundation or any of its Subsidiaries does not file a Tax Return that such entity is or may be required to file such Tax Return or pay Taxes in such jurisdiction; neither First Foundation nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three years; neither First Foundation nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among First Foundation and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); and neither First Foundation nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was First Foundation) or (B) has any liability for the Taxes of any person (other than First Foundation or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b)          Neither First Foundation nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither First Foundation nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c)          Neither First Foundation nor any of its Subsidiaries has taken any action, failed to take any action, or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or to result in the covenants set forth in Section 6.20 not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause First Foundation to be in breach of this representation. As of the date of this Agreement, neither First Foundation nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d)          Neither First Foundation nor any of its Subsidiaries has (i) deferred the payment of any portion of any payroll, Social Security, unemployment, withholding or other Taxes pursuant to Section 2302 of the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “Cares Act”) or IRS Notice 2020-65 or any similar election under state, local, or foreign law, or (ii) claimed any employee retention credits within the meaning of Section 2301 of the Cares Act or Section 3134 of the Code (or any corresponding or similar credit under state or local Law) or other Tax credits applicable to employment Taxes under the Families First Coronavirus Relief Act of 2020.

(e)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll,

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employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a Tax and imposed by a Governmental Entity with jurisdiction over Taxes, together with all penalties and additions to tax and interest thereon.

(f)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11        Employees.

(a)          Each First Foundation Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and in all material respects with the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to be material to First Foundation and its Subsidiaries, taken as a whole, neither First Foundation nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any First Foundation Benefit Plan, and neither First Foundation nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. For purposes of this Agreement, the term “First Foundation Benefit Plans” means all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which First Foundation or any Subsidiary or any trade or business of First Foundation or any of its Subsidiaries, whether or not incorporated, all of which together with First Foundation would, at the relevant time, be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “First Foundation ERISA Affiliate”), has or could be reasonably expected to have any current or, to the knowledge of First Foundation, future obligation or that are maintained, contributed to or sponsored by First Foundation or any of its Subsidiaries or any First Foundation ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of First Foundation or any of its Subsidiaries or any First Foundation ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan, program, agreement, contract, policy or arrangement that is sponsored, maintained or administered by any governmental body, agency, authority or entity.

(b)          Section 3.11(b) of the First Foundation Disclosure Schedule sets forth a true, correct and complete list of all First Foundation Benefit Plans. First Foundation has made available to FirstSun true copies of each First Foundation Benefit Plan, or a brief description of the material terms of any First Foundation Benefit Plan that has not been reduced to a writing, and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c)          The IRS has issued a favorable determination letter or opinion with respect to each First Foundation Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “First Foundation Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of First Foundation, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any First Foundation Qualified Plan or the related trust.

(d)          None of First Foundation and its Subsidiaries nor any First Foundation ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to a Multiemployer Plan, a plan that has two or more contributing sponsors at least two of whom are not under common control within the

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meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and none of First Foundation and its Subsidiaries nor any First Foundation ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(e)          Except as would not result in any material liability to First Foundation and its Subsidiaries, taken as a whole, no First Foundation Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f)           Except as would not reasonably be expected to result in any material liability to First Foundation and its Subsidiaries, taken as a whole, all contributions required to be made to any First Foundation Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any First Foundation Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of First Foundation.

(g)          There are no pending or, to the knowledge of First Foundation, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to First Foundation’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the First Foundation Benefit Plans, any fiduciaries thereof with respect to their duties to the First Foundation Benefit Plans or the assets of any of the trusts under any of the First Foundation Benefit Plans that would reasonably be expected to result in any material liability of First Foundation or any of its Subsidiaries, taken as a whole.

(h)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, none of First Foundation and its Subsidiaries nor any First Foundation ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the First Foundation Benefit Plans or their related trusts, First Foundation, any of its Subsidiaries or any First Foundation ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)           Except as disclosed in Section 3.11(i) of the First Foundation Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of First Foundation or any of its Subsidiaries, or result in any limitation on the right of First Foundation or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any First Foundation Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) to any employee, officer, director or other individual service provider of First Foundation or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) under any First Foundation Benefit Plan will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)           No First Foundation Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(k)          The transactions contemplated by this Agreement will not cause or require First Foundation or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

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(l)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation and its Subsidiaries, taken as a whole, there are no pending or, to First Foundation’s knowledge, threatened labor grievances or unfair labor practice claims or charges against First Foundation or any of its Subsidiaries, or any strikes or other labor disputes against First Foundation or any of its Subsidiaries. Neither First Foundation nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of First Foundation or any of its Subsidiaries, and, there are no pending or, to the knowledge of First Foundation, threatened organizing efforts by any union or other group seeking to represent any employees of First Foundation or any of its Subsidiaries.

(m)         Except as disclosed on Section 3.11(m) of the First Foundation Disclosure Schedule, First Foundation and its Subsidiaries are, and have been since December 31, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigrant, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not resulted and would not reasonably be expected to result in any material liability to First Foundation and its Subsidiaries, taken as a whole.

(n)          Except as disclosed on Section 3.11(n) of the First Foundation Disclosure Schedule, in the past five years, neither First Foundation nor any of its Subsidiaries has entered into a settlement agreement with a current or former officer, employee or individual independent contractor of First Foundation or its Subsidiaries that substantially involves allegations relating to sexual harassment or sexual misconduct by either (i) an executive officer of First Foundation or its Subsidiaries or (ii) an employee at the level of Senior Vice President or above of First Foundation or its Subsidiaries. In the past five (5) years, to the knowledge of First Foundation, no allegations of sexual harassment have been made against (x) an executive officer of First Foundation or its Subsidiaries, (y) an employee at the level of Senior Vice President or above of First Foundation or its Subsidiaries, or (z) a member of the board of directors of First Foundation or its Subsidiaries.

3.12        SEC Reports. First Foundation has previously made available to FirstSun an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by First Foundation pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “First Foundation Reports”), and (b) communication mailed by First Foundation to its stockholders since December 31, 2022 and prior to the date hereof, and no such First Foundation Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Except as disclosed on Section 3.12 of the First Foundation Disclosure Schedule, since December 31, 2022, as of their respective dates, all First Foundation Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of First Foundation has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the First Foundation Reports.

3.13        Compliance with Applicable Law.

(a)          Except as disclosed on Section 3.13(a) of the First Foundation Disclosure Schedule, First Foundation and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where

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neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation, and, to the knowledge of First Foundation, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation, First Foundation and each of its Subsidiaries have complied with, and are not in default or violation under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to First Foundation or any of its Subsidiaries, including all laws, rules and policies and all restrictions and requirements contained in any contract to which First Foundation or any of its Subsidiaries are bound, in each case relating to (i) the privacy of users of the products, services and websites of their business and/or (ii) the collection, use, storage, disclosure and other processing of any data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Cares Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. First Foundation and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by First Foundation and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where First Foundation and its Subsidiaries conduct business.

(c)          First Foundation Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and First Foundation has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in First Foundation Bank having its current rating lowered such that it is no longer “satisfactory” or better.

(d)          First Foundation maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of First Foundation, neither First Foundation nor any of its Subsidiaries have experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation. To the knowledge of First Foundation, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on First Foundation. No claims or actions have been asserted, or to the knowledge of First Foundation, threatened, against First Foundation or any of its Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation.

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(e)          Without limitation, none of First Foundation or any of its Subsidiaries, or to the knowledge of First Foundation, any director, officer, employee, agent or other person acting on behalf of First Foundation or any of its Subsidiaries has, directly or indirectly, (i) used any funds of First Foundation or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of First Foundation or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of First Foundation or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of First Foundation or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for First Foundation or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for First Foundation or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation.

(f)           As of the date hereof, each of First Foundation and First Foundation Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator) and, as of the date hereof, neither First Foundation nor First Foundation Bank has received any indication from a Governmental Entity that its status as “well-capitalized” will be downgraded within one year from the date of this Agreement.

3.14        Certain Contracts.

(a)          Except as set forth in Section 3.14(a) of the First Foundation Disclosure Schedule or as filed with any First Foundation Reports since January 1, 2025, as of the date hereof, neither First Foundation nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any First Foundation Benefit Plan:

(i)           which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)         which contains a provision that materially restricts the conduct of any line of business by First Foundation or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage or compete in any line of business or in any geographic region (including any non-compete or client or customer non-solicitation requirement and any exclusivity or exclusive dealing provisions with such an effect) (excluding customary non-solicitation covenants contained in vendor agreements entered into in the ordinary course);

(iii)        which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)        that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of First Foundation or its Subsidiaries, taken as a whole;

(v)         any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite First Foundation Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to be material to First Foundation;

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(vi)        that (A) relates to the incurrence of indebtedness by First Foundation or any First Foundation Subsidiary, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) provides for the guaranty, support, indemnification, assumption or endorsement by First Foundation or any of its Subsidiaries of, or any similar commitment by First Foundation or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(vii)       relating to the lease of property having a value in excess of $300,000 in the aggregate;

(viii)      in which (A) First Foundation or any of its Subsidiaries grants any right, license or covenant not to sue with respect to any Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice) or (B) First Foundation or any of its Subsidiaries obtains any right, license or covenant not to sue with respect to any Intellectual Property (other than licenses for commercial off-the-shelf software which are generally available on non-discriminatory pricing terms with aggregate annual payments of less than $250,000);

(ix)         relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement;

(x)          which relates to capital expenditures and involves future payments in excess of $1,000,000 in the aggregate;

(xi)         which is not terminable on 60 days or less notice and involves the payment of more than $1,000,000 per annum;

(xii)        any independent contractor agreement, retention agreement, change of control agreement, or similar contract or agreement that is with any consultant, service provider or independent contractor of First Foundation or any of its Subsidiaries;

(xiii)       that is a settlement, consent or similar agreement and contains any material continuing obligations of First Foundation or any of its Subsidiaries; or

(xiv)       that relates to the acquisition or disposition of any person, business or asset (including any merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution) and under which First Foundation or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the First Foundation Disclosure Schedule, is referred to herein as a “First Foundation Contract.” First Foundation has made available to FirstSun true, correct and complete copies of each First Foundation Contract in effect as of the date hereof.

(b)          (1) Each First Foundation Contract is valid and binding on First Foundation or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation, (2) First Foundation and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each First Foundation Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation, (3) to the knowledge of First Foundation, each third-party counterparty to each First Foundation Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such First Foundation Contract, except

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where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation, (4) neither First Foundation nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any First Foundation Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, (5) each First Foundation Contract described in Section 3.14(a)(xii) was entered into in compliance with all applicable laws and regulations in all material respects, and (6) to the knowledge of First Foundation, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of First Foundation or any of its Subsidiaries, any other party thereto, of or under any such First Foundation Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation.

3.15        Agreements with Regulatory Agencies. Subject to Section 9.14, neither First Foundation nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “First Foundation Regulatory Agreement”), nor has First Foundation or any of its Subsidiaries been advised in writing, or to First Foundation’s knowledge, orally, since December 31, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such First Foundation Regulatory Agreement.

3.16        Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of First Foundation or any of its Subsidiaries or for the account of a customer of First Foundation or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of First Foundation or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). First Foundation and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to First Foundation’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

3.17        Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, First Foundation and its Subsidiaries are in compliance, and have complied since December 31, 2022, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of First Foundation, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on First Foundation or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against First Foundation, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation. To the knowledge of First Foundation, there is no reasonable basis

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for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation. First Foundation is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation.

3.18        Investment Securities and Commodities. Each of First Foundation and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to First Foundation’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of First Foundation or its Subsidiaries. Such securities and commodities are valued on the books of First Foundation in accordance with GAAP in all material respects. First Foundation and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that First Foundation believes are prudent and reasonable in the context of their respective businesses, and First Foundation and each of its Subsidiaries have, since December 31, 2022, been in compliance with such policies, practices and procedures in all material respects.

3.19        Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Foundation, First Foundation or a First Foundation Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the First Foundation Reports as being owned by First Foundation or a First Foundation Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “First Foundation Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such First Foundation Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, the “First Foundation Leased Properties” and collectively with the First Foundation Owned Properties, the “First Foundation Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and has paid all rents and other charges to the extent due under the leases and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of First Foundation, the lessor. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, each of the First Foundation Leased Properties has been furnished or made available to FirstSun. There are no pending or, to the knowledge of First Foundation, threatened condemnation proceedings against the First Foundation Real Property.

3.20        Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation: (a)(i) First Foundation and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or otherwise necessary for the conduct of its business as currently conducted, (ii) to the knowledge of First Foundation, neither First Foundation nor any of its Subsidiaries have, since December 31, 2022, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any other person’s rights in Intellectual Property, or violated or breached any applicable license pursuant to which First Foundation or any of its Subsidiaries acquired the right to use any Intellectual Property and (iii) except as disclosed on Section 3.20 of the First Foundation Disclosure Schedule, no person has asserted in writing to First Foundation or any of its Subsidiaries within the past six years that First Foundation or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (b) to the knowledge of First Foundation, no person is challenging, infringing on or otherwise violating, any right of First Foundation or

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any of its Subsidiaries with respect to any Intellectual Property owned by First Foundation or its Subsidiaries; (c) neither First Foundation nor any of its Subsidiaries have received any written notice of any pending claim challenging any Intellectual Property owned by First Foundation or any of its Subsidiaries (including with respect to the ownership, abandonment, cancellation or enforceability thereof); and (d) First Foundation and its Subsidiaries have used reasonable best efforts to safeguard its and their material trade secrets and other confidential information, and avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by First Foundation and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any and all intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any and all: trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, corporate names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; computer software (including source code, object code, firmware, operating systems and specifications); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

3.21        Related Party Transactions. Except as set forth in any First Foundation Reports since January 1, 2025, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between First Foundation or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of First Foundation or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding First Foundation Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of First Foundation) on the other hand, of the type required to be reported in any First Foundation Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

3.22        State Takeover Laws. The Board of Directors of First Foundation has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the First Foundation Articles or First Foundation Bylaws (collectively, with any similar provisions of the FirstSun Articles or FirstSun Bylaws, “Takeover Statutes”). Section 203 of the DGCL does not apply to First Foundation, this Agreement, or the transactions contemplated hereby pursuant to Section 203(b)(1) of the DGCL. In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of First Foundation Stock in connection with the Merger.

3.23        Opinion. Prior to the execution of this Agreement, the Board of Directors of First Foundation has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Keefe, Bruyette & Woods, Inc. and Jefferies LLC to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, matters considered, and the terms, qualifications, and limitations set forth in its written opinion, the Exchange Ratio provided for in the Merger is fair from a financial point of view to the holders of First Foundation Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

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3.24        First Foundation Information. The information relating to First Foundation and its Subsidiaries or that is provided by First Foundation, its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement, the S-4 or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to First Foundation and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to First Foundation or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by First Foundation with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of FirstSun or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25        Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 3.25(a) of the First Foundation Disclosure Schedule, neither First Foundation nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which First Foundation or any Subsidiary of First Foundation is a creditor that, as of September 30, 2025, under the terms of which the obligor was, as of September 30, 2025 over 90 days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the First Foundation Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of First Foundation and its Subsidiaries that, as of September 30, 2025, were classified by First Foundation as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, and (ii) each asset of First Foundation or any of its Subsidiaries that, as of September 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, each Loan of First Foundation or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of First Foundation and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, each outstanding Loan of First Foundation or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of First Foundation and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which First Foundation or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)          First Foundation and its Subsidiaries (including First Foundation Bank) are in material compliance with, and since December 31, 2022, have complied in all material respects with their respective

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servicing or, as applicable, subservicing, obligations under all contracts or agreements pursuant to which First Foundation or its Subsidiaries (including First Foundation Bank) is obligated to a Governmental Entity or any other third-party person to service and administer Loans (each a “Servicing Agreement”). Since December 31, 2022, through the date of this Agreement, neither First Foundation nor any of its Subsidiaries has received written or, to the knowledge of First Foundation, oral notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(f)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, (i) the origination file, servicing file, records and documents (whether hard copy or electronic) for each Loan serviced by either First Foundation or its Subsidiaries (including First Foundation Bank) as of the date hereof is true and complete and (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by First Foundation or its Subsidiaries (including First Foundation Bank) under any Servicing Agreement.

(g)          There are no outstanding Loans made by First Foundation or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of First Foundation or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(h)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, neither First Foundation nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(i)           As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to First Foundation’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by First Foundation or any of its Subsidiaries subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof.

3.26        Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Foundation, (a) First Foundation and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of First Foundation and First Foundation Bank reasonably have determined to be prudent and consistent with industry practice, and First Foundation and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of First Foundation and its Subsidiaries, First Foundation or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by First Foundation or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither First Foundation nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.27        RIA Compliance Matters.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Subsidiary of First Foundation that is registered with the SEC as an investment adviser under the U.S. Advisers Act of 1940, as amended (the “Advisers Act”, and any such Subsidiary, a “RIA Subsidiary”) is and has been, (i) at all times required by applicable law, duly registered as an investment adviser under the Advisers Act and under all applicable state statutes (if required to be so registered under applicable law), and

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(ii) since December 31, 2022, duly registered and licensed as an investment adviser under all other applicable laws or exempt therefrom. Except for the RIA Subsidiaries, neither First Foundation nor any of its Subsidiaries provides investment management or investment advisory services, including any subadvisory services, that involve acting as an “investment adviser” within the meaning of the Advisers Act (such services, “Investment Advisory Services”) in any jurisdiction or is required to be registered under the Advisers Act or any applicable law in any jurisdiction.

(b)          Each RIA Subsidiary has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Advisers Act. Except as disclosed on Section 3.27(b) of the First Foundation Disclosure Schedule, each RIA Subsidiary has established in compliance with requirements of applicable law, and maintained in effect at all times required by applicable law since December 31, 2022, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by such RIA Subsidiary under applicable law, including Rules 204A-1 and 206(4)-7 under the Advisers Act, and since December 31, 2022, there has been no material violation of such policies and procedures, except, in each case under clauses (i)-(vii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          With respect to each RIA Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of such RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of First Foundation, any of such RIA Subsidiary’s other “associated persons” (as defined in the Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-1 under the Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) are there any pending or, to the knowledge of First Foundation, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations in writing by any Regulatory Agency or other Governmental Entity that would reasonably be expected to result in the ineligibility or disqualification of such RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification which would reasonably be expected to be, individually or in the aggregate, material to First Foundation.

(d)          Each RIA Subsidiary is, and since December 31, 2022, has been, in compliance with (i) the applicable provisions of the Advisers Act and (ii) all other applicable laws of the jurisdictions in which such RIA Subsidiary acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii) for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          Each RIA Subsidiary is not prohibited from charging fees to any person pursuant to Rule 206(4)-5 under the Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)           Each RIA Subsidiary, and any investment advisory program sponsored by each RIA Subsidiary, is in compliance with Rule 3a-4 under the Investment Company Act.

3.28        Client Agreements.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each investment advisory agreement entered into by an RIA Subsidiary with any client or customer of any RIA Subsidiary for Investment Advisory Services (any such client or customer, an “Advisory

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Client”) for the purpose of providing Investment Advisory Services to such Advisory Client (any such agreement, an “Advisory Agreement”) includes all provisions required by and complies in all respects with the Advisers Act; (ii) no Advisory Client is registered or required to be registered as an investment company under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”); and (iii) each RIA Subsidiary does not sponsor, or act as an investment adviser or sub-adviser for, any public or private investment funds.

(b)          Each RIA Subsidiary and each of its Affiliates has complied with all applicable obligations, requirements and conditions of each Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each RIA Subsidiary does not provide Investment Advisory Services to any person other than the Advisory Clients and (ii) each RIA Subsidiary provides Investment Advisory Services to Advisory Clients solely pursuant to written Advisory Agreements.

3.29        Fiduciary Activities.

(a)          First Foundation and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. Since December 31, 2022 none of First Foundation, any of its Subsidiaries, or, to the knowledge of First Foundation, any director, officer, or employee of any of them has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects. All books and records primarily related to the trust or wealth management businesses of First Foundation and its Subsidiaries include documented risk profiles signed by each customer. Since December 31, 2022, none of First Foundation or any of its Subsidiaries has been, and none are currently, engaged in any dispute with, or subject to any claims by, any trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

(b)          Each trust or wealth management customer of First Foundation or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of First Foundation and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with written instructions received from such customer and its authorized representatives and authorized signers, (iv) consistent with such customer’s risk profile, and (v) in compliance with all applicable laws and First Foundation’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of First Foundation or any of its Subsidiaries has been duly and validly executed and delivered by First Foundation and/or each such Subsidiary and, to the knowledge of First Foundation, the other party(ies) thereto, each such contract constitutes a valid and binding obligation of the parties thereto (except as such enforceability may be limited by the Enforceability Exceptions), and First Foundation, its Subsidiaries, and the other party(ies) thereto have duly performed in all material respects their respective obligations thereunder, and First Foundation and its Subsidiaries and, to the knowledge of First Foundation, such other contracting parties are in compliance with each of the terms thereof.

(c)          No contract governing a relationship with a trust or wealth management customer of First Foundation or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to First Foundation or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement.

3.30        Insurance Subsidiaries.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on First Foundation, (i) since December 31, 2022, at the time each agent, representative, producer,

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reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any First Foundation Subsidiary (“First Foundation Agent”) wrote, sold, produced, managed, administered or procured business for a First Foundation Subsidiary, such First Foundation Agent was, at the time the First Foundation Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no First Foundation Agent has been since December 31, 2022, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such First Foundation Agent’s writing, sale, management, administration or production of insurance business for any First Foundation Insurance Subsidiary (as defined below), and (iii) each First Foundation Agent was appointed by First Foundation or First Foundation Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such First Foundation Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “First Foundation Insurance Subsidiary” means each Subsidiary of First Foundation through which insurance operations is conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on First Foundation, (i) since December 31, 2022, First Foundation and the First Foundation Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any First Foundation Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each First Foundation Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

3.31        Broker-Dealer Subsidiaries. Neither First Foundation nor any of its Subsidiaries is required to be registered, licensed, qualified or authorized, as a broker-dealer under the Exchange Act or under any other applicable law.

3.32        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by First Foundation in this ARTICLE III, neither First Foundation nor any other person makes any express or implied representation or warranty with respect to First Foundation, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Foundation hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither First Foundation nor any other person makes or has made any representation or warranty to FirstSun or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Foundation, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to FirstSun or any of its Affiliates or representatives in the course of their due diligence investigation of First Foundation, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case, for the representations and warranties made by First Foundation in this ARTICLE III.

(b)          First Foundation acknowledges and agrees that neither FirstSun nor any other person on behalf of FirstSun has made or is making, and First Foundation has not relied upon, any express or implied representation or warranty other than those representations and warranties expressly set forth in ARTICLE IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRSTSUN

Except (a) as disclosed in the disclosure schedule delivered by FirstSun to First Foundation concurrently herewith (the “FirstSun Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the FirstSun Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FirstSun that such item represents

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a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this ARTICLE IV shall be deemed to qualify (1) any other section of this ARTICLE IV specifically referenced or cross-referenced, and (2) any other sections of this ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any FirstSun Reports publicly filed with or furnished to the SEC by FirstSun since December 31, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature; provided that this clause (b) shall not apply to the representations and warranties set forth in Sections 4.1(a), 4.2(a), 4.3(a), 4.3(b)(i), 4.7 and 4.19), FirstSun hereby represents and warrants to First Foundation as follows:

4.1          Corporate Organization.

(a)          FirstSun is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. FirstSun has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. FirstSun is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun. True and complete copies of the amended and restated certificate of incorporation of FirstSun, as amended (the “FirstSun Articles”) and the bylaws of FirstSun, as amended (the “FirstSun Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by FirstSun to First Foundation.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun, each Subsidiary of FirstSun (an “FirstSun Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. Other than the covenants and restrictions set forth in this Agreement, there are no restrictions on the ability of FirstSun or any Subsidiary of FirstSun to pay dividends or distributions except, in the case of FirstSun or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Sunflower Bank is the only depository institution Subsidiary of FirstSun, and the deposit accounts of Sunflower Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the FirstSun Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of FirstSun as of the date hereof. No Subsidiary of FirstSun is in violation of any of the provisions of its articles or certificate of incorporation or bylaws (or comparable organizational documents). True and complete copies of the organizational documents of Sunflower Bank as in effect as of the date of this Agreement have previously been made available by FirstSun to First Foundation. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of FirstSun other than the FirstSun Subsidiaries.

4.2          Capitalization.

(a)          As of October 27, 2025, the authorized capital stock of FirstSun consists of 50,000,000 shares of FirstSun Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value

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$0.0001 per share (the “FirstSun Preferred Stock”). As of October 27, 2025 there were (i) 27,874,121 shares of FirstSun Common Stock issued and outstanding, including 37,556 shares of FirstSun Common Stock granted in respect of outstanding restricted shares of FirstSun Common Stock (“FirstSun Restricted Share Awards”); (ii) 71,528 shares of FirstSun Common Stock reserved for issuance upon the settlement of outstanding time-vested restricted stock units in respect of shares of FirstSun Common Stock (“FirstSun RSU Awards”); (iii) 243,256 shares of FirstSun Common Stock reserved for issuance upon the settlement of outstanding FirstSun performance share unit awards (“FirstSun PSU Awards”) (assuming performance goals are satisfied at the target level) or 364,874 shares of FirstSun Common Stock reserved for issuance upon the settlement of outstanding FirstSun PSU Awards (assuming performance goals are satisfied at the maximum level); (iv) 718,290 shares of FirstSun Common Stock reserved for issuance upon the exercise of outstanding stock options (“FirstSun Options”, and collectively with FirstSun Restricted Share Awards, FirstSun RSU Awards and FirstSun PSU Awards, the “FirstSun Equity Awards”) and (v) no shares of FirstSun Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and 2,033,348 shares of FirstSun Common Stock reserved for issuance pursuant to future grants under the FirstSun equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of FirstSun issued, reserved for issuance or outstanding. All the issued and outstanding shares of FirstSun Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no trust preferred or subordinated debt securities of FirstSun are issued or outstanding except as set forth on Section 4.2(a) of the FirstSun Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of FirstSun may vote. Other than FirstSun Equity Awards, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral or phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in FirstSun, or contracts, commitments, understandings or arrangements by which FirstSun may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in FirstSun or that otherwise obligate FirstSun to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “FirstSun Securities”). Other than the FirstSun Equity Awards, no equity or equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of FirstSun or any of its Subsidiaries) are outstanding. No FirstSun Subsidiary owns any capital stock of FirstSun. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which FirstSun or any of its Subsidiaries is a party with respect to the voting or transfer of FirstSun Common Stock, capital stock or other voting or equity securities or ownership interests of FirstSun or granting any stockholder or other person any registration rights.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to be material to FirstSun, FirstSun owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the FirstSun Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3          Authority; No Violation.

(a)          FirstSun has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. This Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of FirstSun Common Stock in the Merger) have been duly and validly approved and declared advisable by the Board of Directors of FirstSun. The Board of Directors of FirstSun has determined, by the unanimous vote of directors present at the applicable meeting, that the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of FirstSun Common Stock in the Merger), on the terms and conditions set forth in this

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Agreement, are advisable and in the best interests of FirstSun and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of FirstSun Common Stock in the Merger), has directed that this Agreement be submitted to FirstSun’s stockholders for adoption at a meeting of such stockholders, has recommended that the FirstSun stockholders adopt this Agreement, and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FirstSun Common Stock entitled to vote thereon, (ii) the adoption of the FirstSun Articles Amendment, by the affirmative vote of the holders of a majority of the outstanding shares of FirstSun Common Stock entitled to vote thereon ((i) and (ii) collectively, the “Requisite FirstSun Vote”), and (iii) the approval of the Bank Merger Agreement by FirstSun as Sunflower Bank’s sole stockholder, no other corporate proceedings on the part of FirstSun are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FirstSun and (assuming due authorization, execution and delivery by First Foundation) constitutes a valid and binding obligation of FirstSun, enforceable against FirstSun in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of FirstSun Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite FirstSun Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of FirstSun will have any preemptive right or similar rights in respect thereof.

(b)          Neither the execution and delivery of this Agreement by FirstSun, nor the consummation by FirstSun of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by FirstSun with any of the terms or provisions hereof, will (i) violate any provision of the FirstSun Articles, the FirstSun Bylaws or the organizational documents of Sunflower Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FirstSun or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FirstSun or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FirstSun or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun.

4.4          Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and the NASDAQ, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC under the Bank Merger Act of 1960, and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to the Bank Merger, including FirstSun’s and Sunflower Bank’s establishment and operation of First Foundation Bank’s branches and other offices following the Bank Merger Effective Time, which applications, filings and notices are set forth on Section 4.4(d) of the FirstSun Disclosure Schedule or Section 3.4(d) of the First Foundation Disclosure Schedule, (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the First Foundation Disclosure Schedule or Section 4.4 of the FirstSun Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement, and the S-4, and the declaration by the SEC of the effectiveness of the S-4 in which the Joint Proxy Statement will be included as a prospectus, (g) the filing of the Certificate of Merger and the FirstSun Articles Amendment with the Delaware Secretary pursuant to the DGCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FirstSun Common Stock pursuant to this Agreement and the approval of the listing of such FirstSun Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by FirstSun of this

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Agreement or (ii) the consummation by FirstSun of the Merger and the other transactions contemplated hereby (including the issuance of shares of FirstSun Common Stock in the Merger and the Bank Merger). As of the date hereof, FirstSun has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by FirstSun to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5          Reports. FirstSun and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2022 with (a) any state regulatory authority, (b) the OCC, (c) the SEC, (d) the Federal Reserve Board, (e) the FDIC, (f) any foreign regulatory authority, and (g) any SRO (clauses (a) - (g), collectively “FirstSun Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any FirstSun Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun. Subject to Section 9.14, except for normal examinations conducted by a FirstSun Regulatory Agency in the ordinary course of business of FirstSun and its Subsidiaries, no FirstSun Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of FirstSun, investigation into the business or operations of FirstSun or any of its Subsidiaries since December 31, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun. Except as set forth on Section 4.5 of the FirstSun Disclosure Schedule and subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FirstSun or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any FirstSun Regulatory Agency with respect to the business, operations, policies or procedures of FirstSun or any of its Subsidiaries since December 31, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun.

4.6          Financial Statements.

(a)          Except as set forth on Section 4.6(a) of the FirstSun Disclosure Schedule, the financial statements of FirstSun and its Subsidiaries included (or incorporated by reference) in the FirstSun Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of FirstSun and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, results of operations, consolidated statements of cash flows, consolidated statements of comprehensive income, changes in stockholders’ equity and financial position of FirstSun and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of FirstSun has resigned (or informed FirstSun that it intends to resign) or been dismissed as independent public accountants of FirstSun as a result of or in connection with any disagreements with FirstSun on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, neither FirstSun nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of FirstSun included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

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(c)          The records, systems, controls, data and information of FirstSun and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, FirstSun or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on FirstSun. FirstSun (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to FirstSun, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of FirstSun by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to FirstSun’s outside auditors and the audit committee of FirstSun’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FirstSun’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of FirstSun, any fraud, whether or not material, that involves management or other employees who have a significant role in FirstSun’s internal controls over financial reporting. To the knowledge of FirstSun, any such disclosures were made in writing by management to FirstSun’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by FirstSun to first Foundation. As of the date hereof, neither FirstSun nor its independent audit firm has identified, and, to the knowledge of FirstSun, no circumstances exist upon which FirstSun or its independent audit firm would reasonably be expected to identify after the date hereof, any un-remediated material weakness in internal controls over financial reporting or disclosure controls and procedures. To the knowledge of FirstSun, there is no reason to believe that FirstSun’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since December 31, 2022, (i) neither FirstSun nor any of its Subsidiaries, nor, to the knowledge of FirstSun, any director, officer, auditor, accountant or representative of FirstSun or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FirstSun or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FirstSun or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing FirstSun or any of its Subsidiaries, whether or not employed by FirstSun or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by FirstSun or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of FirstSun or any committee thereof or the Board of Directors or similar governing body of any FirstSun Subsidiary or any committee thereof, or to the knowledge of FirstSun, to any director or officer of FirstSun or any FirstSun Subsidiary.

4.7          Broker’s Fees. With the exception of the engagement of Stephens, Inc., neither FirstSun nor any FirstSun Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, the Bank Merger or related transactions contemplated by this Agreement.

4.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun.

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(b)          Since December 31, 2024, FirstSun and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9          Legal and Regulatory Proceedings.

(a)          Except as set forth on Section 4.9(a) of the FirstSun Disclosure Schedule and except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on FirstSun, neither FirstSun nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of FirstSun, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FirstSun or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          Except as would not reasonably be expected to, either individually or in the aggregate, be material to FirstSun, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon FirstSun, any of its Subsidiaries or the assets of FirstSun or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates).

4.10        Taxes and Tax Returns.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun: each of FirstSun and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither FirstSun nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of FirstSun and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; there are no Liens for Taxes upon any property of FirstSun or any of its Subsidiaries except for current Taxes not yet due and payable; each of FirstSun and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party; neither FirstSun nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither FirstSun nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of FirstSun and its Subsidiaries or the assets of FirstSun and its Subsidiaries; no claim or assertion has ever been made or threatened in writing by a Governmental Entity against FirstSun or any of its Subsidiaries in a jurisdiction where FirstSun or any of its Subsidiaries does not file a Tax Return that such entity is or may be required to file such Tax Return or pay Taxes in such jurisdiction; neither FirstSun nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three years; neither FirstSun nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among FirstSun and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); and neither FirstSun nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was FirstSun), or (B) has any liability for the Taxes of any person (other than FirstSun or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b)          Neither FirstSun nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither FirstSun nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

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(c)          Neither FirstSun nor any of its subsidiaries has taken any action, failed to take any action, or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or to result in the covenants set forth in Section 6.20 not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause FirstSun to be in breach of this representation. As of the date of this Agreement, neither FirstSun nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d)          Neither FirstSun nor any of its Subsidiaries has (i) deferred the payment of any portion of any payroll, Social Security, unemployment, withholding or other Taxes pursuant to Section 2302 of the Cares Act or IRS Notice 2020-65 or any similar election under state, local, or foreign law, or (ii) claimed any employee retention credits within the meaning of Section 2301 of the Cares Act or Section 3134 of the Code (or any corresponding or similar credit under state or local Law) or other Tax credits applicable to employment Taxes under the Families First Coronavirus Relief Act of 2020.

4.11        Employees.

(a)          Each FirstSun Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and in all material respects with the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to be material to FirstSun and its Subsidiaries, taken as a whole, neither FirstSun nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any FirstSun Benefit Plan, and neither FirstSun nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. For purposes of this Agreement, the term “FirstSun Benefit Plans” means all material employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which FirstSun or any Subsidiary or any trade or business of FirstSun or any of its Subsidiaries, whether or not incorporated, all of which together with FirstSun would, at the relevant time, be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “FirstSun ERISA Affiliate”), has or could reasonably be expected to have any current or, to the knowledge of FirstSun, future obligation or that are maintained, contributed to or sponsored by FirstSun or any of its Subsidiaries or any FirstSun ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of FirstSun or any of its Subsidiaries or any FirstSun ERISA Affiliate, excluding, in each case, any Multiemployer Plan or any plan, program, agreement, contract, policy or arrangement that is sponsored, maintained or administered by any governmental body, agency, authority or entity.

(b)          The IRS has issued a favorable determination letter or opinion with respect to each FirstSun Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “FirstSun Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of FirstSun, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FirstSun Qualified Plan or the related trust.

(c)          None of FirstSun and its Subsidiaries nor any FirstSun ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to a Multiemployer Plan, a Multiple Employer Plan, or a plan that is subject to Section 302 or Title VI of ERISA or Section 412 of the Code, and none of FirstSun and its Subsidiaries nor any FirstSun ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(d)          Except as would not result in any material liability to FirstSun and its Subsidiaries, taken as a whole, no FirstSun Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

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(e)          Except as would not reasonably be expected to result in any material liability to FirstSun and its Subsidiaries, taken as a whole, all contributions required to be made to any FirstSun Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FirstSun Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of FirstSun.

(f)           There are no pending or, to the knowledge of FirstSun, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to FirstSun’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the FirstSun Benefit Plans, any fiduciaries thereof with respect to their duties to the FirstSun Benefit Plans or the assets of any of the trusts under any of the FirstSun Benefit Plans that would reasonably be expected to result in any material liability of FirstSun or any of its Subsidiaries, taken as a whole.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, none of FirstSun and its Subsidiaries nor any FirstSun ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the FirstSun Benefit Plans or their related trusts, FirstSun, any of its Subsidiaries or any FirstSun ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(h)          Except as disclosed in Section 4.11(i) of the FirstSun Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of FirstSun or any of its Subsidiaries, or result in any limitation on the right of FirstSun or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any FirstSun Benefit Plan or related trust on or after the Effective Time.

(i)           No FirstSun Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(j)           The transactions contemplated by this Agreement will not cause or require FirstSun or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(k)          Except set forth on Section 4.11(l) of the FirstSun Disclosure Schedule and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun and its Subsidiaries, taken as a whole, there are no pending or, to FirstSun’s knowledge, threatened labor grievances or unfair labor practice claims or charges against FirstSun or any of its Subsidiaries, or any strikes or other labor disputes against FirstSun or any of its Subsidiaries. Neither FirstSun nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of FirstSun or any of its Subsidiaries and, there are no pending or, to the knowledge of FirstSun, threatened organizing efforts by any union or other group seeking to represent any employees of FirstSun or any of its Subsidiaries.

(l)           FirstSun and its Subsidiaries are, and have been since December 31, 2022 in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigrant, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not resulted and would not reasonably be expected to result in any material liability to FirstSun and its Subsidiaries, taken as a whole.

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(m)         In the past five years, neither FirstSun nor any of its Subsidiaries has entered into a settlement agreement with a current or former officer, employee or individual independent contractor of FirstSun or its Subsidiaries that substantially involves allegations relating to sexual harassment or sexual misconduct by either (i) an executive officer of FirstSun or its Subsidiaries or (ii) an employee at the level of Senior Vice President or above of FirstSun or its Subsidiaries. In the past five (5) years, to the knowledge of FirstSun, no allegations of sexual harassment have been made against (x) an executive officer of FirstSun or its Subsidiaries, (y) an employee at the level of Senior Vice President or above of FirstSun or its Subsidiaries, or (z) a member of the board of directors of FirstSun or its Subsidiaries.

4.12        SEC Reports. Except as set forth on Section 4.12 of the FirstSun Disclosure Schedule, FirstSun has previously made available to First Foundation an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by FirstSun pursuant to the Securities Act or the Exchange Act (the “FirstSun Reports”), and (b) communication mailed by FirstSun to its stockholders since December 31, 2022 and prior to the date hereof, and no such FirstSun Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all FirstSun Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of FirstSun has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the FirstSun Reports.

4.13        Compliance with Applicable Law.

(a)          FirstSun and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun, and to the knowledge of FirstSun, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun, FirstSun and each of its Subsidiaries have complied with, and are not in default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FirstSun or any of its Subsidiaries, including all laws, rules and policies and all restrictions and requirements contained in any contract to which FirstSun or any of its Subsidiaries are bound, in each case relating to (i) the privacy of users of the products, services and websites of their business and/or (ii) the collection, use, storage, disclosure and other processing of any Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control,

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U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Cares Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. FirstSun and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by FirstSun and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where FirstSun and its Subsidiaries conduct business.

(c)          Sunflower Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and FirstSun has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Sunflower Bank having its current rating lowered such that it is no longer “satisfactory” or better.

(d)          FirstSun maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any Security Breach. To the knowledge of FirstSun, neither FirstSun nor any of its Subsidiaries have experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun. To the knowledge of FirstSun, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FirstSun. Except as set forth on Section 4.11(d) of the FirstSun Disclosure Schedule, no claims or actions have been asserted, or to the knowledge of FirstSun, threatened, against FirstSun or any of its Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun.

(e)          Without limitation, none of FirstSun, or any of its Subsidiaries, or to the knowledge of FirstSun, any director, officer, employee, agent or other person acting on behalf of FirstSun or any of its Subsidiaries has, directly or indirectly, (i) used any funds of FirstSun or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of FirstSun or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of FirstSun or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of FirstSun or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for FirstSun or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for FirstSun or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun.

(f)           As of the date hereof, each of FirstSun and Sunflower Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator) and, as of the date hereof, neither FirstSun nor Sunflower Bank has received any indication from a Governmental Entity that its status as “well-capitalized” will be downgraded within one year from the date of this Agreement.

4.14        Certain Contracts.

(a)          Each contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which FirstSun or any of its Subsidiaries is a party or by which FirstSun or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by FirstSun, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “FirstSun Contract”).

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(b)          (1) Each FirstSun Contract is valid and binding on FirstSun or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun, (2) FirstSun and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each FirstSun Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun, (3) to the knowledge of FirstSun, each third-party counterparty to each FirstSun Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such FirstSun Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun, (4) neither FirstSun nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any FirstSun Contract by any of the other parties thereto which would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on FirstSun, and (5) to the knowledge of FirstSun, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of FirstSun or any of its Subsidiaries, any other party thereto, of or under any such FirstSun Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun.

4.15        Agreements with Regulatory Agencies. Subject to Section 9.14, neither FirstSun nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “FirstSun Regulatory Agreement”), nor has FirstSun or any of its Subsidiaries been advised in writing, or to FirstSun’s knowledge, orally, since December 31, 2022, by any FirstSun Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such FirstSun Regulatory Agreement.

4.16        Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, FirstSun and its Subsidiaries are in compliance, and have complied since December 31, 2022, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of FirstSun, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on FirstSun or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against FirstSun, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun. To the knowledge of FirstSun, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun. FirstSun is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun.

4.17        Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of FirstSun or any of its Subsidiaries or for the account of a customer of FirstSun or one of its Subsidiaries, were entered into in the ordinary course of business and in

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accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of FirstSun or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). FirstSun and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FirstSun’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

4.18        Related Party Transactions. Except as set forth on Section 4.18 of the FirstSun Disclosure Schedule and except as set forth in any FirstSun Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between FirstSun or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of FirstSun or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding FirstSun Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of FirstSun) on the other hand, of the type required to be reported in any FirstSun Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, that have not been so reported.

4.19        State Takeover Laws. The Board of Directors of FirstSun has approved this Agreement, the FirstSun Support Agreement, the Lock-Up Agreements and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of FirstSun Common Stock in connection with the Merger.

4.20        Investment Securities and Commodities. Each of FirstSun and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to FirstSun’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of FirstSun or its Subsidiaries. Such securities and commodities are valued on the books of FirstSun in accordance with GAAP in all material respects. FirstSun and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that FirstSun believes are prudent and reasonable in the context of their respective businesses, and FirstSun and each of its Subsidiaries have, since December 31, 2022, been in compliance with such policies, practices and procedures in all material respects.

4.21        Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun: (a)(i) FirstSun and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or otherwise necessary for the conduct of its business as currently conducted, (ii) to the knowledge of FirstSun, neither FirstSun nor any of its Subsidiaries have, since December 31, 2022, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any other person’s rights in Intellectual Property, or violated or breached any applicable license pursuant to which FirstSun or any of its Subsidiaries acquired the right to use any Intellectual Property and (iii) no person has asserted in writing to FirstSun or any of its Subsidiaries within the past six years that FirstSun or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (b) to the knowledge of FirstSun, no person is challenging, infringing on or otherwise violating, any right of FirstSun or any of its Subsidiaries with respect to any Intellectual Property owned by FirstSun or its Subsidiaries; (c) neither FirstSun nor any of its Subsidiaries have received any written notice of any pending claim challenging any Intellectual Property owned by FirstSun or any of its Subsidiaries (including with respect to the ownership, abandonment, cancellation or enforceability thereof); and (d) FirstSun and its Subsidiaries have used reasonable best efforts to safeguard its and their material trade secrets and other confidential information, and avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by FirstSun and its Subsidiaries.

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4.22        Opinion. Prior to the execution of this Agreement, the Board of Directors of FirstSun has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Stephens, Inc., to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, matters considered, and the terms, qualifications, and limitations set forth in its written opinion, the Exchange Ratio is fair from a financial point of view to the holders of FirstSun Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23        FirstSun Information. The information relating to FirstSun and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to FirstSun and its Subsidiaries that is provided in writing by FirstSun or its Representatives specifically for inclusion in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement that relate only to FirstSun or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to First Foundation or any of the First Foundation Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by FirstSun with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of First Foundation or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.24        Loan Portfolio(a).

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, each Loan of FirstSun or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of FirstSun and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, each outstanding Loan of FirstSun or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of FirstSun and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)          None of the agreements pursuant to which FirstSun or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)          FirstSun and its Subsidiaries (including Sunflower Bank) are in material compliance with, and since December 31, 2022, have complied in all material respects with their respective servicing or, as applicable, subservicing, obligations under all Servicing Agreements. Since December 31, 2022, through the date of this Agreement, neither FirstSun nor any of its Subsidiaries has received written or, to the knowledge of FirstSun, oral notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(e)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, (i) the origination file, servicing file, records and documents (whether hard copy or electronic) for each Loan serviced by either FirstSun or its Subsidiaries (including Sunflower Bank) as of the date hereof is true and complete and (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by FirstSun or its Subsidiaries (including Sunflower Bank) under any Servicing Agreement.

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(f)           There are no outstanding Loans made by FirstSun or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of FirstSun or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, neither FirstSun nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)          As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to FirstSun’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by FirstSun or any of its Subsidiaries subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof.

4.25        Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FirstSun, (a) FirstSun and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FirstSun and Sunflower Bank reasonably have determined to be prudent and consistent with industry practice, and FirstSun and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of FirstSun and its Subsidiaries, FirstSun or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by FirstSun or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither FirstSun nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.26        RIA Compliance Matters.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each RIA Subsidiary of FirstSun that is registered with the SEC as an investment adviser under the Advisers Act, is and has been, (i) at all times required by applicable law, duly registered as an investment adviser under the Advisers Act and under all applicable state statutes (if required to be so registered under applicable law), and (ii) since December 31, 2022, duly registered and licensed as an investment adviser under all other applicable laws or exempt therefrom. Except for the RIA Subsidiaries, neither FirstSun nor any of its Subsidiaries provides Investment Advisory Services in any jurisdiction or is required to be registered under the Advisers Act or any applicable law in any jurisdiction.

(b)          Each RIA Subsidiary has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Advisers Act. Each RIA Subsidiary has established in compliance with requirements of applicable law, and maintained in effect at all times required by applicable law since December 31, 2022, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by such RIA Subsidiary under applicable law, including Rules 204A-1 and 206(4)-7 under the Advisers Act, and since December 31, 2022, there has been no material violation of such policies and procedures, except, in each case under clauses (i)-(vii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(c)          With respect to each RIA Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of such RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of FirstSun, any of such RIA Subsidiary’s other “associated persons” (as defined in the Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-1 under the Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) are there any pending or, to the knowledge of FirstSun, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations in writing by any Regulatory Agency or other Governmental Entity that would reasonably be expected to result in the ineligibility or disqualification of such RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification which would reasonably be expected to be, individually or in the aggregate, material to FirstSun.

(d)          Each RIA Subsidiary is, and since December 31, 2022, has been, in compliance with (i) the applicable provisions of the Advisers Act and (ii) all other applicable laws of the jurisdictions in which such RIA Subsidiary acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii) for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          Each RIA Subsidiary is not prohibited from charging fees to any person pursuant to Rule 206(4)-5 under the Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)           Each RIA Subsidiary, and any investment advisory program sponsored by each RIA Subsidiary, is in compliance with Rule 3a-4 under the Investment Company Act.

4.27        Client Agreements.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Advisory Agreement entered into by an RIA Subsidiary with any Advisory Client for the purpose of providing Investment Advisory Services to such Advisory Client includes all provisions required by and complies in all respects with the Advisers Act; (ii) no Advisory Client is registered or required to be registered as an investment company under the Investment Company Act; and (iii) each RIA Subsidiary does not sponsor, or act as an investment adviser or sub-adviser for, any public or private investment funds.

(b)          Each RIA Subsidiary and each of its Affiliates has complied with all applicable obligations, requirements and conditions of each Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each RIA Subsidiary does not provide Investment Advisory Services to any person other than the Advisory Clients and (ii) each RIA Subsidiary provides Investment Advisory Services to Advisory Clients solely pursuant to written Advisory Agreements.

4.28        Fiduciary Activities.

(a)          FirstSun and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. Since December 31, 2022 none of FirstSun, any of its Subsidiaries, or, to the knowledge of FirstSun, any director, officer, or employee of any of them has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects. All books and records primarily related to the trust or wealth management businesses of FirstSun and its Subsidiaries include documented risk profiles signed by each customer. Since December 31, 2022, none of FirstSun or any of its Subsidiaries has been, and none are currently, engaged in any dispute with, or subject to any claims by, any trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

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(b)          Each trust or wealth management customer of FirstSun or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of FirstSun and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with written instructions received from such customer and its authorized representatives and authorized signers, (iv) consistent with such customer’s risk profile, and (v) in compliance with all applicable laws and FirstSun’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of FirstSun or any of its Subsidiaries has been duly and validly executed and delivered by FirstSun and/or each such Subsidiary and, to the knowledge of FirstSun, the other party(ies) thereto, each such contract constitutes a valid and binding obligation of the parties thereto (except as such enforceability may be limited by the Enforceability Exceptions), and FirstSun, its Subsidiaries, and the other party(ies) thereto have duly performed in all material respects their respective obligations thereunder, and FirstSun and its Subsidiaries and, to the knowledge of FirstSun, such other contracting parties are in compliance with each of the terms thereof.

(c)          No contract governing a relationship with a trust or wealth management customer of FirstSun or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to FirstSun or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement.

4.29        Insurance Subsidiaries.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FirstSun, (i) since December 31, 2022, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any FirstSun Subsidiary (“FirstSun Agent”) wrote, sold, produced, managed, administered or procured business for a FirstSun Subsidiary, such FirstSun Agent was, at the time the FirstSun Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no FirstSun Agent has been since December 31, 2022, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such FirstSun Agent’s writing, sale, management, administration or production of insurance business for any FirstSun Insurance Subsidiary (as defined below), and (iii) each FirstSun Agent was appointed by FirstSun or FirstSun Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such FirstSun Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “FirstSun Insurance Subsidiary” means each Subsidiary of FirstSun through which insurance operations is conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FirstSun, (i) since December 31, 2022, FirstSun and the FirstSun Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any FirstSun Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each FirstSun Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

4.30        Broker-Dealer Subsidiaries. Neither FirstSun nor any of its Subsidiaries is required to be registered, licensed, qualified or authorized, as a broker-dealer under the Exchange Act or under any other applicable Law.

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4.31        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by FirstSun in this ARTICLE IV, neither FirstSun nor any other person makes any express or implied representation or warranty with respect to FirstSun, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FirstSun hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither FirstSun nor any other person makes or has made any representation or warranty to First Foundation or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to FirstSun, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to First Foundation or any of its Affiliates or representatives in the course of their due diligence investigation of FirstSun, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by FirstSun in this ARTICLE IV.

(b)          FirstSun acknowledges and agrees that neither First Foundation nor any other person on behalf of First Foundation has made or is making, and FirstSun has not relied upon, any express or implied representation or warranty other than those representations and warranties expressly set forth in ARTICLE III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Businesses by First Foundation Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the First Foundation Disclosure Schedule), required by applicable law, or as consented to in writing by FirstSun (such consent not to be unreasonably withheld, conditioned or delayed), First Foundation shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to carry on its business with prudent banking practice and in compliance in all material respects with all applicable laws and (c) take no action that would reasonably be expected to materially and adversely affect or delay the ability of either FirstSun or First Foundation to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2          Forbearances of First Foundation. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.2 of the First Foundation Disclosure Schedule from a reading of the disclosure that such disclosure applies to such other subsections) or as required by law, First Foundation shall not, and First Foundation shall not permit any of its Subsidiaries to, without the prior written consent of FirstSun (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          other than (1) federal funds borrowings and borrowings from the Federal Home Loan Bank, in each case, with a maturity not in excess of six months and (2) the creation of deposit liabilities or other customary banking products, issuances of letters of credit, sales of certificates of deposits, and entry into repurchase agreements, in each case (1) and (2), in the ordinary course of business on terms and in amounts consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of First Foundation or any of its wholly-owned Subsidiaries, on the one hand, to First Foundation or any of its wholly-owned Subsidiaries, on the other hand), or directly or indirectly, incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness obligations or liabilities of any other individual, corporation or other entity;

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(b)          (i)           adjust, split, combine or reclassify any capital stock (or shares thereof);

(ii)         make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any First Foundation Securities or any securities of any First Foundation Subsidiary except (A) cash dividends paid by any of the Subsidiaries of First Foundation to First Foundation or any of its wholly-owned Subsidiaries, or (B) with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of First Foundation Equity Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 5.2 and the terms of the applicable award agreements;

(iii)        grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any First Foundation Securities or any securities of any First Foundation Subsidiary; or

(iv)        except as expressly provided in the WETA, issue, sell, transfer, encumber, or authorize the issuance, sale or transfer, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any First Foundation Securities or any securities of any First Foundation Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any First Foundation Securities or any securities of any First Foundation Subsidiary except with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of First Foundation Equity Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 5.2;

(c)          sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of, or discontinue, any of its material rights, properties, assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than (x) in the ordinary course of business consistent with past practice or (y) pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the First Foundation Disclosure Schedule;

(d)          except for foreclosure or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice, make any material investment in or acquire (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or all or any portion of the property, assets, debt, business, deposits or properties of any other person, in each case, other than a wholly-owned Subsidiary of First Foundation;

(e)          in each case, except for transactions in the ordinary course of business, (x) enter into, terminate, amend, extend or waive any material provision of, any First Foundation Contract (or any contract that would constitute a First Foundation Contract if in effect on the date of this Agreement), (y) make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to First Foundation or any of its Subsidiaries (or the Surviving Entity), or (z) enter into any material contract of a type described in Section 3.3(b)(y) (or amend an existing material contract in a manner that would result in it being of a type described in Section 3.3(b)(y)), read without giving effect to any qualification as to Material Adverse Effect set forth in Section 3.3(b);

(f)           except as required pursuant to the terms of any First Foundation Benefit Plan in effect as of the date of this Agreement or entered into, established or adopted after the date of this Agreement in a manner not in contravention with this Section 5.2(f), (A) increase in any manner the compensation or consulting fees,

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bonus, pension, welfare, fringe or other benefits, severance or termination pay of any First Foundation employee or individual service provider, except (1) increases in annual salary or wage rate (and corresponding increases in incentive opportunities) in the ordinary course of business consistent with past practice that do not exceed 5% individually or 4% in the aggregate on an annualized basis and (2) for the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice pursuant to a First Foundation Benefit Plan in effect as of the date hereof or entered into, established or adopted after the date of this Agreement in a manner not in contravention with this Section 5.2(f), (B) become a party to, establish, adopt, materially amend, commence participation in or terminate any First Foundation Benefit Plan or any arrangement that would have been a First Foundation Benefit Plan had it been entered into prior to this Agreement, (C) grant any new equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, under any First Foundation Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any First Foundation Benefit Plan, (E) enter into any new, or amend any existing, employment, severance, change in control, retention, consulting or collective bargaining agreement or similar agreement or arrangement, (F) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any First Foundation Benefit Plan, First Foundation Contract, as the case may be, (G) hire, promote, or replace any individual who would be an employee at the Senior Vice President level or above or with an annual base salary equal to or in excess of $250,000 or, (H) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any First Foundation Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (I) forgive any loans or issue any loans (other than issuing loans in the ordinary course of business and consistent with past practice) to any First Foundation employee;

(g)          (i) settle, or enter into any settlement or similar agreement with respect to, any claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually of less than $500,000 and in the aggregate less than $1,000,000, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations or the Surviving Entity after consummation of the Mergers;

(h)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)           alter, change, amend, modify, supplement or repeal its certificate or articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)           take any action that would result in or reasonably be expected to result in a Warrant Adjustment Event or a Preferred Stock Adjustment Event;

(k)          other than in consultation with Sunflower Bank, (i) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or (ii) acquire (other than (A) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith) any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service;

(l)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;

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(m)         (i) enter into any new line of business or, other than in the ordinary course of business consistent with past practice or in consultation with FirstSun, introduce any new products or services, in each case, except as required by applicable law, regulation or policies imposed by any Governmental Entity; or (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, hedging, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(n)          abandon or allow to lapse any material Intellectual Property, other than in the ordinary course of business consistent with past practice;

(o)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(p)          purchase, either outright or pursuant to a participation, in any loan or pool of loans in excess of $10,000,000 or greater with respect to such loan or pool of loans; provided, that if FirstSun does not respond to a request for consent pursuant to this Section 5.2(o) within five Business Days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent;

(q)          make, or commit to make, any capital expenditures in amounts exceeding $500,000 individually, or in the aggregate, provided, however, that capital expenditures for emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property may be made without FirstSun’s prior written consent, but First Foundation shall notify FirstSun of any such capital expenditure as soon as reasonably practicable;

(r)           merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries, or conduct any statutory conversion or domestication, share exchange or business combination of itself or any of its Subsidiaries;

(s)          make any material new investment or material new commitment to invest in low income housing tax credits or real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any material new investment or material new commitment to develop, or otherwise take any actions to develop any material real estate owned by First Foundation or any of its Subsidiaries;

(t)           file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any branch office, loan production or servicing facility or automated banking facility;

(u)          pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates of any of its officers or directors other than routine banking relationships, compensation or business expense advancements or reimbursements in the ordinary course of business;

(v)          except for loans or extensions of credit approved and/or committed as of the date of this Agreement and subject to Section 5.2(o), without 48 hours’ notice prior to closing via email to Sunflower Bank, (i) make any loan in excess of $10,000,000; (ii) renew any loan greater than $10,000,000 if the interest rate lock is more than five years, or if the loan is not fully amortizing and its maturity is 10 years or more, or (iii) renew for more than 12 months any loans greater than $5,000,000 rated “watch” or worse. For purposes of this Section 5.2(u), prior email notice would be to the Chief Credit Officer or designated Credit Administrator of Sunflower Bank;

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(w)         other than interest rate swaps entered into for the account of customers of First Foundation or any First Foundation Subsidiaries (i.e. “back-to-back” agreements) or in the ordinary course of business, enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions;

(x)          (i) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied by the Termination Date, except as may be required by applicable law or (ii) knowingly take any action that is intended or would reasonably be expected to prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement; or

(y)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3          Conduct of Businesses by FirstSun Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.3 of the FirstSun Disclosure Schedule), required by applicable law, or as consented to in writing by First Foundation (such consent not to be unreasonably withheld, conditioned or delayed), FirstSun shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to carry on its business with prudent banking practice and in compliance in all material respects with all applicable laws and (c) take no action that would reasonably be expected to materially and adversely affect or delay the ability of either FirstSun or First Foundation to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.4          Forbearances of FirstSun. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.4 of the FirstSun Disclosure Schedule from a reading of the disclosure that such disclosure applies to such other subsections)), as required by law or as consented to in writing by First Foundation (such consent not to be unreasonably withheld, conditioned or delayed), FirstSun shall not, and shall not permit any of its Subsidiaries to:

(a)          adjust, split, combine or reclassify any capital stock of FirstSun (or shares thereof);

(b)          make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any FirstSun Securities or any securities of any FirstSun Subsidiary except, in each case, (A) dividends paid by any of the Subsidiaries of FirstSun to FirstSun or any of its wholly-owned Subsidiaries, (B) regular distributions of outstanding trust preferred securities in accordance with their terms or (C) for withholding Taxes incurred in connection with the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(c)          except for the grant or issuance of FirstSun Equity Awards in the ordinary course consistent with past practice in all material respects, issue, sell, transfer, encumber, or authorize the issuance, sale or transfer, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence

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of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any FirstSun Securities or any securities of any FirstSun Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any FirstSun Securities or any securities of any FirstSun Subsidiary except with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of FirstSun Equity Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 5.4;

(d)          incur any indebtedness for borrowed money (other than indebtedness of FirstSun or any of its wholly-owned Subsidiaries to FirstSun or any of its Subsidiaries) that would reasonably be expected to prevent FirstSun or its Subsidiaries from assuming First Foundation’s or its Subsidiaries’ outstanding indebtedness;

(e)          (i) settle, or enter into any settlement or similar agreement with respect to, any claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually of less than $500,000 and in the aggregate less than $1,000,000, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations or the Surviving Entity after consummation of the Mergers;

(f)           take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(g)          except for the FirstSun Charter Amendment, amend the FirstSun Articles or the FirstSun Bylaws in a manner that would materially and adversely affect the holders of First Foundation Common Stock, or adversely affect the holders of First Foundation Common Stock relative to other holders of FirstSun Common Stock;

(h)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;

(i)           (i) enter into any new line of business or, other than in the ordinary course of business consistent with past practice or in consultation with First Foundation, introduce any new products or services, in each case, except as required by applicable law, regulation or policies imposed by any Governmental Entity; or (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, hedging, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(j)           abandon or allow to lapse any material Intellectual Property, other than in the ordinary course of business consistent with past practice;

(k)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(l)           merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve any of its Subsidiaries;

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(m)         pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates of any of its officers or directors other than routine banking relationships, compensation or business expense advancements or reimbursements in the ordinary course of business;

(n)          (i) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied by the Termination Date, except as may be required by applicable law or (ii) knowingly take any action that is intended or would reasonably be expected to prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement; or

(o)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.

5.5          No Control. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)          Promptly after the date of this Agreement, FirstSun and First Foundation shall prepare and file with the SEC the Joint Proxy Statement, and FirstSun shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and the parties shall use reasonable best efforts to make such filings no later than 35 days after the date of this Agreement. Each of FirstSun and First Foundation shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and FirstSun and First Foundation shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. FirstSun and First Foundation shall use their reasonable best efforts to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement. FirstSun shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First Foundation shall furnish all information concerning First Foundation and the holders of First Foundation Stock as may be reasonably requested in connection with any such action.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within 45 days of the date of this Agreement) and (ii) obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. First Foundation and FirstSun shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. FirstSun and First Foundation shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information and Section 9.14, all the non-confidential information relating to First Foundation or FirstSun (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, including copies of any applications and correspondence relating thereto prior to filing and with sufficient opportunity to comment (provided, that, each

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party shall provide any comments as promptly as reasonably practicable, not to exceed three Business Days), other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any material meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.14. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, waivers, orders, non-objections and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the OCC and the Federal Reserve Board (in respect of the Merger or the Bank Merger) or (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), except, in the case of this clause (ii), for any such authorizations, consents, waivers, orders or approvals the failure of which to be obtained would not be material to the Surviving Entity.

(c)          In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require FirstSun or First Foundation or any of their respective Subsidiaries, and neither First Foundation nor any of its Subsidiaries shall be permitted (without the prior written consent of FirstSun), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (provided that for purposes of determining whether any of the foregoing gives rise to such a “material adverse effect”, “material adverse effect” shall be measured on a scale relative only to the size of First Foundation and its Subsidiaries, taken as a whole, without FirstSun and its Subsidiaries) (a “Materially Burdensome Regulatory Condition”).

(d)          FirstSun and First Foundation shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of FirstSun, First Foundation or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)          FirstSun and First Foundation shall promptly advise each other upon receiving any communication from any Governmental Entity whose permit, consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such permit, consent, waiver, approval or authorization will be materially delayed; provided, for the avoidance of doubt, that neither party shall be required to disclose confidential supervisory information to the other party.

(f)           Notwithstanding anything to the contrary in this Agreement, FirstSun shall be entitled to direct the defense of the transactions contemplated by this Agreement before any Governmental Entity and to control the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Entities regarding any Requisite Regulatory Approvals consistent with this Section 6.1, so long as FirstSun consults with First Foundation and its counsel reasonably in advance regarding the matters described in this Section 6.1, and consider in good faith all recommendations of First Foundation and its counsel.

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6.2          Advisory Client Consents.

(a)          First Foundation shall, and shall cause each RIA Subsidiary to, use its reasonable best efforts to obtain, as promptly as reasonably practicable after the date of this Agreement in accordance with applicable law and the applicable Advisory Agreement, the consent of each Advisory Client to the deemed assignment of its Advisory Agreement as a result of the transactions contemplated hereby prior to Closing (such consent, “Client Consent”). Without limiting the generality of the foregoing, each RIA Subsidiary shall send, at least 60 days prior to Closing, notices to each Advisory Client as of the date hereof (i) informing such Advisory Client of the transactions contemplated hereby, (ii) informing such Advisory Client that such RIA Subsidiary intends to continue to provide Investment Advisory Services to such Advisory Client after the Closing and requesting such Advisory Client’s consent thereto, (iii) requesting the requisite consent of such Advisory Client to such deemed assignment and (iv), unless the Advisory Client’s Advisory Agreement requires the Advisory Client’s written consent to such deemed assignment, informing such Advisory Client that the consent of such Advisory Client will be deemed to have been provided if such Advisory Client does not notify in writing the applicable RIA Subsidiary of its objection to such deemed assignment, or of its termination of its Advisory Agreement, within 60 days after the sending of such notice. At the end of such 60-day period, if such Advisory Client has not provided written notice to the applicable RIA Subsidiary of such objection or termination, such Advisory Client shall be deemed to have provided its Client Consent for all purposes under this Agreement. In the case of a person who becomes an Advisory Client during the period from the date of this Agreement through the Closing (a “New Client”), the Client Consent of such New Client shall be deemed to have been provided for all purposes hereunder, if the relevant RIA Subsidiary provides such New Client with disclosure prior to the entering into of its Advisory Agreement (A) informing such New Client of the transactions contemplated hereby, (B) informing such New Client that such RIA Subsidiary intends to continue to provide Investment Advisory Services to such New Client after Closing, and (C) informing such New Client that the consent of such New Client will be deemed to have been provided by the entering in to by such New Client of its Advisory Agreement. FirstSun shall have a reasonable opportunity to review and comment on all materials used to seek Client Consents, or disclose the transactions contemplated hereby to New Clients, for purposes of this Section 6.2(a) prior to distribution. First Foundation agrees to cause the RIA Subsidiary to cooperate with and support First Foundation’s efforts under this Section 6.2(a).

(b)          Each party hereto shall reasonably cooperate in connection with obtaining the approvals and consents sought pursuant to this Section 6.2. Each party shall cause all information relating to such party and its Affiliates supplied by it for inclusion in such requests for approvals and consents contemplated by this Section 6.2, at the time of the mailing or delivery of such requests for approvals and consents or supplemental communications related thereto, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.3          Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws, each of First Foundation and FirstSun, for the purposes of enabling FirstSun and First Foundation to verify the representations and warranties of the other party and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and both First Foundation and FirstSun shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, First Foundation and FirstSun shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement or proxy statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that First Foundation is not permitted to disclose in accordance with Section 9.14 or otherwise under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither FirstSun nor First Foundation nor any of their respective Subsidiaries

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shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FirstSun’s or First Foundation’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each of FirstSun and First Foundation shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.3(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality Agreement, dated May 1, 2025, by and between FirstSun and First Foundation (as it may be amended in accordance with its terms, the “Confidentiality Agreement”).

(c)          No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.

6.4          Stockholders’ Approvals.

(a)          Each of FirstSun and First Foundation shall call a meeting of its stockholders (the “FirstSun Meeting” and the “First Foundation Meeting”, respectively, and such meetings together, the “Meetings”) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of FirstSun, the Requisite FirstSun Vote, and, in the case of First Foundation, the Requisite First Foundation Vote and (b) if so desired and agreed by FirstSun and First Foundation, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Each of FirstSun and First Foundation shall use its reasonable best efforts to cause such Meetings to occur on the same date. Subject to Section 6.4(b), each of FirstSun and First Foundation and its respective Board of Directors shall use its reasonable best efforts to obtain from the stockholders of FirstSun and First Foundation, as applicable, the Requisite FirstSun Vote and the Requisite First Foundation Vote, as applicable, including by communicating to the respective stockholders of FirstSun and First Foundation its respective recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of FirstSun, the stockholders of FirstSun adopt this Agreement, including the issuance of shares of FirstSun Common Stock in the Merger and adopt the FirstSun Articles Amendment, (the “FirstSun Board Recommendation”), and, in the case of First Foundation, the stockholders of First Foundation adopt this Agreement (the “First Foundation Board Recommendation”). Each of FirstSun and First Foundation and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the FirstSun Board Recommendation, in the case of FirstSun, or the First Foundation Board Recommendation, in the case of First Foundation, (ii) fail to make the FirstSun Board Recommendation, in the case of FirstSun, or the First Foundation Board Recommendation, in the case of First Foundation, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal, or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the FirstSun Board Recommendation, in the case of FirstSun, or the First Foundation Board Recommendation, in the case of First Foundation, in each case within 10 Business Days (or such fewer number of days as remains prior to the applicable Meeting) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing actions described in clauses (i) through (v), a “Recommendation Change”) or (vi) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for an Acquisition Proposal (an “Alternative Acquisition Agreement”).

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(b)          Notwithstanding anything in this Agreement to the contrary, subject to Section 8.1 and Section 8.2, prior to the receipt of the Requisite FirstSun Vote, in the case of FirstSun, and the Requisite First Foundation Vote, in the case of First Foundation, the Board of Directors of FirstSun and the Board of Directors of First Foundation, respectively, may effect a Recommendation Change, including submitting this Agreement to its respective stockholders without a recommendation that such stockholders adopt this Agreement (which, for the avoidance of doubt, shall constitute a Recommendation Change by such party), in which event the applicable Board of Directors may communicate the basis for its lack of recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law, if (i) such Board of Directors has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 6.14, which it determines in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor(s), constitutes a Superior Proposal, and (ii) such Board of Directors, after receiving the advice of its outside counsel and its financial advisor(s), determines in good faith that the failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable law, in each case, if, but only if, (1) FirstSun or First Foundation, as applicable, has complied in all material respects with Section 6.14, (2) such party delivers to the other party at least four Business Days’ prior written notice of its intention to take such action, and furnishes to the other party a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the identity of the person making such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal), (3) prior to taking such action, such party negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with the other party, during the four Business Day period following such party’s delivery of the notice referred to in such sub-clause (2) above (to the extent the other party desires to so negotiate) any revision to the terms of this Agreement that the other party desires to propose, and (4) after the conclusion of such four Business Day period, the Board of Directors of FirstSun or the Board of Directors of First Foundation, as applicable, determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by the other party pursuant to sub-clause (3) above, that, in the case of actions described in clause (i) above, such Acquisition Proposal continues to constitute a Superior Proposal and in case of actions described in clause (i) above, would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the FirstSun Board Recommendation or the First Foundation Board Recommendation, as applicable (it being agreed that, if such actions are being taken in response to an Acquisition Proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the four Business Day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two Business Days remain to negotiate subsequent to the time First Foundation notifies FirstSun of any such material revision (it being understood that there may be multiple extensions)).

(c)          Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the First Foundation Meeting and the FirstSun Meeting shall be convened and this Agreement shall be submitted to the stockholders of First Foundation and FirstSun at such meetings for the purpose of the stockholders of First Foundation or FirstSun, as the case may be, considering and voting on adoption of this Agreement and any other matters required to be approved and/or adopted by the stockholders of such party in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, neither First Foundation nor FirstSun shall submit to or for a vote of its stockholders any Acquisition Proposal.

(d)          Each of FirstSun and First Foundation shall adjourn or postpone its Meeting if (i) as of the date of such Meeting there are insufficient shares of FirstSun Common Stock or First Foundation Common Stock, as applicable, represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such Meeting, (ii) as of the date of such Meeting FirstSun or First Foundation, as applicable, has not received proxies representing a sufficient number of votes necessary for the adoption of this Agreement by its stockholders or, in the case of FirstSun, the adoption of the FirstSun Articles Amendment, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Joint Proxy Statement required by applicable law is provided to the stockholders of FirstSun or First Foundation, as applicable, a reasonable amount of time prior to such Meeting; provided that, in the case of clauses (i) and (ii), without the prior written consent of the other party, neither FirstSun nor First Foundation, as applicable, shall adjourn or postpone its Meeting for more than five Business Days in the case of any individual adjournment or postponement or more than 20 Business Days in the aggregate.

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6.5          Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of FirstSun and First Foundation shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by First Foundation or FirstSun or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

6.6          Stock Exchange Listing. FirstSun shall cause the shares of FirstSun Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.7          Employee Matters.

(a)          From the Effective Time through the 12-month anniversary of the Closing Date, subject to Section 6.7(a) of the FirstSun Disclosure Schedule, FirstSun shall provide to each employee of First Foundation and its Subsidiaries who at the Effective Time becomes an employee of the Surviving Entity or its Subsidiaries (a “Continuing Employee”): (1) base salary or base wage that is no less than the base salary or base wage provided by First Foundation and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time; (2) target annual cash bonus opportunities that are no less favorable than those provided to similarly situated employees of FirstSun and its Subsidiaries; (3) employee benefits that are in the aggregate no less favorable than those made available to similarly situated employees of FirstSun and its Subsidiaries; provided that for purposes of this clause (3), “employee benefits” shall exclude equity and equity-based compensation, long-term incentives, defined benefit pension benefits, retiree medical benefits and severance benefits; and (4) severance benefits for employees not otherwise party to an employment, severance, change in control, or similar contract that provides for severance that are no less favorable than as set forth on Section 6.7(a) of the First Foundation Disclosure Schedule, subject to such Continuing Employee’s execution, delivery and non-revocation of a general release in favor of First Foundation, FirstSun and their respective Affiliates (including the Surviving Entity).

(b)          For all purposes (including eligibility, participation, vesting and benefit accrual), except not for any purpose under any defined benefit pension plan, retiree medical plan or any frozen plan or to the extent that such credit would result in a duplication of benefits, under the FirstSun Benefit Plans, service with or credited by FirstSun, First Foundation or any of their respective Subsidiaries or predecessors for Continuing Employees shall be treated as service with the Surviving Entity to the same extent that such service was taken into account under the analogous First Foundation Benefit Plan prior to the Effective Time. With respect to any FirstSun Benefit Plan in which any Continuing Employees first become eligible to participate on or after the Effective Time, FirstSun shall use commercially reasonable efforts to (or cause its Subsidiary to): (A) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous First Foundation Benefit Plan in which such employee participated immediately prior to the Effective Time; and (B) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a First Foundation Benefit Plan (to the same extent that such credit was given under the analogous First Foundation Benefit Plan in which such employee participated immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under such FirstSun Benefit Plan, in each case, subject to FirstSun receiving all applicable information as reasonably requested by FirstSun, including information regarding pre-Closing co-payments and deductibles from First Foundation.

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(c)          If requested by FirstSun in writing delivered to First Foundation not less than 20 Business Days before the Closing Date, the Board of Directors of First Foundation (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the First Foundation 401(k) Plan (the “First Foundation 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If FirstSun requests that the First Foundation 401(k) Plan be terminated, (i) First Foundation shall provide FirstSun with executed resolutions demonstrating that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by FirstSun) not later than two days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by FirstSun, the Surviving Entity or one of their Subsidiaries (the “FirstSun 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. FirstSun and First Foundation shall take any and all actions as may be required, including amendments to the First Foundation 401(k) Plan and/or the FirstSun 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the FirstSun 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), FirstSun Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the First Foundation 401(k) Plan.

(d)          The Surviving Entity agrees to honor in accordance with their terms all First Foundation Benefit Plans set forth on Schedule 6.7(d) of the First Foundation Disclosure Schedule.

(e)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of FirstSun or First Foundation or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Entity, First Foundation, FirstSun or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, First Foundation, FirstSun or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of FirstSun or First Foundation or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any First Foundation Benefit Plan or FirstSun Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular First Foundation Benefit Plan or FirstSun Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of FirstSun or First Foundation or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the First Foundation Articles, the First Foundation Bylaws and the governing or organizational documents of any First Foundation Subsidiary, each present and former director, officer or employee of First Foundation and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “First Foundation Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of First Foundation or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any First Foundation Indemnified Party to whom expenses are advanced provides an irrevocable undertaking to repay such advances if it is ultimately determined that such First Foundation Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with the First Foundation Indemnified Parties, and the First Foundation Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this clause (a), nothing herein shall be interpreted to be less advantageous to the insured than the indemnification and other rights, including limitations on liability, existing in favor of the First Foundation Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement and set forth on Section 6.8 of the First Foundation Disclosure Schedules.

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(b)          For a period of six years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by First Foundation (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of First Foundation or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by First Foundation for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, FirstSun or First Foundation, in consultation with, but only upon the consent of, FirstSun, may (and at the request of FirstSun, First Foundation shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under First Foundation’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If First Foundation purchases such tail policy, the Surviving Entity shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.

(c)          The obligations of the Surviving Entity, FirstSun or First Foundation under this Section 6.8 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any First Foundation Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected First Foundation Indemnified Party or affected person.

(d)          The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each First Foundation Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.8.

6.9          Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of FirstSun, on the one hand, and a Subsidiary of First Foundation, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Entity.

6.10        Advice of Changes. FirstSun and First Foundation shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

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6.11        Stockholder Litigation. Each party shall give the other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. First Foundation shall (i) give FirstSun the opportunity to participate (at FirstSun’s expense) in the defense or settlement of any such litigation, (ii) give FirstSun a reasonable opportunity to review and comment on all filings or responses to be made by First Foundation in connection with any such litigation, and will in good faith take such comments into account and (iii) not agree to settle any such litigation without FirstSun’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its Affiliates.

6.12        FirstSun Articles Amendment. Subject to the receipt of the Requisite FirstSun Vote, prior to the Effective Time, FirstSun shall take all such actions as may be necessary or advisable to amend the FirstSun Articles as set forth in the FirstSun Articles Amendment, including filing the FirstSun Articles Amendment with the Delaware Secretary and causing the FirstSun Articles Amendment to be effective prior to the Effective Time.

6.13        Board Representation.

(a)          Effective as of the Effective Time, the number of directors that will comprise the entire Board of Directors of the Surviving Entity shall be thirteen (13). Of the members of the Board of Directors of the Surviving Entity as of the Effective Time, eight (8) of which shall be current members of the Board of Directors of FirstSun as of immediately prior to the Effective Time (including the Executive Chairman and Chief Executive Officer of FirstSun as of immediately prior to the Effective Time) (the “Legacy FirstSun Directors”), and five (5) of which shall be members of the Board of Directors of First Foundation as of immediately prior to the Effective Time (including those individuals listed on Section 6.13(a) of the FirstSun Disclosure Schedule) (the “Legacy First Foundation Directors”) who are eligible to serve under the provisions of FirstSun Bylaws and, in accordance with the Corporate Governance Guidelines of FirstSun as of the date of this Agreement. On or prior to the Effective Time, the Board of Directors of FirstSun shall take such actions as are necessary to cause the Legacy First Foundation Directors to be elected or appointed to the Board of Directors of the Surviving Entity, including the committees thereof, in each case as specified therein and with effect as of the Effective Time. In connection with the first annual meeting of stockholders of the Surviving Entity following the Effective Time (the “First Annual Meeting”), the Board of Directors of the Surviving Entity shall (i) nominate a slate of Directors that is comprised of (A) all the Legacy FirstSun Directors who are eligible to serve under the provisions of the FirstSun Bylaws and, in accordance with the Corporate Governance Principles of FirstSun as of the date hereof and (B) each Legacy First Foundation Director and (ii) use reasonable best efforts to obtain the election of all such nominees by the stockholders of the Surviving Entity at the First Annual Meeting.

(b)          Effective as of the Effective Time, FirstSun shall enter into a Board Representation Letter Agreement in the form attached hereto as Exhibit F with those investors listed on Section 6.13(b) of the FirstSun Disclosure Schedule.

6.14        Acquisition Proposals.

(a)          Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the parties hereto with respect to any Acquisition Proposal. Each party agrees that it will not, and will cause each of its Subsidiaries not to, and will use its reasonable best efforts to cause its and their respective officers, directors (including, with regard to the directors of each party, each fund affiliated with such director), employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal,

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of the existence of the provisions of this Section 6.14(a)), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.14) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite FirstSun Vote, in the case of FirstSun, or the Requisite First Foundation Vote, in the case of First Foundation, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.14(a) by such party, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of outside counsel and, with respect to financial matters, financial advisor(s)) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to such party than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will promptly (within 24 hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to a party, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of such party and its Subsidiaries or 25% or more of any class of equity or voting securities of such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party. As used in this Agreement, “Superior Proposal” shall mean, with respect to a party, any bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.14(a) by such party and which the Board of Directors of such party determines, in good faith, after taking into account all legal, financial, regulatory, and other aspects of such proposal (including the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, certainty of consummation and all conditions to consummation) and the person making the proposal, and after consulting with its financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to such party’s stockholders than the transactions contemplated by this Agreement (taking into account any proposal by the other party to amend the terms of this Agreement pursuant to Section 6.4(b)) and (ii) if accepted, reasonably likely to be timely consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.” It is agreed that any violation of the restrictions on a party set forth in this Section 6.14(a) by any officer, director, employee, consultant, advisor or other Representative (including, with regard to the directors of each party, each fund affiliated with such director) of such party or any of its Subsidiaries, in each case acting on behalf of such party or any of its Subsidiaries, shall be a breach of this Section 6.14(a) by such party.

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(b)          Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s stockholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.15        Public Announcements. First Foundation and FirstSun agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.15, (iii) with respect to any Acquisition Proposal or Superior Proposal (subject to Section 6.4 and Section 6.14) or (iv) for statements that are reasonably necessary in connection with a party enforcing its rights under this Agreement in any litigation between the parties relating to this Agreement. It is understood that FirstSun shall assume the primary responsibility for the preparation of joint press releases relating to this Agreement, the Mergers and the other transactions contemplated hereby.

6.16        Change of Method. To the fullest extent permitted by law, FirstSun shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of First Foundation and FirstSun (including the provisions of ARTICLE I), if and to the extent the Board of Directors of FirstSun deems such change to be necessary, appropriate or desirable; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the Exchange Ratio or the number of shares of FirstSun Common Stock received by holders of First Foundation Common Stock in exchange for each share of First Foundation Common Stock, (ii) otherwise adversely affect the economic effect on holders of First Foundation Common Stock, (iii) adversely affect the Tax treatment of First Foundation’s stockholders or FirstSun’s stockholders pursuant to this Agreement, (iv) adversely affect the Tax treatment of First Foundation or FirstSun pursuant to this Agreement or (v) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.17        Takeover Statutes. Neither party nor its Board of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18        Treatment of First Foundation Indebtedness. At and after the Effective Time, FirstSun shall assume the due and punctual performance and observance of the covenants to be performed by First Foundation under the indentures set forth on Section 6.18 of the First Foundation Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection

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therewith, prior to the Effective Time, FirstSun and First Foundation shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof required to make such assumption effective as of the Effective Time.

6.19        Exemption from Liability Under Section 16(b). First Foundation and FirstSun agree that, in order to most effectively compensate and retain First Foundation Insiders, both prior to and after the Effective Time, it is desirable that First Foundation Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of First Foundation Common Stock into shares of FirstSun Common Stock in the Merger and the conversion of First Foundation Equity Awards into corresponding FirstSun Equity Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.19. First Foundation shall deliver to FirstSun in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors (including by “deputization”) of First Foundation subject to the reporting requirements of Section 16(a) of the Exchange Act (the “First Foundation Insiders”), and the Board of Directors of FirstSun and of First Foundation, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of First Foundation) any dispositions of First Foundation Common Stock or First Foundation Equity Awards by the First Foundation Insiders, and (in the case of FirstSun) any acquisitions of FirstSun Common Stock or FirstSun Equity Awards by any First Foundation Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20        Certain Tax Matters. Each of First Foundation and FirstSun shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of First Foundation and FirstSun shall use its reasonable best efforts and shall cooperate with one another to obtain the opinion of counsel referred to in Section 7.2(g) and Section 7.3(c). In connection with the foregoing, (a) First Foundation shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(g) and Section 7.3(c) a duly executed letter of representations customary for transactions of this type and reasonably satisfactory to either such counsel (the “First Foundation Tax Certificate”), and (b) FirstSun shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(g) and Section 7.3(c) a duly executed letter of representations customary for transactions of this type and reasonably satisfactory to either such counsel (the “FirstSun Tax Certificate”), in the case of each of clauses (a) and (b), at such times as either such counsel shall reasonably request.

6.21        Calculation of Consolidated Tangible Stockholders’ Equity. First Foundation shall deliver the calculation of Consolidated Tangible Stockholders’ Equity to FirstSun, accompanied by appropriate supporting detail, no later than the close of business on the 10th Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by FirstSun, which approval shall not be unreasonably withheld. As used in this Agreement: (A) “Consolidated Tangible Stockholders’ Equity” as to First Foundation means the consolidated stockholders’ equity of First Foundation as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP adjusted to exclude (i) all goodwill and Intangible Assets, (ii) all accumulated other comprehensive income (loss) balances, (iii) all Permitted Expenses expensed in connection with this Agreement and the transactions contemplated by it, (iv) the amount, if any, in which the allowance for credit losses (the “ACL”) is less than the ACL Minimum Threshold, (v) any amounts resulting from new equity or equity awards issuances after the date of this Agreement to the extent not permitted under this Agreement; (B) “Measuring Date” means (i) the close of business for the month which immediately precedes the month in which the Closing Date occurs, if the Closing Date occurs after the 15th day of a month, or (ii) the close of business for the month which is two months prior to the month in which the Closing Date occurs, if the Closing Date occurs on or before the 15th day of a month; (C) “Permitted Expenses” means those expenses of First Foundation or First Foundation Bank described on Section 6.21 of the FirstSun Disclosure Schedule, (D) “ACL Minimum Threshold” means the “Minimum Required Ratio” as indicated on Section 6.21 of the FirstSun Disclosure Schedule, and

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(E) “Intangible Assets” means any core deposit intangibles. The estimated Consolidated Tangible Stockholders’ Equity of First Foundation for certain periods before and after the date of this Agreement is set forth on Section 6.21 of the FirstSun Disclosure Schedule. Within ten days of the end of each calendar month starting January 1, 2026, First Foundation shall calculate its Consolidated Tangible Stockholders’ Equity in substantially the same form as set forth on Section 6.21 of the FirstSun Disclosure Schedule, as of the end of such calendar month and provide such sample calculation to FirstSun for the Parties to discuss in good faith.

6.22        Coordination; Informational Systems Conversion; Operating Functions.

(a)          From and after the date hereof, FirstSun and First Foundation will use their commercially reasonable efforts to facilitate the integration of First Foundation with the business of FirstSun following consummation of the transactions contemplated hereby. First Foundation shall permit representatives of FirstSun to be onsite at First Foundation or First Foundation Bank to facilitate integration of operations and assist with any other coordination efforts as necessary, provided that such efforts shall be done without undue disruption to First Foundation Bank’s business, during normal business hours and at the expense of FirstSun or Sunflower Bank (not to include First Foundation Bank’s regular employee payroll).

(b)          Prior to the Effective Time, subject to applicable laws, First Foundation and its Subsidiaries shall take any actions FirstSun may reasonably request in connection with negotiating any amendments, modifications or terminations of any leases or First Foundation Contracts that FirstSun may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective immediately upon and conditioned upon the Closing, and shall cooperate with FirstSun and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by FirstSun in connection with any such amendment, modification or termination.

(c)          From and after the date hereof, senior officers of FirstSun and First Foundation shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of First Foundation and each of its Subsidiaries (the “Informational Systems Conversion”) to such systems designated by FirstSun, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of First Foundation and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by First Foundation and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.

(d)          First Foundation and First Foundation Bank shall cooperate with FirstSun and Sunflower Bank in connection with planning for the efficient and orderly combination of the operations of First Foundation Bank and Sunflower Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective upon consummation of the Bank Merger. Without limiting the foregoing, First Foundation shall provide reasonably requested support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of First Foundation and FirstSun shall meet from time to time as First Foundation or FirstSun may reasonably request, to review the financial and operational affairs of First Foundation and First Foundation Bank, and First Foundation shall give due consideration to FirstSun’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither FirstSun nor Sunflower Bank shall under any circumstance be permitted to exercise control of First Foundation, First Foundation Bank, or any of First Foundation’s other Subsidiaries prior to the Effective Time; (b) neither First Foundation nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither First Foundation nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

6.23        Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, First Foundation has caused each director of First Foundation and First Foundation Bank to execute and deliver the Claims Letter set forth in Exhibit H.

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6.24        Partial Termination Agreement. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, First Foundation has caused each of the Stockholders listed on Section 6.24 of the First Foundation Disclosure Schedule to execute and deliver the Partial Termination Agreement set forth in Exhibit I.

6.25        WETA. First Foundation shall use commercially reasonable efforts to enter into a WETA with any holder of First Foundation Warrants who has not otherwise entered into a WETA contemporaneous with the execution of this Agreement.

6.26        Amendment to Registration Rights Agreement. FirstSun shall use commercially reasonable efforts to enter into the Second Amendment to Registration Rights Agreement substantially in the form attached hereto as Exhibit J, to be effective as of the Effective Time.

ARTICLE VII
CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Stockholder Approvals. (i) This Agreement and the FirstSun Articles Amendment shall have been adopted by the stockholders of FirstSun by the Requisite FirstSun Vote and (ii) this Agreement shall have been adopted by the stockholders of First Foundation by the Requisite First Foundation Vote.

(b)          NASDAQ Listing. The shares of FirstSun Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)          Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)          S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.

7.2          Conditions to Obligations of FirstSun. The obligation of FirstSun to effect the Merger is also subject to the satisfaction, or waiver by FirstSun, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of First Foundation set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of First Foundation set forth in Section 3.1(a), Section 3.1(b) (but only with respect to First Foundation Bank and First Foundation Advisors), Section 3.2(b) (but only with respect to First Foundation Bank and First Foundation Advisors), Section 3.3(a) and Section 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but after giving effect to the lead-in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of First Foundation set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on First Foundation or the Surviving Entity. FirstSun shall have received a certificate dated as of the Closing Date and signed on behalf of First Foundation by the Chief Executive Officer or the Chief Financial Officer of First Foundation to the foregoing effect.

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(b)          Performance of Obligations of First Foundation. First Foundation shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and FirstSun shall have received a certificate dated as of the Closing Date and signed on behalf of First Foundation by the Chief Executive Officer or the Chief Financial Officer of First Foundation to such effect.

(c)          Lock-Up Agreements. The Lock-Up Agreements executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

(d)          WETA. Each WETA executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

(e)          Partial Termination Agreement. The Partial Termination Agreements executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

(f)           Minimum Consolidated Tangible Stockholders’ Equity. As of the Measuring Date, First Foundation shall have Consolidated Tangible Stockholders’ Equity of no less than the Minimum TE Threshold for the corresponding month ended set forth on Section 6.21 of the FirstSun Disclosure Schedule.

(g)          Federal Tax Opinion. FirstSun shall have received the opinion from Nelson Mullins Riley & Scarborough LLP, in form and substance reasonably satisfactory to FirstSun, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the FirstSun Tax Certificate and the First Foundation Tax Certificate.

7.3          Conditions to Obligations of First Foundation. The obligation of First Foundation to effect the Merger is also subject to the satisfaction, or waiver by First Foundation, at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. The representations and warranties of FirstSun set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of FirstSun set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Sunflower Bank), Section 4.2(b) (but only with respect to Sunflower Bank), Section 4.3(a) and Section 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of FirstSun set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on FirstSun. First Foundation shall have received a certificate dated as of the Closing Date and signed on behalf of FirstSun by the Chief Executive Officer or the Chief Financial Officer of FirstSun to the foregoing effect.

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(b)          Performance of Obligations of FirstSun. FirstSun shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and First Foundation shall have received a certificate dated as of the Closing Date and signed on behalf of FirstSun by the Chief Executive Officer or the Chief Financial Officer of FirstSun to such effect.

(c)          Federal Tax Opinion. First Foundation shall have received the opinion from Alston & Bird LLP, in form and substance reasonably satisfactory to First Foundation, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the FirstSun Tax Certificate and the First Foundation Tax Certificate.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)          by mutual written consent of FirstSun and First Foundation;

(b)          by either FirstSun or First Foundation if (i) (A) any Governmental Entity has denied a Requisite Regulatory Approval and such denial has become final and non-appealable, or (B) any Governmental Entity shall have requested in writing or orally that FirstSun or its affiliates withdraw (other than for technical reasons) and not be permitted to resubmit in such time as would reasonably permit resubmission and approval prior to the Termination Date, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure to obtain a Requisite Regulatory Approval, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger;

(c)          by either FirstSun or First Foundation if the Merger shall not have been consummated on or before the 12-month anniversary of the date of this Agreement (as may be extended from time to time by the mutual written agreement of the parties, the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

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(d)          by either FirstSun or First Foundation (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of First Foundation, in the case of a termination by FirstSun, or FirstSun, in the case of a termination by First Foundation, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by FirstSun, or Section 7.3, in the case of a termination by First Foundation, and which is not cured within 30 days following written notice to First Foundation, in the case of a termination by FirstSun, or FirstSun, in the case of a termination by First Foundation, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)          by FirstSun, prior to the receipt of the Requisite First Foundation Vote, if (i) First Foundation or the Board of Directors of First Foundation shall have made a Recommendation Change or (ii) First Foundation or the Board of Directors of First Foundation shall have committed a material breach of its obligations under Section 6.4 or 6.14;

(f)           by First Foundation, prior to the receipt of the Requisite FirstSun Vote, if (i) FirstSun or the Board of Directors of FirstSun shall have made a Recommendation Change or (ii) FirstSun or the Board of Directors of FirstSun shall have committed a material breach of its obligations under Section 6.4 or 6.14; or

(g)          by either First Foundation or FirstSun, if (i) the Requisite First Foundation Vote shall not have been obtained upon a vote thereon taken at the First Foundation Meeting (including any adjournment or postponement thereof) or (ii) the Requisite FirstSun Vote shall not have been obtained upon a vote thereon taken at the FirstSun Meeting (including any adjournment or postponement thereof); provided that, a party may not terminate this Agreement pursuant to this paragraph if such party is in breach of its obligations pursuant to Section 6.4 or Section 6.14.

8.2          Effect of Termination.

(a)          In the event of termination of this Agreement by either FirstSun or First Foundation as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of FirstSun, First Foundation, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.3(b) (Access to Information, Confidentiality), Section 6.15 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary in this Agreement, neither FirstSun nor First Foundation shall be relieved or released from any liabilities or damages arising out of its Fraud or its willful and material breach of any provision of this Agreement. “Fraud” shall mean actual common law fraud under Delaware law in the making of the representations and warranties expressly set forth in Article III or Article IV, but not constructive fraud, equitable fraud or negligent misrepresentation or omission, and “willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

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(b)           (i)          In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to First Foundation shall have been communicated to or otherwise made known to the Board of Directors or senior management of First Foundation or shall have been made directly to the stockholders of First Foundation or any person shall have publicly announced (and not withdrawn at least two Business Days prior to First Foundation Meeting) an Acquisition Proposal with respect to First Foundation, and (A)(x) thereafter this Agreement is terminated by either FirstSun or First Foundation pursuant to Section 8.1(c) (Termination Date) without the Requisite First Foundation Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by FirstSun pursuant to Section 8.1(d) (First Foundation Breach) as a result of a willful and material breach or (z) thereafter this Agreement is terminated by FirstSun or First Foundation pursuant to Section 8.1(g)(i) (First Foundation No Vote) and (B) prior to the date that is 12 months after the date of such termination, First Foundation enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then First Foundation shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay FirstSun, by wire transfer of same-day funds, a fee equal to $31,390,000 (the “First Foundation Termination Fee”); and

(ii)         In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to FirstSun shall have been communicated to or otherwise made known to the Board of Directors or senior management of FirstSun or shall have been made directly to the stockholders of FirstSun or any person shall have publicly announced (and not withdrawn at least two Business Days prior to the FirstSun Meeting) an Acquisition Proposal with respect to FirstSun, and (A)(x) thereafter this Agreement is terminated by either FirstSun or First Foundation pursuant to Section 8.1(c) (Termination Date) without the Requisite FirstSun Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by First Foundation pursuant to Section 8.1(d) (FirstSun Breach) as a result of a willful and material breach or (z) thereafter this Agreement is terminated by FirstSun or First Foundation pursuant to Section 8.1(g)(ii) (FirstSun No Vote) and (B) prior to the date that is 12 months after the date of such termination, FirstSun enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then FirstSun shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay First Foundation, by wire transfer of same-day funds, a fee equal to $45,089,000 (the “FirstSun Termination Fee”); provided, that for purposes of this Section 8.2(b)(i) and (ii), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(c)          In the event that this Agreement is terminated by FirstSun pursuant to Section 8.1(e) (First Foundation Recommendation Change; Breach of Section 6.4 or 6.14), or by First Foundation or FirstSun pursuant to Section 8.1(c) (Termination Date) or Section 8.1(g)(i) (First Foundation No Vote), in each case, at a time when this Agreement was terminable by FirstSun pursuant to Section 8.1(e) (First Foundation Recommendation Change; Breach of Section 6.4 or 6.14), then First Foundation shall pay FirstSun, by wire transfer of same-day funds, the First Foundation Termination Fee within two Business Days of the date of termination.

(d)          In the event that this Agreement is terminated by First Foundation pursuant to Section 8.1(f) (FirstSun Recommendation Change; Breach of Section 6.4 or 6.14), or by First Foundation or FirstSun pursuant to Section 8.1(c) (Termination Date) or Section 8.1(g)(ii) (FirstSun No Vote), in each case, at a time when this Agreement was terminable by First Foundation pursuant to Section 8.1(f) (FirstSun Recommendation Change; Breach of Section 6.4 or 6.14), then FirstSun shall pay First Foundation, by wire transfer of same-day funds, the FirstSun Termination Fee within two Business Days of the date of termination.

(e)          Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s Fraud or willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee, as the case may be, more than once.

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(f)           Each of FirstSun and First Foundation acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if a party fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, as applicable, or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if a party fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX
GENERAL PROVISIONS

9.1          Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite FirstSun Vote or the Requisite First Foundation Vote; provided, however, that after the receipt of the Requisite FirstSun Vote or Requisite First Foundation Vote there may not be, without further approval of the stockholders of FirstSun and First Foundation, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2          Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite FirstSun Vote or Requisite First Foundation Vote, there may not be, without further approval of the stockholders of FirstSun or First Foundation, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.8 and Section 6.13 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

9.4          Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Mergers and the other transactions contemplated hereby shall be borne equally by FirstSun and First Foundation.

9.5          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested) or (c) on the first Business Day following the date of dispatch, if delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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(a)	if to First Foundation, to:

First Foundation Inc.
18101 Von Karman Ave, Suite 700
Irvine, CA 92610
	Attention:	Tom Shafer
	E-mail:	tshafer@ff-inc.com

With a copy (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street, Suite 4900
Atlanta, Georgia 30309
	Attention:	Mark C. Kanaly
William W. Hooper
	E-mail:	mark.kanaly@alston.com
will.hooper@alston.com

(b)	if to FirstSun, to:

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
	Attention:	Neal Arnold
	Cc:	Rob Cafera
	Email:	neal.arnold@sunflowerbank.com
robert.cafera@sunflowerbank.com

With a copy (which shall not constitute notice) to each of:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station, 201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention:	J. Brennan Ryan
John M. Willis
Email:	brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

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9.6          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of First Foundation means the actual knowledge of any of the persons listed on Section 9.6 of the First Foundation Disclosure Schedule, and the “knowledge” of FirstSun means the actual knowledge of any of the persons listed on Section 9.6 of the FirstSun Disclosure Schedule. As used in this Agreement, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern Time, on the date prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof, or (iii) filed or furnished by a party with the SEC and publicly available on EDGAR at least one day prior to the date hereof, (d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Bank Merger and the issuance of shares of FirstSun Common Stock in the Merger. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7          Counterparts. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8          Entire Agreement. This Agreement (including the documents and instruments referred to herein, but excluding all disclosure letters, disclosure schedules or similar documents or instruments to be delivered in connection with this Agreement that modify, supplement, qualify, or make exceptions to representations, warranties, covenants or conditions contained in this Agreement (which shall not be deemed part of this Agreement for purposes of any provision of the DGCL, but which shall have the effects provided in this Agreement)) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9          Governing Law; Jurisdiction.

(a)          This Agreement and all claims and causes of action arising out of or related to this Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

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9.10        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11        Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except (a) as otherwise specifically provided in Section 6.8, which is intended to benefit each First Foundation Indemnified Party, and (b) the rights of First Foundation, on behalf of the First Foundation stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), and the rights of FirstSun, on behalf of the FirstSun stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the transactions contemplated by this Agreement to such stockholders, including, in the case of First Foundation, the loss of the premium (if any) to which the stockholders of First Foundation would have been entitled) in accordance with Section 8.2 in the event of Fraud or willful and material breach of any provision of this Agreement, it being agreed that in no event shall any First Foundation or FirstSun stockholder be entitled to enforce any of their rights, or any of the party’s obligations, under this Agreement directly in the event of any such breach, but rather that (i) First Foundation shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the First Foundation stockholders, and (ii) FirstSun shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the FirstSun stockholders, and First Foundation or FirstSun, as applicable, may retain any amounts obtained in connection therewith. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12        Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

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9.13        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14        Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15        Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

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IN WITNESS WHEREOF, FirstSun and First Foundation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST FOUNDATION INC.

By:
Name: Thomas Shafer
Title: Chief Executive Officer

FIRSTSUN CAPITAL BANCORP

By:
Name: Neal Arnold
Title: President and Chief Executive Officer
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Exhibit A

Form of First Foundation Support Agreement

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of October 27, 2025, by and between FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), and each person or entity executing this Agreement or a counterpart of this Agreement as a stockholder of First Foundation, Inc., a Delaware corporation (“First Foundation”) and listed on Schedule A hereto (collectively, the “Stockholders” and each, a “Stockholder”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between FirstSun and First Foundation, First Foundation will be merged with and into FirstSun, with FirstSun as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Stockholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of First Foundation Stock, set forth next to such Stockholder’s name on Schedule A hereto (all such shares and equity rights, the “Existing Shares”);

WHEREAS, the Board of Directors of First Foundation has approved, by the unanimous vote of directors present, the Merger and declared advisable and adopted the Merger Agreement, approved the execution, delivery and performance of the Merger Agreement by First Foundation and the consummation of the transactions contemplated thereby, and has resolved to submit the Merger Agreement to its stockholders for approval and to recommend that its stockholders approve the Merger Agreement; and

WHEREAS, the Stockholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that it is in his, her or its best interests to enter into this Agreement to provide for his, her or its support for the Merger Agreement and the transactions contemplated thereby, and this Agreement is further a condition and inducement for FirstSun to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.           Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.           Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon (and may only be terminated upon) the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) the Effective Time, or (c) by mutual written consent of the parties hereto; provided that (i) this Section 2 and Sections 8 through 19 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or intentional and material breach of any of its representations, warranties, covenants or other agreements set forth herein.

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3.           Support Agreement. From the date hereof until the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement for any reason in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of First Foundation’s stockholders, however called, and in connection with any written consent of First Foundation’s stockholders, such Stockholder shall (i) appear at such meeting or otherwise cause all of such Stockholder’s Existing Shares and all other shares of First Foundation Stock or voting securities over which such Stockholder has acquired, after the date hereof, beneficial or record ownership and the power to vote or direct the voting thereof (including any shares of First Foundation Stock acquired by means of purchase, dividend distribution, split-up, recapitalization, combination, exchange of shares or the like, give bequest, inheritance, or as a successor in interest in any capacity or otherwise, or issued upon the exercise of any stock options, warrants or rights, to acquire First Foundation Stock or the conversion or exchange of any convertible or exchangeable securities, or pursuant to any other equity awards or derivative securities (including any First Foundation Equity Awards, First Foundation Preferred Stock, and First Foundation Warrants which have been exercised, or otherwise) (together with the Existing Shares, the “Shares”)), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of First Foundation and adopted in accordance with the terms thereof), (B) in favor of any other matter that is reasonably necessary to be approved by the stockholders of the Company to facilitate the consummation of the transactions contemplated by the Merger Agreement; (C) in favor of any proposal to adjourn or postpone such meeting of First Foundation’s stockholders to a later date if there are not sufficient votes to approve the Merger Agreement or the transactions contemplated by the Merger Agreement, (D) against any proposal made in opposition to the approval of the Merger Agreement, (E) other than the transactions contemplated by the Merger Agreement, against any proposal that relates to an Acquisition Proposal, and (F) against any action, proposal, transaction, agreement or amendment of the First Foundation Articles or First Foundation Bylaws, in each case of this clause (F), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Foundation contained in the Merger Agreement, or of the Stockholder contained in this Agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger. The Stockholder agrees to exercise all voting or other determination rights such Stockholder has in any trust or other legal entity to carry out the intent and purposes of such Stockholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Stockholder further agrees not to vote to rescind or amend in any manner any prior vote, as a stockholder of First Foundation, to approve or adopt the Merger Agreement, unless this Agreement shall have been terminated in accordance with its terms. Each Stockholder represents, covenants and agrees that, except for this Agreement, such Stockholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of First Foundation at the request of the Board of Directors of First Foundation in connection with election of directors or other routine matters at any annual or special meeting of the First Foundation stockholders. The Stockholder represents, covenants and agrees that he, she or it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.

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4.           Transfer Restrictions Prior to the Merger. Each Stockholder hereby agrees that such Stockholder will not, from the date hereof until the end of the Support Period, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Stockholder may Transfer Shares (i) to any of its Affiliates (including each other Stockholder), direct or indirect partners, members or other equityholders of the Stockholder, any investment funds, accounts or vehicles managed or controlled by, or under common management or control of, the Stockholder, or any officers, directors or employees of such Affiliates, partners, members or equityholders, (ii) to any other person to whom FirstSun has consented with respect to a Transfer by such Stockholder in advance in writing, (iii) to (A) any Family Member (as defined below) of such Stockholder or to a trust solely for the benefit of the Stockholder and/or any Family Member of the Stockholder for estate or tax planning purposes or (B) upon the death of the Stockholder pursuant to the terms of any trust or will of the Stockholder or by the applicable laws of intestate succession, and (iv) disposing of or surrendering Shares to First Foundation in connection with the vesting, settlement or exercise of First Foundation Equity Awards or First Foundation Warrants for the payment of taxes thereon or the exercise price thereon, if applicable, (v) to First Foundation or (vi) to the extent required by law, regulation or order or if each Stockholder determines, in its reasonable discretion, that a Transfer is necessary or advisable to avoid any condition or restriction, in each case, that would reasonably be expected to pose a substantial risk that such Stockholder, its Affiliates or any of their partners or principals would become subject to any requirement, restriction or condition imposed by any Governmental Entity pursuant to any federal or state banking law in connection with the transactions contemplated hereby that would be materially burdensome to them, but only to the extent necessary to prevent such materially burdensome condition; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Stockholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by the provisions of this Agreement with respect to such Transferred Shares subject to such Transfer, and the Stockholder provides at least three Business Days’ prior written notice (which shall include the written consent of the transferee in a form reasonably acceptable to FirstSun agreeing to be bound by and comply with the provisions of this Agreement to the same extent as the Stockholder is bound hereunder and to make the representations and warranties hereunder in respect of the Shares Transferred as the Stockholder shall have made hereunder) to FirstSun, in which case the Stockholder shall remain responsible for any breach of this Agreement by such transferee (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). As used in this Agreement, the term “Family Member” means, with respect to the Stockholder, (I) such Stockholder and such Stockholder’s spouse, individually, (II) any descendant, niece or nephew of such Stockholder or such Stockholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), or (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III).

5.           Representations of the Stockholder. Each Stockholder represents and warrants to FirstSun as follows: (a) such Stockholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement; if the Stockholder is a legal entity or trust, the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and the trustees of any Stockholder that is a trust are all duly appointed and acting trustees of such trust and have authority to act on behalf of such trust; (b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions, and no other action is necessary to authorize the execution and delivery of this Agreement by such Stockholder or the performance of such Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with

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notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Stockholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than such Stockholder’s Schedule 13D or 13G filed with the Securities and Exchange Commission (or any amendment thereof), if applicable); (d) such Stockholder beneficially owns and has the power to vote or direct the voting of the Shares, including all of such Stockholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of First Foundation Stock beneficially owned by such Stockholder and its affiliates and represent the number of shares and voting power indicated on Schedule A hereto; (e) such Stockholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Stockholder’s Schedule 13D or 13G filed with the Securities and Exchange Commission); (f) as of the Agreement Date, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair in any material respect the ability of such Stockholder to perform its obligations hereunder, that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement, or to consummate the transactions contemplated hereby on a timely basis; (g) other than as set forth in the Merger Agreement or as disclosed on Schedule B, such Stockholder does not have any agreements, arrangements or understandings of any kind with First Foundation or any other person (i) with respect to the Transfer or voting of the Shares or the transactions contemplated hereby or (ii) that would conflict with, restrict, limit, violate or interfere with the performance of any Stockholder’s covenants and obligations hereunder; and (f) such Stockholder has had an opportunity to review the Merger Agreement and certain other agreements and documents contemplated herein and therein. The Stockholder agrees that such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Stockholder of such Stockholder’s obligations under this Agreement. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.           Publicity; Cooperation. Each Stockholder hereby authorizes FirstSun and First Foundation to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, such Stockholder’s identity and ownership of the Shares and the nature of such Stockholder’s obligations under this Agreement, to the extent required or requested by the SEC (or as otherwise required or requested pursuant to any applicable laws or any other Governmental Entities). Each Stockholder agrees to notify FirstSun as promptly as practicable of any inaccuracies or omissions in any information relating to such Stockholder that is so published or disclosed and that has been provided to the Stockholder for review. The Stockholder shall, if applicable and required, promptly and in accordance with applicable law file or amend his, her or its Schedule 13D or 13G, as applicable, with the Securities and Exchange Commission to disclose this Agreement. Each Stockholder will promptly provide any information in its possession reasonably requested in writing by FirstSun or First Foundation, for any regulatory application or filing made or approval sought in connection with the transactions contemplated in the Merger Agreement (including filings with the SEC), and to the extent such information is confidential, upon the written request of such Stockholder, First Foundation and FirstSun will take all reasonable action to ensure that any confidential information is afforded confidential treatment.

7.           Non-Solicitation. The Stockholder hereby agrees not to, and agrees to cause his, her or its controlled affiliates (which, for the avoidance of doubt, does not include First Foundation or any of its Subsidiaries) and instruct his, her or its Representatives not to, take any action that, were it taken by First Foundation or its Representatives, would violate Section 6.14 of the Merger Agreement.

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8.           Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Merger Agreement and the other documents and agreements delivered contemporaneously with or at the Closing pursuant to the provisions of the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.           Assignment; Third-Party Beneficiaries. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law, including by merger or consolidation, or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 9 shall be null and void ab initio.

10.         Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.         Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

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12.         Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Stockholder, to its address set forth on Schedule A hereto, and if to FirstSun to the following addresses:

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
Attention:	Neal Arnold
Cc:	Rob Cafera
Email: neal.arnold@sunflowerbank.com
robert.cafera@sunflowerbank.com

With a copy (which shall not constitute notice) to each of:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station, 201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention:	J. Brennan Ryan
John M. Willis
Email:	brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

13.         Individual Obligations. This Agreement is binding on each Stockholder that executes this Agreement regardless of whether any other Stockholder(s) also executed this Agreement. The obligations of each of the Stockholders under this Agreement are several and not joint, and all references to actions to be taken by the Stockholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Stockholders acting severally and not jointly.

14.         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

15.         Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by FirstSun and the Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16.         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

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17.         Capacity as Stockholder. The Stockholder is entering into this Agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing in this Agreement is intended to or shall limit or affect any actions taken by the Stockholder or any of its Representatives, solely in his or her capacity as a director of First Foundation, including any actions Stockholder or any of its Representatives deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Board of Directors of First Foundation.

18.         Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

19.         Interpretation. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Any reference in this Agreement to a law shall refer to any such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Unless the context of this Agreement otherwise requires, references to statutes shall refer to any such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference to any contract in this Agreement shall refer to any such contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement.

20.         Certain Stockholder Matters. In this Agreement, references to the Stockholder which is a trust or similar entity shall be deemed to be to the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of FirstSun, including for purposes of such Stockholder’s representations and warranties.

21.         Non-Recourse. This Agreement may be enforced only against persons expressly identified as parties hereto. No former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties or for any claim based on the transactions contemplated or representations made solely in connection with this Agreement. No party or its Affiliates shall seek to enforce this Agreement against or make claims for breach against any Non-Recourse Party. These covenants are intended to be for the benefit of, and enforceable by, each Non-Recourse Party and their heirs and assigns.

22.         Counterparts. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

STOCKHOLDER

[●]

By:
Name:
Title:

FIRSTSUN CAPITAL BANCORP

By:
Name:
Title:

[Signature page to Support Agreement]

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Schedule A

Existing Shares

Stockholder	Address	First Foundation Common Stock	First Foundation Shares of Series A Preferred Stock
Total:	--

Schedule B

Other Agreements

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Exhibit B

Form of FirstSun Support Agreement

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of October 27, 2025, by and between First Foundation Inc., a Delaware corporation (“First Foundation”), and each person or entity executing this Agreement or a counterpart of this Agreement as a stockholder of FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”) and listed on Schedule A hereto (collectively, the “Stockholders” and each, a “Stockholder”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between FirstSun and First Foundation, First Foundation will be merged with and into FirstSun, with FirstSun as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Stockholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of FirstSun Common Stock, set forth next to such Stockholder’s name on Schedule A hereto (all such shares and equity rights, the “Existing Shares”);

WHEREAS, the Board of Directors of FirstSun has approved, by the unanimous vote of directors present, the Merger and declared advisable and adopted the Merger Agreement, approved the execution, delivery and performance of the Merger Agreement by FirstSun and the consummation of the transactions contemplated thereby, and has resolved to submit the Merger Agreement to its stockholders for approval and to recommend that its stockholders approve the Merger Agreement; and

WHEREAS, the Stockholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that it is in his, her or its best interests to enter into this Agreement to provide for his, her or its support for the Merger Agreement and the transactions contemplated thereby, and this Agreement is further a condition and inducement for First Foundation to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.        Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.        Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon (and may only be terminated upon) the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) the Effective Time, or (c) by mutual written consent of the parties hereto; provided that (i) this Section 2 and Sections 8 through 19 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or intentional and material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.        Support Agreement. From the date hereof until the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement for any reason in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of FirstSun’s stockholders, however called, and in connection with any written consent of FirstSun’s stockholders, such Stockholder shall (i) appear at such meeting or otherwise cause all of such Stockholder’s Existing Shares and all other shares of FirstSun Common Stock or voting securities over which such Stockholder has acquired, after the date hereof, beneficial or record

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ownership and the power to vote or direct the voting thereof (including any shares of FirstSun Common Stock acquired by means of purchase, dividend distribution, split-up, recapitalization, combination, exchange of shares or the like, give bequest, inheritance, or as a successor in interest in any capacity or otherwise, or issued upon the exercise of any stock options, warrants or rights, to acquire FirstSun Common Stock or the conversion or exchange of any convertible or exchangeable securities, or pursuant to any other equity awards or derivative securities (including any FirstSun Equity Awards or FirstSun Options which have been exercised, or otherwise) (together with the Existing Shares, the “Shares”)), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of FirstSun and adopted in accordance with the terms thereof), (B) in favor of any other matter that is reasonably necessary to be approved by the stockholders of the Company to facilitate the consummation of the transactions contemplated by the Merger Agreement; (C) in favor of any proposal to adjourn or postpone such meeting of FirstSun’s stockholders to a later date if there are not sufficient votes to approve the Merger Agreement or the transactions contemplated by the Merger Agreement, (D) against any proposal made in opposition to the approval of the Merger Agreement, (E) other than the transactions contemplated by the Merger Agreement, against any proposal that relates to an Acquisition Proposal, and (F) against any action, proposal, transaction, agreement or amendment of the FirstSun’s Articles (other than the FirstSun Articles Amendment) or FirstSun Bylaws, in each case of this clause (F), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of FirstSun contained in the Merger Agreement, or of the Stockholder contained in this Agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger. The Stockholder agrees to exercise all voting or other determination rights such Stockholder has in any trust or other legal entity to carry out the intent and purposes of such Stockholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Stockholder further agrees not to vote to rescind or amend in any manner any prior vote, as a stockholder of FirstSun, to approve or adopt the Merger Agreement, unless this Agreement shall have been terminated in accordance with its terms. Each Stockholder represents, covenants and agrees that, except for this Agreement, such Stockholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of FirstSun at the request of the Board of Directors of FirstSun in connection with election of directors or other routine matters at any annual or special meeting of the FirstSun stockholders. The Stockholder represents, covenants and agrees that he, she or it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.

4.        Transfer Restrictions Prior to the Merger. Each Stockholder hereby agrees that such Stockholder will not, from the date hereof until the end of the Support Period, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Stockholder may Transfer Shares (i) to any of its Affiliates (including each other Stockholder), direct or indirect partners, members or other equityholders of the Stockholder, any investment funds, accounts or vehicles managed or controlled by, or under common management or control of, the Stockholder, or any officers, directors or employees of such Affiliates, partners, members or equityholders, (ii) to any other person to whom FirstSun has consented with respect to a Transfer by such Stockholder in advance in writing, (iii) to (A) any Family Member (as defined below) of such Stockholder or to a trust solely for the benefit of the Stockholder and/or any Family Member of the Stockholder for estate or

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tax planning purposes or (B) upon the death of the Stockholder pursuant to the terms of any trust or will of the Stockholder or by the applicable laws of intestate succession, and (iv) disposing of or surrendering Shares to FirstSun in connection with the vesting, settlement or exercise of FirstSun Equity Awards or FirstSun Options for the payment of taxes thereon or the exercise price thereon, if applicable, (v) to FirstSun or (vi) to the extent required by law, regulation or order or if each Stockholder determines, in its reasonable discretion, that a Transfer is necessary or advisable to avoid any condition or restriction, in each case, that would reasonably be expected to pose a substantial risk that such Stockholder, its Affiliates or any of their partners or principals would become subject to any requirement, restriction or condition imposed by any Governmental Entity pursuant to any federal or state banking law in connection with the transactions contemplated hereby that would be materially burdensome to them, but only to the extent necessary to prevent such materially burdensome condition; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Stockholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by the provisions of this Agreement with respect to such Transferred Shares subject to such Transfer, and the Stockholder provides at least three Business Days’ prior written notice (which shall include the written consent of the transferee in a form reasonably acceptable to FirstSun agreeing to be bound by and comply with the provisions of this Agreement to the same extent as the Stockholder is bound hereunder and to make the representations and warranties hereunder in respect of the Shares Transferred as the Stockholder shall have made hereunder) to FirstSun, in which case the Stockholder shall remain responsible for any breach of this Agreement by such transferee (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). As used in this Agreement, the term “Family Member” means, with respect to the Stockholder, (I) such Stockholder and such Stockholder’s spouse, individually, (II) any descendant, niece or nephew of such Stockholder or such Stockholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), or (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III).

5.        Representations of the Stockholder. Each Stockholder represents and warrants to First Foundation as follows: (a) such Stockholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement; if the Stockholder is a legal entity or trust, the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and the trustees of any Stockholder that is a trust are all duly appointed and acting trustees of such trust and have authority to act on behalf of such trust; (b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions, and no other action is necessary to authorize the execution and delivery of this Agreement by such Stockholder or the performance of such Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Stockholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than such Stockholder’s Schedule 13D or 13G filed with the Securities and Exchange Commission (or any amendment thereof), if applicable); (d) such Stockholder beneficially owns and has the power to vote or direct the voting of the Shares, including all of such Stockholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of FirstSun Common Stock beneficially owned by such Stockholder and its affiliates and represent the number of shares and voting power indicated on Schedule A hereto; (e) such Stockholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Stockholder’s Schedule 13D or 13G filed with the Securities and Exchange Commission); (f) as of the Agreement Date, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair in any material respect the ability of such Stockholder to perform its obligations hereunder, that questions

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the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement, or to consummate the transactions contemplated hereby on a timely basis; (g) other than as set forth in the Merger Agreement or as disclosed on Schedule B, such Stockholder does not have any agreements, arrangements or understandings of any kind with FirstSun or any other person (i) with respect to the Transfer or voting of the Shares or the transactions contemplated hereby or (ii) that would conflict with, restrict, limit, violate or interfere with the performance of any Stockholder’s covenants and obligations hereunder; and (f) such Stockholder has had an opportunity to review the Merger Agreement and certain other agreements and documents contemplated herein and therein. The Stockholder agrees that such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Stockholder of such Stockholder’s obligations under this Agreement. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.        Publicity; Cooperation. Each Stockholder hereby authorizes FirstSun and First Foundation to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, such Stockholder’s identity and ownership of the Shares and the nature of such Stockholder’s obligations under this Agreement, to the extent required or requested by the SEC (or as otherwise required or requested pursuant to any applicable laws or any other Governmental Entities). Each Stockholder agrees to notify FirstSun as promptly as practicable of any inaccuracies or omissions in any information relating to such Stockholder that is so published or disclosed and that has been provided to the Stockholder for review. The Stockholder shall, if applicable and required, promptly and in accordance with applicable law file or amend his, her or its Schedule 13D or 13G, as applicable, with the Securities and Exchange Commission to disclose this Agreement. Each Stockholder will promptly provide any information in its possession reasonably requested in writing by FirstSun or First Foundation, for any regulatory application or filing made or approval sought in connection with the transactions contemplated in the Merger Agreement (including filings with the SEC), and to the extent such information is confidential, upon the written request of such Stockholder, First Foundation and FirstSun will take all reasonable action to ensure that any confidential information is afforded confidential treatment.

7.        Non-Solicitation. The Stockholder hereby agrees not to, and agrees to cause his, her or its controlled affiliates (which, for the avoidance of doubt, does not include FirstSun or any of its Subsidiaries) and instruct his, her or its Representatives not to, take any action that, were it taken by FirstSun or its Representatives, would violate Section 6.14 of the Merger Agreement.

8.        Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Merger Agreement and the other documents and agreements delivered contemporaneously with or at the Closing pursuant to the provisions of the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

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9.        Assignment; Third-Party Beneficiaries. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law, including by merger or consolidation, or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 9 shall be null and void ab initio.

10.      Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.      Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.      Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Stockholder, to its address set forth on Schedule A hereto, and if to First Foundation to the following addresses:

First Foundation Inc.
5221 N. O’Conner Blvd., Suite 1375
Irving, Texas 75039
Attention:	Tom Shafer
E-mail:	tshafer@ff-inc.com

With a copy (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street, Suite 4900
Atlanta, Georgia 30309
Attention:	Mark C. Kanaly
William W. Hooper
E-mail:	mark.kanaly@alston.com
will.hooper@alston.com

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13.      Individual Obligations. This Agreement is binding on each Stockholder that executes this Agreement regardless of whether any other Stockholder(s) also executed this Agreement. The obligations of each of the Stockholders under this Agreement are several and not joint, and all references to actions to be taken by the Stockholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Stockholders acting severally and not jointly.

14.      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

15.      Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by First Foundation and the Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16.      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.      Capacity as Stockholder. The Stockholder is entering into this Agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing in this Agreement is intended to or shall limit or affect any actions taken by the Stockholder or any of its Representatives, solely in his or her capacity as a director of FirstSun, including any actions Stockholder or any of its Representatives deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Board of Directors of FirstSun.

18.      Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

19.      Interpretation. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Any reference in this Agreement to a law shall refer to any such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Unless the context of this Agreement otherwise requires, references to statutes shall refer to any such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference to any contract in this Agreement shall refer to any such contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement.

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20.      Certain Stockholder Matters. In this Agreement, references to the Stockholder which is a trust or similar entity shall be deemed to be to the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of First Foundation, including for purposes of such Stockholder’s representations and warranties.

21.      Non-Recourse. This Agreement may be enforced only against persons expressly identified as parties hereto. No former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties or for any claim based on the transactions contemplated or representations made solely in connection with this Agreement. No party or its Affiliates shall seek to enforce this Agreement against or make claims for breach against any Non-Recourse Party. These covenants are intended to be for the benefit of, and enforceable by, each Non-Recourse Party and their heirs and assigns.

22.      Counterparts. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

STOCKHOLDER

[●]

By:
Name:
Title:

FIRST FOUNDATION INC.

By:
Name:
Title:

[Signature page to Support Agreement]

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Schedule A

Existing Shares

Stockholder	Address	FirstSun Common Stock	FirstSun Options
Total:	--

Schedule B

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Exhibit C

Form of Lock-Up Agreement

LOCK-UP AGREEMENT

This Lock-Up Agreement, dated as of October 27, 2025 (this “Agreement”), is entered into by and among FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), First Foundation Inc., a Delaware corporation (“First Foundation”), and the holders set forth on Schedule 1 (collectively, the “Equityholders” and each an “Equityholder”). FirstSun, First Foundation and the Equityholders are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, each Equityholder is the record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the power to acquire, dispose of and/or vote, the number of shares of First Foundation Securities set forth opposite each Equityholder’s name on Schedule 1 attached hereto (collectively, such shares and equity rights, the “First Foundation Shares”);

WHEREAS, on the date hereof, FirstSun and First Foundation are entering into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time, the “Merger Agreement”), pursuant to which First Foundation will merge with and into FirstSun (the “Merger”), with FirstSun continuing as the surviving entity following the Merger;

WHEREAS, upon consummation of the Merger, the separate corporate existence of First Foundation shall terminate;

WHEREAS, following the Closing of the Merger, each Equityholder shall be the record owner and beneficial owner of, and shall have the power to dispose of and vote (with regard to FirstSun Common Stock), shares of FirstSun Common Stock and, as applicable, shares of FirstSun Non-Voting Common Stock held by each Equityholder by virtue of the exchange set forth in the Merger Agreement (the “Covered Securities” as such Covered Securities may be adjusted pursuant to Section 7 hereof), which, for the avoidance of doubt, includes shares of FirstSun Common Stock and, as applicable, FirstSun Non-Voting Common Stock received in the Merger from each Equityholder’s exercise of the First Foundation Warrants prior to the Merger;

WHEREAS, as of the date of this Agreement, each Equityholder’s approximate number of Covered Securities expected to be received in the Merger are set forth on Schedule 1 attached hereto; and

WHEREAS, as a condition and inducement to the willingness of FirstSun to enter into the Merger Agreement, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, FirstSun, First Foundation and each Equityholder hereby agree as follows:

1.            Termination; Survival of Representations, Warranties and Covenants.

(a)            This Agreement shall terminate on the soonest to occur of (i) the end of the Lock-up Period (as defined below); (ii) the termination of the Merger Agreement pursuant to its terms, in which case this Agreement shall be null and void ab initio; (iii) FirstSun’s liquidation, merger, reorganization, change of control, tender offer, capital stock exchange, repurchase or other similar transaction which results in FirstSun’s stockholders having the right to exchange a majority of outstanding shares of FirstSun Common Stock for cash, securities or other property subsequent to the Effective Time or (iv) FirstSun’s receivership or voluntary or involuntary filing for bankruptcy.

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(b)            The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

2.            Representations and Warranties of the Equityholders. Each Equityholder hereby represents and warrants, severally and not jointly, to FirstSun and First Foundation as follows:

(a)            Such Equityholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Equityholder and, subject to the due execution and delivery of this Agreement by FirstSun and First Foundation, constitutes a legally valid and binding agreement of such Equityholder enforceable against such Equityholder in accordance with the terms hereof.

(b)            Such Equityholder is the record owner and beneficial owner of, and has good, valid and marketable title to the First Foundation Shares, free and clear of any Liens (other than as created by this Agreement). As of the date hereof, other than the First Foundation Shares set forth opposite Equityholder’s name on Schedule 1, such Equityholder does not own beneficially or of record any First Foundation Securities (or any securities convertible into First Foundation Securities) or any interest therein.

(c)            The execution and delivery of this Agreement by such Equityholder does not, and the performance by such Equityholder of its obligations hereunder will not, require any consent or approval that has not been given or other action that has not been taken by any person (as such term is defined in the Merger Agreement) (including under any contract or agreement binding upon such Equityholder or the Covered Securities), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Equityholder of its obligations under this Agreement.

(d)            As of the date of this Agreement, there is no litigation, legal action or regulatory investigation pending against such Equityholder or, to its knowledge, threatened against such Equityholder that, in any manner, questions the beneficial or record ownership of the First Foundation Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Equityholder of its obligations under this Agreement.

(e)            Such Equityholder understands and acknowledges that FirstSun is entering into the Merger Agreement in reliance upon its execution and delivery of this Agreement and such Equityholder’s representations, warranties, covenants and other agreements contained herein.

3.            Certain Covenants of the Equityholders; Lock-up.

(a)            For a period beginning as of the Effective Time and ending as of the end of the Lock-up Period, each Equityholder shall not (except in each case as is expressly permitted by this Agreement), (i) sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, any of the Covered Securities, (ii) enter into any contract, agreement or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of any of the Covered Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, that the foregoing shall not prohibit a Transfer (A) to any family members, foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes of each Equityholder’s officers, directors or employees, (B) to any Affiliates (including each other Equityholder), direct or indirect partners, members or other equityholders of each Equityholder, any investment funds, accounts or vehicles managed or controlled by, or under

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common management or control of, each Equityholder, or any officers, directors or employees of such Affiliates, partners, members or equityholders, (C) to any person whom FirstSun has consented with respect to a Transfer by such Equityholder in advance in writing (D) pursuant to a tender offer or other similar transaction made to all holders of the Covered Securities, (E) pursuant to a hedging, swap or derivative transaction involving an index that includes the capital stock of FirstSun (provided that the value of such capital stock of FirstSun in such index is not more than five percent (5%) of the total value of the index of securities), (F) to FirstSun or upon a written consent of FirstSun, or (G) to the extent required by law, regulation or order or if each Equityholder determines, in its reasonable discretion, that a Transfer is necessary or advisable to avoid a Materially Burdensome Condition (as defined below) (each of (A) through (G), a “Permitted Transfer”, and each transferee contemplated by clauses (A) and (C), a “Permitted Transferee”), provided, further, that any Permitted Transfer contemplated by clauses (A) and (C) shall be permitted only if, as a precondition to such Transfer, the Permitted Transferee agrees in writing to assume all of the obligations of the transferring Equityholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 3(a) shall not relieve the transferring Equityholder of its obligations under this Agreement with respect to any remaining Covered Securities held by such Equityholder.

(b)            Subject to Section 3(a) (with regard to a Permitted Transfer) and Section 3(c), each Equityholder hereby agrees that such Equityholder shall not Transfer any Covered Securities during the period beginning on the Closing Date and ending on the date that is 24 months after the Closing Date (the “Lock-up Period”), with such Transfer restriction referred to as the “Lock-up”. Any Transfer in violation of this Section 3 shall be null and void, and FirstSun or any duly appointed transfer agent shall refuse to make any such Transfer or recognize any such purported transferee of the Covered Securities as an equity holder of FirstSun for any purpose.

(c)            The Lock-up Period shall expire in the following manner:

(i)             an aggregate of one-third of each Equityholder’s Covered Securities (as calculated on the date of Closing) will be automatically released from the Lock-up on date that is 12 months after the Closing Date;

(ii)            an additional aggregate of one-third of each Equityholder’s Covered Securities (as calculated on the date of Closing) will be automatically released from the Lock-up on the date that is 18 months after the Closing Date; and

(iii)           the remainder of each Equityholder’s Covered Securities, being an aggregate of one-third of such Equityholder’s Covered Securities (as calculated on the date of Closing), will be automatically released from the Lock-up on the date that is 24 months after the Closing Date.

(d)            Except for Strategic Value Investors, LP’s right to terminate its Lock-Up Agreement should Benjamin Mackovak no longer serve on the Board of Directors of FirstSun, if FirstSun waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in any other lock-up agreement entered into in connection with the execution of the Merger Agreement as to any First Foundation or FirstSun equityholder or stockholder party thereto (a “Release”), then the Release shall apply pro rata and on the same terms to the Lock-up of each Equityholder’s Covered Securities hereunder (and, for the avoidance of doubt, without regard to any difference between the Lock-Up Period and the lock-up period subject to the Release) and the provisions of Section 3 shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the Parties. For the avoidance of doubt, the provisions of Section 3 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the Equityholders. In the event that during the Lock-up Period FirstSun repurchases any equityholders of Covered Securities from any other holder, FirstSun shall make such repurchase offer available to each Equityholder on the same terms and conditions and on a proportional basis.

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(e)            Notwithstanding anything to the contrary in this Agreement, no Equityholder shall be required to take any action, commit to take or refrain from taking any action, or accept or agree to the existence of any condition or restriction, in each case, that would reasonably be expected to pose a substantial risk that such Equityholder, its Affiliates or any of their partners or principals would become subject to any requirement, restriction or condition imposed by any Governmental Entity pursuant to any federal or state banking law in connection with the transactions contemplated hereby that would be materially burdensome to them (a “Materially Burdensome Condition”), to the extent necessary to prevent such Materially Burdensome Condition. In the event that a Party believes that the imposition of a Materially Burdensome Condition is reasonably likely to occur, it shall promptly notify the other Parties, and the Parties shall cooperate in good faith to consider, to the extent commercially reasonable, such modifications or arrangements as may be necessary or advisable to avoid imposition of the Materially Burdensome Condition.

4.            Maintenance of Records. FirstSun shall maintain a copy of this Agreement at its headquarters.

5.            Further Actions. At a Party’s reasonable request, another Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated hereby.

6.            Disclosure. Each Equityholder hereby authorizes FirstSun and First Foundation to publish and disclose in any announcement or disclosure relating to the transactions contemplated in the Merger Agreement, including any such announcement or disclosure of such Equityholder’s identity and ownership of the First Foundation Shares or the Covered Securities and the nature of such Equityholder’s obligations under this Agreement and a copy of this Agreement, to the extent required or requested by the SEC (or as otherwise required or requested pursuant to any applicable laws or any other Governmental Entities), provided, that before filing or making public the Joint Proxy Statement and the S-4 naming any Equityholder, FirstSun or First Foundation, as applicable, shall provide such Equityholder and its counsel a reasonable opportunity to review and comment (which comments shall be provided as promptly as reasonably practicable) on the Joint Proxy Statement and the S-4 to the extent the Joint Proxy Statement and the S-4 describes the nature of such Equityholder’s obligations of this Agreement or its involvement in connection with the Merger (including the “background of the merger” or similar sections in the Joint Proxy Statement and S-4); provided, further, that after filing of either the Joint Proxy Statement and the S-4, FirstSun or First Foundation, as applicable, shall provide any Equityholder and its counsel a reasonable opportunity to review and comment (which comments shall be provided as promptly as reasonably practicable) on any amendment to the Joint Proxy Statement or S-4 which amends the description of the nature of such Equityholder’s obligations of this Agreement or its involvement in connection with the Merger (including the “background of the merger” or similar sections in the Joint Proxy Statement and S-4). Each Equityholder will promptly provide any information in its possession reasonably requested in writing by First Foundation, or after the Closing, FirstSun, for any regulatory application or filing made or approval sought in connection with the transactions contemplated in the Merger Agreement (including filings with the SEC), and to the extent such information is confidential, upon the written request of such Equityholder, First Foundation and FirstSun will take all reasonable action to ensure that any confidential information is afforded confidential treatment.

7.          Changes in Covered Securities. In the event an Equityholder’s First Foundation Shares or Covered Securities shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, in each case prior to or after the Effective Time, the term “Covered Securities” shall be appropriately and proportionally adjusted and deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

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8.          Entire Agreement; Assignment; Amendment. (a) This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter herein identified and merge and integrate any and all previous and contemporaneous implied agreements (in fact or law), between or among the Parties concerning such matters. (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties hereto. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (as such term is defined in the Merger Agreement) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. (c) This Agreement may be amended only by execution of an instrument in writing signed by each Party to this Agreement; provided, that after the Closing of the Merger, this Agreement may be amended only by the execution of an instrument in writing signed by FirstSun and the Equityholders.

9.          Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party hereto, nor any failure or delay on the part of any Party hereto in the exercise or failing or delaying in the exercise of any right hereunder, shall be deemed to constitute a waiver by the Party taking such action of compliance by any other Party with or of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested) or (c) on the first Business Day following the date of dispatch, if delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Equityholders:

to the address set forth on Schedule 1 attached hereto

(a)	if to First Foundation (prior to the Closing), to:

First Foundation Inc.
5221 N. O’Conner Blvd., Suite 1375
Irving, Texas 75039
	Attention:	Tom Shafer
	E-mail:	tshafer@ff-inc.com

With a copy (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street, Suite 4900
Atlanta, Georgia 30309
Attention:	Mark C. Kanaly
E-mail:	mark.kanaly@alston.com

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(b)	if to FirstSun (prior to and following the Closing), to:

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
	Attention:	Neal Arnold
	Cc:	Rob Cafera
	Email:	neal.arnold@sunflowerbank.com
robert.cafera@sunflowerbank.com

With a copy (which shall not constitute notice) to each of:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station, 201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
	Attention:	J. Brennan Ryan
John M. Willis
	Email:	brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

11.          Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.

(b)            Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (D) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.

12.          Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

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13.          Enforcement. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

14.          Severability. If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

15.          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.          Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

17.          Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

18.          Non-Recourse. This Agreement may be enforced only against persons expressly identified as Parties. No former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties or for any claim based on the transactions contemplated or representations made solely in connection with this Agreement. No Party or its Affiliates shall seek to enforce this Agreement against or make claims for breach against any Non-Recourse Party. These covenants are intended to be for the benefit of, and enforceable by, each Non-Recourse Party and their heirs and assigns.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

EQUITYHOLDER

By:
Name:

[Signature Page to Lock-Up Agreement]

FIRST FOUNDATION, INC.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

FIRSTSUN CAPITAL BANCORP

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Schedule 1

First Foundation Shares

Equity Holders	Address	First Foundation Common Stock	First Foundation Shares of Series A Preferred Stock	First Foundation Warrants[1]	Approximate FirstSun Shares Post Effective Time (Covered Securities)[2]
Total:	--

[1]	Expressed as a number of shares of Series C Non-Voting Common Equity Equivalent Stock issuable by the Warrant.
[2]	Illustrative Calculation based on an Exchange Ratio of 0.16083 and assuming cashless exercise of Warrants pursuant to the Warrant Exercise and Termination Agreement.
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Exhibit D

Form of Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER

FIRST FOUNDATION BANK

with and into

SUNFLOWER BANK, NATIONAL ASSOCIATION

under the charter of

SUNFLOWER BANK, NATIONAL ASSOCIATION

under the title of

“SUNFLOWER BANK, NATIONAL ASSOCIATION”

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of October [•], 2025, by and between First Foundation Bank, a California state chartered bank, with its main office located at 18101 Von Karman Ave., Irvine CA 92612 (“First Foundation Bank”), and Sunflower Bank, National Association, a national banking association, with its main office located at 8117 Preston Rd., Ste 220, Dallas, TX 75225 (“Sunflower Bank” or the “Resulting Bank”). Collectively, First Foundation Bank and Sunflower Bank are referred to as the “Banks”.

WHEREAS, the Board of Directors of First Foundation Bank approved, by the unanimous vote of directors present, this Agreement and authorized its execution pursuant to the authority given by and in accordance with the laws of the State of California;

WHEREAS, the Board of Directors of Sunflower Bank approved, by the unanimous vote of directors present, this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, First Foundation Inc. (“First Foundation”), which owns all of the outstanding shares of First Foundation Bank, and FirstSun Capital Bancorp (“FirstSun”), which owns all of the outstanding shares of Sunflower Bank, have entered into an Agreement and Plan of Merger, dated as of October [•], 2025 (the “Holding Company Agreement”), which, among other things, provides for the merger of First Foundation with and into FirstSun, all subject to the terms and conditions of such Holding Company Agreement (the “HC Merger”);

WHEREAS, First Foundation, as the sole stockholder of First Foundation Bank, and FirstSun, as the sole stockholder of Sunflower Bank, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of First Foundation Bank with and into Sunflower Bank, with Sunflower Bank being the surviving bank charter of such merger transaction (the “Bank Merger”) under the name of Sunflower Bank, National Association, subject to, and immediately following, the closing of the HC Merger.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

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SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, First Foundation Bank shall be merged with and into Sunflower Bank in the Bank Merger. Sunflower Bank shall continue its existence as the Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of First Foundation Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the letter issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”); provided that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the HC Merger.

SECTION 2

The name of the Resulting Bank at the Effective Time shall be “Sunflower Bank, National Association”. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 8117 Preston Rd., Ste 220, Dallas, TX 75225, as well as at its legally established branches and at the banking offices of First Foundation Bank existing at the Effective Time, at the officially designated address of each such office or branch, all of which shall be acquired in the Bank Merger. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Sunflower Bank issued and outstanding immediately prior to the Effective Time.

SECTION 5

All assets of Sunflower Bank and First Foundation Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of Sunflower Bank and First Foundation Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

First Foundation Bank and Sunflower Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above the aggregate liability to its creditors, in such amounts as set forth on the books of First Foundation Bank and Sunflower Bank at the Effective Time.

SECTION 7

At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, each outstanding share of common stock of First Foundation Bank shall be automatically cancelled with no consideration being paid therefor.

At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, outstanding certificates representing shares of the common stock of First Foundation Bank shall be automatically cancelled.

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SECTION 8

Upon the Effective Time, the then outstanding shares of Sunflower Bank’s common stock shall continue to remain outstanding shares of Sunflower Bank’s common stock, all of which shall be unaffected by the Bank Merger and shall continue to be owned by FirstSun.

SECTION 9

Upon consummation of the Bank Merger, the directors and officers of the Resulting Bank shall be the persons serving as directors and officers of Sunflower Bank immediately prior to the Effective Time. Directors of the Resulting Bank shall serve for such terms in accordance with the Articles of Association and Bylaws of the Surviving Association.

SECTION 10

This Agreement has been approved by First Foundation, which owns all of the outstanding shares of First Foundation Bank, and by FirstSun, which owns all of the outstanding shares of Sunflower Bank.

SECTION 11

It is the intention of the Banks and each of the Banks undertakes and agrees to use its commercially reasonable efforts to cause the Bank Merger to qualify, and to take no action which would cause the Bank Merger not to qualify, for treatment as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

SECTION 12

The Bank Merger is also subject to the following terms and conditions: (i) the HC Merger shall have closed and become effective; and (ii) the OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

SECTION 13

Effective as of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of Sunflower Bank as in effect immediately prior to the Effective Time.

SECTION 14

This Agreement shall terminate immediately and automatically without any further action on the part of Sunflower Bank or First Foundation Bank, or any other person, upon the termination of the HC Agreement.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

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No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, First Foundation Bank and Sunflower Bank, National Association have entered into this Agreement as of the date and year first set forth above.

FIRST FOUNDATION BANK

By:
Name:
Title:

SUNFLOWER BANK,
NATIONAL ASSOCIATION

By:
Name:	Neal Arnold
Title:	Chief Executive Officer
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Exhibit F

 Form of Board Representative Agreement

(attached)

 (Form of Board Representative Letter Agreement for Fortress Party)

BOARD REPRESENTATIVE LETTER AGREEMENT

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202

[•], 2025

[•]

Attention: [•]

Dear Sir or Madam:

For good and valuable consideration acknowledged to have been received, FirstSun Capital Bancorp (the “Company”) and [•] (the “Investor”), effective as of the date hereof, agree as follows:

The Company will use its best efforts to cause an individual designated for nomination by Investor (the “Board Representative”) to be elected or appointed to the board of directors of the Company (the “Board”), subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company; provided that the Investor’s right to designate for nomination the Board Representative will continue only so long as Investor, together with its Affiliates, in the aggregate owns 40% of the total shares of the Company that the Investor owns as of the date of this letter (the “Minimum Ownership Interest”). As used in this letter agreement, “Affiliates” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person, as such terms are used in and construed in Rule 405 under the Securities Act of 1933. For the avoidance of doubt, with respect to Investor, any entity owned by investment funds or managed accounts that are managed on a discretionary basis by Fortress Investment Group LLC or one of its Affiliates will be deemed to be an Affiliate of Investor.

So long as Investor, together with its Affiliates, has a Minimum Ownership Interest, the Company will recommend to its stockholders the election of the Board Representative to the Board at all of the Company’s meetings of stockholders at which the Board Representative is to be elected, subject to satisfaction of all legal requirements regarding service and election or appointment as a director of the Company. If Investor no longer has a Minimum Ownership Interest, Investor (i) shall promptly notify the Company of such fact, (ii) will have no further rights under Section 1(a) through (e), and (iii) at the written request of the Board, shall use commercially reasonable efforts to cause the Board Representative to resign from the Board as promptly as possible thereafter.

(a)          Subject to applicable law and this Section 1, the Board Representative shall be one of the Company’s nominees to serve on the Board. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the stockholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board.

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(b)          Subject to this Section 1, upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of the Board Representative, Investor shall have the right to designate the replacement for the Board Representative, provided such replacement satisfies all legal and regulatory requirements regarding service and election or appointment as a director of the Board. The Board shall use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being one of the Company’s nominees to serve on the Board), using reasonable best efforts to have such person elected as director of the Company by the stockholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board.

(c)          The Company hereby agrees that, for so long as Investor and its Affiliates in the aggregate have a Minimum Ownership Interest, and do not have a Board Representative currently serving on the Board (or whose appointment is subject to receipt of regulatory approvals), the Company shall invite a person designated by Investor (the “Observer”) to attend meetings of the Board, in a nonvoting, nonparticipating observer capacity. The Observer shall not have any right to vote on any matter presented to the Board or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board at the same time and in the same manner as the members of the Board, shall provide the Observer with all written materials and other information given to members of the Board at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any Confidential Supervisory Information) and shall permit the Observer to attend as an observer at all meetings thereof. As used herein, Confidential Supervisory Information shall mean confidential supervisory information as defined in 12 C.F.R. § 261.2(c), non-public OCC information as defined in 12 C.F.R. § 4.32(b), and as identified in 12 C.F.R. § 309.5(g)(8). In the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents. Notwithstanding anything to the contrary contained in this Section 1(c): (i) the Observer may be excluded from executive sessions comprised solely of independent directors if, in the written advice of counsel, such exclusion is necessary in order for the Company to comply with applicable law or stock exchange listing standards (it being understood that it is not expected that the Observer would be excluded from routine executive sessions), and (ii) the Company and the Board shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (A) necessary to protect the attorney-client privilege between such party and counsel, or (B) necessary to avoid a violation of any applicable Law or any fiduciary requirements under applicable law, provided that the Company shall use commercially reasonable efforts to provide such information to the Observer in a manner that does not compromise or violate (as applicable) such attorney-client privilege, fiduciary requirements or applicable Law. If Investor no longer has a Minimum Ownership Interest, Investor will have no further rights under this Section 1(c).

(d)          The Board Representative shall be entitled to compensation, indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board and shall be entitled to prompt reimbursement for reasonable and documented out-of-pocket expenses incurred in attending in meetings of the Board, or any committee thereof in accordance with the policies of the Company; provided, that, if the Board Representative is an employee of FIG LLC, the compensation to which such Board Representative would be entitled pursuant to this Section 1(d) shall instead be remitted to FIG LLC or its designee. The Company shall notify the Board Representative of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee of the Board. The Company shall provide the Board Representative with copies of all notices, minutes, consents, and other material that it provides to all members of the Board, at the same time such materials are provided to the other respective members.

(e)          The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses, and/or insurance provided by Investor and/or its respective Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees that, with respect to a claim by a Board Representative for indemnification arising out his or her service as a director of the Company, (1) it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement

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of expenses, and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board) are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.

(f)           In addition to the foregoing, the Company will reimburse Investor and its Affiliates for all reasonable fees and expenses arising out of or related to the Board Representative’s or the Observer’s travel to in person meetings of the Board, to the same extent as other directors on the Board.

(g)          Notwithstanding anything to the contrary contained in this Section 1, the Board may exclude the Board Representative and/or the Observer from portions of meetings of the Board to the extent that the Board will be discussing (i) any matters directly related to Investor or (ii) any exam or other confidential correspondence constituting Confidential Supervisory Information with the Federal Reserve, the FDIC, or the OCC, in each case under clauses (i) and (ii) herein to the extent required by applicable Law as reasonably determined by the Company’s legal counsel.

(h)          Investor covenants and agrees to hold any information obtained from its Board Representative or Observer in confidence, and to cause its Observer to agree to hold in confidence and to act in a fiduciary manner with respect to all information provided to such Observer, in each case except to the extent that such information (i) was previously known by or in the possession of such party on a nonconfidential basis, (ii) is or becomes in the public domain through no fault of such party, (iii) is later lawfully acquired from other sources by the party to which it was furnished, or (iv) is independently developed by such party without the use of such information. Each of the parties to this letter agreement hereby acknowledges that they are aware, and will ensure that their representatives and Affiliates are aware, that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

2.           Confidentiality. Each party to this letter agreement will hold, and will use commercially reasonable efforts to cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants, managers, investors and advisors to hold, in strict confidence, unless disclosure to any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) is reasonably necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by another requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure so that such other party may seek confidential treatment of such information from the applicable Governmental Entity), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this letter agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a nonconfidential basis, (b) in the public domain through no fault of such party, (c) later lawfully acquired from other sources by the party to which it was furnished, or (d) independently developed or conceived by such party without use of such Information), and neither party hereto shall release or disclose such Information to any other person, except its Affiliates, and its and their respective directors, officers, employees, partners, investors, auditors, attorneys, financial advisors, other consultants and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to Governmental Entities; provided, however, that (i) the Investor is permitted to disclose Information to auditors and bank and securities regulatory authorities without prior written notice to the Company in connection with any audit or examination that does not explicitly reference the Company or this letter agreement and (ii) the Investor may identify the Company and the number and value of the Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company.

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3.           Miscellaneous.

(a)         Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section 3(a) prior to 5:00 p.m., New York City time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 3(a) on a day that is not a Business Day or later than 5:00 p.m., New York City time, on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:
FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
Attention: Mollie H. Carter

With a copy to:	Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
	Attention:	J. Brennan Ryan
	Telephone:	(404) 322-6444
	Email:	brennan.ryan@nelsonmullins.com

If to the Investor:	To the address on record with the Company

or such other address as may be designated in writing hereafter, in the same manner, by such person.

(b)         Successors and Assigns. The provisions of this letter agreement may not be assigned by the Investor without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion, and any purported assignment shall be null and void in the absence of such consent; provided, however that the Investor may assign its rights hereunder in whole or in part to one or more of its Affiliates without the Company’s consent. Subject to the foregoing restriction on assignment, this letter agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this letter agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this letter agreement, except as expressly provided in this letter agreement.

(c)         Governing Law. This letter agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. Each party agrees that all proceedings concerning the interpretations, enforcement, and defense of this letter agreement (whether brought against a party hereto or its respective affiliates, employees, or agents) may be commenced on an exclusive basis in the Delaware courts. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process

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and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS.

(d)         Severability. If any provision of this letter agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this letter agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this letter agreement.

(e)          Amendments; Waivers, No Additional Consideration. No amendment or waiver of any provision of this letter agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party. No waiver of any default with respect to any provision, condition or requirement of this letter agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(f)          Construction. The headings herein are for convenience only, do not constitute a part of this letter agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this letter agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This letter agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this letter agreement.

(g)         No Third-Party Beneficiaries. This letter agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person, other than Investor Indemnitors.

(h)         Delivery by Facsimile or Electronic Transmission. This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this letter agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(i)          Counterparts. This letter agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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FIRSTSUN CAPITAL BANCORP

By:

Name: Neal E. Arnold
Title: President & Chief Executive Officer

 [Signature Page to the Board Representative Letter Agreement]

Agreed and acknowledged as of the date first above written:

[•]

By:

Name: [•]
Title: [•]

 [Signature Page to the Board Representative Letter Agreement]

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(Form of Board Representative Letter Agreement for Canyon Party)

BOARD REPRESENTATIVE LETTER AGREEMENT

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202

[•], 2025

[•]

Attn: [•]

Dear Sir or Madam:

For good and valuable consideration acknowledged to have been received, FirstSun Capital Bancorp (the “Company”) and the entities listed on Exhibit A (collectively, the “Investor”), effective as of the date hereof, agree as follows.

1.                   The Company will use its best efforts to cause an individual designated for nomination by Investor (the “Board Representative”) to be elected or appointed to the board of directors of the Company (the “Board”), subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company; provided that Investor’s right to designate for nomination the Board Representative will continue only so long as Investor, together with its Affiliates, in the aggregate owns 40% of the total shares the Company that the Investor owns as of the date of this letter (the “Minimum Ownership Interest”). As used in this letter agreement, “Affiliates” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person, as such terms are used in and construed in Rule 405 under the Securities Act of 1933. With respect to Investor, any investment fund or managed account that is managed on a discretionary basis by the same investment manager or advisor as Investor or an investment manager or advisor that is an affiliate of the Investor’s investment manager or advisor will be deemed to be an Affiliate of Investor.

So long as Investor, together with its Affiliates, has a Minimum Ownership Interest, the Company will recommend to its stockholders the election of the Board Representative to the Board at all of the Company’s meetings of stockholders (or the solicitation of written consents in lieu of a shareholder meeting) in which the Board Representative is to be elected, subject to satisfaction of all legal requirements regarding service and election or appointment as a director of the Company. If Investor no longer has a Minimum Ownership Interest, Investor (i) shall promptly notify the Company of such fact, (ii) will have no further rights under Section 1(a) through (e), and (iii) at the written request of the Board, shall use commercially reasonable efforts to cause the Board Representative to resign from the Board as promptly as possible thereafter.

(a)                 Subject to applicable law and this Section 1, the Board Representative shall be one of the Company’s nominees to serve on the Board. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the stockholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board.

(b)                Subject to this Section 1, upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of the Board Representative, Investor shall have the right to designate the replacement for the Board Representative, provided such replacement satisfies all legal and regulatory requirements regarding service and election or appointment as a director of the Board. The Board shall use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being one of the Company’s nominees to serve on the Board), using reasonable best efforts to have such person elected as director of the Company by the stockholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board.

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(c)                 The Company hereby agrees that, for so long as Investor and its Affiliates in the aggregate have a Minimum Ownership Interest, and do not have a Board Representative currently serving on the Board (or have a Board Representative whose appointment is subject to receipt of regulatory approvals), the Company shall invite a person designated by Investor (the “Observer”) to attend meetings of the Board, in a nonvoting, nonparticipating observer capacity. The Observer shall not have any right to vote on any matter presented to the Board or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board at the same time and in the same manner as the members of the Board, shall provide the Observer with all written materials and other information given to members of the Board at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any Confidential Supervisory Information) and shall permit the Observer to attend as an observer at all meetings thereof. As used herein, Confidential Supervisory Information shall mean confidential supervisory information as defined in 12 C.F.R. § 261.2(c), non-public OCC information as defined in 12 C.F.R. § 4.32(b), and as identified in 12 C.F.R. § 309.5(g)(8). In the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents. Notwithstanding anything to the contrary contained in this Section 1(c): (i) the Observer may be excluded from executive sessions comprised solely of independent directors if, in the written advice of counsel, such exclusion is necessary in order for the Company to comply with applicable law or stock exchange listing standards (it being understood that it is not expected that the Observer would be excluded from routine executive sessions), and (ii) the Company and the Board shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (A) necessary to protect the attorney-client privilege between such party and counsel, or (B) necessary to avoid a violation of any applicable law or any fiduciary requirements under applicable law, provided that the Company shall use commercially reasonable efforts to provide such information to the Observer in a manner that does not compromise or violate (as applicable) such attorney-client privilege, fiduciary requirements or applicable law. If Investor no longer has a Minimum Ownership Interest, Investor will have no further rights under this Section 1(c).

(d)                The Board Representative shall be entitled to compensation and indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board and shall be entitled to prompt reimbursement for reasonable and documented out-of-pocket expenses incurred in attending in meetings of the Board, or any committee thereof in accordance with the policies of the Company. The Company shall notify the Board Representative of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee of the Board. The Company shall provide the Board Representative with copies of all notices, minutes, consents, and other material that it provides to all members of the Board, at the same time such materials are provided to the other respective members.

(e)                 The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses, and/or insurance provided by Investor and/or its respective Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees that, with respect to any claim by a Board Representative for indemnification arising out his or her service as a director of the Company, (1) it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses, and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to other members of the Board) are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.

(f)                  In addition to the foregoing, the Company will reimburse Investor and its Affiliates for all reasonable fees and expenses arising out of or related to the Board Representative’s or the Observer’s travel to in person meetings of the Board, to the same extent as other directors on the Board.

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(g)                Notwithstanding anything to the contrary contained in this Section 1, the Board may exclude the Board Representative and/or the Observer from portions of meetings of the Board to the extent that the Board will be discussing (i) any matters directly related to Investor or (ii) any exam or other confidential correspondence constituting Confidential Supervisory Information with the Federal Reserve, the FDIC, or the OCC, in each case under clauses (i) and (ii) herein to the extent required by applicable Lawlaw as reasonably determined by the Company’s legal counsel.

(h)                Investor covenants and agrees to hold any information obtained from its Board Representative or Observer in confidence, and to cause its Observer to agree to hold in confidence and to act in a fiduciary manner with respect to all information provided to such Observer, in each case except to the extent that such information (i) was previously known by or in the possession of such party on a nonconfidential basis, (ii) is or becomes in the public domain through no fault of such party, (iii) is later lawfully acquired from other sources by the party to which it was furnished, or (iv) is independently developed by such party without the use of such information. Each of the parties to this letter agreement hereby acknowledges that they are aware, and will ensure that their representatives and affiliates are aware, that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.                   Confidentiality. Each party to this letter agreement will hold, and will use commercially reasonable efforts to cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants, managers, investors and advisors to hold, in strict confidence, unless disclosure to any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) is reasonably necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by another requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure so that such other party may seek confidential treatment of such information from the applicable Governmental Entity), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this letter agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a nonconfidential basis, (b) in the public domain through no fault of such party, (c) later lawfully acquired from other sources by the party to which it was furnished, or (d) independently developed or conceived by such party without use of such Information), and neither party hereto shall release or disclose such Information to any other person, except its Affiliates, and its and their respective directors, officers, employees, partners, investors, auditors, attorneys, financial advisors, other consultants and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to Governmental Entities; provided, however, that (i) the Investor is permitted to disclose Information to auditors and bank and securities regulatory authorities without prior written notice to the Company in connection with any audit or examination that does not explicitly reference the Company or this letter agreement and (ii) the Investor may identify the Company and the number and value of the Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company.

6.                   Miscellaneous.

(a)                 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section 3(a) prior to 5:00 p.m., New York City time, on a Business Day, (b) the next Business Day after the date

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of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 3(a) on a day that is not a Business Day or later than 5:00 p.m., New York City time, on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

Attention: Mollie H. Carter

With a copy to:                                Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Attention: J. Brennan Ryan

Telephone: (404) 322-6444

Email: brennan.ryan@nelsonmullins.com

If to the Investor:

c/o Canyon Capital Advisors LLC

2728 N. Harwood Street, 2nd Floor

Dallas, TX 75201

Attention: Legal Department

Email: legal@canyonpartners.com

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: James Hu; Adrian Rae Leipsic; Adam Fleisher

Email: jjhu@cgsh.com; aleipsic@cgsh.com; afleisher@cgsh.com

or such other address as may be designated in writing hereafter, in the same manner, by such person.

(b)                Successors and Assigns. The provisions of this letter agreement may not be assigned by the Investor without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion, and any purported assignment shall be null and void in the absence of such consent; provided, however that the Investor may assign its rights hereunder in whole or in part to one or more of its Affiliates without the Company’s consent. Subject to the foregoing restriction on assignment, this letter agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this letter agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this letter agreement, except as expressly provided in this letter agreement.

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(c)                 Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. Each party agrees that all proceedings concerning the interpretations, enforcement, and defense of this letter agreement (whether brought against a party hereto or its respective affiliates, employees, or agents) may be commenced on an exclusive basis in the Delaware courts. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS.

(d)                Severability. If any provision of this letter agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this letter agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this letter agreement.

(e)                 Amendments; Waivers, No Additional Consideration. No amendment or waiver of any provision of this letter agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party. No waiver of any default with respect to any provision, condition or requirement of this letter agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(f)                  Construction. The headings herein are for convenience only, do not constitute a part of this letter agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this letter agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This letter agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this letter agreement.

(g)                No Third-Party Beneficiaries. This letter agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person, other than Investor Indemnitors.

(h)                Delivery by Facsimile or Electronic Transmission. This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this letter agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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(i)                  Counterparts. This letter agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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FIRSTSUN CAPITAL BANCORP

By:______________________________

Name: Neal E. Arnold
Title: President & Chief Executive Officer

[Signature Page to the Letter Agreement]

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Agreed and acknowledged as of the date first above written:

[●]

By:_________________________________

Name: [●]
Title: [●]

[Signature Page to the Letter Agreement]

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Exhibit A

1.	The Canyon Value Realization Master Fund, L.P.
2.	Canyon Value Realization Fund, L.P.
3.	Canyon Balanced Master Fund, Ltd.
4.	Canyon ESG Master Fund, L.P.
5.	Canyon Distressed TX (A) LLC
6.	CDOF IV Master Fund, L.P.

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Exhibit G

Form of Warrant Exercise and Termination Agreement

WARRANT EXERCISE AND TERMINATION AGREEMENT

This Warrant Exercise and Termination Agreement (this “Agreement”) dated October 27, 2025 is made by and among First Foundation Inc., a Delaware corporation (“First Foundation”), the holders listed on Exhibit A (each, a “Warrantholder”), and FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”). Each of First Foundation, Warrantholders and FirstSun is referred to herein as the “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each Warrantholder has previously been issued a Warrant, dated as of July 8, 2024 (each, a “Warrant”), to purchase an aggregate number of shares of Series C Non-Voting Common Equivalent Stock of First Foundation set forth across such Warranholder’s name under the heading “Shares” on Exhibit A (the “Shares”), at an initial exercise price of $5,125 per share of Series C NVCE Stock;

WHEREAS, as of even date herewith, First Foundation and FirstSun have entered into that certain Agreement and Plan of Merger dated October 27, 2025 attached hereto in Exhibit B (as such agreement is entered into on October 27, 2025, the “Merger Agreement”), pursuant to which, among other things, First Foundation will merge with and into FirstSun, leaving FirstSun as the surviving corporation (the “Merger”);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and conditioned upon the consummation of the Merger, each Warrantholder has agreed to exercise the Warrant immediately prior to the Effective Time of the Merger in full on a cashless basis, in accordance with the terms of the Warrant and this Agreement, in exchange for the applicable Issued Series C Shares, as further described herein;

WHEREAS, at or immediately prior to the Effective Time of the Merger, each Warrantholder shall also receive the Warrant Termination Consideration for the exercise of the Warrant, as set forth herein; and

WHEREAS, the Parties are entering into this Agreement to confirm the Parties’ understanding of, and agreement with, the exercise of the Warrant immediately prior to, and in connection with, the consummation of the Merger and to set forth certain related covenants and acknowledgements.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby acknowledge and agree to the following:

1.         Defined Terms; Recitals. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement or the Warrant, as applicable. The Parties hereby acknowledge and agree that all of the recitals stated above are true and accurate and by this reference are incorporated into and made part of this Agreement.

2.         Exercise of Warrant; Consideration.

(a)          Immediately prior to the Effective Time of the Merger, each Warrant shall be deemed to have been exercised by the applicable Warrantholder in full on a cashless basis without any further action or payment of Exercise Price required of the Warrantholder. The Parties agree that each Warrantholder shall receive, in consideration of the exercise of its Warrant on a cashless basis pursuant to the preceding sentence, the “Issued Series C Shares” as defined in, and calculated pursuant to, Exhibit A. In consideration of each Warrantholder’s exercise of the Warrant immediately prior to the Effective Time of the Merger, each Warrantholder shall additionally receive a cash payment per Issued Series C Share in a total amount set forth across such Warrantholder’s name under the heading “Warrant Termination Consideration” on Exhibit A (the “Warrant Termination Consideration”). Upon such deemed exercise of the Warrant, the Warrant shall cease to exist and shall automatically be cancelled,

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terminated and retired pursuant to the terms of the Warrant, and Warrantholder will cease to have any rights with respect thereto other than the right to receive the Issued Series C Shares and the Warrant Termination Consideration. Pursuant to the Merger Agreement, receipt of such consideration by the Warrantholder will be subject to the execution and delivery of this Agreement and surrendering the Warrant for such cancellation and execution. Each Party hereby waives any and all notice, consent or similar provisions under the Warrant related to the cancellation of the Warrant as contemplated hereby and acknowledges and agrees that this Agreement replaces and supersedes solely to the extent of any conflicting processes or procedures in the Warrant.

(b)         Each Warrantholder acknowledges that the Warrant Termination Consideration to be made pursuant to this Agreement will be made as provided in (and subject to the terms of) this Agreement and will only be made to such Warrantholder if (i) such Warrantholder duly executes and delivers this Agreement, and (ii) the Closing occurs.

(c)         Upon any termination of the Merger Agreement pursuant to its terms, this Agreement shall immediately terminate and be null and void ab initio and of no force or effect.

3.         Warrantholder Agreements and Acknowledgements. Each Warrantholder hereby represents, warrants, covenants or agrees, severally and not jointly, as follows:

(a)         that (A) the Warrant is the only warrant issued to such Warrantholder by First Foundation that is outstanding as of the date hereof, (B) such Warrantholder is the legal and beneficial owner of all legal and equitable rights and claims of any kind with respect to the Warrant, (C) such Warrantholder has not assigned, pledged or contracted to assign or pledge any such rights or claims, and (D) the Warrant is free and clear of all Liens;

(b)         that (A) such Warrantholder has all requisite power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder, (B) the execution, delivery and performance of this Agreement (1) have been duly and validly approved and authorized by all necessary action, including, if applicable, corporate action, by such Warrantholder and (2) do not and will not (x) result in the violation or breach of, or constitute a default or an event of default under, any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license (whether in written, electronic or oral form) to which such Warrantholder is a party or by which such Warrantholder or any of such Warrantholder’s assets or properties are bound, (y) violate any law, writ, judgment, injunction or court decree to which such Warrantholder or the Warrant is subject or (z) result in any third party having the right to obtain an injunction barring the performance of all or any of the transactions contemplated by this Agreement;

(c)         that such Warrantholder will not exercise or seek to exercise the Warrant prior to the Effective Time except as specifically set forth herein;

(d)         that this Agreement shall be binding upon such Warrantholder’s successors, assigns, heirs, executors, administrators, representatives or agents and shall not be affected by, and shall survive, such Warrantholder’s death, incapacity, dissolution or liquidation;

(e)          that such Warrantholder understands that immediately prior to the Effective Time, the Warrant will be deemed exercised and terminated and Warrantholder will cease to have any rights as a Warrantholder of First Foundation, except as to the receipt of the Issued Series C Shares and the Warrant Termination Consideration with respect to the exercise and termination of the Warrant;

(f)          that the delivery of this Agreement, including the agreement to exercise the Warrant, is, subject to termination pursuant to Section 2(c), irrevocable; and

(g)         that (A) such Warrantholder has carefully read and fully understands all of the terms of this Agreement, and (B) such Warrantholder has not transferred or assigned any rights or claims that such Warrantholder is hereby purporting to release herein.

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4.         Release. Upon the full payment of all consideration due to such Warrantholder pursuant to this Agreement, such Warrantholder, on such Warrantholder’s own behalf and that of such Warrantholder’s heirs, executors, attorneys, administrators, successors and assigns, knowingly and voluntarily releases and forever discharges First Foundation (including, after the Closing, FirstSun), and its and its successors’ past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, such Warrantholder had, now has or may have as the date of this Agreement by reason of any matter or claim under the terms of the Warrant or this Agreement.

5.         First Foundation and FirstSun Agreement and Acknowledgements. Each of First Foundation and FirstSun hereby represents, warrants, covenants or agrees, severally and not jointly, as follows:

(a)          that (A) each of them has all requisite power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder, (B) the execution, delivery and performance of this Agreement have been (1) duly and validly approved and authorized by all necessary action, including, if applicable, corporate action, by each of them, and (2) do not and will not (x) result in the violation or breach of, or constitute a default or an event of default under, any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license (whether in written, electronic or oral form) to which First Foundation is a party or by which it or any of its assets or properties are bound, (y) violate any law, writ, judgment, injunction or court decree to which First Foundation is subject or (z) result in any third party having the right to obtain an injunction barring the performance of all or any of the transactions contemplated by this Agreement, provided, that the representations and warranties provided in this Section 5(a)(B)(2) are provided by First foundation only;

(b)         the calculation of Issued Series C Shares as set forth on Exhibit A and this Agreement is not intended to reduce the economic entitlement of each Warrantholder under the applicable Warrant;

(c)         as of the date of this Agreement, there has been no Warrant Adjustment Event or Preferred Stock Adjustment Event, provided, that the representations and warranties provided in this Section 5(c) are provided by First foundation only;

(d)         the shares of FirstSun Common Stock to be received by each Warrantholder as Merger Consideration on account of its Shares issuable pursuant to the exercise of the Warrant will be duly authorized, validly issued and fully paid and non-assessable and duly registered on the S-4;

(e)         Warrantholders have been provided with a true and complete copy of the Merger Agreement;

(f)          The warrant exercise and termination agreement entered into by holders of Other Warrants with First Foundation and FirstSun in connection with Merger are on substantially the same form as this Agreement; and

(g)         this Agreement shall be binding upon their respective successors, assigns, administrators, representatives or agents and shall not be affected by, and shall survive, its dissolution or liquidation.

6.         Tax Consequences. It is intended that the exercise of the Warrant shall qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code. No Party shall take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the exercise of the Warrant from qualifying as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.

7.         The Merger Agreement. Each Warrantholder acknowledges receipt of a copy of the Merger Agreement. Each Warrantholder has reviewed and understands the terms and conditions of such Merger Agreement.

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8.         Miscellaneous.

(a)          Further Actions. Each Party, at the reasonable request of another Party, agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting the transactions contemplated by this Agreement.

(b)          Entire Agreement; Assignment; Amendment. Unless otherwise specified herein, this Agreement, and the Warrant, contain the entire agreement and understanding between the Parties with respect to the subject matter herein identified and merge and integrate any and all previous and contemporaneous implied agreements (in fact or law), between or among the Parties concerning such matters. For the avoidance of doubt, Section 18 of the Warrant (Withholding) shall apply to this Agreement as though set forth herein, mutatis mutandis. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties hereto; provided that each Warrantholder may assign this Agreement in connection with any Transfer in accordance with Section 10 of the Warrant, provided further, that each transferee to such Transfer shall execute and deliver to FirstSun and First Foundation a joinder agreement, in a form reasonably acceptable to FirstSun and First Foundation, pursuant to which such transferee shall become a party to this Agreement and shall agree to be bound by all terms and conditions hereof as if it were an original signatory hereto. Any assignment not in compliance with the preceding sentence shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to, or shall confer upon, any other person (as defined in the Merger Agreement) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended only by execution of an instrument in writing signed by each Party to this Agreement; provided, that after the Closing of the Merger, this Agreement may be amended only by the execution of an instrument in writing signed by FirstSun and the Warrantholders. Except as expressly provided in this Agreement, each Warrant shall remain in full force and effect in accordance with its terms, and nothing herein shall be deemed to amend, modify, or waive any provision of the Warrant.

(c)          Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party hereto, nor any failure or delay on the part of any Party hereto in the exercise or failing or delaying in the exercise of any right hereunder, shall be deemed to constitute a waiver by the Party taking such action of compliance by any other Party with or of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(d)         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested) or (c) on the first Business Day following the date of dispatch, if delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	If to First Foundation (prior to the Closing), to:

First Foundation Inc.
5221 N. O’Conner Blvd., Suite 1375
Irving, Texas 75039
	Attention:	Tom Shafer
	E-mail:	tshafer@ff-inc.com
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With a copy (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street, Suite 4900
Atlanta, Georgia 30309
	Attention:	Mark C. Kanaly
	E-mail:	mark.kanaly@alston.com

With a copy (which shall not constitute notice) to:

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
	Attention:	Neal Arnold
	Cc:	Rob Cafera
	Email:	neal.arnold@sunflowerbank.com
robert.cafera@sunflowerbank.com

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station, 201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
	Attention:	J. Brennan Ryan
John M. Willis
	Email:	brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

(ii)	If to FirstSun (prior to and after the Closing), to:

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
	Attention:	Neal Arnold
	Cc:	Rob Cafera
	Email:	neal.arnold@sunflowerbank.com
robert.cafera@sunflowerbank.com

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station, 201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
	Attention:	J. Brennan Ryan
John M. Willis
	Email:	brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

(iii)	If to Warrantholders, to the address set forth on the signature pages hereto.
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(e)         Governing Law; Jurisdiction.

(i)            This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.

(ii)           Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (D) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8(d).

(f)          Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(f).

(g)         Enforcement. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

(h)         Severability. If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

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(i)          Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(j)          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)         Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

(l)          Fees and Expenses. Subject to Sections 17 and 18 of each Warrant, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

(m)        Section 19 of the Warrant is hereby incorporated by reference into this Agreement that applies mutatis mutandis to this Agreement and any agreement that First Foundation, FirstSun or any of their respective Affiliates is a party to with respect to any Other Warrant (as such term is defined in the Warrant).

(n)         This Agreement may be enforced only against persons expressly identified as Parties. No former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties or for any claim based on the transactions contemplated or representations made in solely in connection with this Agreement. No Party or its Affiliates shall seek to enforce this Agreement against or make claims for breach against any Non-Recourse Party. These covenants are intended to be for the benefit of, and enforceable by, each Non-Recourse Party and their heirs and assigns.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, Warrantholder has executed this Agreement as of the date first written above.

WARRANTHOLDER

[•]

By:
Title:

Name, address, and email address to which notices shall be sent to Warrantholder:

[•]

With a copy (which shall not constitute notice) to:

[•]

FIRST FOUNDATION INC.

By:
Name:
Title:

Firstsun capital bancorp

By:
Name:
Title:

[Signature Page to Warrant Exercise and Termination Agreement]

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Exhibit A – Warrantholders And Warrant Calculation

Warrantholder	Shares	Current Exercise Price	Warrant Termination Consideration

Total

As of the date of this Agreement, assuming the accuracy of the representations in Section 5(c), the Applicable Conversion Rate (as defined below) for each share of Series C NVCE Stock is 1,000 shares of First Foundation Common Stock, subject to adjustment pursuant to Article VII of the Designations (as defined below).

The number of Shares and the Exercise Price under the Warrant are subject to further adjustment pursuant to Section 15 of the Warrant Agreement.

The Issued Series C Shares to be issued to Warrantholder upon exercise of the Warrants as provided in this Agreement shall be determined, immediately prior to the Effective Time, based upon the following:

As used in this Agreement, the “Issued Series C Shares” shall mean a number of Shares equal to the quotient of (i) the Warrant Value divided by (ii) the Series C Reference Value.

“Applicable Conversion Rate” has meaning given to it in the Certificate of Designations of Series C Non-Voting Common Equivalent Stock of First Foundation, Inc. (the “Designations”).

“Exchange Ratio” has the meaning given to it in the Merger Agreement.

“Common Reference Value” means an amount equal to $38.84 multiplied by the Exchange Ratio.

“Series C Reference Value” means an amount equal to the Applicable Conversion Rate multiplied by the Common Reference Value.

“Warrant Value” means an amount equal to the (i) the product of (A) the total number of Shares purchasable by Warrantholder under the Warrant, multiplied by (B) the Applicable Conversion Rate, multiplied by (C) the Common Reference Value, minus (ii) the aggregate exercise price of all Shares purchasable by Warrantholder under the Warrant.

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Exhibit B – Merger Agreement

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exhibit H

form of CLAIMS LETTER

October [•], 2025

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

Ladies and Gentlemen:

This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of October [•], 2025 (the “Merger Agreement”), by and between FirstSun Capital Bancorp., a Delaware corporation (“FirstSun”) and First Foundation Inc., a Delaware Corporation (“First Foundation”).

Concerning any claims which the undersigned may have against First Foundation or any of its Subsidiaries (each, a “First Foundation Entity”), including First Foundation Bank (“First Foundation Bank”) in his or her capacity as an officer, director or employee of any First Foundation Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

Section 1.         Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

Section 2.          Release of Certain Claims.

(a)           The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each First Foundation Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any First Foundation Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to FirstSun on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b)          For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i)        any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any First Foundation Entity, including, but not limited to, (A) Claims as a borrower under written loan commitments and agreements between the undersigned and First Foundation Bank, (B) Claims as a depositor under any deposit account with First Foundation Bank, (C) Claims as the holder of any Certificate of Deposit issued by First Foundation Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any First Foundation Entity, (E) Claims in his or her capacity as a stockholder or warrantholder of First Foundation, and (F) Claims as a holder of any check issued by any other depositor of First Foundation Bank;

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(ii)       the Claims excluded in Section 2(a)(i) above;

(iii)      any Claims that the undersigned may have under the Merger Agreement;

(iv)      any right to indemnification, contribution or advancement of expenses that the undersigned may have under the articles of incorporation or bylaws of any First Foundation Entity, under Delaware law or the Merger Agreement;

(v)       any Claims for coverage, benefits or proceeds under any directors and officers liability insurance policy or other insurance policy maintained by or on behalf of any First Foundation Entity or any successor thereto (including any tail coverage or run-off policy) for the benefit of the undersigned with respect to any liability the undersigned may incur as a result of serving as an officer or director of any First Foundation Entity; or

(vi)      any Claims arising from or based on facts and circumstances arising after the date hereof.

Section 3.         Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

Section 4.          Miscellaneous.

(a)         This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Delaware, without regard for conflict of law provisions.

(b)        This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)        This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

(d)        This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(e)        The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(f)         This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

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(g)          If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(h)        Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.

(i)         Any civil action, counterclaim, proceeding or litigation arising out of or relating to this letter shall be exclusively brought in any federal or state court of competent jurisdiction located in the State of Delaware. Each party consents to the jurisdiction of such court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

[Signature Pages Follow]

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Sincerely,

Signature of Director

Printed Name of Director

[Signature Page to Claims Letter]

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On behalf of FirstSun Capital Bancorp, I hereby acknowledge receipt of this letter as of this ____ day of October, 2025.

FIRSTSUN CAPITAL BANCORP

By:
Name:	Neal Arnold
Title:	Chief Executive Officer
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Exhibit I

Form of Partial Termination Agreement

PARTIAL Termination AGREEMENT

(Investment Agreement and Registration Rights Agreement)

THIS PARTIAL TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of October 27, 2025, by and between First Foundation Inc, a Delaware corporation (the “Corporation”), and the persons listed on Exhibit A (collectively, the “Investor”) (each a “party” and collectively, the “parties”).

W I T N E S S E T H:

WHEREAS, the Corporation and the Investor entered into that certain Investment Agreement, dated July 2, 2024 (the “Investment Agreement”);

WHEREAS, the Corporation and the Investor entered into that certain Registration Rights Agreement dated as of July 8, 2024 (the “Registration Rights Agreement”);

WHEREAS, FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), and the Corporation have entered into that certain Agreement and Plan of Merger dated October 27, 2025 (the “Merger Agreement”) pursuant to which the Corporation will, subject to the terms and conditions set forth in the Merger Agreement, merge with and into FirstSun (the “Merger”), so that FirstSun is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger;

WHEREAS, the shares issued by FirstSun to the Investor in connection with the Merger will be registered pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Form S-4”), which shares will be freely transferable other than for stockholders that may be deemed to be “affiliates” of FirstSun under Rule 144 of the Securities Act of 1933, as amended (the “Potential Affiliate Holders”);

WHEREAS, contingent upon the consummation of the Merger, the Corporation and the Investor desire to terminate certain provisions of the Investment Agreement and fully terminate the Registration Rights Agreement, with such termination to be effective, contingent upon the closing of the Merger, as of immediately prior to the Effective Time (as such terms are defined in the Merger Agreement) of the Merger (the “Termination Effective Time”); and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, including the consideration to be received by Investor pursuant to the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Recitals. The parties hereby acknowledge and agree that all of the recitals stated above are true and accurate and by this reference are incorporated into and made a part of this Agreement.
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2.	Termination of Certain Provisions of the Investment Agreement. Contingent upon the closing of the Merger, the parties hereto hereby agree to terminate the following provisions of the Investment Agreement (collectively, the “Terminated Provisions”), effective as of the Termination Effective Time: (a) Section 4.1 (Governance Matters); (b) Section 4.2 (Transfer Restrictions), (c) Section 4.3 (Hedging), (d) Section 4.4 (Legend), (e) Section 4.5 (No Materially Burdensome Condition); (f) Section 4.8 (Exchange Listing); and (g) Section 4.15 (Other Investment Agreements). The parties each agree that, contingent upon the closing of the Merger, as of the Termination Effective Time the Terminated Provisions will be wholly void and without effect, and notwithstanding anything in the Investment Agreement to the contrary, the rights, liabilities and obligations of each of the Corporation, the Investor and each of their respective affiliates (as such term is defined in the Investment Agreement), officers, directors, members, partners, trustees, beneficiaries, successors and assigns, in each case to the extent solely arising out of the Terminated Provisions, shall be terminated and of no further force and effect. For the avoidance of doubt, contingent upon the closing of the Merger, the Investor hereby agrees that the Investor’s rights and obligations under Section 4.1 (Governance Matters) of the Investment Agreement shall be void and without effect as of the Termination Effective Time and the Investor shall have no rights or obligations with regard to the appointment or designation of a member to serve on the board of directors of the Surviving Entity, except pursuant to a separate written agreement, if any, by and between the Investor and the Surviving Entity.
3.	Termination of Registration Rights Agreement. Contingent upon the closing of the Merger, the parties hereto hereby agree to terminate the Registration Rights Agreement, effective as of the Termination Effective Time. Contingent upon the closing of the Merger, the parties each agree that as of the Termination Effective Time the Registration Rights Agreement will be wholly void and without effect, and notwithstanding anything in the Registration Rights Agreement to the contrary, the rights, liabilities and obligations of each of the Corporation, the Investor and each of their respective Affiliates (as such term is defined in the Registration Rights Agreement), officers, directors, members, partners, trustees, beneficiaries, successors and assigns, shall be terminated and of no further force and effect as of the Termination Effective Time, including, without limitation, any right, liability or obligation in the Registration Rights Agreement that that purport to otherwise survive beyond the termination of the Registration Rights Agreement.
4.	FirstSun Registration Rights Agreement. The parties acknowledge that pursuant to the Merger Agreement, contingent upon the closing of the Merger and to be effective upon the closing of the Merger, FirstSun shall use commercially reasonably efforts add the Investor as a party to its Registration Rights Agreement dated June 19, 2017, as amended (the “FirstSun Registration Rights Agreement”), in the form provided as Exhibit J to the Merger Agreement (the “Registration Rights Agreement Amendment”), if the Investor is or becomes a Potential Affiliate Holder or to the extent that any shares issued by FirstSun to the Investor (whether in the capacity as a shareholder or warrantholder of First Foundation) in connection with the Merger are not duly registered on the Form S-4 prior to the Effective Time. If FirstSun is unable to add such Investor as a party to the FirstSun Registration Rights Agreement pursuant to the Registration Rights Agreement effective upon the closing of the Merger, FirstSun agrees that it shall continue to use commercially reasonable efforts to add such Investor as a party to the FirstSun Registration Rights Agreement pursuant to the Registration Rights Agreement Amendment after the closing of the Merger or shall otherwise use commercially reasonable efforts to provide equivalent registration rights to the Investor.
5.	Agreement to Assignment. Contingent upon the closing of the Merger, Investor hereby consents to the assignment of Investment Agreement (subject to the termination of the Terminated Provisions) to FirstSun as the Surviving Entity in the Merger.

6.	No Claims. As of date of this Agreement, the Investor hereby represents and warrants that it has no known claims, demands, or causes of action against the Corporation as of the date of this Agreement under the Investment Agreement or the Registration Rights Agreement.
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7.	Further Assurances. Each of the parties hereto hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.
8.	Miscellaneous. (a) With regard to the Investment Agreement, Article VI (Miscellaneous) of the Investment Agreement is hereby incorporated by reference, and shall apply hereto as though set forth herein, mutatis mutandis; and (b) with regard to the Registration Rights Agreement, Section 7 (Miscellaneous) of the Registration Rights Agreement is hereby incorporated by reference, and shall apply hereto as those set forth herein, mutatis mutandis.
9.	Effectiveness. Upon any termination of the Merger Agreement pursuant to its terms, this Agreement shall immediately terminate and be null and void ab initio and of no force or effect.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first set forth above.

FIRST FOUNDATION INC.

By:
Name:
Title:

[INVESTOR]

By:
Name:
Title:

[Signature Page to Partial Termination Agreement]

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Exhibit A

[●]

A-142

Exhibit J

Form of Amendment No. 2 to Registration Rights Agreement

AMENDMENT NO. 2

TO

REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of [•], 2025, by and among FIRSTSUN CAPITAL BANCORP, a Delaware corporation (the “Corporation”), the Persons executing the signature pages hereto, including the Persons listed on Exhibit A hereto (the “First Foundation Stockholders”).

RECITALS

WHEREAS, the Corporation, the Significant Investors and the Investors have entered into that certain Registration Rights Agreement, dated as of June 19, 2017, as amended by Amendment No. 1, dated as of June 1, 2021 (together, the “Registration Rights Agreement”);

WHEREAS, the Corporation has entered into that certain Agreement and Plan of Merger, dated as of [October 27, 2025] (the “First Foundation Merger Agreement”), by and between the Corporation and First Foundation Inc., a Delaware corporation (“First Foundation”), pursuant to which First Foundation will merge with and into the Corporation (the “First Foundation Merger”), with the Corporation surviving the First Foundation Merger;

WHEREAS, Section II. 9 (Amendment and Waiver) of the Registration Rights Agreement provides that any provision of the Registration Rights Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of (a) the Corporation, (b) the Significant Investors and (c) the Holders of at least a majority of the Registrable Securities outstanding;

WHEREAS, the Corporation has completed an IPO;

WHEREAS, the Corporation, the Significant Investors and the Investors signatory hereto, which constitute each Significant Investor and the Holders of at least a majority of the Registrable Securities outstanding, now desire to amend the Registration Rights Agreement (which shall constitute the written consent of the Investors signatory hereto) to (i) add the First Foundation Stockholders as parties, (ii) waive certain piggyback registration rights in connection with the shelf registration statement, similar to the shelf registration statements previously filed for other stockholders of the Corporation, to be filed after closing of the First Foundation Merger, and (iii) acknowledge that the closing of the First Foundation Merger shall be deemed to constitute a demand notice from the First Foundation Stockholders under Section I.2 of the Registration Rights Agreement and that the Corporation shall file a shelf registration statement covering their Registrable Securities in accordance with the terms of the Registration Rights Agreement (after giving effect to the waivers set forth in this Amendment).

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Registration Rights Agreement is hereby amended as follows:

1.          Effective Date of this Amendment. This Amendment will become effective on the date on which the Effective Time (as defined in the First Foundation Merger Agreement) of the transactions contemplated by the First Foundation Merger Agreement occurs (the “Effective Date”); provided, however, that the waivers provided herein shall be effective as of the date of this Amendment. If the Effective Time does not occur, this Amendment shall be null and void and have no effect.

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2.          Addition of the First Foundation Stockholders. Effective as of the Effective Date, the First Foundation Stockholders shall be added as parties to the Registration Rights Agreement and shall be entitled to all rights and subject to all obligations thereunder, as amended hereby.

3.          Amendment to Exhibit A. Exhibit A to the Registration Rights Agreement is hereby amended to add the following Significant Investors: the First Foundation Stockholders.

4.          Addition of Section I.11. Section I.11 of the Registration Rights Agreement is hereby amended to add a new Section I.11(d) thereto, to read as follows:

(d)	Notwithstanding any other provision in this Agreement, each First Foundation Stockholder irrevocably waives any rights or powers it may have under this Section I.11 solely to the extent such provisions would allow it to impose a restriction on the rights of another Stockholder with respect to such Stockholder’s Company Securities.

5.          Waiver of Rights. The Corporation, the Significant Investors, and the Holders of at least a majority of the Registrable Securities outstanding hereby waive any and all rights set forth in Section I.2 and/or under Section I.3 of the Registration Rights Agreement solely with respect to the resale Demand Registration to be filed for the benefit of the First Foundation Stockholders after the closing of the Merger in accordance with the terms and conditions of the First Foundation Merger Agreement and the Registration Rights Agreement.

6.          Demand Notice and Shelf Registration. The parties agree that the closing of the First Foundation Merger shall be deemed to constitute a demand notice from the First Foundation Stockholders under Section I.2 of the Registration Rights Agreement, and the Corporation shall file a shelf registration statement on Form S-3 (or other available form) covering the resale of the Registrable Securities held by the First Foundation Stockholders in accordance with the terms of the Registration Rights Agreement (after giving effect to the waivers set forth in this Amendment).

7.          No Other Amendments. Except as expressly modified or amended hereby, the Registration Rights Agreement is and shall remain in full force and effect.

8.          Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

9.          Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

[Signature page follows]

A-144

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first set forth above, but on the actual dates specified below.

FIRSTSUN CAPITAL BANCORP

By:
Name:
Title:

FIRST FOUNDATION STOCKHOLDERS
INSERT NAME

By:
Name:
Title:

INSERT NAME

By:
Name:
Title:

Signature Page to Amendment No. 2 to Registration Rights Agreement

A-145

Exhibit A

FIRST FOUNDATION STOCKHOLDERS

1.	CF 1Foundation Investors LP
2.	Canyon party
3.	Strategic Value Investors, LP
A-146

ANNEX B

October 27, 2025

Board of Directors

FirstSun Capital Bancorp

1400 16th Street

Suite 250

Denver, CO 80202

Dear Members of the Board:

We have acted as your financial advisor in connection with the proposed acquisition (the “Transaction”) of First Foundation Inc. (the “Counterparty”) by FirstSun Capital Bancorp (the “Company”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the consideration to be given by the Company in the Transaction is fair to the Company from a financial point of view.

Pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between the Company and the Counterparty, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, the aggregate consideration expected to be paid by the Company for all of the outstanding equity interests of the Counterparty (including common stock, restricted stock, preferred stock and warrants) has an aggregate value of approximately $784.7 million, based upon the Company’s closing stock price of $40.44 on October 24, 2025. The consideration is expected to consist of (i) the issuance of 0.16083 shares of the Company’s common stock for each outstanding share of the Counterparty’s common stock (including restricted stock, preferred stock and stock issued upon the exercise of outstanding warrants), and (ii) an aggregate cash payment of $17.5 million to holders of outstanding warrants. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with developing our Opinion we have:

(i)	reviewed certain publicly available financial statements and reports regarding the Company and the Counterparty;
(ii)	reviewed certain audited financial statements regarding the Company and the Counterparty;
(iii)	reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company and the Counterparty prepared by management of the Company and management of the Counterparty, respectively;
(iv)	reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company and the Counterparty provided by management of the Company, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Company;

(v)	reviewed the reported prices and trading activity for the common stock of the Company and the Counterparty;
(vi)	compared the financial performance of the Company and the Counterparty with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

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(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;
(viii)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;
(ix)	discussed with management of the Company and management of the Counterparty the operations of and future business prospects for the Company and the Counterparty, respectively and the anticipated financial consequences of the Transaction to the Company and the Counterparty, respectively;
(x)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Counterparty; and
(xi)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Counterparty and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company and management of the Counterparty have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Counterparty, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Counterparty under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or Counterparty. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for credit losses of the Company or the Counterparty. We have not made an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of the Company or the Counterparty. With respect to the financial projections or forecasts prepared by management of the Company and management of the Counterparty, including the forecasts of potential cost savings and potential synergies, we have also assumed that such financial projections or forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and management of the Counterparty, respectively, as to the future financial performance of the Company and the Counterparty, respectively, and provide a reasonable basis for our analysis. We recognize that such financial projections or forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and we express no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they are based.

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As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Counterparty. We issue periodic research reports regarding the business and prospects of the Company and the Counterparty, and we make a market in the stock of the Company and the Counterparty. We have from time to time been engaged by each of the Company and the Counterparty to provide investment banking and financial advisory services and have received customary fees for such services. Within the past two years, we were engaged by the Company in connection with its proposed acquisition of HomeStreet, Inc., which was announced on January 16, 2024, and terminated on November 18, 2024, and by the Counterparty in January 2023 in connection with pursuing a potential acquisition of the Company, which was abandoned in 2023. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.

We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company. We do not express any opinion as to any tax or other consequences that might result from the Transaction.

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of October 24, 2025. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on the Company or the Counterparty, and we are not expressing an opinion as to the effects of such volatility or disruptions on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Counterparty’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.

In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:

(i)	the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;
(ii)	the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;
(iii)	each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;
(iv)	all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;
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(v)	that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company;
(vi)	there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Counterparty since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Counterparty; and
(vii)	the Transaction will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.

Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.

Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be given by the Company in the Transaction is fair to the Company from a financial point of view.

Very truly yours,

STEPHENS INC.

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ANNEX C

October 26, 2025

The Board of Directors

First Foundation Inc.

5221 N. O’Connor Blvd., Suite 1375

Irving, Texas 75039

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of First Foundation Inc. (“First Foundation”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of First Foundation with and into FirstSun Capital Bancorp (“FirstSun”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between First Foundation and FirstSun. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of FirstSun, First Foundation or the holders of any securities of FirstSun or First Foundation, each share of the common stock, par value $0.001 per share, of First Foundation (“First Foundation Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of First Foundation Common Stock owned by First Foundation or FirstSun or any of their respective wholly owned subsidiaries (in each case other than shares of First Foundation Common Stock (i) held by First Foundation or FirstSun in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned subsidiaries in respect of debts previously contracted), shall be converted into the right to receive 0.16083 of a share of common stock, $0.0001 par value per share, of FirstSun (“FirstSun Common Stock”). The ratio of 0.16083 of a share of FirstSun Common Stock for one share of First Foundation Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Effective Time or at such later time and date as specified in a separate bank merger agreement in accordance with applicable law, First Foundation Bank, a wholly-owned subsidiary of First Foundation, will merge with and into Sunflower Bank, National Association, a wholly-owned subsidiary of FirstSun, pursuant to a separate agreement and plan of merger (the “Bank Merger”).

Keefe, Bruyette & Woods, A Stifel Company 787 Seventh Avenue • New York, New York 10019
212.887.7777 • www.kbw.com
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KBW has acted as financial advisor to First Foundation and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to an existing sales and trading relationship between a KBW broker-dealer affiliate and FirstSun), may from time to time purchase securities from, and sell securities to, First Foundation and FirstSun. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Foundation or FirstSun for our and their own respective accounts and for the accounts of our and their respective customers and clients. A commercial bank affiliate of KBW is also a lender to FirstSun under an existing loan arrangement. We have acted exclusively for the board of directors of First Foundation (the “Board”) in rendering this opinion and will receive a fee from First Foundation for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, First Foundation has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to First Foundation for which KBW received compensation. In the past two years, KBW has not provided investment banking or financial advisory services to FirstSun for which KBW received compensation. We may in the future provide investment banking and financial advisory services to First Foundation or FirstSun and receive compensation for such services. A KBW broker-dealer affiliate is expected to provide advisory services to First Foundation (which services may continue with FirstSun following the closing of the Merger) in connection with balance sheet management and hedging activities that First Foundation may pursue.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Foundation and FirstSun and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated October 26, 2025 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of First Foundation; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025 of First Foundation; (iv) certain preliminary and unaudited financial results for the fiscal quarter ended September 30, 2025 of First Foundation (provided by First Foundation); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of FirstSun; (vi) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025 and June 30, 2025 of FirstSun; (vii) certain preliminary and unaudited financial results for the fiscal quarter ended September 30, 2025 of FirstSun (provided by FirstSun); (viii) certain regulatory filings of First Foundation and FirstSun and their respective subsidiaries, including as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2024 as well as the quarters ended March 31, 2025 and June 30, 2025; (ix) certain other interim reports and other communications of First Foundation and FirstSun to their respective stockholders; and (x) other financial information concerning the businesses and operations of First Foundation and FirstSun furnished to us by First Foundation and FirstSun or that we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of First Foundation and FirstSun; (ii) the assets and liabilities of First Foundation and FirstSun; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for First Foundation and FirstSun with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of First Foundation that were prepared by First Foundation management, provided to and discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) financial and operating forecasts and projections of FirstSun that were prepared by FirstSun management, provided to and discussed with us by such management

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and used and relied upon by us based on such discussions, at the direction of First Foundation management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on FirstSun (including, without limitation, the cost savings expected to result or be derived from the Merger and the balance sheet repositioning expected to occur in anticipation or as a result thereof) that were prepared by FirstSun management, provided to and discussed with us by such management and used and relied upon by us based on such discussions, at the direction of First Foundation management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of First Foundation and FirstSun regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by First Foundation, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with First Foundation.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of First Foundation as to the reasonableness and achievability of the financial and operating forecasts and projections of First Foundation referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of First Foundation, upon FirstSun management as to the reasonableness and achievability of the financial and operating forecasts and projections of FirstSun and the estimates regarding certain pro forma financial effects of the Merger on FirstSun (including, without limitation, the cost savings expected to result or be derived from the Merger and the balance sheet repositioning expected to occur in anticipation or as a result thereof), all as referred to above (and the assumptions and bases for such forecasts, projections and estimates), and we have assumed that such forecasts, projections and estimates have been reasonably prepared and represent the best currently available estimates and judgments of FirstSun management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the foregoing financial information of First Foundation and FirstSun that was provided to us was not prepared with the expectation of public disclosure and that the foregoing financial information is based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of First Foundation and FirstSun and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Foundation or FirstSun since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for each of First Foundation and FirstSun are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Foundation or FirstSun, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of First Foundation or FirstSun under any state or federal laws, including those relating to bankruptcy,

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insolvency or other matters. We have made note of the classification by each of First Foundation and FirstSun of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and have also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of First Foundation and FirstSun, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of First Foundation Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Foundation, FirstSun or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of First Foundation that First Foundation has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Foundation, FirstSun, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of First Foundation Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transactions (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, the treatment of outstanding preferred stock of First Foundation in the Merger, the treatment of outstanding warrants to acquire shares of Series C Non-Voting Common Equity Equivalent Stock of First Foundation (“First Foundation Series C NVCE Stock”) or shares of First Foundation Series C NVCE Stock issued immediately prior to the Effective Time pursuant to the exercise of any such warrants under warrant exercise and termination agreement(s) (the “WETAs”), any potential First Foundation stockholder election pursuant to the Agreement to receive shares of FirstSun non-voting common stock in lieu of First Foundation Common Stock, any consequences of the Merger or any such related transaction to First Foundation, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of the WETAs, the Partial Termination Agreements referred to in the Agreement or any employment, consulting, voting, support, lock-up, stockholder, claims or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political division, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to,

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(i) the underlying business decision of First Foundation to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Foundation or the Board; (iii) the fairness of the amount or nature of any compensation to any of First Foundation’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of First Foundation Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Foundation (other than the holders of First Foundation Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of outstanding preferred stock of First Foundation, outstanding warrants to acquire shares of First Foundation Series C NVCE Stock, shares of First Foundation Series C NVCE Stock issued pursuant to the exercise of any such warrants, or any other class of securities) or holders of any class of securities of FirstSun or any other party to any transaction contemplated by the Agreement; (v) the actual value of FirstSun Common Stock or any other security of FirstSun to be issued in the Merger; (vi) the prices, trading range or volume at which First Foundation Common Stock or FirstSun Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which FirstSun Common Stock will trade following the consummation of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (viii) any legal, regulatory, accounting, tax or similar matters relating to First Foundation, FirstSun, their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any related transactions (including the Bank Merger), including whether or not the Merger and the Bank Merger will each qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of First Foundation Common Stock or any other stockholder of First Foundation or any other entity as to how to vote or act in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of First Foundation Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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ANNEX D

October 25, 2025

The Board of Directors

First Foundation Inc.
5221 North O’Connor Boulevard, Suite 1375
Irving, TX 75039

Members of the Board:

We understand that First Foundation Inc. (the “First Foundation”) and FirstSun Capital Bancorp (“FirstSun”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, First Foundation will merge with and into FirstSun (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.001 per share, of First Foundation (the “First Foundation Common Stock”), other than shares of First Foundation Common Stock owned by First Foundation or FirstSun (in each case, other than shares of First Foundation Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun in respect of debts previously contracted) will be converted into the right to receive 0.16083x (the “Exchange Ratio”) of a share of common stock, par value $0.0001 per share, of FirstSun (the “FirstSun Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of First Foundation Common Stock.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated October 17, 2025 of the Merger Agreement;
(ii)	reviewed certain publicly available financial and other information about First Foundation and FirstSun;
(iii)	reviewed certain information furnished to us and approved for our use by First Foundation management and the First Foundation Board of Directors, including financial forecasts and analyses, relating to the business, operations and prospects of First Foundation prepared by First Foundation management (the “First Foundation Forecasts”);
(iv)	reviewed certain information furnished to us and approved for our use by First Foundation management and the First Foundation Board of Directors, including financial forecasts and analyses, relating to the business, operations and prospects of FirstSun prepared by FirstSun management (the “FirstSun Forecasts”);
(v)	held discussions with members of senior management of First Foundation concerning the matters described in clauses (ii) through (iv) above;
(vi)	reviewed the share trading price history and valuation multiples for the First Foundation Common Stock and FirstSun Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;
(vii)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;
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(viii)	considered certain potential pro forma financial effects of the Merger on First Foundation and FirstSun utilizing the financial forecasts and estimates relating to First Foundation and FirstSun referred to above; and
(ix)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by First Foundation or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of First Foundation that it is not aware of any facts or circumstances that would make any of the foregoing information, incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of, nor did we conduct a physical inspection of any of the properties or facilities of, First Foundation or FirstSun, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the First Foundation Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of First Foundation management as to the future financial performance of First Foundation and the other matters covered thereby and, at your direction, we have used and relied on the First Foundation Forecasts in performing our analyses. We have also been advised, and we have assumed, that the FirstSun Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of FirstSun as to the future financial performance of FirstSun and the other matters covered thereby and, at your direction, we have used and relied on the FirstSun Forecasts in performing our analyses. We express no opinion as to the First Foundation Forecasts or the FirstSun Forecasts or the assumptions on which they are based.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. We have relied upon the assessments of the management of First Foundation as to, among other things, (i) the potential impact on First Foundation and FirstSun of market, competitive, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the banking industry and the geographic regions and local communities in which First Foundation and FirstSun operate, and (ii) the ability of FirstSun to integrate the businesses of First Foundation and FirstSun. We have assumed that there will not be any developments with respect to any such matters that would have an adverse effect on First Foundation, FirstSun or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

We have made no independent investigation of any legal or accounting matters affecting First Foundation or FirstSun, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to First Foundation and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to First Foundation and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. You have advised us that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on First Foundation, FirstSun or the contemplated benefits of the Merger.

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In addition, we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the purchase or sale of all or any part of First Foundation or any other alternative transaction, and we express no opinion as to whether any alternative transaction might result in consideration more favorable to First Foundation’s stockholders than that contemplated by the Merger Agreement.

It is understood that our opinion is for the use and benefit of the Board of Directors of First Foundation in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to First Foundation, nor does it address the underlying business decision by First Foundation to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of First Foundation, other than the holders of shares of First Foundation Common Stock. We express no opinion as to the price at which shares of First Foundation Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of First Foundation’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by First Foundation to act as financial advisor to First Foundation in connection with the Merger and will receive a fee for our services upon delivery of this opinion. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to First Foundation and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may trade or hold securities of First Foundation or FirstSun and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to First Foundation, FirstSun or entities that are affiliated with First Foundation or FirstSun, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with First Foundation, our opinion may not be used or referred to by First Foundation, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of First Foundation Common Stock.

Very truly yours,

Jefferies LLC

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ANNEX E

Form of FirstSun Certificate Amendment

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF FIRSTSUN CAPITAL BANCORP

FirstSun Capital Bancorp (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.           This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on May 7, 2025 (the “Certificate of Incorporation”).

2.           Article IV, Section 4.01 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Designation and Amount. The aggregate number of shares which the Corporation shall have authority to issue is 110,000,000, consisting of (i) 80,000,000 shares of voting common stock, par value $0.0001 per share (the “Common Stock”); (ii) 20,000,000 shares of non-voting common stock, par value $0.0001 per shares (the “Non-Voting Common Stock”) (having the powers, rights, and preferences, and the qualifications, limitations and restrictions thereof, as set forth in Exhibit A attached hereto), and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The aggregate number of shares which the Corporation shall have authority to issue pursuant to this Section 4.01 (as well as the allocation between Common Stock, Non-Voting Common Stock and Preferred Stock) may be amended, altered, changed, increased, or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock.”

3.           The Certificate of Incorporation of the Corporation is hereby amended by adding the powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Non-Voting Common Stock as set forth in Exhibit A attached hereto.

4.           This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.           All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Neal E. Arnold, its Chief Executive Officer, this [•] day of [•], 202[•].

By:
Neal E. Arnold
President & Chief Executive Officer

[Signature Page to Certificate of Amendment]

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EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

NON-VOTING COMMON STOCK

OF

FIRSTSUN CAPITAL BANCORP

The shares of Non-Voting Common Stock of the Corporation shall have the following terms and provisions:

1.     Definitions.

(a)   “Affiliate” has the meaning set forth in 12 C.F.R. § 225.2(a) or any successor provision.

(b)   “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

(c)   “Board of Directors” means the board of directors of the Corporation.

(d)   A “business day” means any day other than a Saturday or a Sunday or a day on which banks in Texas are authorized or required by law, executive order or regulation to close.

(e)   “Certificate” means a certificate representing one (1) or more shares of Non-Voting Common Stock, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Non-Voting Common Stock.

(f)    “Common Stock” means the voting common stock of the Corporation, par value $0.0001 per share.

(g)   “Conversion” has the meaning set forth in Section 5.

(h)   “Corporation” means FirstSun Capital Bancorp, a Delaware corporation.

(i)    “Dividends” has the meaning set forth in Section 3.

(j)    “Exchange Agent” means Broadridge Financial Solutions, Inc. solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.

(k)   “Liquidation Distribution” has the meaning set forth in Section 4.

(l)    “Non-Voting Common Stock” has the meaning set forth in Section 2.

(m)  “Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock and/or Non-Voting Common Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the right to receive two percent (2%) or more of any class of the Voting Securities of the Corporation (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer.

(n)   “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(o)   “Voting Security” has the meaning set forth in 12 C.F.R. § 225.2(q) or any successor provision.

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2.    Designation; Number of Shares. The class of shares of capital stock hereby authorized shall be designated as “Non-Voting Common Stock” (the “Non-Voting Common Stock”). The number of authorized shares of the Non-Voting Common Stock shall be 20,000,000 shares. The Non-Voting Common Stock shall have a par value of $0.0001 per share. Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.

3.     Dividends. The Non-Voting Common Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”) on a pro rata basis with the Common Stock, determined on an as- converted basis assuming all shares had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable Dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such Dividends are to be determined). Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount (on an as-converted basis) as paid on the Common Stock and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (i) the per share Dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock. Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of Non-Voting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.

4.     Liquidation.

(a)   Rank. The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Non-Voting Common Stock or the Common Stock and (ii) pari passu with the Common Stock. Not in limitation of anything contained herein, and for purposes of clarity, the Non-Voting Common Stock is subordinated to the general creditors and subordinated debt holders of the Corporation, and the depositors of the Corporation’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

(b)   Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution (“Liquidation Distribution”) equal to the sum of (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock). All Liquidation Distributions to the holders of the Non-Voting Common Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

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(c)   Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5.     Conversion.

(a)   General.

(i)     A holder of shares of Non-Voting Common Stock may convert shares of Non-Voting Common Stock into shares of Common Stock, at any time or from time to time, in accordance with the provisions of this Section 5 to the extent (but only to the extent) that such conversion would not cause or result in such holder of Non-Voting Common Stock, together with all Affiliates of such holder, to own or control shares of Common Stock (or shares of any class of Voting Securities issued by the Corporation) that would exceed 4.99% of the total outstanding shares of Common Stock (or total outstanding shares of any class of Voting Securities issued by the Corporation).

(ii)    Each share of Non-Voting Common Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-Affiliate of the holder in a Permissible Transfer.

(iii)    To effect any conversion that is permitted under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the Certificate or Certificates evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such Certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates (or, at the Corporation’s option, evidence in book-entry form) for the number of shares of Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non-Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) (or, at the Corporation’s option, evidence in book-entry form) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.

(iv)   All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(v)    If the Corporation ceases to be a bank holding company or financial holding company, then the conversion conditions included in this Section 5(a) shall lapse and any holder of Non-Voting Common Stock may convert such shares of Non-Voting Common Stock into Common Stock without limitations as described herein.

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(b)   Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting Common Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(c)   No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.

6.     Adjustments.

(a)   Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b)   Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

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(c)   Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.

7.     Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a reorganization, exchange or conversion of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such reorganization, exchange, conversion, merger, consolidation or sale, to which a holder of that number of shares of Common Stock issuable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such reorganization, exchange, conversion, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock).

8.     Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Non-Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Non-Voting Common Stock.

9.     Voting Rights. The holders of Non-Voting Common Stock will not have any voting rights, except as provided for herein and as may otherwise from time to time be required by law.

10.   Protective Provisions. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation, reorganization, conversion, re-domiciliation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (i) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock, (ii) increase or decrease the authorized number of shares of Non-Voting Common Stock (iii) dissolve the Corporation, or (iv) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would, in any of such instances, have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock. In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

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11.   Notices. All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the Non-Voting Common Stock.

12.   Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

13.   Term. The Non-Voting Common Stock shall have a perpetual term unless converted in accordance with Section 5.

14.   No Preemptive Rights. The holders of Non-Voting Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Non-Voting Common Stock.

15.   Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

16.  Other Rights. The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

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